As filed with the Securities and Exchange Commission on January 5, 2018

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IEG Holdings Corporation
(Exact name of registrant as specified in its charter)

Florida	2834	90-1069184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3960 Howard Hughes Parkway, Suite 490

Las Vegas, NV 89169
(702) 227-5626
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Mathieson
President and Chief Executive Officer
IEG Holdings Corporation
3960 Howard Hughes Parkway, Suite 490

Las Vegas, NV 89169
(702) 227-5626
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

(800) 341-2684

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.001 per share	269,125,987	(1)	N/A	$80,737,796.10	(2)	$10,051.86	(3)

(1) Represents the maximum number of shares of IEG Holdings Corporation common stock estimated to be issuable upon consummation of the offer.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on the last sale price of IEG Holdings Corporation’s common stock of $0.30 per share on January 2, 2018.

(3) Pursuant to Rule 457(p), the full amount of the registration fee ($10,051.86) is being offset against the registration fee paid and associated with unsold securities that were registered pursuant to the registrant’s registration statement on Form S-4 (Registration No. 333-215442), initially filed with the Securities and Exchange Commission (the “Commission”) on January 5, 2017 and declared effective by the Commission on May 19, 2017 (the “May 2017 Registration Statement”). On July 12, 2017, the registrant filed Post-Effective Amendment No. 1 to the May 2017 Registration Statement to deregister the securities which remained unsold pursuant to the May 2017 Registration Statement (an aggregate of 131,914,580 shares of the registrant’s common stock). On July 12, 2017, the registrant filed a registration statement on Form S-4 (Registration No. 333-219260) (the “July 2017 Registration Statement”). The July 2017 Registration Statement was not declared effective and the registrant subsequently withdrew the July 2017 Registration Statement, on August 1, 2017. Accordingly, no securities were sold pursuant to the July 2017 Registration Statement. In accordance with Rule 457(p) under the Securities Act, the registrant requested, in its withdrawal of the July 2017 Registration Statement, that all fees paid to the Commission in connection with the filing of the July 2017 Registration Statement (which fees were offset against previously paid fees) be credited to the registrant’s account to be offset against the filing fee for any future registration statement of the registrant or an affiliate of the registrant.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and IEG Holdings Corporation is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED JANUARY 5, 2018

Offer by

IEG HOLDINGS CORPORATION

to Exchange 13 Shares of IEG Holdings Corporation Common Stock

For

Each Share of Common Stock of

LENDINGCLUB CORPORATION

Up to an Aggregate of 20,701,999 Shares of LendingClub Corporation Common Stock

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2018, UNLESS EXTENDED.

IEG Holdings Corporation (“IEG Holdings”) is offering to exchange 13 shares of IEG Holdings’ common stock, par value $0.001 per share, for each share of common stock of LendingClub Corporation (“Lending Club”), par value $0.01 per share, up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017, validly tendered and not properly withdrawn in the offer.

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017. In connection with a prior completed tender offer, IEG Holdings sold 100% of the tendered shares on the fifth business day following termination of the tender offer. If IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding shares in this offer, IEG Holdings may quickly sell any Lending Club shares acquired in the offer. By liquidating the tendered shares, IEG Holdings would immediately capitalize on the difference in the market value the exchange rate represents.

IEG Holdings’ obligation to accept for exchange, and to exchange, Lending Club shares for shares of IEG Holdings’ common stock in the offer is subject to a number of terms and conditions, including the proration provisions. See “The Offer—Conditions of the Offer” and “The Offer – Proration.”

IEG Holdings’ common stock is quoted on the OTCQB market tier of The OTC Markets Group under the symbol “IEGH.” Lending Club common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LC.” On January 4, 2018, the closing price of a share of IEG Holdings common stock on the OTCQB was $0.33, and the closing price of a share of Lending Club common stock on the NYSE was $4.10. Accordingly, the offer of 13 IEG Holdings shares for each Lending Club share represents a premium of $0.19 per share, or approximately 4.6%.

Based on the closing prices of IEG Holdings’ and Lending Club’s common stock on January 4, 2018, the aggregate market value of 13 shares of IEG Holdings common stock offered in the offer is approximately 4.6% MORE than the value of one share of Lending Club common stock.

	Market Price per Share	Total Value
	(as of January 4, 2018)
One Share of Lending Club Common Stock	$4.10	$4.10
13 Shares of IEG Holdings Common Stock	$0.33	$4.29

AMOUNT YOU MAY POTENTIALLY GAIN:		$0.19 per Share

For a discussion of certain factors that Lending Club stockholders should consider in connection with the offer, please read “Risk Factors” beginning on page 13.

IEG Holdings has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by IEG Holdings.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is January 5, 2018.

1

the Offering

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Lending Club stockholders. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information in this section is not complete. See “Where To Obtain More Information.”

The Offeror (see page 55)	IEG Holdings Corporation, a Florida corporation, was formed on January 21, 1999, under the name Interact Technologies, Inc. After two subsequent name changes, we changed our name to IEG Holdings Corporation in February 2013.

The Offer (see page 44)

IEG Holdings is offering to exchange 13 shares of IEG Holdings’ common stock for each share of common stock of Lending Club, up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017, validly tendered and not properly withdrawn in the offer, on the terms and conditions of the offer, including the proration provisions. See “The Offer—Conditions of the Offer” and “The Offer—Proration.” On January 4, 2018, the closing price of a share of IEG Holdings common stock on the OTCQB was $0.33, and the closing price of a share of Lending Club common stock on the NYSE was $4.10. Accordingly, the offer of 13 IEG Holdings shares for each Lending Club share represents a premium of $0.19 per share, or approximately 4.6%.

Purpose of the Offer (see page 46)

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017. IEG Holdings wishes to acquire the Lending Club shares for several reasons, namely:

●	IEG Holdings believes that the acquisition of Lending Club’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ shareholder equity.

●	IEG Holdings’ sole director has determined that a Lending Club ownership position representing less than 4.99% of Lending Club’s outstanding common stock likely would not be large enough to permit IEG Holdings to exert any influence with Lending Club’s board of directors or management. Accordingly, if IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, IEG Holdings expects to liquidate its Lending Club shareholdings, which is likely to significantly increase IEG Holdings’ shareholder equity.

In connection with a prior completed tender offer, IEG Holdings sold 100% of the tendered shares on the fifth business day following termination of the tender offer. If IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding shares in this offer, IEG Holdings may quickly sell any Lending Club shares acquired in the offer. By liquidating the tendered shares, IEG Holdings would immediately capitalize on the difference in the market value the exchange rate represents. IEG Holdings expects to consider the following factors in making its determination whether or not to liquidate its Lending Club holdings:

●	Lending Club’s then-current share price compared to acquisition cost price;

●	Number and percentage of Lending Club shares tendered pursuant to the offer;

●	Lending Club’s management, board and stockholder response prior to and following termination of the tender offer; and

●	Lending Club’s share price prospects and announcements.

Despite IEG Holdings’ desire to effect changes in Lending Club’s management and influence direction of the business, IEG Holdings did not include a minimum tender condition in its offer because IEG Holdings determined that the acquisition of any Lending Club shares under the tender offer could add stockholder value by increasing IEG Holdings’ capital and net asset value. IEG Holdings believes that it is likely that it will be unable to effect any business or management changes at Lending Club.

●	If IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer:

o	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board to change Lending Club’s business strategy from a broker of loans to a high margin balance sheet lender with its own individual state lending licenses, strong underwriting processes and long duration cash flow from longer term loans in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

o	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board of directors to implement substantial cost cuts in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

o	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board of directors to explore opportunities in the crypto/blockchain sector in order to increase the value of IEG Holdings’ Lending Club stockholders; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

o	IEG Holdings may seek to acquire control of Lending Club, by acquiring additional shares of Lending Club common stock pursuant to another tender offer or by other means.

2

●	If (i) IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, (ii) IEG Holdings decides not to pursue control of Lending Club at this time, and (iii) Lending Club’s board of directors refuses to (a) appoint an IEG Holdings representative to its board and/or management team, (b) implement substantial cost cuts, and/or (c) change its strategy from a broker of loans to a high margin balance sheet lender, IEG Holdings likely would liquidate its Lending Club shareholdings, which is likely to significantly increase IEG Holdings’ shareholder equity and cash at bank.

Information About IEG Holdings (see page 55)

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and/or hold certificates of authority to originate direct consumer loans in 20 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states. We have a history of reporting recurring losses and have not generated positive net cash flows from operations. For the years ended December 31, 2016 and 2015, we generated revenue of $2,135,046 and $1,835,165, respectively, and had net losses of $4,728,869 and $5,698,198, respectively. For the nine months ended September 30, 2017 and 2016, we generated revenue of $1,288,694 and $1,627,879, respectively, and had net losses of $3,252,501 and $3,185,760, respectively.

In addition, IEG Holdings announced on December 22, 2017 that it has formed Investment Evolution Crypto, LLC, a wholly owned subsidiary of IEG Holdings (“Crypto”). Crypto will explore the legalities and economic risks and benefits of entering into a joint venture with Investment Evolution Corporation, a wholly owned subsidiary of IEG Holdings (“IEC”), to accept repayment of customer loans in the form of crypto/blockchain currencies such as Bitcoin, provide the crypto equivalent of $5,000 and $10,000 loans to customers, and also potentially create and issue an IEC cryptocurrency. Crypto has not begun operations and is in the development planning stages to explore these business opportunities in this time of changing technology.

IEG Holdings has executed and initiated reverse stock splits that have resulted in a reduction in the number of stockholders of IEG Holdings. Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer may be involuntarily cashed out in the future at a price per share that is lower than the price at which the IEG Holdings shares are valued in the Offer. In April 2016 and October 2016, we effected reverse and forward stock splits. In each case, stockholders who would otherwise have received fractional shares received cash in exchange for shares of IEG Holdings. These stockholders were involuntarily cashed out, and the splits were approved by Mr. Mathieson in his capacity as our sole director. If we decide to execute a reverse stock split following the Offer, IEG Holdings stockholders, including Lending Club stockholders who tender their shares in the Offer and receive shares of the common stock of IEG Holdings, could be required to accept cash in exchange for their shares of IEG Holdings. If, for example, the stock price of IEG Holdings common stock is at that point below the price at which the IEG Holdings common stock is valued in this Offer, such stockholders could receive consideration for their IEG Holdings common stock that is less than the value of their tendered Lending Club shares at the time of the Offer. See “Risk Factors—IEG Holdings has executed and initiated reverse stock splits that have resulted in a reduction in the number of stockholders of IEG Holdings. Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer may be involuntarily cashed out in the future at a price per share that is lower than the price at which the IEG Holdings shares are valued in the Offer.”

About Lending Club (see page 89)

Lending Club is an online marketplace connecting borrowers and investors. LC Advisors, LLC (“LCA”), is a registered investment advisor with the SEC and wholly-owned subsidiary of Lending Club that acts as the general partner for certain private funds and advisor to separately managed accounts (“SMAs”) and a fund of which its wholly-owned subsidiary RV MP Fund GP, LLC, is the general partner. Springstone Financial, LLC (“Springstone”), is a wholly-owned subsidiary of Lending Club that facilitates education and patient finance loans. LC Trust I (the “Trust”) is an independent Delaware business trust that acquires loans from Lending Club and holds them for the sole benefit of certain investors that have purchased a trust certificate (“Certificate”) issued by the Trust and that are related to specific underlying loans for the benefit of the investor.

Since beginning operations in 2007, Lending Club’s marketplace has facilitated approximately $26.6 billion in loan originations. As of December 31, 2016, Lending Club’s marketplace facilitated approximately $24.6 billion in loans since it first launched in 2007, of which approximately $4.6 billion were invested in through notes issued pursuant to a shelf registration statement, $6.9 billion were invested in through trust certificates, and $13.1 billion were invested in through whole loan sales. In the first quarter of 2017, Lending Club’s marketplace facilitated approximately $2.0 billion of loan originations, of which approximately $300 million were invested in through member payment dependent notes, $230 million were invested in through trust certificates and $1.44 billion were invested in through whole loan sales.

3

Expiration of the Offer (see page 47)	The offer is scheduled to expire at 5:00 p.m., Eastern time, on February 22, 2018, unless extended by IEG Holdings. “Expiration date” means February 22, 2018, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the IEG Holdings, will expire.

Extension, Termination or Amendment (see page 47)

IEG Holdings will effect any extension, termination, amendment or delay by (i) giving oral or written notice to the depository and exchange agent, (ii) making a public announcement promptly thereafter as described under “The Offer—Extension, Termination and Amendment,” (iii) filing with the SEC an amendment to Schedule TO reporting promptly any material changes in the information set forth in the schedule previously filed and including copies of any additional tender offer materials as exhibits, and (iv) as required by Rule 14d-4(d)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), keeping the tender offer open from the date that material changes to the tender offer materials are disseminated to securityholders as follows: (a) five business days for a prospectus supplement containing a material change other than price or share levels, (b) 10 business days for a prospectus supplement containing a change in price, the amount of securities sought or other similarly significant change, (c) 10 business days for a prospectus supplement included as part of a post-effective amendment, and (d) 20 business days for a revised prospectus when the initial prospectus was materially deficient.

To the extent legally permissible, IEG Holdings expressly reserves the right, in its sole discretion, to terminate the offer at any time if any of the conditions referred to in the section entitled “The Offer—Conditions of the Offer” have not been satisfied. IEG Holdings also reserves the right to waive any conditions to the offer or otherwise amend the offer in any respect.

In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which IEG Holdings may choose to make any public announcement, IEG Holdings assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, Lending Club shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the right of each Lending Club stockholder to withdraw previously tendered Lending Club shares.

No subsequent offering period will be available following the expiration of the offer.

Conditions of the Offer (see page 52)	The offer is subject to the following conditions:

●	IEG Holdings reasonably determines that it does not expect the continuation of the offer to require it to register as an investment company as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”),

●	The closing per share price of IEG Holdings’ common stock, as quoted on the OTCQB on each day prior to termination of the offer is equal to or greater than $0.15,

●	lack of legal prohibitions, and

●	the effectiveness of the registration statement on Form S-4 of which this document is a part.

Subject to applicable SEC rules and regulations, IEG Holdings also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the depository and exchange agent. IEG Holdings will not accept for exchange or exchange any Lending Club shares, may postpone the acceptance for exchange, or the exchange, of tendered Lending Club shares, if at the expiration date any of the conditions of the offer is not satisfied or validly waived.

Withdrawal Rights (see page 48)	Tendered Lending Club shares may be withdrawn at any time prior to the expiration date. Additionally, if IEG Holdings has not agreed to accept the shares for exchange on or prior to February 22, 2018, Lending Club stockholders may thereafter withdraw their shares from tender at any time after such date until IEG Holdings accepts the shares for exchange. Once IEG Holdings accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

4

Procedure for Tendering (see page 49)	To validly tender Lending Club shares pursuant to the offer, Lending Club stockholders must:

●	deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Lending Club shares to the depository and exchange agent at its address set forth on the back cover of this document, all of which must be received by the depository and exchange agent prior to the expiration date; or

●	deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the depository and exchange agent at its address set forth on the back cover of this document, and shares must be tendered pursuant to the procedures for book entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the depository and exchange agent prior to the expiration date.

Lending Club stockholders who hold Lending Club shares in “street name” through a bank, broker or other nominee holder, and desire to tender their Lending Club shares pursuant to the offer, should instruct the nominee holder to do so prior to the expiration date.

Exchange of Shares; Delivery of Shares of IEG Holdings Common Stock (see page 48)	Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, IEG Holdings will accept for exchange, and will exchange, all Lending Club shares validly tendered and not properly withdrawn prior to the expiration date.

Dissenters’ Rights (see page 52)	No dissenters’ rights are available in connection with the offer

Comparative Market Price and Dividend Matters (see page 54)

IEG Holdings’ common stock is quoted on the OTCQB under the symbol “IEGH.” Lending Club shares are listed on the NYSE under the symbol “LC.” On January 4, 2018, the trading day prior to the initial filing of the registration statement on Form S-4 of which this document is a part, the closing price per LC share on the NYSE was $4.10, and the closing price per share of IEG Holdings common stock on the OTCQB was $0.33. Lending Club stockholders should obtain current market quotations for Lending Club shares and shares of IEG Holdings common stock before deciding whether to tender their Lending Club shares in the offer and before electing the form of offer consideration they wish to receive. See “Comparative Market Price and Dividend Matters” for a discussion of pro forma per share data.

Ownership of IEG Holdings After the Offer Closes (see page 51)	IEG Holdings estimates that, assuming all 20,701,999 Lending Club shares are tendered in the offer, former Lending Club stockholders would own, in the aggregate, approximately 93.9% of the shares of IEG Holdings common stock outstanding after the offer closes. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of IEG Holdings After the Offer.”

Comparison of Stockholders’ Rights (see page 167)	The rights of IEG Holdings stockholders are different in some respects from the rights of Lending Club stockholders. Therefore, Lending Club stockholders will have different rights as stockholders once they become IEG Holdings stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (see page 163)

Lending Club stockholders who receive shares of IEG Holdings common stock in exchange for such stockholders’ Lending Club shares generally will realize a taxable event, which could result in a gain or loss depending upon their tax bases in their Lending Club shares.

Each Lending Club stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer to such stockholder.

5

Accounting Treatment (see page 53)	In accordance with accounting principles generally accepted in the United States, IEG Holdings will account for the acquisition of shares as an available-for-sale investment.

Questions about the Offer (see page 51)

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (855) 208-8903

Email: info@okapipartners.com

Risk Factors (see page 13)	Lending Club stockholders should see “Risk Factors” and the other information in this document for a discussion of the factors that they should carefully consider before deciding to tender their shares.

6

If you have questions about the offer, or if you need to obtain copies of this document, the letter of transmittal or other documents incorporated by reference in this document, you may contact the company listed below. You will not be charged for any of the documents you request.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (855) 208-8903

Email: info@okapipartners.com

If you would like to request documents, please do so by February 20, 2018, in order to receive them before the expiration of the offer.

7

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in, or incorporated by reference in, this document, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are “forward-looking statements.” Forward-looking statements include statements IEG Holdings makes concerning its plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Some forward-looking statements appear under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements are based upon information available to IEG Holdings on the date of this document.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of IEG Holdings’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this document in the sections captioned “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the factors that IEG Holdings believes could affect its results include:

●	limitations on IEG Holdings’ ability to continue operations and implement its business plan;

●	IEG Holdings’ history of operating losses;

●	the timing of and IEG Holdings’ ability to obtain financing on acceptable terms;

●	the effects of changing economic conditions;

●	the loss of members of the management team or other key personnel;

●	competition from larger, more established companies with greater economic resources than IEG Holdings has;

●	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, which may not be covered by insurance;

●	costs and damages relating to pending and future litigation;

●	the impact of additional legal and regulatory interpretations and rulemaking and IEG Holdings’ success in taking action to mitigate such impacts;

●	control by IEG Holdings’ principal equity holders; and

●	the other factors set forth herein, including those set forth under “Risk Factors.”

There are likely other factors that could cause IEG Holdings’ actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to IEG Holdings in this document apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. IEG Holdings undertakes no obligation to and, unless otherwise required by law, we expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures IEG Holdings makes on related subjects in the reports it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this document. However, this document includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this document. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Below are some of the questions that you as a holder of Lending Club shares may have regarding the offer and answers to those questions. This section summarizes the key aspects of the offer. The questions and answers below highlight only selected information from this information statement/proxy statement/prospectus. They do not contain all of the information that may be important to you. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this document and the related letter of transmittal. See “Where To Obtain More Information.” As used in this document, unless otherwise indicated or the context requires, “IEG Holdings,” and “we” refer to IEG Holdings Corporation and its consolidated subsidiaries, and “Lending Club” refers to Lending Club Corporation and its consolidated subsidiaries.

Who is offering to buy my Lending Club shares?

IEG Holdings Corporation is making this offer to exchange IEG Holdings common stock for Lending Club shares. We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and/or hold certificates of authority to originate direct consumer loans in 20 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

IEG Holdings has executed and initiated reverse stock splits that have resulted in a reduction in the number of stockholders of IEG Holdings. Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer may be involuntarily cashed out in the future at a price per share that is lower than the price at which the IEG Holdings shares are valued in the Offer. In April 2016 and October 2016, we effected reverse and forward stock splits. In each case, stockholders who would otherwise have received fractional shares received cash in exchange for shares of IEG Holdings. These stockholders were involuntarily cashed out, and the splits were approved by Mr. Mathieson in his capacity as our sole director. If we decide to execute a reverse stock split following the Offer, IEG Holdings stockholders, including Lending Club stockholders who tender their shares in the Offer and receive shares of the common stock of IEG Holdings, could be required to accept cash in exchange for their shares of IEG Holdings. If, for example, the stock price of IEG Holdings common stock is at that point below the price at which the IEG Holdings common stock is valued in this Offer, such stockholders could receive consideration for their IEG Holdings common stock that is less than the value of their tendered Lending Club shares at the time of the Offer. See “Risk Factors—IEG Holdings has executed and initiated reverse stock splits that have resulted in a reduction in the number of stockholders of IEG Holdings. Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer may be involuntarily cashed out in the future at a price per share that is lower than the price at which the IEG Holdings shares are valued in the Offer.”

What are the classes and amounts of Lending Club securities that IEG Holdings is offering to acquire?

IEG Holdings is seeking to acquire up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017.

What will I receive for my Lending Club shares?

IEG Holdings is offering to exchange for each outstanding Lending Club share validly tendered and not properly withdrawn in the offer 13 shares of IEG Holdings common stock. On January 4, 2018, the closing price of a share of IEG Holdings common stock on the OTCQB was $0.33, and the closing price of a share of Lending Club common stock on the NYSE was $4.10. Accordingly, the offer of 13 IEG Holdings shares for each Lending Club share represents a premium of $0.19 per share, or approximately 4.6%. IEG Holdings’ common stock is quoted on the OTCQB tier of the OTC Markets. Trading in IEG Holdings common stock is thin and sporadic, and the price of IEG Holdings common stock has been in the past, and likely will be in the future, very volatile because of several factors, including a limited public float.

The table below shows certain historical prices of IEG Holdings and Lending Club common stock.

	IEG Holdings	Lending Club

January 4, 2018 (the day prior IEG Holdings’ launch of the Lending Club tender offer)	$0.33	$4.10

Because the offer is subject to proration, the number of shares of Lending Club common stock IEG Holdings accepts in the tender offer may be less than the number of shares you tender.

Will all the shares of Lending Club common stock that I tender be accepted in the tender offer?

Not necessarily. The maximum number of shares of Lending Club common stock that will be accepted if the tender offer is completed will be equal to 20,701,999. Depending on the number of shares of Lending Club common stock validly tendered in the tender offer and not validly withdrawn, IEG Holdings may have to limit the number of shares of Lending Club common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the tender offer will be determined on the basis of the proration mechanics described under “The Offer—Proration.”

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Will I have to pay any fee or commission to exchange my Lending Club shares?

If you are the record owner of your Lending Club shares and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Lending Club shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Lending Club shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is IEG Holdings making this offer?

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017. IEG Holdings wishes to acquire the Lending Club shares for several reasons, namely:

●	IEG Holdings believes that the acquisition of Lending Club’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ shareholder equity.

●	IEG Holdings’ sole director has determined that a Lending Club ownership position representing less than 4.99% of Lending Club’s outstanding common stock likely would not be large enough to permit IEG Holdings to exert any influence with Lending Club’s board of directors or management. Accordingly, if IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, IEG Holdings expects to liquidate its Lending Club shareholdings, which is likely to significantly increase IEG Holdings’ shareholder equity.

In connection with a prior completed tender offer, IEG Holdings sold 100% of the tendered shares on the fifth business day following termination of the tender offer. If IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding shares in this offer, IEG Holdings may quickly sell any Lending Club shares acquired in the offer. By liquidating the tendered shares, IEG Holdings would immediately capitalize on the difference in the market value the exchange rate represents. IEG Holdings expects to consider the following factors in making its determination whether or not to liquidate its Lending Club holdings:

●	Lending Club’s then-current share price compared to acquisition cost price;

●	Number and percentage of Lending Club shares tendered pursuant to the offer;

●	Lending Club’s management, board and stockholder response prior to and following termination of the tender offer; and

●	Lending Club’s share price prospects and announcements.

Despite IEG Holdings’ desire to effect changes in Lending Club’s management and influence direction of the business, IEG Holdings did not include a minimum tender condition in its offer because IEG Holdings determined that the acquisition of any Lending Club shares under the tender offer could add stockholder value by increasing IEG Holdings’ capital and net asset value. IEG Holdings believes that it is likely that it will be unable to effect any business or management changes at Lending Club.

●	If IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer:

●	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board to change Lending Club’s business strategy from a broker of loans to a high margin balance sheet lender with its own individual state lending licenses, strong underwriting processes and long duration cash flow from longer term loans in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

●	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board of directors to implement substantial cost cuts in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

●

IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board of directors to explore opportunities in the crypto/blockchain sector in order to increase the value of IEG Holdings’ Lending Club stockholders; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

●	IEG Holdings may seek to acquire control of Lending Club, by acquiring additional shares of Lending Club common stock pursuant to another tender offer or by other means.

●	If (i) IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, (ii) IEG Holdings decides not to pursue control of Lending Club at this time, and (iii) Lending Club’s board of directors refuses to (a) appoint an IEG Holdings representative to its board and/or management team, (b) implement substantial cost cuts, and/or (c) change its strategy from a broker of loans to a high margin balance sheet lender, IEG Holdings likely would liquidate its Lending Club shareholdings, which is likely to significantly increase IEG Holdings’ shareholder equity and cash at bank.

What are the conditions of the offer?

The offer is conditioned upon the following:

●	IEG Holdings reasonably determines that it does not expect the continuation of the offer to require it to register as an investment company as that term is defined under the 1940 Act;

●	The closing per share price of IEG Holdings’ common stock, as quoted on the OTCQB on each day prior to termination of the offer is equal to or greater than $0.15;

●	The registration statement on Form S-4 of which this document is a part having become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been commenced; and

●	There being no law, order or injunction restraining, enjoining or otherwise prohibiting the consummation of the offer.

The offer is subject to a number of additional conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The conditions to the offer are for the sole benefit of IEG Holdings and may be asserted by IEG Holdings regardless of the circumstances giving rise to any such condition or may be waived by IEG Holdings, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case.

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How long do I have to decide whether to tender my Lending Club shares in the offer?

The offer is scheduled to expire at 5:00 p.m., Eastern time, on February 22, 2018, unless extended by IEG Holdings. Any extension, delay, termination, waiver or amendment of the offer will be followed promptly by public announcement thereof to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date.

IEG Holdings will effect any extension, termination, amendment or delay by (i) giving oral or written notice to the depository and exchange agent, (ii) making a public announcement promptly thereafter as described under “The Offer—Extension, Termination and Amendment,” (iii) filing with the SEC an amendment to Schedule TO reporting promptly any material changes in the information set forth in the schedule previously filed and including copies of any additional tender offer materials as exhibits, and (iv) as required by Rule 14d-4(d)(2) promulgated under the Exchange Act, keeping the tender offer open from the date that material changes to the tender offer materials are disseminated to securityholders as follows: (a) five business days for a prospectus supplement containing a material change other than price or share levels, (b) 10 business days for a prospectus supplement containing a change in price, the amount of securities sought or other similarly significant change, (c) 10 business days for a prospectus supplement included as part of a post-effective amendment, and (d) 20 business days for a revised prospectus when the initial prospectus was materially deficient.

To the extent legally permissible, IEG Holdings expressly reserves the right, in its sole discretion, to terminate the offer at any time if any of the conditions referred to in the section entitled “The Offer—Conditions of the Offer” have not been satisfied. IEG Holdings also reserves the right to waive any conditions to the offer or otherwise amend the offer in any respect.

During any such extension, all Lending Club shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means February 22, 2018, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by IEG Holdings, will expire.

Any decision to extend the offer will be made public by an announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment.”

How do I tender my Lending Club shares?

To tender your Lending Club shares represented by physical certificates in the offer, you must deliver the certificates representing such shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A. (“Computershare”), the depository and exchange agent for the offer, not later than the expiration time of the offer. The letter of transmittal is enclosed with this document.

If your Lending Club shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the depository and exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered Lending Club shares only after timely receipt by the depository and exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents.

For a complete discussion on the procedures for tendering your Lending Club shares, see “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered Lending Club shares?

You may withdraw your previously tendered Lending Club shares at any time until the offer has expired and, if IEG Holdings has not accepted your Lending Club shares for payment by February 22, 2018, you may withdraw them at any time on or after that date until IEG Holdings accepts shares for payment. Once IEG Holdings accepts your tendered Lending Club shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your Lending Club shares, see “The Offer—Withdrawal Rights.”

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How do I withdraw previously tendered Lending Club shares?

To withdraw previously tendered Lending Club shares, you must deliver a written notice of withdrawal with the required information to the depository and exchange agent at any time at which you have the right to withdraw shares. If you tendered Lending Club shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Lending Club shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Lending Club shares at any time at which you have the right to withdraw shares. For a discussion on the procedures for withdrawing your Lending Club shares, including the applicable deadlines for effecting withdrawals, see “The Offer—Withdrawal Rights.”

What happens if the tender offer is oversubscribed and IEG Holdings is unable to fulfill all tenders of Lending Club common stock?

In that case, all shares of Lending Club common stock that are validly tendered and not validly withdrawn will generally be accepted for exchange on a pro rata basis in proportion to the number of shares tendered, which is referred to as “proration.” Proration for each tendering stockholder will be based on the number of shares of Lending Club common stock tendered by that stockholder in the tender offer, and not on that stockholder’s aggregate ownership of Lending Club common stock. Any shares of Lending Club common stock not accepted for exchange as a result of proration will be returned to tendering stockholders. IEG Holdings will announce its preliminary determination, if any, of the extent to which tenders will be prorated by press release by 9:00 a.m., Eastern time, on the business day immediately following the expiration of the tender offer. This preliminary determination is referred to as the “preliminary proration factor.” IEG Holdings will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. This final determination is referred to as the “final proration factor.”

When and how will I receive the offer consideration in exchange for my tendered Lending Club shares?

IEG Holdings will exchange all validly tendered and not properly withdrawn Lending Club shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.” IEG Holdings will deliver the consideration for your validly tendered and not properly withdrawn shares through the depository and exchange agent, which will act as your agent for the purpose of receiving the offer consideration from IEG Holdings and transmitting such consideration to you. In all cases, you will receive your consideration for your tendered Lending Club shares only after timely receipt by the depository and exchange agent of certificates for such Lending Club shares (or a confirmation of a book-entry transfer of such shares as described in “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. IEG Holdings cannot, however, accept for exchange any Lending Club shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What are the U.S. federal income tax consequences of receiving shares of IEG Holdings common stock in exchange for my Lending Club shares?

Since the offer and acquisition transaction described in this registration statement is not being made in pursuance of a plan of reorganization adopted by each of IEG Holdings and Lending Club, even if IEG Holdings were to be able to acquire the requisite 80% control of Lending Club under the Internal Revenue Code of 1986, as amended (the “Code”) required to effectuate a tax-neutral, stock for stock exchange, the exchange by Lending Club stockholders of their shares of Lending Club common stock for shares IEG Holdings common stock constitutes a taxable event which, depending upon their income tax bases in their Lending Club common stock, could result in a tax obligation to the holders of Lending Club common stock who would tender their Lending Club shares. Each Lending Club stockholder should read the discussion under “The Offer—Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer to such stockholder.

Will I have the right to have my Lending Club shares appraised?

Appraisal rights are not available in connection with the offer, and Lending Club stockholders who tender their shares in the offer will not have appraisal rights in connection with the offer. See “The Offer—Dissenters’ Rights.”

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Who should I contact if I have questions about the offer?

If you have questions about the offer, you may call Okapi Partners LLC, the information agent, toll free at (855) 208-8903 or contact them via e-mail at info@okapipartners.com

Where can I find more information about IEG Holdings and Lending Club?

You can find more information about IEG Holdings and Lending Club from various sources described in the section of this document entitled “Where To Obtain More Information.”

NOTE ON LENDING CLUB INFORMATION

All information concerning Lending Club, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information (primarily filings by Lending Club with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section titled “Where You Can Find More Information.” IEG Holdings is not affiliated with Lending Club, and IEG Holdings has not had access to Lending Club’s books and records in connection with the exchange offer. Therefore, non-public information concerning Lending Club has not been used by IEG Holdings for the purpose of preparing this prospectus/offer to exchange. Although IEG Holdings has no knowledge that would indicate that statements relating to Lending Club contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, IEG Holdings was not involved in the preparation of those statements and cannot verify them.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, IEG Holdings requested that Lending Club provide IEG Holdings with information required for complete disclosure regarding the businesses, operations, financial condition and management of Lending Club. Lending Club has denied such request. IEG Holdings will amend or supplement this prospectus/offer to exchange to provide any and all information IEG Holdings receives from Lending Club, if IEG Holdings receives the information before the exchange offer expires and IEG Holdings considers it to be material, reliable and appropriate.

An auditor’s report was issued on Lending Club’s financial statements and included in Lending Club’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, the consent of Lending Club’s independent auditors is required to incorporate by reference the audit reports included in Lending Club’s Annual Report on Form 10-K for the year ended December 31, 2016 into this prospectus/offer to exchange, and because such consent has not been received, such audit reports are not incorporated herein by reference. IEG Holdings has requested, and, as of the date hereof, has not received, such consent from Lending Club’s independent auditors. IEG Holdings has requested that the SEC dispense with such consent requirement pursuant to Rule 437 under the Securities Act. If IEG Holdings receives this consent, IEG Holdings will promptly file it as an exhibit to IEG Holdings’ registration statement of which this prospectus/offer to exchange forms a part. Because IEG Holdings has not been able to obtain Lending Club’s independent auditors’ consent, you may not be able to assert a claim against Lending Club’s independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Lending Club’s independent auditors or any omissions to state a material fact required to be stated therein.

SUMMARY HISTORICAL FINANCIAL DATA OF IEG HOLDINGS

The summary financial data set forth below have been derived from the Company’s audited and unaudited financial statements included elsewhere in this document, and previously published historical financial statements not included in this document. The summary financial data set forth below should be read in connection with “IEG Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s audited and unaudited financial statements, including the footnotes. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

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	For the Fiscal Years Ended December 31,					Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016	2017	2016
	(dollars in thousands, except per share amounts)					(dollars in thousands, except per share amounts)		(dollars in thousands, except per share amounts)
						(unaudited)		(unaudited)
Statements of Income Data:
Revenues	$2,135.046	$1,835.165	$529.225	$62.949	$37.779	$467.383	$524.972	$1,288.694	$1,627.879
Operating expenses	6,876.194	7,012.609	5,381.671	4,345.539	2,494.321	971.471	1,486.728	3,763.761	4,825.065
Loss from operations	(4,741.147)	(5,177.444)	(4,852.446)	(4,282.590)	(2,456.542)	(504.088)	(961.756)	(2,475.067)	(3,197.186)
Other income (expense)	$12.278	$(520.754)	$(549.308)	$(195.385)	$(5.098)	$0.149	$5.077	$(777.434)	$11.426
Net loss	$(4,728.869)	$(5,698.198)	$(5,401.754)	$(4,477.975)	$(2,507.522)	$(503.939)	$(956.679)	$(3,252.501)	$(3,185.760)
Dividends on preferred shares	(35.517)	(311.056)	(204.526)	-	-	—	(29.939)	-	(33.235)
Net loss attributable to common stockholders	$(4,764.386)	$(6,009.254)	$(5,606.280)	$(4,477.975)	$(2,507.522)	$(503.939)	$(986.618)	$(3,252.501)	$(3,218.995)
Net loss attributable to common stock per share, basic and diluted	$(0.60)	$(2.52)	$(4.20)	$(7.24)	$(9.20)	$(0.05)	$(0.33)	$(0.30)	$(0.44)

	December 31,					September 30,
	2016	2015	2014	2013	2012	2017	2016
	(dollars in thousands, except per share amounts)					(dollars in thousands, except per share amounts) (unaudited)

Cash	$322.441	$485.559	$433.712	$281.879	$178.601	$1,850.317	$322.441
Current Assets	$1,710.370	$1,689.063	$1,026.758	$346.598	$400.202	$3,285.128	$2,035.515
Total Assets	$6,821.947	$7,758.149	$4,929.120	$922.140	$791.196	$6,954.961	$6,821.947
Current Liabilities	$1.060	$107.963	$307.156	$627.384	$1,608.111	$221.761	$1.060
Long-Term Liabilities	$-	$-	$2,230	$2,296.212	$250	$-	$-
Retained Earnings	$(25,110.319)	$(20,381.450)	$(14,683.252)	$(9,281.498)	$(4,803.523)	$(28,362.820)	$(25,110.319)
Stockholders’ Equity	$6,820.887	$7,650.186	$2,391.964	$(2,001.456)	$(1,006.915)	$6,733.200	$6,821.947

Other Operating Data:
Ratio of earnings to fixed charges (a)	-	-	-	-	-	-	-

(a) For all years and periods presented, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by:

12/31/2016	12/31/2015	12/31/2014	12/31/2013	12/31/2012	9/30/2017	9/30/2016
$-4,764.386	$-6,009.254	$-5,606.280	$-4,477.975	$-2,507.522	$-3,252.501	$-3,218.990

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SUMMARY HISTORICAL FINANCIAL DATA OF LENDING CLUB

The Company changed its fiscal year end from March 31 to December 31 effective as of December 31, 2012, and the nine month period ended December 31, 2012 represents a transition period. The historical information presented below for the year ended December 31, 2012 (i) combines the unaudited interim consolidated financial statements for the three months ended March 31, 2012 and the nine months ended December 31, 2012 and (ii) is unaudited and has been prepared by management for illustrative purposes only. The unaudited historical financial information has been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements. Lending Club’s historical results are not necessarily indicative of the results in any future period.

The following selected consolidated financial data should be read in conjunction with “Lending Club’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lending Club’s consolidated financial statements included herein (in thousands, except share and per share data).

Years Ended December 31,	2016	2015	2014 (1)	2013	2012
	(audited)	(audited)	(audited)	(audited)	(unaudited)
Statement of Operations Data:
Transaction fees	$423,494	$373,508	$197,124	$85,830	$30,576
Servicing fees	68,009	32,811	11,534	3,951	1,929
Management fees	11,638	10,976	5,957	3,083	824
Other revenue (expense)	(7,674)	9,402	(1,203)	5,111	716
Total net operating revenue	495,467	426,697	213,412	97,975	34,045
Net interest income (expense) and fair value adjustments	5,345	3,246	(2,284)	27	(238)
Total net revenue	500,812	429,943	211,128	98,002	33,807
Operating expenses: (2)
Sales and marketing	216,670	171,526	85,652	37,431	18,201
Origination and servicing	74,760	61,335	37,326	17,978	7,589
Engineering and product development	115,357	77,062	38,518	15,528	4,855
Other general and administrative	207,172	122,182	81,136	19,757	10,024
Goodwill impairment	37,050	—	—	—	—
Total operating expenses	651,009	432,105	242,632	90,694	40,669
Income (loss) before income tax expense	(150,197)	(2,162)	(31,504)	7,308	(6,862)
Income tax (benefit) expense	(4,228)	2,833	1,390	—	—
Net income (loss)	$(145,969)	$(4,995)	$(32,894)	$7,308	$(6,862)
Net income (loss) per share:
Basic (3)(4)	$(0.38)	$(0.01)	$(0.44)	$0.00	$(0.17)
Diluted (3)(4)	$(0.38)	$(0.01)	$(0.44)	$0.00	$(0.17)
Weighted-average common shares - Basic (3)(4)	387,762,072	374,872,118	75,573,742	51,557,136	39,984,876
Weighted-average common shares - Diluted (3)(4)	387,762,072	374,872,118	75,573,742	81,426,976	39,984,876

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December 31,	2016	2015	2014 (1)	2013	2012
	(audited)	(audited)	(audited)	(audited)	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents (4)	$515,602	$623,531	$869,780	$49,299	$52,551
Securities available for sale	287,137	297,211	—	—	—
Loans at fair value	4,311,984	4,556,081	2,798,505	1,829,042	781,215
Total assets (1)(4)	5,562,631	5,793,634	3,890,054	1,943,395	850,830
Notes and certificates at fair value	4,320,895	4,571,583	2,813,618	1,839,990	785,316
Total liabilities	4,586,861	4,751,774	2,916,835	1,875,301	798,620
Total stockholders’ equity (4)	$975,770	$1,041,860	$973,219	$68,094	$52,210

(1)	In April 2014, the Company completed the Springstone acquisition. The Company’s consolidated financial statements include Springstone’s financial position and results of operations from the acquisition date.

(2)	Includes stock-based compensation expense as follows:

Years Ended December 31,	2016	2015	2014	2013	2012
	(audited)	(audited)	(audited)	(audited)	(unaudited)
Sales and marketing	$7,546	$7,250	$5,476	$1,147	$302
Origination and servicing	4,159	2,735	1,653	424	75
Engineering and product development	19,858	11,335	6,445	2,336	449
Other general and administrative	37,638	29,902	23,576	2,376	586
Total stock-based compensation expense	$69,201	$51,222	$37,150	$6,283	$1,412

(3)	In April 2014, the Company’s board of directors approved a two-for-one stock split of Lending Club’s outstanding capital stock and in August 2014, the Company’s board of directors approved another two-for-one stock split of Lending Club’s outstanding capital stock, which became effective in September 2014. All share and per share data in this table has been adjusted to reflect these stock splits.

(4)	In December 2014, Lending Club registered 66,700,000 shares of our common stock in its initial public offering at the initial offering price of $15.00 per share. In connection with this stock offering, all outstanding shares of convertible preferred stock were converted into Lending Club’s common stock.

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COMPARATIVE PER SHARE DATA
(UNAUDITED)

The following table reflects historical information about basic and diluted income per share, cash dividends per share, and book value per share for the year ended December 31, 2016.

Lending Club stockholders should read the information presented in the following table together with the historical financial statements of IEG Holdings and Lending Club and the related notes included elsewhere in this document.

	Lending Club Historical	IEG Holdings Historical
Net income per share attributable to common stockholders for the year ended December 31, 2016:
Basic earnings per share	$(0.38)	$(0.60)
Diluted earnings per share	$(0.38)	$(0.60)
Cash dividends declared per share for the year ended December 31, 2016	$0.00	0.00
Book value per share as of December 31, 2016	$2.52	$0.70

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RISK FACTORS

Lending Club stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.

IEG HOLDINGS RISK FACTORS

Risk Factors Relating to the Offer

The market price of IEG Holdings common stock may decline after the consummation of the offer and the acquisition of tendered shares.

The market price of IEG Holdings common stock may decline after the offer and the acquisition of the tendered shares are completed because, among other things, IEG Holdings likely will be unable to effect any business or management changes at Lending Club.

As of January 4, 2018, there were 17,463,449 shares of IEG Holdings common stock outstanding, held of record by approximately 664 stockholders. The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017. An increase in the number of outstanding shares of IEG Holdings common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of IEG Holdings common stock.

The offer remains subject to conditions that IEG Holdings cannot control.

The offer is subject to conditions, lack of legal prohibitions and the registration statement on Form S-4 of which this document is a part becoming effective. There are no assurances that all of the conditions to the offer will be satisfied. If the conditions to the offer are not met, then IEG Holdings may allow the offer to expire, or could amend or extend the offer. See “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

IEG Holdings has executed and initiated reverse stock splits that have resulted in a reduction in the number of stockholders of IEG Holdings. Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer may be involuntarily cashed out in the future at a price per share that is lower than the price at which the IEG Holdings shares are valued in the Offer.

In April 2016, we effected a reverse stock split at a ratio of one share of the common stock of IEG Holdings for every 100 such shares. In October 2016, we effected a reverse stock split at a ratio of one share of the common stock of IEG Holdings for every 1,000 such shares. In each case, stockholders who would otherwise have received fractional shares received cash in exchange for shares of IEG Holdings and as a result, in April 2016, we purchased 1,793 shares of the common stock of IEG Holdings in exchange for an aggregate purchase price of $130,769, and in October 2016, we purchased 11,391 shares of the common stock of IEG Holdings in exchange for an aggregate purchase price of $71,504. If we decide to execute a reverse stock split following the Offer, IEG Holdings stockholders, including Lending Club stockholders who tender their shares in the Offer and receive shares of the common stock of IEG Holdings, could be required to accept cash in exchange for their shares of IEG Holdings. If, for example, the stock price of IEG Holdings common stock is at that point below the price at which the IEG Holdings common stock is valued in this Offer, such stockholders could receive consideration for their IEG Holdings common stock that is less than the value of their tendered Lending Club shares at the time of the Offer.

Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer will become IEG Holdings stockholders. IEG Holdings common stock may be affected by different factors and IEG Holdings stockholders will have different rights than Lending Club stockholders.

Upon consummation of the offer, Lending Club stockholders receiving shares of IEG Holdings common stock will become stockholders of IEG Holdings. IEG Holdings’ business differs from that of Lending Club, and IEG Holdings’ results of operations and the trading price of IEG Holdings common stock may be adversely affected by factors different from those that would affect Lending Club’s results of operations and stock price.

In addition, holders of shares of IEG Holdings common stock will have rights as IEG Holdings stockholders that differ from the rights they had as Lending Club stockholders before the offer. For a detailed comparison of the rights of IEG Holdings stockholders to the rights of Lending Club stockholders, see “Comparison of Stockholders’ Rights.”

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The receipt of shares of IEG Holdings common stock in the offer will be taxable to Lending Club stockholders.

IEG Holdings anticipates that the offer and the acquisition of Lending Club shares will not satisfy all of the requisite elements to enable the exchange of shares to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Owing to the fact that the offer and acquisition would not be effectuated in pursuance of a plan of reorganization, and that the percentage of Lending Club shares acquired by IEG Holdings completed via the share exchange proposed hereunder would not, in the aggregate, be sufficient to qualify such exchanges taken as a whole as a non-taxable “reorganization” within the meaning of Section 368(a) of the Code, the exchange of Lending Club shares for shares of IEG Holdings common stock in connection with the offer hereunder would be taxable to such Lending Club stockholders for U.S. federal income tax purposes.

Lending Club stockholders should consult their tax advisors to determine the specific tax consequences to them of the offer and the acquisition, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

If we are successful in implementing proposed changes to Lending Club’s operations, the conversion of Lending Club’s business to a lender with its own individual state lending licenses may be more costly or difficult than anticipated.

If we acquire at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, we expect to pressure Lending Club’s board of directors to change Lending Club’s business strategy from a broker of loans to a high margin balance sheet lender with its own individual state lending licenses, strong underwriting processes and long duration cash flow from longer term loans. We do not have experience in converting a business in this manner. Implementation of our proposed changes may prove more costly or difficult than anticipated.

IEG Holdings will incur direct and indirect costs as a result of the offer.

IEG Holdings will incur substantial expenses in connection with and as a result of completing the offer, including but not limited to printing and mailing costs, exchange agent and information agent costs, legal costs and accounting costs.

IEG Holdings may profit from disparity between what the Lending Club shares are worth versus what the IEG Holdings shares to be issued are worth.

IEG Holdings may sell the Lending Club shares we receive in this offer if we do not receive at least 4.99% or otherwise. Therefore, IEG Holdings could potentially realize an immediate profit on the disparity between what the Lending Club shares are worth versus what the IEG Holdings shares to be issued are worth as of a recent date.

Risks Related to IEG Holdings’ Business and Industry

Our limited operating history and our failure since inception to achieve an operating profit makes our future prospects and financial performance unpredictable.

We commenced operations in 2010 and as a result, we have a limited operating history upon which a potential investor can evaluate our prospects and the potential value of an investment in our company. In addition, we have not made an operating profit since our incorporation. We remain subject to the risks inherently associated with new business enterprises in general and, more specifically, the risks of a new financial institution and, in particular, a new Internet-based financial institution. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to implement our business strategy. If we are unable to implement our business strategy and grow our business, our business will be materially adversely affected.

We may not be able to implement our plans for growth successfully, which could adversely affect our future operations.

Since January 2015, the amount we have loaned to borrowers (our loan book) has increased by 192.1% from $5,549,023 to $16,209,023 as of December 31, 2017. We expect to continue to grow our loan book and number of customers at an accelerated rate in the future. Our future success will depend in part on our continued ability to manage our growth. We may not be able to achieve our growth plans, or sustain our historical growth rates or grow at all. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede our ability to expand our market presence. If we are unable to grow as planned, our business and prospects could be adversely affected.

Our inability to manage our growth could harm our business.

We anticipate that our loan book and customer base will continue to grow significantly over time. To manage the expected growth of our operations and personnel, we will be required to, among other things:

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●	improve existing and implement new transaction processing, operational and financial systems, procedures and controls;

●	maintain effective credit scoring and underwriting guidelines; and

●	increase our employee base and train and manage this growing employee base.

If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations could be adversely affected.

We may need to raise additional capital that may not be available, which could harm our business.

Our growth will require that we generate additional capital either through retained earnings or the issuance of additional debt or equity securities. Additional capital may not be available on terms acceptable to us, if at all. Any equity financings could result in dilution to our shareholders or reduction in the earnings available to our common shareholders. In July 2017, we received approximately $3.4 million in cash in exchange for shares of the common stock of OneMain. We acquired those shares of OneMain’s common stock pursuant to a tender offer in exchange for shares of the Company’s common stock. The cash received in connection with the OneMain tender offer was a significant portion of the cash raised by the Company during the year ended December 31, 2017 and resulted in dilution of the Company’s then-existing shareholders. If the Lending Club tender offer results in the sale of Lending Club shares that were acquired in exchange for shares of the Company’s common stock, our existing shareholders will be diluted and the share price of our common stock may be adversely affected. In addition, if adequate capital is not available or the terms of such capital are not attractive, we may have to curtail our growth and our business, and our business, prospects, financial condition and results of operations could be adversely affected.

As an online consumer loan company whose principal means of delivering personal loans is the Internet, we are subject to risks particular to that method of delivery.

We are predominantly an online consumer loan company and there are a number of unique factors that Internet-based loan companies face. These include concerns for the security of personal information, the absence of personal relationships between lenders and customers, the absence of loyalty to a conventional hometown branch, our customers’ difficulty in understanding and assessing the substance and financial strength of an online loan company, a lack of confidence in the likelihood of success and permanence of online loan companies and many individuals’ unwillingness to trust their personal details and financial future to a relatively new technological medium such as the Internet. As a result, some potential customers may be unwilling to establish a relationship with us.

Conventional “brick and mortar” consumer loan companies, in growing numbers, are offering the option of Internet-based lending to their existing and prospective customers. The public may perceive conventional established loan companies as being safer, more responsive, more comfortable to deal with and more accountable as providers of their lending needs. We may not be able to offer Internet-based lending that has sufficient advantages over the Internet-based lending services and other characteristics of conventional “brick and mortar” consumer loan companies to enable us to compete successfully.

We may not be able to make technological improvements as quickly as some of our competitors, which could harm our ability to compete with our competitors and adversely affect our results of operations, financial condition and liquidity.

Both the Internet and the financial services industry are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, customer requirements or emerging industry standards, our business, prospects, financial condition and results of operations could be adversely affected.

A significant disruption in our computer systems or a cyber security breach could adversely affect our operations.

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We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. See “—We depend on third-party service providers for our core operations including online lending and loan servicing and interruptions in or terminations of their services could materially impair the quality of our services.” While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

Our unsecured loans generally have delinquency and default rates higher than prime and secured loans, which could result in higher loan losses.

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We are in the business of originating unsecured personal loans. As of September 30, 2017, approximately 2.57% of our customers are subprime borrowers, which we define as borrowers having credit scores below 600 on the credit risk scale developed by VantageScore Solutions, LLC. Unsecured personal loans and subprime loans generally have higher delinquency and default rates than secured loans and prime loans. Subprime borrowers are associated with lower collection rates and are subject to higher loss rates than prime borrowers. Subprime borrowers have historically been, and may in the future become, more likely to be affected, or more severely affected, by adverse macroeconomic conditions, particularly unemployment. If our borrowers default under an unsecured loan, we will bear a risk of loss of principal, which could adversely affect our cash flow from operations. Delinquency interrupts the flow of projected interest income from a loan, and default can ultimately lead to a loss. We attempt to manage these risks with risk-based loan pricing and appropriate management policies. However, we cannot assure you that such management policies will prevent delinquencies or defaults and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be harmed. If aspects of our business, including the quality of our borrowers, are significantly affected by economic changes or any other conditions in the future, we cannot be certain that our policies and procedures for underwriting, processing and servicing loans will adequately adapt to such changes. If we fail to adapt to changing economic conditions or other factors, or if such changes affect our borrowers’ capacity to repay their loans, our results of operations, financial condition and liquidity could be materially adversely affected. At September 30, 2017, we had 162 loans considered past due (defined as more than 31 days and less than 184 days past due), representing 10.62% of the number of loans in our active portfolio. At September 30, 2017, we had 51 loans delinquent or in default (defined as more than 91 days and less than 184 past due) representing 5.62% of the number of loans in our active portfolio. Loans become eligible for a lender to take legal action at 60 days past due.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

Our risk management efforts may not be effective which could result in unforeseen losses.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to our business, assets and liabilities. Our risk management policies, procedures, and techniques, including our scoring methodology, may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or identify additional risks to which we may become subject in the future.

We face strong competition for customers and may not succeed in implementing our business strategy.

Our business strategy depends on our ability to remain competitive. There is strong competition for customers from personal loan companies and other types of consumer lenders, including those that use the Internet as a medium for lending or as an advertising platform. Our competitors include:

●	large, publicly-traded, state-licensed personal loan companies such as OneMain Holdings, Inc.;

●	peer-to-peer lending companies such as LendingClub Corporation and Prosper Marketplace Inc.;

●	online personal loan companies such as Avant;

●	“brick and mortar” personal loan companies, including those that have implemented websites to facilitate online lending; and

●	payday lenders, tribal lenders and other online consumer loan companies.

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Some of these competitors have been in business for a long time and have name recognition and an established customer base. Most of our competitors are larger and have greater financial and personnel resources. In order to compete profitably, we may need to reduce the rates we offer on loans, which may adversely affect our business, prospects, financial condition and results of operations. To remain competitive, we believe we must successfully implement our business strategy. Our success depends on, among other things:

●	having a large and increasing number of customers who use our loans for financing needs;

●	our ability to attract, hire and retain key personnel as our business grows;

●	our ability to secure additional capital as needed;

●	our ability to offer products and services with fewer employees than competitors;

●	the satisfaction of our customers with our customer service;

●	ease of use of our websites; and

●	our ability to provide a secure and stable technology platform for providing personal loans that provides us with reliable and effective operational, financial and information systems.

If we are unable to implement our business strategy, our business, prospects, financial condition and results of operations could be adversely affected.

We depend on third-party service providers for our core operations including online lending and loan servicing, and interruptions in or terminations of their services could materially impair the quality of our services.

We rely substantially upon third-party service providers for our core operations, including online web lending and marketing and vendors that provide systems that automate the servicing of our loan portfolios which allow us to increase the efficiency and accuracy of our operations. These systems include tracking and accounting of our loan portfolio as well as customer relationship management, collections, funds disbursement, security and reporting. This reliance may mean that we will not be able to resolve operational problems internally or on a timely basis, which could lead to customer dissatisfaction or long-term disruption of our operations. If these service arrangements are terminated for any reason without an immediately available substitute arrangement, our operations may be severely interrupted or delayed. If such interruption or delay were to continue for a substantial period of time, our business, prospects, financial condition and results of operations could be adversely affected.

If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued service and performance of our Chief Executive Officer, Paul Mathieson and our Chief Operating Officer, Carla Cholewinski. Competition for these employees is intense and we may not be able to attract and retain key personnel. We do not maintain any “key man” or other related insurance. The loss of the service of our Chief Executive Officer or our Chief Operating Officer, or the inability to attract additional qualified personnel as needed, could materially harm our business.

If we were deemed to be an investment company under the 1940 Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and on the offer.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, an issuer of securities will generally fit the definition of an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) is engaged or proposes to engage in the business of issuing face-amount installment certificates or has any of this type of certificate outstanding. In addition, issuers who do not otherwise fit the definition of an investment company are sometimes deemed to be investment companies, under Section 3(a)(1(C) of the 1940 Act, if the value of their investment securities exceeds 40% of their total assets.

Although an issue may fall within the definition of an “investment company” under Section 3(a)(1(C) of the 1940 Act, the issuer may qualify for an exemption from the definition. Rule 3a-1 under the 1940 Act provides an exemption from the definition of investment company if, on a consolidated basis with its wholly owned subsidiaries, nor more than 45% of its net income after taxes for the last four quarters is derived from securities other than government securities and securities of majority owned subsidiaries and companies primarily controlled by it. As of September 30, 2017, we calculated both our percentage of investment security assets (securities other than government securities, employee companies and certain subsidiaries and affiliates) to total assets and our total percentage of investment income (income from investment securities) as compared to total income to be below the Rule 3a-1 45% thresholds.

We were able to maintain our compliance with the 1940 Act because we regularly monitor our status under the 1940 Act and conduct prudential analyses in accordance with the 1940 Act and the Commission’s interpretations thereof. We conduct such analyses on a consolidated basis with our wholly owned subsidiaries to determine whether the thresholds set out in Rule 3a-1 are exceeded. As a result, we do not believe that we should be regulated as an “investment company,” as such term is defined in the 1940 Act, and we intend to conduct our operations to maintain this status. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could have a material adverse effect on our business. In addition, if we are deemed to be an investment company during the course of the offer, we may decide, or we could be required, to terminate the offer prematurely.

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We have incurred, and will continue to incur, increased costs as a result of being a public reporting company.

In April 2015, we became a public reporting company. As a public reporting company, we incur significant legal, accounting and other expenses that we did not incur as a non-reporting company, including costs associated with our SEC reporting requirements. We expect that the additional reporting and other obligations imposed on us under the Exchange Act, will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. Management estimates that compliance with the Exchange Act reporting requirements as a reporting company will cost in excess of $200,000 annually. Given our current financial resources, these additional compliance costs could have a material adverse impact on our financial position and ability to achieve profitable results. These increased costs will require us to divert money that we could otherwise use to expand our business and achieve our strategic objectives.

We operate in a highly competitive market, and we cannot ensure that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

The consumer finance industry is highly competitive. Our success depends, in large part, on our ability to originate consumer loan receivables. We compete with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating loan receivables. Some of these competitors may have greater financial, technical and marketing resources than we possess. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to us. While banks and credit card companies have decreased their lending to non-prime customers in recent years, there is no assurance that such lenders will not resume those lending activities. Further, because of increased regulatory pressure on payday lenders, many of those lenders are starting to make more traditional installment consumer loans in order to reduce regulatory scrutiny of their practices, which could increase competition in markets in which we operate.

Negative publicity could adversely affect our business and operating results.

Negative publicity about our industry or our company, including the quality and reliability of our marketplace, effectiveness of the credit decisioning and scoring models used in the marketplace, changes to our marketplace, our ability to effectively manage and resolve borrower and investor complaints, privacy and security practices, litigation, regulatory activity and the experience of borrowers and investors with our marketplace or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our marketplace, which could harm our business and operating results. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of borrower and investor information and compliance failures and claims.

Our business is subject to extensive regulation in the jurisdictions in which we conduct our business.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders such as us. These rules and regulations generally provide for licensing as a consumer lender, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate do not require special licensing or provide extensive regulation of our business.

We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending and leasing practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract or loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, age or marital status. According to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system used by us must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency and to respond to consumers who inquire regarding any adverse reporting submitted by us to the consumer reporting agencies. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain the privacy of certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Servicemembers Civil Relief Act, which requires us, in most circumstances, to reduce the interest rate charged to customers who have subsequently joined, enlisted, been inducted or called to active military duty.

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A material failure to comply with applicable laws and regulations could result in regulatory actions, lawsuits and damage to our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity.

The Consumer Financial Protection Bureau (the “CFPB”) is a new federal agency formed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business.

The CFPB, constituted pursuant to the Dodd-Frank Act, which commenced operations in 2011, has broad authority over the business in which we engage. This includes authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine financial institutions for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Actions by the CFPB or other regulators against us or our competitors that discourage the use of the marketplace model or suggest to consumers the desirability of other loan products or services could result in reputational harm and a loss of borrowers or investors. Our compliance costs and litigation exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

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We are required to pay a prior lender interest on our net profit until 2025, which may have a material adverse effect on our results of operations.

We previously had a credit facility in the form of a line of credit with BFG Investment Holdings, LLC (“BFG”) in the amount of $10,000,000 pursuant to a Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly-owned subsidiaries. In connection with the Loan Agreement, IEC SPV and certain of our other wholly-owned subsidiaries entered into a profit sharing agreement with BFG pursuant to which IEC SPV is required to pay BFG 20% of its net profit (“Net Profit”) for a period beginning on June 11, 2012 and ending 10 years from the date the Loan Agreement is repaid in full. Net Profit is defined in the profit sharing agreement as gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on account of the loan (including loan servicing fees of 0.5% on eligible consumer loans receivable), and (iv) charge-offs to bad debt resulting from consumer loans. All of IEC SPV’s loans receivable as of September 30, 2017 were pledged as collateral for fulfillment of the Net Profit interest due.

Effective as of July 15, 2015, BFG converted the credit facility from a revolving facility to a term loan and on August 21, 2015, we, through certain of our wholly-owned subsidiaries, repaid the entire balance of principal and accrued interest under the Loan Agreement. There is currently no outstanding balance under the Loan Agreement, but IEC SPV will be required to pay 20% of its Net Profit to BFG until August 21, 2025 (10 years from August 21, 2015) or until we pay BFG $3,000,000 to terminate the profit sharing agreement. Net Profit for the nine months ended September 30, 2017 and 2016 was calculated at $0 and $96,083, respectively.

Risks Relating to Our Common Stock

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock.

Our common stock is quoted on the OTCQB tier of the OTC Markets. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ or the NYSE. These factors may result in investors having difficulty reselling any shares of our common stock.

Our common stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past. For example, as of January 4, 2018, our common stock has had a 52-week high sale price of $8.60 and a low sale price of $0.14. The market price of our common stock is likely to be highly volatile in the future, as well. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

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Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Because Mr. Mathieson, our Chief Executive Officer and sole director, will make all management decisions, you should only invest in IEG Holdings shares if you are comfortable entrusting Mr. Mathieson to make all decisions.

As sole officer and director, Mr. Mathieson will have the right to make all decisions with respect to our management. Investors will not have an opportunity to evaluate the specific projects that will be financed with future operating income. Our stockholders should be willing to entrust all aspects of our management to Mr. Mathieson.

We face corporate governance risks and negative investor perceptions because we have only one officer and director and have not adopted a written policy for the review, approval or ratification of transactions with related parties or conflicted parties.

Mr. Mathieson is our sole officer and director. As such, he has significant control over our business direction. Additionally, because he is our sole director, there are no other board members available to second and/or approve related party transactions involving Mr. Mathieson, including the compensation Mr. Mathieson may be paid and any consulting or other agreements we may enter into with Mr. Mathieson. Additionally, there is no segregation of duties between officers because Mr. Mathieson is our sole officer, and as such, he is solely responsible for the oversight of our accounting functions. Because no other directors are approving related party transactions involving Mr. Mathieson and no other officers are approving our financial statements, investors may question the fairness of related party transactions or the accuracy of financial statements. The price of our common stock may be adversely affected and/or devalued compared to similarly sized companies with multiple officers and directors due to the investing public’s perception of limitations facing our Company due to the fact that we only have one officer and director.

Although Mr. Mathieson intends to enter into any related party transactions on an arms’ length basis, we do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted parties. As our sole officer and director, Mr. Mathieson makes decisions such as the approval of related party transactions, Mr. Mathieson’s compensation, and oversight of the accounting function. Mr. Mathieson exercises full control over all matters that typically require board approval. Accordingly, Mr. Mathieson’s actions are not subject to the review and approval of a board of directors and, as such, the Company may be at risk for a conflict of interest arising between Mr. Mathieson’s duties in his role as Chief Executive Officer and his own personal financial and business interests in other business ventures distinct and separate from the interests of the Company. His personal interests may not coincide with the interests of the stockholders and, in the absence of the effective segregation of such duties, there is a risk of a conflict of interest.

Our common stock is currently, has been in the past, and may be in the future, a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

Our common stock is a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we obtain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

However, investors who have signed arbitration agreements may have to pursue their claims through arbitration.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance that our common stock will not remain classified as a “penny stock” in the future.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers (but not us) an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

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Our Chief Executive Officer is the largest, but not a majority, stockholder. This concentration of stock could limit your ability to influence the outcome of important transactions, including a change in control.

As of January 4, 2018, Mr. Mathieson beneficially owned 6,900,000 shares of our common stock, which represents 39.5% of our outstanding common stock. As a result, Mr. Mathieson controls a substantial percentage of our voting power and therefore has substantial influence over all matters submitted to our stockholders for approval. Mr. Mathieson may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

As a board member, Mr. Mathieson owes a fiduciary duty to our stockholders and must act in good faith and in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Mathieson is entitled to vote his shares in his own interest, which may not always be in the interests of our stockholders generally.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 17,463,449 shares of our common stock outstanding as of January 4, 2018, approximately 5,393,093 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Shares registered in our resale registration statement on Form S-1 may adversely affect the market for our shares.

The market price of IEG Holdings’ common stock may decline as a result of the registration for resale by us of 9,089,220 shares of our common stock, equal to approximately 52% of our outstanding common stock as of January 4, 2018. Of the shares registered for resale, Mr. Mathieson, our Chairman and Chief Executive Officer, beneficially owns 6,900,000 of such shares. Mr. Mathieson’s shares are not tradable without restriction, however, as they remain subject to certain restrictions, including volume restrictions, as a result of his status as an affiliate of IEG Holdings.

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may delay or prevent a takeover which may not be in the best interests of our stockholders.

Provisions of our amended and restated articles of incorporation, as amended, and our amended and restated bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporations Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders. Further, our amended and restated articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

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In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our securities may be more volatile.

LENDING CLUB RISK FACTORS

The following risk factors were reproduced directly from Lending Club’s annual report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 28, 2017, as updated by risk factors included in Lending Club’s quarterly report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC on August 8, 2017, and in Lending Club’s quarterly report on Form 10-Q for the period ended September 30, 2017, as filed with the SEC on November 8, 2017.

RISKS RELATED TO OUR BUSINESS AND REGULATION

If we are unable to maintain our relationships with issuing banks, our business will suffer.

We rely on issuing banks to originate all loans and to comply with various federal, state and other laws. Our primary issuing bank is WebBank, a Utah-chartered industrial bank that handles a variety of consumer and commercial financing programs. Springstone Financial, LLC (Springstone), our wholly-owned subsidiary, relies on NBT Bank and Comenity Capital Bank as issuing banks for its education and patient finance loans.

Our agreements with WebBank are non-exclusive and do not prohibit WebBank from working with our competitors or from offering competing services. Our current agreements with WebBank have initial terms ending in January 2020, with two automatic, one-year renewal terms, subject to certain early termination provisions as set forth in the agreements. These agreements provide WebBank with a right to originate a certain percentage of the loans facilitated through our platform. WebBank currently offers loan programs through other online marketplaces and other alternative lenders. WebBank could decide that working with us is not in its interest, could make working with it cost prohibitive or could decide to enter into exclusive or more favorable relationships with our competitors. In addition, WebBank may not perform as expected under our agreements including potentially being unable to accommodate our projected growth in loan volume. We could in the future have disagreements or disputes with WebBank or other issuing banks, which could negatively impact or threaten our relationship.

WebBank is subject to oversight by the FDIC and the State of Utah and must comply with complex rules and regulations, licensing and examination requirements, including requirements to maintain a certain amount of regulatory capital relative to its outstanding loans. We are a service provider to WebBank, and as such, we are subject to audit by WebBank in accordance with FDIC guidance related to management of third-party vendors. We are also subject to the examination and enforcement authority of the FDIC as a bank service company covered by the Bank Service Company Act. If WebBank were to suspend, limit or cease its operations or our relationship with WebBank were to otherwise terminate, we would need to implement a substantially similar arrangement with another issuing bank, obtain additional state licenses or curtail our operations. Although we currently have a non-exclusive arrangement with Cross River Bank, another issuing bank, to date Cross River Bank has not originated any loans through our platform. If we need to enter into alternative arrangements with a different issuing bank to replace our existing arrangements, we may not be able to negotiate a comparable alternative arrangement. Transitioning loan originations to a new issuing bank is untested and may result in delays in the issuance of loans or, if our platform becomes inoperable, may result in our inability to facilitate loans through our platform. If we were unable to enter in an alternative arrangement with a different issuing bank, we would need to obtain a state license in each state in which we operate to enable us to originate loans, as well as comply with other state and federal laws, which would be costly and time-consuming. If we are unsuccessful in maintaining our relationships with WebBank or other issuing banks, our ability to provide loan products could be materially impaired and our operating results would suffer.

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The regulatory framework for our business is evolving and uncertain as federal and state governments consider new laws to regulate online marketplaces such as ours. New laws and regulations, including uncertainty as to how the actions of the CFPB or any other federal or state regulator could impact our business or that of our issuing banks.

The regulatory framework for online marketplaces such as ours is evolving and uncertain. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our marketplace and the way in which we interact with borrowers and investors. For a discussion of how government regulation impacts key aspects of our business, see “Lending Club’s Management’s Discussion and Analysis of Financial Condition and Results of Operations –Regulatory Environment.”

Evolving Regulatory Framework

In July 2015 the U.S. Treasury Department (Treasury Department) issued a request for information (RFI) to study the various business models and products offered by online marketplace lenders, the potential for online marketplace lending to expand access to credit to historically underserved borrowers and how the financial regulatory framework should evolve to support the safe growth of the industry. We, along with many other interested groups, submitted responses to the Treasury Department’s RFI by the September 2015 deadline.

On May 10, 2016, the Treasury Department released a white paper on the online marketplace lending industry to continue the work initiated by the RFI. The white paper includes several recommendations to the federal government and private sector participants to encourage safe growth and access to credit. We cannot predict whether any legislation or proposed rulemaking will actually be introduced or how any legislation or rulemaking will impact our business and results of operations going forward.

In December 2015, the California Department of Business Oversight (DBO) sent an online survey to fourteen marketplace lenders, including us, requesting information about our business model, online platform, loan performance and investor funding process, including information regarding referral programs. In May 2016, the DBO requested additional information from us and other survey participants, including information regarding referral programs. We submitted our response to this additional information in June 2016 and continue to cooperate with the DBO’s inquiry.

In December 2016, the Officer of the Comptroller of Currency (OCC) released a whitepaper and sought public comment on whether to charter a type of special purpose national bank to facilitate the provision of core banking activities through financial technology. We, along with other interested parties, submitted responses to the OCC’s proposed special purpose charter (Fintech Charter) in January 2017. We cannot predict whether or when the OCC will begin accepting applications for Fintech Charters, if we will pursue a Fintech Charter, or how this new Fintech Charter could impact our industry, business and results of operations going forward.

Consumer Financial Protection Bureau

The CFPB, which commenced operations in July 2011, has broad authority over the businesses in which we engage. This includes authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine large financial institutions, such as our issuing banks, for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. While we are subject to the regulatory and enforcement authority of the CFPB, as a facilitator, servicer or acquirer of consumer credit, the CFPB has recently announced that it intends to expand its supervisory authority, through the use of “larger participant rules,” to cover the markets for consumer installment loans and auto title loans. The CFPB is also considering whether rules to require registration of these or other non-depository lenders would facilitate supervision. The CFPB has not announced specifics regarding its proposed rulemaking and, consequently, there continues to be uncertainty as to how the CFPB’s strategies and priorities, including any final rules, will impact our businesses and results of operations going forward.

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The announcement of our internal board review and resignation of our former Chief Executive Officer (CEO) has resulted in government inquiries, books and records demands and private litigation and could result in government enforcement actions and private litigation that could have a material adverse impact on our results of operations, result in substantial costs and divert management’s attention.

We are regularly subject to claims, lawsuits (including class actions and individual lawsuits), government investigations, and other proceedings in the ordinary course of business. The number and significance of these disputes and inquiries have increased as a result of our internal board review and resignation of our former CEO. Accordingly, we are and will continue to be subject to significant litigation in the near future.

As previously disclosed, we have received a grand jury subpoena from the U.S. Department of Justice (DOJ) and have been contacted by the SEC, Federal Trade Commission (FTC) and other governmental entities. We continue to cooperate with the DOJ, SEC, FTC and any other governmental or regulatory authorities or agencies. In the first and second quarter of 2016, several putative class action lawsuits and shareholder derivative actions were filed against the Company, including certain of its current and former directors and officers. No assurance can be given as to the timing or outcome of these, or other matters. Any regulatory investigation could result in significant fines or penalties and could result in consent decrees or other regulatory directives limiting the way we do business or requiring a third-party monitor to assist in overseeing compliance. This would limit our flexibility and could have a material adverse impact on our business, financial condition, and results of operation. Any litigation to which we are a party may result in onerous or unfavorable judgments that may not be reversed upon appeal or in payments of substantial monetary damages or fines, or we may decide to settle lawsuits on similarly unfavorable terms, which could adversely affect our business, financial conditions, and results of operations. In addition, responding to inquiries and lawsuits of this nature is costly and time-consuming to management, can generate negative publicity, and could have a material adverse impact on our results of operation. See “Note 17. Commitments and Contingencies – Legal” to Lending Club’s financial statements for the fiscal year ended December 31, 2016 for additional information regarding these matters.

Negative publicity and unfavorable media coverage could negatively affect our business.

Negative publicity about our industry or our company, including the quality and reliability of our marketplace, effectiveness of the credit decisioning or scoring models used in the marketplace, the effectiveness of our collection efforts, statements regarding investment returns, changes to our marketplace, our ability to effectively manage and resolve borrower and investor complaints, privacy and security practices, use of loan proceeds by certain borrowers of ours or other companies in our industry for illegal purposes, litigation, regulatory activity and the experience of borrowers and investors with our marketplace or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our marketplace, which could harm our business and operating results. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners or partners of partners, other online credit marketplaces, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of borrower and investor information and compliance failures and claims.

We have also received a high degree of media coverage related to the results of our review and resignation of our former CEO. Unfavorable publicity regarding these events resulted in some investors pausing their investments through the platform, resulting in a slowdown in investor demand on our platform. If this negatively publicity were to persist or recur, it could further harm our reputation, and materially and adversely affect our business, financial conditions, and results of operations.

A decline in social and economic conditions may adversely affect our customers, which may negatively impact our business and results of operations.

As a credit marketplace, we believe our customers are more highly susceptible to uncertainties and negative trends in the markets driven by, among other factors, general social and economic conditions in the United States and abroad. Economic factors include interest rates, unemployment levels, gasoline prices, adjustments in monthly payments, adjustable-rate mortgages and other debt payments, the rate of inflation and consumer perceptions of economic conditions. Social factors include changes in consumer confidence levels and changes in attitudes with respect to incurring debt and the stigma of personal bankruptcy.

These social and economic factors may affect the ability or willingness of borrowers to make payments on their loans. Because we make payments to investors ratably only to the extent we receive the borrower’s payments on the corresponding loan, if we do not receive payments on the corresponding loan, the investor will not be entitled to any payments under the terms of the investment or whole loan purchase agreement. Accordingly, the return for the investor or whole loan purchaser would decline. Personal loans facilitated through our marketplace are not secured by any collateral, not guaranteed or insured by any third- party and not backed by any governmental authority in any way. We are therefore limited in our ability to collect on the loans if a borrower is unwilling or unable to repay.

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We strive to establish a marketplace in which annual percentage rates are attractive to borrowers and returns, including the impact of credit losses, are attractive to investors. These external economic and social conditions and resulting trends or uncertainties could adversely impact our customers’ ability or desire to participate on our marketplace as borrowers or investors thus adversely impacting the credit performance of the loans, notes and certificates, which could negatively affect our business and results of operations. See “Lending Club’s Management’s Discussion and Analysis of Financial Condition and Results of Operations – Current Economic and Business Environment.”

If our collection efforts on delinquent loans are ineffective or unsuccessful, the return on investment for investors in those loans would be adversely affected and investors may not find investing through our marketplace desirable.

Loans are unsecured obligations of borrowers, and they are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. We are the loan servicer for all loans supporting notes and certificates, and we are the loan servicer for most, though not all, loans sold as whole loans. Our ability to collect on the loans is dependent on the borrower’s continuing financial stability, and consequently, collections can be adversely affected by job loss, divorce, death, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans. Accordingly, we and our designated third-party collection agencies may be limited in our ability to collect loans.

In addition, most investors must depend on Lending Club or our third-party collection agents to pursue collection on delinquent member loans. We generally use our in-house collections department as a first step when a borrower member misses a payment. Because we make payments ratably on an investor’s investment (or whole loan buyer’s loans) only if we receive the borrower’s payments on the corresponding loan, if we cannot adequately perform collection services, the investor or whole loan buyer will not be entitled to any payments under the terms of the investment. In the event that our initial in-house attempts to contact a borrower member are unsuccessful, we generally refer the delinquent account to the outside collection agent. Further, if collection action must be taken in respect of a loan, we or the collection agency may charge a collection fee up to 35% of any amounts that are obtained (excluding litigation). These fees will correspondingly reduce the amounts of any payments received by an investor.

Similarly, the returns to investors may be impacted by declines in market rates for sales of charged-off loans to third party purchasers. In addition, because our servicing fees depend on the collectability of the loans, if we experience an unexpected significant increase in the number of borrowers who fail to repay their loans or an increase in the principal amount of the loans that are not repaid, we will be unable to collect our entire servicing fee for such loans and our revenue could be adversely affected.

A relatively small number of investors account for a large dollar amount of investment in loans funded through our marketplace and may exert influence over us if we experience a slowdown in a significant amount of investment capital on our platform.

Following the announcement of our board review and resignation of our former CEO, a number of investors that, in the aggregate, contributed a significant amount of funding on the platform, paused their investments in loans through the platform as they performed audit and validation tests on their portfolios, or were otherwise reluctant to invest. While many of these investors have returned, if we experience a similar slowdown of investment on our platform we may need to grant investors significant inducements to attract capital or use our own capital. In addition, because a small number of loan investors account for a large dollar amount of capital on our platform, these loan investors may exert significant influence over us, our management and operations.

If investors pause their investment activity again, we may need to provide further incentives, and enter into different additional incentive structures or terms to attract investor capital to the platform. These arrangements may have a number of different structures and terms, including equity or debt transactions, alternative fee arrangements or other inducements such as the use of our equity. Failure to attract investor capital on reasonable terms may result in us having to use additional capital to invest in loans or reduce origination volume. Such actions may have a material impact on our business and results of operations and may be costly or dilutive to existing stockholders. There is no assurance that we will be able to enter into any of these transactions if necessary, or if we do, what the final terms will be. These actions would likely have material adverse impacts on our business, financial condition (including liquidity), results of operations and ability to sustain and grow loan volume.

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If these inducements or investment structures are not favorable to us, or are unsuccessful in attracting sufficient investment capital to our platform, we may use a greater amount of our own capital, compared to past experience, to fulfill regulatory or contractual purchase obligations or support short-term marketplace equilibrium as new investors complete the administrative and diligence updating processes necessary to enable their investments. Separately, we may also use our capital to invest in loans associated with the testing or initial launch of alternative loan terms, programs or channels to establish a track record of performance prior to facilitating third-party investments in these loans.

If the loans originated through our marketplace were found to violate a state’s usury laws, and/or we were found to be the true lender (as opposed to our issuing bank(s)), we may have to alter our business model and our business could be harmed.

The interest rates that are charged to borrowers and that form the basis of payments to investors through our marketplace are enabled by legal principles including (i) the application of federal law to enable an issuing bank that originates the loan to export the interest rates of the jurisdiction where it is located, (ii) the application of common law “choice of law” principles based upon factors such as the loan document’s terms and where the loan transaction is completed to provide uniform rates to borrowers, or (iii) the application of principles that allow the transferee of a loan to continue to collect interest as provided in the loan document. WebBank, the primary issuing bank of the loans originated through our marketplace, is chartered in, and operates out of, Utah, which allows parties to generally agree by contract to any interest rate. Certain states, including Utah, have no statutory interest rate limitations on personal loans, while other jurisdictions have a maximum rate. In some jurisdictions, the maximum rate is less than the current maximum rate offered by WebBank through our platform. If the laws of such jurisdictions were found to govern the loans originated through our marketplace (in conflict with the principles described above), those loans could be in violation of such laws.

In May 2015, the U.S. Court of Appeals for the Second Circuit issued its decision in Madden v. Midland Funding, LLC that interpreted the scope of federal preemption under the National Bank Act and held that a nonbank assignee of a loan originated by a national bank was not entitled to the benefits of federal preemption of claims of usury. The Second Circuit denied the defendant’s (Midland Funding) motion to reconsider the decision and remanded the case to address choice of law matters. The Second Circuit’s decision is binding on federal courts located in Connecticut, New York, and Vermont, but the decision could also be adopted by other courts. The defendant petitioned the U.S. Supreme Court to review the decision and in March 2016, the Court invited the Solicitor General to file a brief expressing the views of the U.S. on the petition. The Solicitor General filed an amicus brief that stated the Second Circuit decision was incorrect, but that the case was not yet ready to be heard by the Supreme Court. In June 2016, the Supreme Court declined to hear the case. The Federal District Court is now hearing the case in regards to Midland’s alternative claim under a choice of law analysis, and application of state law. The outcome could create potential liability under state statutes such as usury and consumer protection statutes.

In April 2016, a putative class action lawsuit was filed against the Company, and certain of its current and former officers and directors in federal court in New York, alleging that persons received loans, through our platform, that exceeded states’ usury limits in violation of state usury and consumer protection laws, and the federal RICO statute. The Company’s motion to compel arbitration on an individual basis was granted in February 2017. There can be no assurance as to the timing or outcome of these matters.

If a borrower were to successfully bring claims against us for state usury law violations, and the rate on that borrower’s personal loan was greater than that allowed under applicable state law, we could be subject to fines and penalties, including the voiding of loans and repayment of principal and interest to borrowers and investors. We might decide to limit the maximum interest rate on certain loans originated through our marketplace, and we might decide to originate loans under state-specific licenses, where such a ruling is applicable. These actions could adversely impact our business. Further, if we were unable to partner with another issuing bank, we would have to substantially modify our business operations from the manner currently contemplated and would be required to maintain state-specific licenses and only provide a limited range of interest rates for personal loans, all of which would substantially reduce our operating efficiency and attractiveness to investors and possibly result in a decline in our operating results.

There has been (and may continue to be) other litigation challenging lending arrangements where a bank or other third party has made a loan and then sells and assigns it to an entity that is engaged in assisting with the origination and servicing of a loan. For example, in a lawsuit filed in December 2013, the CFPB alleged that the defendants in Consumer Financial Protection Bureau v. CashCall, Inc., et al (C.D. Cal August 31, 2016) had engaged in deceptive acts and practices by servicing and collecting loans that state licensing and state usury laws had rendered partially or wholly uncollectible. The court in that case held that, to identify the true lender of a loan, the totality of the circumstances and a “predominant economic interest” test should be considered. Although the decision in that case is being appealed, if a similar test were applied in a case regarding our platform, there is no assurance the court would determine that our issuing bank partners have the predominant economic interest in loans facilitated through our platform. Additional state consumer protection laws would be applicable to the loans facilitated through our marketplace if we were re-characterized as a lender, and the loans could be voidable or unenforceable. In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators.

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If we do not compete effectively in our target markets, increase the loan originations facilitated through our marketplace, or expand our marketplace to new markets, we may not succeed in growing our business and our business and results of operations could be adversely affected.

The consumer and small business lending market is competitive and evolving. We compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as banks, credit unions, credit card issuers and other consumer and specialty finance companies. With respect to investors, we primarily compete with other investment vehicles and asset classes, such as equities, bonds and short-term fixed income securities. We also compete with other online credit marketplaces. Many of our competitors have significantly greater resources than we have, operate with different business models, have different cost structures or participate selectively in different market segments.

To continue to grow our business, we must continue to increase loan originations through our marketplace by attracting a large number of new borrowers who meet our platform’s lending standards and new and existing investors to invest in these loans. Our ability to attract qualified borrowers and sufficient investors depends in large part on the success of our marketing efforts, particularly as we continue to grow our marketplace and introduce new loan products. If any of our marketing channels become less effective, or the cost of these channels were to significantly increase, we may not be able to attract new borrowers and investors in a cost-effective manner or convert potential borrowers and investors into active borrowers and investors in our marketplace. If there are not sufficient qualified loan requests, investors may be unable to deploy their capital in a timely or efficient manner and may seek other investment opportunities. If there are insufficient investor commitments or participation, borrowers may be unable to obtain investment capital for their loans and may stop using our marketplace for their borrowing needs, which will impact our business results.

Although we have historically focused on the personal loan market, our marketplace has expanded to include small business borrowers, education and patient finance loans and auto refinance loans. We incur expenses and expend resources upfront to develop, acquire and market new loan products and platform enhancements to incorporate additional features, improve functionality or otherwise make our marketplace more desirable to borrowers and investors.

Any new loan products and changes to our marketplace or platform could fail to attain sufficient market acceptance for many reasons, including:

●	our failure to predict market demand accurately and supply loan products that meet this demand in a timely fashion;

●	borrowers and investors using our marketplace may not like, find useful or agree with any changes;

●	defects, errors or failures in our platform;

●	negative publicity about our loan products or our marketplace or platform’s performance or effectiveness;

●	competition with established financial institutions;

●	delays in releasing new loan products or marketplace or platform enhancements; and

●	the introduction or anticipated introduction of competing products by our competitors.

Any failure to successfully address additional markets and loan products or develop a broader base of borrowers and investors could result in loss of market share or slower growth, which would harm our business, financial condition and results of operations. The adverse effect on our financial results may be particularly acute because of the significant development, marketing, sales and other expenses we will have incurred in connection with the new loan products or enhancements.

Credit and other information that we receive from borrowers or third parties about a borrower may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause us to inaccurately price loans facilitated through our marketplace.

Our ability to review and select qualified borrowers depends on obtaining borrower credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and we assign loan grades to loan requests based on our marketplace’s credit decisioning and scoring models that take into account reported credit score, other information reported by the consumer reporting agencies and the requested loan amount, in addition to a variety of other factors. A credit score or loan grade assigned to a borrower may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have:

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●	become delinquent in the payment of an outstanding obligation;

●	defaulted on a pre-existing debt obligation;

●	taken on additional debt; or

●	sustained other adverse financial events.

In addition, borrowers supply a variety of information that is included in the loan listings on our marketplace, and it may be inaccurate or incomplete. To verify a borrower’s identity, income or employment, our verification process and teams connect to various data sources, directly or through third-party service providers, contact the human resources department of the borrower’s stated employer, or request pay stubs. For example, we often do not verify a borrower’s stated tenure, job title, home ownership status or intention for the use of loan proceeds.

If borrowers default on loans that are not priced correctly because the information provided by the borrowers or third parties is inaccurate, investors may try to rescind their affected investments in these loans or the loans may not perform as expected and our reputation may be harmed.

If the credit decisioning and scoring models we use contain errors, do not adequately assess risk, or are otherwise ineffective, our reputation and relationships with borrowers and investors could be harmed and our market share could decline.

Our ability to attract borrowers and investors to, and build trust in, our marketplace is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and likelihood of default. To conduct this evaluation, we utilize credit decisioning and scoring models that assign each loan offered on our marketplace a grade and a corresponding interest rate. Our marketplace’s credit decisioning and scoring models are based on algorithms that evaluate a number of factors, including behavioral data, transactional data and employment information, which may not effectively predict future loan losses. If we are unable to effectively segment borrowers into relative risk profiles, we may be unable to offer attractive interest rates for borrowers and risk-adjusted returns for investors. Additionally, if these models fail to adequately assess the creditworthiness of our borrowers, we may experience higher than forecasted losses. We continually refine these algorithms based on new data and changing macro economic conditions. However, there is no guarantee that the credit decisioning and scoring models that we use have accurately assessed the creditworthiness of our borrowers, or will be effective in assessing creditworthiness in the future.

Similarly, if any of these credit decisioning and scoring models contain programming or other errors, are ineffective or the data provided by borrowers or third parties is incorrect or stale, our loan pricing and approval process could be negatively affected, resulting in mispriced or misclassified loans or incorrect approvals or denials of loans. While we have not incurred any material liabilities to date, if these errors were to occur in the future, investors may try to rescind their affected investments or decide not to invest in loans in the future or borrowers may seek to revise the terms of their loans or reduce the use of our marketplace for loans.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, internal employee or other insider misconduct, computer viruses, physical or electronic break-ins or similar disruptions.

Our business involves the collection, storage, processing and transmission of customers’ personal data, including financial information. The highly automated nature of our marketplace may make it an attractive target and potentially vulnerable to cyber attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect confidential information that we have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our marketplace could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

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The techniques used to obtain unauthorized, improper or illegal access to our systems, our data or customers’ data, disable or degrade service, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized until after they have been launched against a target. Unauthorized parties may attempt to gain access to our systems or facilities through various means, including, among others, hacking into the systems or facilities of us or our partners or customers, or attempting to fraudulently induce our employees, partners, customers or others into disclosing user names, passwords, or other sensitive information, which may in turn be used to access our information technology systems. Certain efforts may be state-sponsored and supported by significant financial and technological resources, making them even more difficult to detect.

Federal regulators and many federal and state regulations require notice if data security breaches involve certain personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers, investors and ecosystem partners and our business and operations could be adversely affected. Additionally, our insurance policies carry a self-insured retention and coverage limits, which may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to collect fully, if at all, under these insurance policies.

Any delay in the implementation of our technology systems could disrupt our operations and cause unanticipated increases in our costs.

We believe the technology platform that powers our online marketplace enables us to deliver innovative solutions to borrowers and investors and provides a significant time and cost advantage over traditional banks that run on legacy systems. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors. In addition, our future growth prospects are highly dependent on our ability to implement changes to our technology platform to support the future demands of our customers and industry. Our failure to implement changes to our technology platform and adapt to our customers’ changing technological needs and requirements or to hire and retain qualified personnel and maintain our engineering and technological expertise could have a material adverse effect on our operations.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a platform outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available on our marketplace would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors. Our platform systems are mirrored between two third-party owned and operated facilities. Our primary location is in Las Vegas, Nevada and is operated by Switch, Inc. Our secondary location is located in Santa Clara, California and is operated by CenturyLink. Our operations depend on both provider’s ability to protect its and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If our arrangement with either provider is terminated or if there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters, terrorism, other man-made problems, or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

Some aspects of our platform include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Aspects of our platform include software covered by open source licenses, which may include, by way of example, GNU General Public License and the Apache License. Open source license terms are often ambiguous, and there is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses. Therefore, the potential impact of such terms on our business is somewhat unknown. If portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and loan products. There can be no assurance that efforts we take to monitor the use of open source software to avoid uses in a manner that would require us to disclose or grant licenses under our proprietary source code will be successful, and such use could inadvertently occur. This could harm our intellectual property position and have a material adverse effect on our business, results of operations, cash flow, and financial condition. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with use of open source software cannot be eliminated, and could adversely affect our business.

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Any failure to protect our own intellectual property rights could impair our brand, or subject us to claims for alleged infringement by third parties, which could harm our business.

We rely on a combination of copyright, trade secret, trademark and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, underwriting and credit decisioning credit data, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our copyright, trade secret, trademark and other rights or applications for any of the foregoing. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on such rights. We may, however, be unaware of the intellectual property rights that others may claim cover some or all of our technology or services.

In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. In addition, any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our loan products or operating our platform or require that we comply with other unfavorable terms. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

Our platform and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for borrowers and investors, delay introductions of new features or enhancements, result in errors or compromise our ability to protect borrower or investor data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of borrowers or investors, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

The collection, processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

We receive, transmit and store a large volume of personally identifiable information and other user data. There are federal, state and foreign laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous U.S. and international jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. This regulatory framework for privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. Our failure to comply with applicable privacy policies or federal, state or foreign laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage our reputation, discourage potential borrowers or investors from using our marketplace or result in fines or proceedings brought against us, our issuing banks or other third parties by governmental agencies, borrowers, investors or other third parties, one or all of which could adversely affect our business, financial condition and results of operations. In addition to laws, regulations and other applicable common law rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. We could also be subject to liability for the inappropriate use of information made available by us. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit use of our marketplace and harm our business.

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Fluctuations in interest rates could negatively affect transaction volume.

All personal and auto loans and nearly all small business loans facilitated through our marketplace are issued with fixed interest rates, and education and patient finance loans are issued with fixed or variable rates, depending on the type of loan. If interest rates continue to rise, investors who have already committed capital may lose the opportunity to take advantage of the higher rates, or may seek to invest capital in alternative investments. Additionally, potential borrowers could seek to defer loans as they wait for interest rates to settle, and borrowers of variable rate loans may be subject to increased interest rates. If interest rates decrease after a loan is made, borrowers through our marketplace may prepay their loans to take advantage of the lower rates. Investors through our marketplace would lose the opportunity to collect the above-market interest rate payable on the corresponding loan and may delay or reduce future loan investments. As a result, fluctuations in the interest rate environment may discourage investors and borrowers from participating in our marketplace and may reduce our loan originations, which may adversely affect our business.

From time to time we may evaluate and potentially consummate acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic transactions, combinations, acquisitions or alliances to enhance our existing business or develop new loan products and services. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Any acquisition will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our platform;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which we have no or limited direct prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including patent and trademark infringement claims, violations of laws, regulatory actions, commercial disputes, tax liabilities and other known and unknown liabilities;

●	assumption of exposure to performance of any acquired loan portfolios;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with the acquisition.

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We may not make any acquisitions, or any future acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenue to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

Fraudulent activity associated with our marketplace could negatively impact our operating results, brand and reputation and cause the use of our loan products and services to decrease and our fraud losses to increase.

We are subject to the risk of fraudulent activity associated with our marketplace, issuing banks, borrowers, investors and third parties handling borrower and investor information. We have taken measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. Under our agreements with investors, we are obligated to repurchase loans in cases of confirmed identity theft. The level of our fraud charge-offs and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity or significant increases in fraudulent activity could lead to regulatory intervention, negatively impact our operating results, brand and reputation and lead us to take steps to reduce fraud risk, which could increase our costs.

Misconduct and errors by our employees and third-party service providers could harm our business and reputation.

We are exposed to many types of operational risk, including the risk of misconduct and errors by our employees, such as the change to application dates for $3.0 million in loans as described in “Lending Club’s Management’s Discussion and Analysis of Financial Condition and Results of Operations –Board Review,” and other third-party service providers. Our business depends on our employees and third-party service providers to process a large number of increasingly complex transactions, and if any of our employees or third-party service providers take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, we could be liable for damages, be subject to repurchase obligations and subject to regulatory actions and penalties.

We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability. Because our subsidiary, LCA, is the general partner or investment manager for a series of private funds, we could be perceived as having a conflict of interest regarding access to loans versus other platform investors. We believe that we have controls and processes in place to mitigate any potential conflicts of interest.

Any of these occurrences could result in our diminished ability to operate our business, potential liability to borrowers and investors, inability to attract future borrowers and investors, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

If we fail to attract and retain our highly skilled employees needed to support our business, we may not be able to achieve our anticipated level of growth and our business could suffer.

We believe our success depends on the efforts and talents of our employees, including software engineers, financial personnel and marketing professionals. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled technical and financial personnel, particularly in the San Francisco Bay Area, is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

We experienced a number of changes in senior management during 2016, including the resignation of our former CEO and termination of certain senior managers. Further, in June 2016 we implemented a reduction in workforce and we experienced higher than usual attrition in the months since the reduction in workforce.

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With any change in leadership and reduction in workforce, there is a risk to retention of employees, including other members of senior management, as well as the potential for disruption to business operations, initiatives, plans and strategies. In light of the circumstances surrounding these employee actions, we offered significant additional compensation to retain certain employees. The general structure of the special retention awards provided for compensation awards to be paid or vested no later than the first half of 2017. Following the final payments on these awards, we cannot predict whether we ultimately will be able to retain these or other employees in the future, or whether we will have to incur substantial additional cost to do so.

In addition to attracting and retaining highly skilled employees in general, our future performance depends, in part, on our ability to attract and retain key personnel, including our executive officers, senior management team and other key personnel, all of whom would be difficult to replace. The loss of the services of our executive officers or members of our senior management team, and the process to replace any of them, would involve significant time and expense and distraction that may significantly delay or prevent the achievement of our business objectives or impair our operations or results.

In addition, in light of these recent events and their potential overall effect on our business and stock price, key executive officers or senior management may opt to depart the company to pursue other opportunities, which could significantly delay or prevent the achievement of our business objectives or impair our operations or results.

Our credit facility provides our lenders with a first-priority lien against substantially all of our assets and contains certain affirmative and negative covenants and other restrictions on our actions, and it could therefore limit our operational flexibility or otherwise adversely affect our financial condition.

We have a senior secured revolving credit facility of $120.0 million, which the Company may draw upon from time to time. As of December 31, 2016, we had not drawn on the credit facility. The loan agreements for our credit facility contain restrictions on our ability to, among other things, pay dividends, incur indebtedness, place liens on assets, merge or consolidate, make investments, and enter into certain affiliate transactions. In addition, we are required to maintain a maximum total net leverage ratio (as defined in the credit agreement) of 4.00:1.00 initially, and decreasing over the term of the credit facility to 3.00:1.00 on and after June 30, 2018.

In addition, any debt financing we secure in the future, in addition to or in lieu of our credit facility, could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

If we fail to perform under the loan agreement by, for example, failing to make timely payments or failing to comply with the required total leverage ratio, our operations and financial condition could be adversely affected. For more information regarding the covenants and requirements, see “Note 12. Debt” to Lending Club’s financial statements for the fiscal year ended December 31, 2016 included herein.

We previously identified a material weakness in our internal control over financial reporting, which has now been remediated. Any future failure to establish and maintain effective internal control over financial reporting could result in material misstatements in our financial statements.

During the second quarter of 2016, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness related to the aggregation of control deficiencies in the Company’s “tone at the top” and manifested in three primary areas: (i) appropriate system controls, or review and oversight by other personnel, to detect and prevent sales of loans in direct contravention of a loan agreement, (ii) failure to identify related party transactions so as to ensure proper review and approval or disapproval by the Audit Committee or the board, and (iii) failure to appropriately document, authorize, communicate and monitor amendments to investor contracts.

While this material weakness has been remediated, we cannot assure you that we have identified all of our existing material weaknesses, or that we will not in the future have additional material weaknesses.

More generally, if we are unable to meet the demands that have been placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results in future periods, or report them within the timeframes required by law or stock exchange regulations. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Under such circumstances, we may be unable to implement the necessary internal controls in a timely manner, or at all, and future material weaknesses may exist or may be discovered. If we fail to implement the necessary improvements, or if material weaknesses or other deficiencies occur, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, a decline in our stock price, suspension or delisting of our common stock from the NYSE and could have a material adverse effect on our business, results of operations or financial condition. Even if we are able to report our financial statements accurately and in a timely manner, any failure in our efforts to implement the improvements or disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

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Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our operating and financial results have varied on a quarterly basis during our operating history and may continue to fluctuate significantly as a result of a variety of factors, including as a result of the risks set forth in this “Risk Factors” section. It is difficult for us to forecast the level or source of our revenues or earnings (loss) accurately. Accordingly, our quarterly results of operations, including the levels of our operating revenue and expenses, contribution margin and other key metrics, may vary significantly in the future and period-to-period comparisons of our operating results may not be meaningful. Fluctuation in quarterly results may adversely affect the price of our common stock.

Our ability to use our deferred tax assets to offset future taxable income may be subject to certain limitations that could subject our business to higher tax liabilities.

We may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. At December 31, 2016, we had federal and state net operating loss carryforwards (NOLs) of approximately $260.3 million and $178.0 million, respectively, to offset future taxable income. These federal and state net operating loss carryforwards will begin expiring in 2025 and 2028, respectively. A lack of future taxable income would adversely affect our ability to utilize these NOLs. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (Code), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Future changes in our stock ownership as well as other changes that may be outside of our control, could result in additional ownership changes under Section 382 of the Code. Our NOLs may also be impaired under similar provisions of state law. Additionally, at December 31, 2016, we had federal and state research and development tax credit carryforwards of $1.1 million and $3.0 million, respectively. We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, a full valuation allowance has historically been recorded to recognize only deferred tax assets that are more likely than not to be realized. Finally, changes to the federal or state tax laws that would reduce the corporate tax rate could operate to effectively reduce or eliminate the value of any deferred tax asset. Our deferred tax assets may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

We have incurred net losses in the past and may incur net losses in the future.

As of December 31, 2016, our accumulated deficit was $234.2 million. We anticipate that our operating expenses will continue to be elevated for the foreseeable future as we continue to enhance our compliance systems, reestablish the growth of our business, attract borrowers, investors and partners and further enhance and develop our loan products, marketplace and platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We may incur additional net losses in the future and may not maintain profitability on a quarterly or annual basis.

We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act of 1940.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. To avoid being deemed an investment company, we may decide not to broaden our offerings, which could require us to forego attractive opportunities. We may also apply for formal exemptive relief to provide additional clarity on our status under the Investment Company Act. We may not receive such relief on a timely basis, if at all, and such relief may require us to modify or curtail our operations. If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

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If our registered investment advisor, LC Advisors, LLC (LCA), were found to have violated the Investment Advisers Act, our ability to raise sufficient investor commitments to meet borrower demand could be impaired.

Our subsidiary, LCA, acts as an advisor to certain private funds and accredited investors, including those that invest in managed accounts that rely on a third-party adviser or manager to manage their investment through our marketplace. Registered investment advisers are subject to a number of regulatory and legal requirements, including fiduciary duties, conflicts of interest, advertising restrictions and custody requirements.

As described in “Lending Club’s Management’s Discussion and Analysis of Financial Condition and Results of Operations – Board Review,” and previously disclosed, the board review discovered that the investment parameters of one of the funds advised by LCA, specifically with respect to the allocation of 60-month loans held by the fund, was out of tolerance. Further, we reviewed the methodologies used to determine the net asset values and monthly return figures reported for six private investment funds managed by LCA and determined that adjustments were made to the valuation of the Fund’s assets that were not consistent with generally accepted accounting principles (GAAP). These adjustments affected the direction and the specific returns reported in monthly statements sent to limited partners. We are reimbursing limited partners who, during the life of any fund, entered or exited the funds and were adversely impacted by these adjustments. As previously disclosed, these matters were included in the board review of 2016, and such matters are being reviewed by the SEC and other state and federal regulatory agencies.

We believe we have conducted, and we intend to continue to conduct, the business of LCA in substantial compliance with the Investment Advisers Act of 1940, as amended (Investment Advisers Act) and applicable fiduciary duties. If, however, we are deemed to have breached any of our obligations under the Investment Advisers Act, the activities of LCA could be restricted, suspended or even terminated. If this were to occur, our ability to provide investors with the opportunity to invest through private funds and managed accounts could be severely curtailed, and we may not be able to sufficiently meet borrower and investor demand for loans, which could harm our business.

We have not reviewed our compliance with foreign laws regarding the participation of non-U.S. residents on our marketplace.

From time to time, non-U.S. residents invest in loans directly through our marketplace. Through December 31, 2016, the percentage of notes purchased (based upon dollar amounts) by such persons since inception was less than 1% of all loans issued. We are not experts with respect to all applicable laws in the various foreign jurisdictions from which an investor may be located, and we cannot be sure that we are complying with applicable foreign laws. Failure to comply with such laws could result in fines and penalties payable by us, which could reduce our profitability or cause us to modify or delay planned expansions and expenditures, including investments in our growth. In addition, any such fines and penalties could create negative publicity, result in additional regulatory oversight that could limit our operations and ability to succeed, or otherwise hinder our plans to expand our business internationally.

If we were required to register as a broker-dealer under federal or state law, our costs could significantly increase or our operations could be impaired.

The securities offered to investors are offered directly by us. We do not operate as a registered broker-dealer in any jurisdiction. Although we do not believe we are obligated to do so, if a regulatory body were to find that our activities require us to register as a broker-dealer or to sell the investment securities only through a registered broker-dealer, we could be subject to fines, rescission offers or other penalties, and our compliance costs and other costs of operation could increase significantly. Further, our ability to issue and distribute the securities could be significantly impaired or curtailed.

We and our issuing bank partners are subject to borrower protection laws and federal and state consumer protection laws.

We and our issuing bank partners must comply with regulatory regimes, including those applicable to consumer credit transactions, various aspects of which are untested as applied to our marketplace. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other federal and state laws may apply to the origination and servicing of loans facilitated through our marketplace. In particular, through our marketplace, we may be subject to laws, such as:

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●	state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt servicing and collection and unfair or deceptive business practices;

●	the Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions;

●	Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service;

●	the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law;

●	the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, which promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies;

●	the Fair Debt Collection Practices Act and similar state debt collection laws, which provide guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts;

●	the Gramm-Leach-Bliley Act, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;

●	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

●	the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties;

●	the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;

●	the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and

●	the Bank Secrecy Act, which relates to compliance with anti-money laundering, customer due diligence and record-keeping policies and procedures.

While we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that these policies and procedures will be effective in preventing violations of these laws and regulations.

In particular, the USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with FinCEN. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions and limit our ability to get regulatory approval of acquisitions. Recently several banking institutions have received large fines for non-compliance with these laws and regulations.

Failure to comply with these laws and regulatory requirements applicable to our business may, among other things, limit our or a collection agency’s ability to collect all or part of the principal of or interest on loans. As a result, we may not be able to collect our servicing fee with respect to the uncollected principal or interest, and investors may be discouraged from investing in loans. In addition, non-compliance could subject us to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions, rescission rights held by investors in securities offerings and civil and criminal liability, which may harm our business and our ability to maintain our marketplace and may result in borrowers rescinding their loans.

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Where applicable, we will seek to comply with state small loan, loan broker, servicing and similar statutes. In U.S. jurisdictions with licensing or other requirements that we believe may be applicable to us, we comply with the relevant requirements through the operation of our marketplace with issuing banks or we will be seeking to obtain required licenses. Nevertheless, if we are found to not have complied with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions or penalties or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate loans through our marketplace, perform our servicing obligations or make our marketplace available to borrowers in particular states, which may harm our business.

Investors in the limited partnership interests offered by LCA or certificates offered by the Trust may be deemed to have been solicited by general solicitation or general advertising, and such investors could seek to rescind their purchase.

We offer notes through a public offering. In addition, the Trust invests in loans through our marketplace. The Trust and LCA offer certificates and limited partnership interests, respectively, to raise capital for their investments. The offerings by the Trust and LCA are made privately with potential investors with whom they have, or have established through a review and diligence process and cooling-off period which, in our opinion, constitutes a substantive, pre-existing relationship outside of the public offering for the notes prior to an investment in the certificates or limited partnership interests and separate from the public offering of the notes. Because of the fact-specific nature of what constitutes a substantive, pre-existing relationship and the means by which it is created, as well as what types of activities might constitute a general solicitation or general advertising with regard to the private offerings of the certificates and limited partnership interests, it is possible that some of these investors could assert that they became interested in an investment in these private offerings by LCA or the Trust through a general solicitation or general advertising with regard to those offerings or the public offering of notes. If it was determined that an investor’s interest in the certificates or limited partnership interests was the result of a general solicitation or general advertisement, all investors could claim that the sale of certificates or limited partnership interests violated Section 5 of the Securities Act and could seek to rescind their purchase or seek other remedies, subject to any applicable statute of limitations. We would contest vigorously any claim that a violation of the Securities Act occurred, however, litigation is inherently uncertain and can be expensive and time consuming.

Our ability to offer our notes depends upon our compliance with requirements under federal or state securities laws.

All notes publicly offered through our marketplace are offered and sold pursuant to a registration statement filed with the SEC. We also qualify as a “well-known seasoned issuer,” which allows us to file automatically effective registration statements with the SEC. Under SEC rules, for certain material updates, we must file post-effective amendments, which, if we do not qualify as a “well-known seasoned issuer,” do not become effective until declared effective by the SEC. We may fail to maintain our “well-known seasoned issuer” status if we do not file SEC reports on a timely manner or for other reasons. In addition, if we fail to file our Annual Reports on Form 10-K or quarterly reports on Form 10-Q on a timely basis or are otherwise required to suspend use of a registration statement for the notes, we could be required to suspend offering of our notes until the deficiency is resolved. Because we offer notes on a continuous basis, securities law restrictions may also limit our ability to market or advertise to potential investors.

We are also currently required to register or qualify for an exemption in every state in which we offer securities. Qualification in a state can be a time-consuming process, often requiring periodic renewals. Failure to timely renew these registrations may require us to pay penalties, suspend further offerings until we regain compliance and make rescission offers in connection with previously completed investments.

Certain states in which we offer notes also impose special suitability standards and other conditions for operation in their states, restricting the persons and conditions under which we may make offerings in these states. We do not offer our notes in all states due to the restrictions of certain states. While we believe that we may now rely on federal preemption of state registration and qualification requirements, states may interpret federal law as applied to our notes differently, possibly requiring us to continue to make filings in or limit operations in those states. Regardless of any such registration, qualification or preemption, we are subject to both state and federal antifraud rules of each state in which we operate.

As a result of these requirements, actual or alleged non-compliance with federal or state laws or changes in federal or state law or regulatory policy or could limit our ability to offer notes in certain states, require us to pay fines or penalties, or curtail our operations.

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Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The Dodd-Frank Act and other legislation and regulations relating to financial institutions and markets, including alternative asset management funds, has resulted in increased oversight and taxation. However, the recent presidential and congressional elections in the United States could result in significant changes in, and uncertainty with respect to, legislation, regulation and government policy.

There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses on us, may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations. The Dodd-Frank Act is extensive and significant legislation enacting changes that broadly affect most aspects of the financial services industry. The Dodd-Frank Act, among other things, contains a risk retention requirement for all asset-backed securities, which, if applied to our business, would change our business model.

Under these risk retention rules, sponsors of both public and private issuances of asset-backed securities are generally (subject to certain exceptions) required to retain, in one or more prescribed forms, at least 5% of the credit risk of the assets collateralizing such asset-backed securities. In some cases, this risk retention requirement may be retained by a majority-owned affiliate (as determined by GAAP) of the sponsor. These regulations generally prohibit the sponsor or its affiliate from directly or indirectly hedging or otherwise selling or transferring the retained interest for a specified period of time, depending on the type of asset that is securitized. All sponsors of issuances of asset-backed securities are required to comply with such rules beginning in December 2015, with respect to asset-backed securities collateralized by residential mortgages, and December 2016 with regard to all other classes of asset-backed securities.

These changes could impact our access to the asset-backed securities capital markets and, to the extent we issue, or act as the sponsor for issuances of, asset-backed securities ourselves, our financing programs could be less effective and we could be required to comply with these risk retention requirements. Compliance with such legislation or regulation may significantly increase our costs, limit our product offerings and operating flexibility, require significant adjustments in our internal business processes and potentially require us to maintain our regulatory capital at levels above historical practices.

We Design, Create and Offer Products and Services, Including Our Platform, Which Incorporate Innovative Technologies That Involves Risks and We May Not Realize the Degree or Timing of Benefits

We operate a platform to offer innovative credit products to borrowers and exposure to credit for investors. Our products and services operate in a very dynamic industry and, to stay relevant and effective, we will utilize technology to develop our products and design our platform for greater efficiency. We expect spending in technology and data management and science will increase over time as we add computer scientists, designers, software engineers, data scientists and other employees. We seek to invest efficiently in several areas of technology and data and expansion of new and existing product categories and service offerings, such as our platform product. We also invest in our technology infrastructure to enhance the customer experience, improve our processes and more efficiently match borrower and investor demand. To best take advantage of these continued advances in technology, we are investing in initiatives to build and deploy innovative and efficient software.

We seek to achieve growth through the design, development, and support of our products and services, including an innovative loan platform that incorporates advanced technologies. Our products and services, including our platform, change as we invest substantial amounts in research and development efforts to pursue advancements and better use our data. If our design and development efforts are delayed, or if third-party developers cannot timely deliver or perform to our standards, we may not meet customers’ schedules or expectations. Such issues could result in material additional costs, including penalties that could be assessed under existing contractual provisions. Our ability to realize the anticipated benefits of our technological advancements depends on a variety of factors, including meeting development, production, third-party requirements and approval and regulatory approval schedules; execution of internal and external performance plans; availability of third-party developers and suppliers; hiring and training of qualified personnel; achieving cost and production efficiencies; identification of emerging technological trends in our markets; validation of innovative technologies; the level of customer interest in new technologies and products; and borrower and investor acceptance of our products and products that incorporate technologies we develop. These products and services may incorporate additional technologies developed by third parties and involve additional risks and uncertainties. As a result, the performance and market acceptance of these third-party products and services could affect the level of customer interest and acceptance of our own products in the marketplace.

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Any development efforts divert resources from other potential investments in our businesses, and these efforts may not lead to the development of new technologies or products on a timely basis or meet the needs of our customers as fully as competitive offerings. In addition, the markets for our products or products that incorporate our technologies may not develop or grow as we anticipate. We or our customers, suppliers or subcontractors may encounter difficulties in developing and producing new products and services, and may not realize the degree or timing of benefits initially anticipated or may otherwise suffer significant adverse financial consequences. Due to the design complexity of our products, we may in the future experience delays in completing the development and introduction of platform enhancements and new products. Any delays could result in increased development costs or deflect resources from other projects.

In addition, some of our agreements with platform investors contain provisions regarding the manner in which our marketplace platform product operates that could constrain the manner in which our marketplace platform product can develop, particularly with respect to how loans are selected for investment. Some of these agreements provide for significant damages in the event of a breach. These agreements could constrain the development of the marketplace or result in significant damages that could impact our results in a given period.

If we fail to accurately estimate our costs or the time required to support or complete a product enhancement, including any platform enhancements, the profitability of our products and services may be materially and adversely affected. Some of our contracts provide for liquidated damages in the event that we are unable to perform and deliver in accordance with the contractual specifications and schedule. In addition, we may face customer directed cost reduction targets that could have a material adverse effect on the profitability of our contracts. Furthermore, we cannot be sure that our competitors will not develop competing technologies which gain market acceptance in advance of or instead of our platform and products. The possibility exists that our competitors might develop new technology or offerings that might cause our existing technology and offerings to become obsolete. Any of the foregoing could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, internal employee or other insider misconduct, computer viruses, physical or electronic break-ins or similar disruptions.

Our business involves the collection, storage, processing and transmission of customers’ personal data, including financial information. The highly automated nature of our marketplace may make it an attractive target and potentially vulnerable to cyber attacks, computer viruses, physical or electronic break-ins or similar disruptions. In addition, in certain circumstances we utilize third-party vendors to facilitate the servicing of borrower and investor accounts. Under these arrangements, these third-party vendors require access to certain customer data for the purpose of servicing the accounts. While we have taken steps to protect confidential information that we have access to, our security measures or those of our third-party vendors could be breached. Any accidental or willful security breaches or other unauthorized access to our marketplace or servicing systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, third-party vendor error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

The techniques used to obtain unauthorized, improper or illegal access to our systems, our data or customers’ data, disable or degrade service, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized until after they have been launched against a target. Unauthorized parties may attempt to gain access to our systems or facilities through various means, including, among others, hacking into the systems or facilities of us or our partners or customers, or attempting to fraudulently induce our employees, partners, customers or others into disclosing user names, passwords, or other sensitive information, which may in turn be used to access our information technology systems. Certain efforts may be state-sponsored and supported by significant financial and technological resources, making them even more difficult to detect.

Federal regulators and many federal and state regulations require notice if data security breaches involve certain personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers, investors and ecosystem partners and our business and operations could be adversely affected. Additionally, our insurance policies carry a self-insured retention and coverage limits, which may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to collect fully, if at all, under these insurance policies.

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If we are unable to maintain our relationships with issuing banks, our business will suffer.

We rely on issuing banks to originate all loans and to comply with various federal, state and other laws. Our primary issuing bank is WebBank, a Utah-chartered industrial bank that handles a variety of consumer and commercial financing programs. Springstone Financial, LLC (Springstone), our wholly-owned subsidiary, relies on NBT Bank and Comenity Capital Bank as issuing banks for its purchase finance loans such as education and patient finance loans. Our agreements with WebBank are non-exclusive and do not prohibit WebBank from working with our competitors or from offering competing services. Our current agreements with WebBank have initial terms ending in January 2020, with two automatic, one-year renewal terms, subject to certain early termination provisions as set forth in the agreements. These agreements provide WebBank with a right to originate a certain percentage of the loans facilitated through our platform. WebBank currently offers loan programs through other online marketplaces and other alternative lenders. WebBank could decide that working with us is not in its interest, could make working with it cost prohibitive or could decide to enter into exclusive or more favorable relationships with our competitors. In addition, WebBank may not perform as expected under our agreements including potentially being unable to accommodate our projected growth in loan volume. We could in the future have disagreements or disputes with WebBank or other issuing banks, which could negatively impact or threaten our relationship.

WebBank is subject to oversight by the FDIC and the State of Utah and must comply with complex rules and regulations, licensing and examination requirements, including requirements to maintain a certain amount of regulatory capital relative to its outstanding loans. We are a service provider to WebBank, and as such, we are subject to audit by WebBank in accordance with FDIC guidance related to management of third-party vendors. We are also subject to the examination and enforcement authority of the FDIC as a bank service company covered by the Bank Service Company Act. If WebBank were to suspend, limit or cease its operations or our relationship with WebBank were to otherwise terminate, we would need to implement a substantially similar arrangement with another issuing bank, obtain additional state licenses or curtail our operations. We work to have one or more issuing banks to serve as a backup issuing bank to WebBank. To date, no backup issuing banks have originated any loans through our platform and we do not believe that we have a backup origination arrangement that could be in a position to originate loans without significant investment in time and resources, resulting in a disruption to the business. Our relationships with such backup issuing banks are subject to a number of risks and may be subject to change or termination with appropriate notice. In the event that our relationships with such backup issuing banks change, we may need to enter into alternative arrangements with different issuing banks.

We believe that our relationships with all of our issuing bank partners are critical to our business and that maintaining backup arrangements for origination of loans is vital to the health of our business. However, if we need to enter into alternative arrangements with a different issuing bank to replace our existing arrangements, we may not be able to negotiate a comparable alternative arrangement. Transitioning loan originations to a new issuing bank is untested and may result in delays in the issuance of loans or, if our platform becomes inoperable, may result in our inability to facilitate loans through our platform. If we were unable to enter in an alternative arrangement with a different issuing bank, we would need to obtain a state license in each state in which we operate to enable us to originate loans, as well as comply with other state and federal laws, which would be costly and time-consuming. If we are unsuccessful in maintaining our relationships with WebBank or other issuing banks, our ability to provide loan products could be materially impaired and our operating results would suffer.

If we breach representations or warranties that we made in our securitization financing transactions, or if either we or our Sponsor suffer a loss in our retained interests in that transaction, our financial condition could be harmed.

In June 2017 we sponsored the sale of unsecured personal whole loans through an asset-backed securitization. In connection with this securitization, we made certain customary representations, warranties and covenants. If there is a breach of those representations and warranties or a defect in the documentation of any of the contributed assets, which breach or defect materially and adversely affects the value of the subject contributed asset, then we will be required to either cure the breach, repurchase the affected contributed asset from the issuing entity, replace the affected contributed asset with another asset or make a loss of value payment, as the case may be. Any such loss could be material and have an adverse effect on our financial condition.

Further in connection with the securitization, we established a majority-owned affiliate (MOA) that purchased the loans from investors and simultaneously transferred them to a securitization trust. To comply with regulatory risk retention rules, the MOA retained 5% of each of the senior securities and the subordinate residual certificate. In the event that the MOA suffers loss on all or a portion of the retained interests, we would suffer losses equal to our percentage ownership interest in the MOA.

We may enter into similar transactions in the future and those transactions could likely entail similar and other substantial risks.

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Risk retention rules and recent developments in our business may increase our compliance costs, impair our liquidity and otherwise adversely affect our operating results.

We have been using, and may increasingly use, securitizations as a source of liquidity and financing for our business. Securitizations provide us with additional sources of investor demand for the consumer loans facilitated through our platform. If credit rating downgrades, market volatility, market disruptions, regulatory requirements or other factors impede our ability to complete additional securitization transactions on a timely basis or upon terms acceptable to us, our ability to fund our business may be adversely affected.

As described in “Part I. Financial Information – Item 1. Financial Statements – Notes to Condensed Consolidated Financial Statements – 15. Commitments and Contingencies – Purchase Commitments and Loan Funding,” we have and will utilize a greater share of our balance sheet to support securitization initiatives. Historically our business has not been dependent on using our balance sheet and assuming credit risk for loans facilitated through our platform. As we continue such activities (whether in connection with supporting securitization initiatives or otherwise), our financial condition, liquidity or results of operations will become more dependent upon the performance of the retained loans and retained interests in securitizations.

Effective as of December 24, 2016, “risk retention” rules promulgated by U.S. federal regulators under the Dodd-Frank Act require a “securitizer” or “sponsor” of a securitization transaction to retain, directly or through a “majority-owned affiliate” (as defined in the U.S. Risk Retention Rules), in one or more prescribed forms, at least 5% of the credit risk of the securitized assets (the “U.S. Risk Retention Rules”). For securitizations for which we have acted as “sponsor,” we have sought to satisfy the risk retention requirements under the U.S. Risk Retention Rules through a majority-owned affiliate. See “Note 1. Basis of Presentation” and “Note 6. Securitization of Personal Whole Loans.” There can be no assurance that applicable regulatory or governmental authorities will agree that this approach (or any other approach we may adopt in the future) satisfies the U.S. Risk Retention Rules. Furthermore, we have also participated in other securitizations for which we have determined that we are not “sponsor,” and accordingly, we have not sought to comply with risk retention or requirements that would be applicable to the “sponsor” of those transactions. The U.S. Risk Retention Rules are subject to varying interpretations, and one or more regulatory or governmental authorities could take positions with respect to the U.S. Risk Retention Rules that conflict with, or are inconsistent with, the U.S. Risk Retention Rules as understood or interpreted by us, the securitization industry generally, or past or current regulatory or governmental authorities. There can be no assurance that applicable regulatory or governmental authorities will agree with any of our determinations described above, and if such authorities disagree with such determinations, we may be exposed to additional costs and expenses, in addition to potential liability. Furthermore, we expect that compliance with the U.S. Risk Retention Rules (and other related laws and regulations), as currently understood by us, may entail the implementation of new forms, processes, procedures, controls and infrastructure. Such implementation may be costly and may adversely affect our operating results.

In addition to the increased costs we expect to be generated by our efforts to comply with the U.S. Risk Retention Rules, which may be significant, we expect the U.S. Risk Retention Rules to tie up our capital, which could potentially have been deployed in other ways that could have generated better value for our shareholders. Holding risk retention interests or loans in contemplation of securitizations increases our exposure to the performance of the loans that underlie or are expected to underlie those securitizations. Accordingly, although compliance with the U.S. Risk Retention Rules would be expected to more closely align our incentives with those of the investors in our loans, it is also expected that poor loan performance may have a heightened adverse effect on the value of our shares. This may exacerbate the negative effects of poor loan performance on the value of our shares. Acting as a “sponsor” for a securitization transaction may also increase our risk of litigation from, and indemnification exposure to, third-party participants and investors in the securities offered pursuant to such securitization transactions.

To the extent we obtain any third-party financing in connection with retaining the requisite risk retention interest, such as through recourse financings as contemplated by the U.S. Risk Retention Rules, the terms of such financing may impose additional limitations or restrictions on our business that could adversely alter the way our business is operated, reduce the value acting as “sponsor” to us and to our shareholders, or otherwise adversely affect our business and operations generally, or the value of our shares.

There can also be no assurance that there will not be a change in applicable law or rules and regulations in the future, particularly in light of recent statements made by the Trump Administration and the House Financial Services Committee. Any such changes could adversely affect us or the securitization transactions for which we act as “sponsor,” including by making any structural changes undertaken to facilitate compliance with the U.S. Risk Retention Rules obsolete, unnecessarily burdensome or otherwise economically or administratively disadvantageous.

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Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The Dodd-Frank Act and other legislation and regulations relating to financial institutions and markets, including alternative asset management funds, has resulted in increased oversight and taxation. However, the recent presidential and congressional elections in the United States could result in significant changes in, and uncertainty with respect to, legislation, regulation and government policy. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses on us, may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations.

The Dodd-Frank Act is extensive and significant legislation enacting changes that broadly affect most aspects of the financial services industry. The Dodd-Frank Act, among other things, contains a risk retention requirement for all asset-backed securities, which, if applied to our business, would change our business model. Under these risk retention rules, sponsors of both public and private issuances of asset-backed securities are generally (subject to certain exceptions) required to retain, in one or more prescribed forms, at least 5% of the credit risk of the assets collateralizing such asset-backed securities. In some cases, this risk retention requirement may be retained by a majority-owned affiliate (as determined by GAAP) of the sponsor. These regulations generally prohibit the sponsor or its affiliate from directly or indirectly hedging or otherwise selling or transferring the retained interest for a specified period of time, depending on the type of asset that is securitized. All sponsors of issuances of asset-backed securities are required to comply with such rules beginning in December 2015, with respect to asset-backed securities collateralized by residential mortgages, and December 2016 with regard to all other classes of asset-backed securities. These changes could impact our access to the asset-backed securities capital markets and, to the extent we issue, or act as the sponsor for issuances of, asset-backed securities ourselves, our financing programs could be less effective.

The Consumer Financial Protection Bureau (CFPB) published a final rule on July 19, 2017, applicable to certain providers of consumer financial products or services that prevent a provider from using a mandatory arbitration clause to bar a consumer from filing or participating in a class action and requires providers who invoke use of a pre-dispute arbitration clause to submit certain arbitration and court records to the CFPB within a specified time frame. After the compliance date of this rule, we may see an industry-wide increase in class actions filed against providers of financial products or services. This may result in a corresponding increase in cost for our business to defend against alleged class actions. In addition, we may incur an increased cost for compliance with the CFPB reporting requirements.

A decline in social and economic conditions may adversely affect our customers, which may negatively impact our business and results of operations.

As a credit marketplace, we believe our customers are more highly susceptible to uncertainties and negative trends in the markets driven by, among other factors, general social and economic conditions in the United States and abroad. Economic factors include interest rates, unemployment levels, gasoline prices, adjustments in monthly payments, adjustable-rate mortgages and other debt payments, the rate of inflation and consumer perceptions of economic conditions. Social factors include changes in consumer confidence levels and changes in attitudes with respect to incurring debt and the stigma of personal bankruptcy.

These social and economic factors may affect the ability or willingness of borrowers to make payments on their loans. In some circumstances, economic factors could lead to a borrower deciding to pre-pay his or her loan obligation. Because we make payments to investors ratably only to the extent we receive the borrower’s payments on the corresponding loan, if we do not receive payments on the corresponding loan, the investor will not be entitled to any payments under the terms of the investment or whole loan purchase agreement. Accordingly, the return for the investor or whole loan purchaser would decline. Personal loans facilitated through our marketplace are not secured by any collateral, not guaranteed or insured by any third-party, and not backed by any governmental authority in any way. We are therefore limited in our ability to collect on the loans if a borrower is unwilling or unable to repay. Similarly, there is no penalty to borrowers if they choose to pay their loan early.

We strive to establish a marketplace in which annual percentage rates are attractive to borrowers and returns, including the impact of credit losses, are attractive to investors. These external economic and social conditions and resulting trends or uncertainties could adversely impact our customers’ ability or desire to participate on our marketplace as borrowers or investors, thus adversely impacting the credit performance of the loans, notes and certificates, which could negatively affect our business and results of operations. See “Part I – Financial Information – Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Current Economic and Business Environment.”

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Cyber-attacks suffered by third parties could negatively affect our business.

We utilize certain information provided by third parties to facilitate the marketing, distribution, servicing and collection of loans. A cyber-attack suffered by a third-party that provides data to us could impact our ability to market, distribute, service or collect for borrowers or investors. For example, Equifax recently announced a significant cyber breach that impacted millions of consumers. We utilize certain information from Equifax to allow us to market our products through pre-screened offers to qualified borrowers. If a consumer elects to “freeze” their credit data, we will not be able to access their information to make these pre-screened offers.

In addition, if consumers cease to trust credit reporting agencies or other third-party data providers because of cyber-attacks, they may be less willing to participate in borrowing or investing activities generally, which could impact our business.

Further, as a result of the release of personally identifiable information from a third-party platform, we could experience an increase in fraudulent loan applications or investor accounts. Under our policies, we reimburse investors for any loan obtained as a result of a verified identity fraud and any increase in identity theft could result in increased reimbursement costs.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Our stock price has been and will likely continue to be volatile.

As a result of the events surrounding the resignation of our former-CEO, our stock price has declined significantly since the end of the first quarter of 2016 and has exhibited substantial volatility. Recent developments notwithstanding, our stock price may fluctuate in response to a number of events and factors, such as quarterly operating results; changes in our financial projections provided to the public or our failure to meet those projections; changes in the credit performance on our platform; the public’s reaction to our press releases, other public announcements and filings with the SEC; significant transactions, or new features, products or services by us or our competitors; changes in financial estimates and recommendations by securities analysts; media coverage of our business and financial performance; the operating and stock price performance of, or other developments involving, other companies that investors may deem comparable to us; trends in our industry; any significant change in our management; and general economic conditions.

In addition, the stock market in general, and the market prices for companies in our industry, have experienced volatility that often has been unrelated to operating performance. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Price volatility over a given period may cause the average price at which we repurchase our own stock to exceed the stock’s price at a given point in time. Volatility in our stock price also impacts the value of our equity compensation, which affects our ability to recruit and retain employees. In addition, some companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We have been the target of this type of litigation and may continue to be a target in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

If we fail to meet expectations related to future growth, profitability, or other market expectations, our stock price may decline significantly, which could have a material adverse impact on investor confidence and employee retention. A sustained decline in our stock price and market capitalization could lead to impairment charges.

If we were to become subject to a bankruptcy or similar proceeding, the right of payment of investors in our notes may be senior to the right of payment of our stockholders and there may not be value recoverable by our stockholders.

Under the terms of the notes offered through our marketplace, we are obligated to pay principal and interest on each note on a non-recourse basis only if and to the extent that we receive principal, interest or late fee payments from the borrower on the corresponding loan, but the notes become fully recourse to us if we fail to pay such obligation, which would include being prohibited from making such payments as a result of a bankruptcy or similar proceeding, or if we breach a covenant under the indenture governing the notes. In a bankruptcy or similar proceeding due to a default under current or future indebtedness, an action for repurchase or rescission of securities or other event, there is uncertainty regarding whether a holder of a note has any right of payment from our assets other than the corresponding loan. It is possible that a note holder could be deemed to have a right of payment from both the corresponding loan and from some or all of our other assets, in which case the note holder would have a claim to the proceeds of our assets that is senior to any right of payment of the holders of our common stock, regardless of whether we have received any payments from the underlying borrower, making it highly unlikely that there would be any value recoverable by our stockholders.

Anti-takeover provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

Our restated certificate of incorporation and restated bylaws, contain provisions that can have the effect of delaying or preventing a change in control of us or changes in our management. The provisions, among other things:

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●	establish a classified board of directors so that not all members of our board of directors are elected at one time;

●	permit only our board of directors to establish the number of directors and fill vacancies on the board;

●	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

●	require two-thirds vote to amend some provisions in our restated certificate of incorporation and restated bylaws;

●	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan (also known as a “poison pill”);

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which will require that all stockholder actions must be taken at a stockholder meeting;

●	do not provide for cumulative voting; and

●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us in certain circumstances.

Any provision of our restated certificate of incorporation or restated bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

THE COMPANIES

IEG Holdings

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and/or hold certificates of authority to originate direct consumer loans in 20 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

Our strategy is to address the market needs of underbanked consumers that tend to be ignored by mainstream institutional credit providers such as banks and credit unions, and charged excessive fees and interest by fringe lenders such as payday lenders. In the current global environment, we believe there is a substantial need and opportunity for the small personal loans we offer.

All of our personal loans are offered at prevailing statutory rates with fixed affordable repayments and no prepayment penalties. We conduct full underwriting on all applications including credit checks and review of bank statements to ensure customers have capacity to repay their loans, and have designed our loans to help customers reach a stronger financial position.

We have a history of reporting recurring losses and have not generated positive net cash flows from operations. For the years ended December 31, 2016 and 2015, we generated total revenue of $2.1 million and $1.8 million, respectively, and had net losses of $4.7 million and $5.7 million, respectively. For the three months ended September 30, 2017 and 2016, we generated a total revenue of $0.4 million and $0.6 million, respectively, and had net losses of $1.7 million and $1.0 million, respectively. For the nine months ended September 30, 2017 and 2016, we generated total revenue of $1.3 million and $1.6 million, respectively, and had net losses of $3.3 million and $3.2 million, respectively.

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We were organized as a Florida corporation on January 21, 1999, originally under the name Interact Technologies, Inc. In February 2013, we changed our name to IEG Holdings Corporation. We have three wholly owned subsidiaries, including IEC, our U.S. operating entity that holds all of our state licenses, leases, employee contracts and other operating and administrative assets, and IEC SPV, LLC (“IEC SPV”), a bankruptcy remote special purpose entity that holds our U.S. loan receivables.

In addition, IEG Holdings announced on December 22, 2017 that it has formed Crypto, a wholly owned subsidiary of IEG Holdings. Crypto will explore the legalities and economic risks and benefits of entering into a joint venture with IEC, to accept repayment of customer loans in the form of crypto/blockchain currencies such as Bitcoin, provide the crypto equivalent of $5,000 and $10,000 loans to customers, and also potentially create and issue an IEC cryptocurrency. Crypto has not begun operations and is in the development planning stages to explore these business opportunities in this time of changing technology.

Our principal office is located at 3960 Howard Hughes Parkway, Suite 490, Las Vegas, Nevada 89169 and our phone number is (702) 227-5626. Our corporate website address is www.investmentevolution.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this document.

Lending Club

LendingClub is an online marketplace connecting borrowers and investors. LCA is a registered investment advisor with the SEC and wholly-owned subsidiary of Lending Club that acts as the general partner for certain private funds and advisor to SMAs and a fund of which its wholly-owned subsidiary RV MP Fund GP, LLC, is the general partner. Springstone is a wholly-owned subsidiary of Lending Club that facilitates education and patient finance loans. The Trust is an independent Delaware business trust that acquires loans from Lending Club and holds them for the sole benefit of certain investors that have purchased a trust certificate issued by the Trust and that are related to specific underlying loans for the benefit of the investor.

For the years ended December 31, 2016 and 2015, Lending Club generated net revenue of $500.8 million and $429.9 million, respectively, and had net loss of $146.0 million and $5.0 million, respectively. For the three months ended September 30, 2017 and 2016, Lending Club generated net revenue of $154.0 million and $114.6 million, respectively, and had net loss of $6.5 million and $36.5 million, respectively. For the nine months ended September 30, 2017 and 2016, Lending Club generated net revenue of $418.1 million and $370.3 million, respectively, and had net loss of $61.8 million and $113.7 million, respectively.

Lending Club’s principal office is located at 71 Stevenson Street, Suite 300, San Francisco, California 94105 and its phone number is (415) 632-5600. Lending Club’s corporate website address is www.lendingclub.com. Information contained on, or accessible through, Lending Club’s website is not a part of, and is not incorporated by reference into, this document.

THE OFFER

General

IEG Holdings is offering to exchange 13 shares of IEG Holdings’ common stock for each share of common stock of Lending Club, up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017, validly tendered and not properly withdrawn in the offer, on the terms and conditions of the offer, including the proration provisions. See “The Offer—Conditions of the Offer” and “The Offer—Proration.” On January 4, 2018, the closing price of a share of IEG Holdings common stock on the OTCQB was $0.33, and the closing price of a share of Lending Club common stock on the NYSE was $4.10. Accordingly, the offer of 13 IEG Holdings shares for each Lending Club share represents a premium of $0.19 per share, or approximately 4.6%.

Background of the Offer and the Acquisition

Over time, Mr. Mathieson, IEG Holdings’ President and Chief Executive Officer, has reviewed and discussed with the Board business, operational and strategic plans to enhance and complement IEG Holdings’ business, including a variety of strategic acquisition alternatives.

On May 23, 2016, Mr. Mathieson discussed informally a handful of strategic acquisition alternatives with IEG Holdings’ Board, including a potential tender offer for shares of OneMain Holdings, Inc. (“OneMain”) common stock at the end of 2016, as well as acquisition of certain unlisted lending phone application companies or Lending Club. The focus narrowed to OneMain as it appeared to be the best value for the best potential upside due to the substantial redundant cost structure as IEG Holdings already had the experience of moving from brick and mortar to online only. The acquisition would provide the largest increase in net assets for IEG Holdings shareholders. The Board indicated that additional research should be conducted and that IEG Holdings’ strategic alternatives should be explored further.

On May 27, 2016, Mr. Mathieson requested that Laura Anthony of Legal & Compliance, LLC, IEG Holdings’ securities counsel, provide certain information regarding historical stock-for-stock tender offers.

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On June 3, 2016, Mr. Mathieson received a broad outline of the steps involved in a proposed tender offer for 100% of OneMain’s outstanding common stock, as well as certain concerns, including but not limited to, OneMain’s staggered board of directors, the difficulty involved in removing OneMain directors, and the existence of a OneMain majority stockholder. Mr. Mathieson provided the outline to IEG Holdings’ Board members and to Ms. Cholewinski. As part of his general review of strategic opportunities, Mr. Mathieson continued to review numerous transaction alternatives with various consumer finance businesses and assets (including peer-to-peer lenders) and OneMain.

On October 28, 2016, the Board, which at that time consisted of Messrs. Harold Hansen, Matthew Banks and Paul Mathieson, approved by unanimous written consent a stock-for-stock tender offer for 100% of OneMain’s outstanding common stock.

Effective November 3, 2016, at the suggestion of Mr. Mathieson, each of Matthew I. Banks and Harold A. Hansen resigned as a member of IEG Holdings’ Board. IEG Holdings determined that it would no longer pursue an uplisting to NYSE MKT or The NASDAQ Stock Market in the short term, and that it would move from the OTCQX market tier of the OTC Market Group to the OTCQB market tier in January 2017 in order to cut costs. Due to the move to the OTCQB market tier, IEG Holdings will no longer be required to (i) have at least two independent directors, or (ii) maintain a majority independent audit committee. As a result and in order to cut costs, Messrs. Banks and Hansen resigned as members of IEG Holdings’ Board. Mr. Mathieson remained as sole director. If and when IEG Holdings is able to uplist to a national exchange, IEG Holdings intents to appoint additional directors.

On January 5, 2017, IEG Holdings launched a tender offer for shares of OneMain common stock.

On April 26, 2017, Mr. Mathieson, Ms. Anthony and Ms. Cholewinski met at IEG Holdings’ Las Vegas office and discussed a possible tender offer for shares of Lending Club common stock. Mr. Mathieson presented his conclusions regarding the perceived operational synergies, potential cost savings and increased regulatory compliance/lower regulatory risk that could be achieved by converting Lending Club’s unlicensed business model to a state direct licensed model, as well as the possible increase in net assets and market capitalization of a possible business combination between IEG Holdings and Lending Club.

On May 5, 2017, the date on which Lending Club issued its earnings release relating to its first quarter 2017 results of operations, Lending Club’s closing stock price on the NYSE was $5.75. Mr. Mathieson provided Ms. Cholewinski with the earnings release on May 6, 2017. Mr. Mathieson and Ms. Cholewinski reviewed and analyzed the earnings release.

On May 6, 2017, in light of what Mr. Mathieson perceived as an encouraging interim level of tenders by OneMain stockholders, Mr. Mathieson requested from Ms. Anthony certain information regarding a possible tender offer for Lending Club shares. Mr. Mathieson also informed Ms. Cholewinski of his instructions to Ms. Anthony.

From May 7, 2017 to June 20, 2017, Mr. Mathieson held detailed, but informal, discussions with Ms. Cholewinski regarding the possibility of launching a stock-for-stock tender offer for 100% of the outstanding shares of Lending Club common stock at a discount to market in light of the relative small size of IEG Holdings, what Mr. Mathieson believed to be significant synergies and potential cost savings that could be achieved if the two companies were combined. Management also considered during this period launching an initial stock-for-stock tender offer for 4.99% or 9.99% of the outstanding shares of Lending Club common stock instead of 100% to test Lending Club shareholder appetite and also place the tender offer below antitrust thresholds. The discount to market was based on an initial lower ratio offer of two shares of IEG Holdings common stock for each Lending Club share, at a time when IEG Holdings stock was trading at approximately $1.90 per share and Lending Club stock was trading at approximately $5.75 per share. Management’s plan was to adjust the offer at the time of launch to be a discount to see the market’s reaction and then make any appropriate adjustment decisions if required.

Such discussions included the factors, uncertainties and risks set forth below under “—IEG Holdings’ Reasons for the Offer and the Acquisition.” The analysis of the value of IEG Holdings was limited to its then-current market capitalization and share price. The exchange ratio initially was calculated based on an approximate 34% discount to market to take into account the significant expected cost savings and value that could be added to the combined group by utilizing IEG Holdings’ lending licenses and very lean and automated underwriting systems. The financial performance and assets of IEG Holdings and Lending Club were not considered in the analysis, as management believed that the Lending Club stockholders would look solely to the share price, as it reflects and takes into account the financial performance and assets of the relevant business. Management believes that typically a company’s share price in isolation reflects and takes into account the financial performance and assets of the company’s business. However, management determined to make the exchange offer at a ratio that represented a discount to the then-current market price of Lending Club’s common stock because management believed that because IEG Holdings would provide lending licenses and very lean and automated underwriting systems to a possible combined business, IEG Holdings stockholders should have a greater relative percentage of the potential value created.

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On June 16, 2017, IEG Holdings closed its tender offer to purchase shares of OneMain common stock, with 151,994 OneMain shares of common stock acquired (valued at an aggregate of $3.6 million based on the closing price of shares of OneMain common stock of $23.38 on June 15, 2017) in exchange for 3,039,880 shares of IEG Holdings’ common stock.

On June 16, 2017, IEG Holdings sent a letter to OneMain’s Chief Executive Officer and board of directors with the following activist stockholder demands:

●	Appoint Mr. Mathieson as an IEG Holdings representative on OneMain’s board of directors,

●	Appoint Mr. Mathieson as an IEG Holdings representative on OneMain’s management team,

●	Implement substantial cost cuts, and

●	Implement a new and improved online strategy.

IEG Holdings indicated in its letter that it intended, in its role as an activist investor, to:

●	Encourage OneMain to transform the OneMain “brick and mortar” business model to IEG Holdings’ 100% online-only distribution business model, which IEG Holdings believes could result in estimated cost savings of at least $700 million per year by closing over 1,700 OneMain offices, terminating over 10,000 employees, and achieving substantial cuts in advertising/marketing costs and other significant cost-cutting measures, including a significant reduction in aggregate annual executive compensation, and

●	Encourage OneMain to improve its business from termination of low margin OneMain business segments with a new focus on high margin unsecured loans to near prime clients, a focus on refinancing of existing high quality OneMain customers and termination of lending to subprime OneMain customers with FICO scores of less than 600 to reduce OneMain’s loss levels.

This was the only contact that IEG Holdings had with OneMain following expiration of the OneMain tender offer.

On June 17, 2017, IEG Holdings considered liquidating its OneMain holdings, but no decision was made at that time.

On June 22, 2017, the fifth business day following termination of the tender offer, IEG Holdings sold 100% of its OneMain shares (an aggregate of 151,994 shares, which represented approximately 0.1% of Lending Club’s outstanding shares) in exchange for approximately $3.4 million in cash due to lack of response from OneMain’s management, an undersubscribed tender offer and what management believed, based on the low level of tendering stockholders, to be a lack of OneMain stockholder support for the proposed business changes. Had management perceived greater OneMain stockholder support for the proposed business changes or OneMain management demonstrated a willingness to enter into discussions, IEG Holdings likely would have considered retaining its stake in OneMain for a longer period of time or indefinitely. The sale of the tendered OneMain shares by IEG Holdings significantly increased IEG Holdings’ capital and net asset value and resulted in a substantial increase in lending in the third and fourth quarters ending December 31, 2017. Despite IEG Holdings’ desire to effect changes in OneMain’s management, IEG Holdings did not include a minimum tender condition in its offer because IEG Holdings determined that the acquisition of any OneMain shares under the tender offer could add stockholder value by increasing IEG Holdings’ capital and net asset value.

Following the sale of the OneMain shares acquired in the tender offer, we have started to use, and expect to continue to use, the proceeds from the sale to fund increased new loan volumes and to pay Mr. Mathieson, our Chief Executive Officer and the sole member of our board of directors, amounts owed pursuant to the terms of his professional consulting contract with IEC. Mr. Mathieson’s professional consulting contract obligates us to pay Mr. Mathieson $1.2 million annually, plus health insurance and a discretionary bonus to be determined by our sole director.

The sale of the OneMain shares also enabled IEG Holdings’ management to focus its attention on a possible Lending Club tender offer.

On June 27, 2017, Mr. Mathieson, as IEG Holdings’ sole director, approved the Lending Club tender offer for up to 9.99% of Lending Club’s outstanding common stock and the preparation of tender offer materials to be filed with the SEC and sent to Lending Club stockholders. Mr. Mathieson determined to pursue a partial tender offer rather than a tender offer for 100% of Lending Club’s outstanding shares in order to first test the Lending Club stockholders’ response and to place the tender offer below antitrust thresholds.

On June 28, 2017, IEG Holdings delivered a letter to Scott Sanborn, Lending Club’s Chief Executive Officer, and copied Lending Club’s Board of Directors. In the letter, IEG Holdings advised Mr. Sanborn that IEG Holdings proposed to commence a tender offer for up to 9.99% of Lending Club’s outstanding common stock on the basis of two shares of IEG Holdings common stock for each share of Lending Club common stock. IEG Holdings indicated that it believed that a combined Lending Club could achieve significant operational synergies and cost savings by converting Lending Club’s broker business model to a balance sheet lender model. IEG Holdings also identified certain factors which it viewed as supporting its decision to go forward with the tender offer. In the letter, IEG Holdings requested that Lending Club provide certain disclosures and that Lending Club’s auditors provide consent to include the auditors’ report in IEG Holdings’ SEC filings relating to the tender offer, including the registration statement on Form S-4 of which this document is a part.

On July 2, 2017, following a decrease in IEG Holdings’ per share stock price, IEG Holdings’ sole director increased the tender offer ratio to four IEG Holdings shares for each Lending Club share.

On July 3, 2017, Lending Club responded to IEG Holdings’ letter. In its response, Lending Club denied IEG Holdings’ request for disclosures to be included in its SEC filings relating to the tender offer and refused to provide its auditors’ consent. The response expressed no indication of willingness to enter into discussions with IEG Holdings regarding its proposals and/or to recommend that Lending Club stockholders tender their shares pursuant to the tender offer.

Following the launch of the Lending Club tender offer, IEG Holdings’ per share stock price, as quoted on the OTCQB, dropped significantly. On August 1, 2017, due to IEG Holdings’ stock price drop, IEG Holdings determined that the Lending Club offer no longer had a reasonable chance of success and accordingly, IEG Holdings determined that it would terminate the Lending Club tender offer. At that time, IEG Holdings had no intention of launching a Lending Club tender offer or another tender offer in the near future. Any Lending Club shares that had been tendered by LendingClub stockholders were not accepted and were returned to the relevant stockholders.

Despite IEG Holdings’ prior determination not to launch a future tender offer for Lending Club shares, on August 14, 2017, following a rebound in the IEG Holdings’ stock price after the release of IEG Holdings’ second quarter 2017 financial results, IEG Holdings’ management decided to seek legal advice from Baker & McKenzie LLP, a law firm, regarding the possibility of launching another tender offer for shares of Lending Club common stock in the future.

On September 7, 2017, IEG Holdings received initial legal advice from Baker & McKenzie LLP and Mr. Mathieson decided to consider a future Lending Club tender offer. Mr. Mathieson determined that if IEG Holdings were to launch another Lending Club tender offer, the exchange ratio would be increased to provide a more attractive premium for Lending Club shareholders. In addition, the target percentage would be reduced from 9.99% to 4.99% in order to allow an increase in the exchange ratio without increasing the number of IEG Holdings’ authorized shares of common stock. Mr. Mathieson believed that a 4.99% stockholding by IEG Holdings would still allow IEG Holdings to exert influence on Lending Club’s management and board of directors.

On September 11, 2017 and September 12, 2017, IEG Holdings received additional legal advice from Baker & McKenzie LLP, following discussions between Baker & McKenzie LLP and the SEC regarding the possibility of another IEG Holdings-Lending Club tender offer. On December 1, 2017, IEG Holdings received additional legal advice from Baker & McKenzie LLP regarding a possible Lending Club tender offer. Also on December 1, 2017, IEG Holdings instructed Legal & Compliance LLC to begin drafting a registration statement on Form S-4 to be filed with the SEC if IEG Holdings determined to launch another Lending Club tender offer, with the final decision dependent on the relative share prices of IEG Holdings and Lending Club immediately prior to launch.

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On December 7, 2017, the per share market value of Lending Club’s common stock decreased as much as 22.6% to an all-time intraday record low of $3.29 after Lending Club raised its loss estimate and cut its revenue forecast for the fourth quarter of 2017.

On December 23, 2017, Mr. Mathieson, as IEG Holdings’ sole director, approved (i) the Lending Club tender offer under the new terms of 13 shares of IEG Holdings common stock for each share of Lending Club common stock tendered, up to 4.99% of Lending Club’s outstanding shares, and (ii) preparation of tender offer materials to be filed with the SEC and sent to Lending Club stockholders.

On December 29, 2017, IEG Holdings delivered a letter to Scott Sanborn, Lending Club’s Chief Executive Officer, and Lending Club’s board of directors. In the letter, IEG Holdings advised Mr. Sanborn that IEG Holdings proposed to commence a tender offer for up to 4.99% of Lending Club’s outstanding common stock on the basis of 13 shares of IEG Holdings common stock for each share of Lending Club common stock. IEG Holdings identified certain factors which it viewed as supporting its decision to go forward with the tender offer. In the letter, IEG Holdings requested that Lending Club provide certain disclosures and that Lending Club’s auditors provide consent to include the auditors’ report in IEG Holdings’ SEC filings relating to the tender offer, including the registration statement on Form S-4 of which this document forms a part.

On January 2, 2018, IEG Holdings purchased 500 shares of Lending Club common stock, which amount represents under 1% of Lending Club’s outstanding common stock as of October 31, 2017, on the open market at a price per share of $4.1833.

On January 4, 2018, Lending Club responded to IEG Holdings’ letter via telephone through its counsel. On January 5, 2018, IEG Holdings received a letter from Lending Club dated January 4, 2018. In its response, Lending Club denied IEG Holdings’ request for disclosures to be included in its SEC filings relating to the tender offer and refused to provide its auditors’ consent. The response expressed no indication of willingness to enter into discussions with IEG Holdings regarding its proposals and/or to recommend that Lending Club stockholders tender their shares pursuant to the tender offer.

IEG Holdings believes that changing Lending Club’s business model to a balance sheet lender model would enable the company to generate significantly higher gross margins, provide significantly higher long duration cash flow from customers, build increased customer goodwill with customers and enable increased customer refinancing. The longer term duration cash flow would provide more flexibility in reducing lending volumes during periods when underwriting risk levels are rising, as the company would be less dependent on brokering new loan deals every day to provide revenue. Becoming a balance sheet lender rather than a broker of loans would also remove the inherent potential conflict of interest and hazard of providing loans as a broker with potential lax underwriting standards due to the company and employees not taking the full risk of loan repayment. The addition of individual state licenses also is likely to reduce the regulatory risk of being operationally dependent on third parties for lending licenses. Lending Club could initially utilize its existing cash at bank to conduct balance sheet lending and then utilize customer principal and interest repayments, seeking additional debt or equity funding for additional growth of its loan book.

Mr. Mathieson considered the challenges reasonably likely to arise from the process of converting Lending Club’s broker business model to a balance sheet lender model. The main challenges would be:

●	initial acquisition of, and ongoing maintenance of, individual state licenses,

●	upgrade of Lending Club’s internal systems to a more sophisticated and detailed underwriting process that would meet individual state licensing requirements,

●	hiring well qualified and experienced staff to conduct thorough underwriting,

●	hiring additional staff for internal debt collection, and

●	sourcing of additional capital for loans held on the balance sheet.

In addition, Lending Club likely would face staff morale issues due to cost cutting and automation of some loan underwriting processes. Some staff would be removed utilizing natural staff attrition and some would be reallocated to underwriting, compliance and debt collection, however. IEG Holdings estimates that it would take at least two years and would cost more than $50 million to fully transition from Lending Club’s broker business model to a balance sheet lender model.

IEG Holdings’ Reasons for the Offer and the Acquisition

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017. IEG Holdings wishes to acquire the Lending Club shares for several reasons, namely:

●	IEG Holdings believes that the acquisition of Lending Club’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ shareholder equity.

●	IEG Holdings’ sole director has determined that a Lending Club ownership position representing less than 4.99% of Lending Club’s outstanding common stock likely would not be large enough to permit IEG Holdings to exert any influence with Lending Club’s board of directors or management. Accordingly, if IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, IEG Holdings expects to liquidate its Lending Club shareholdings, which is likely to significantly increase IEG Holdings’ shareholder equity.

In connection with a prior completed tender offer, IEG Holdings sold 100% of the tendered shares on the fifth business day following termination of the tender offer. If IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding shares in this offer, IEG Holdings may quickly sell any Lending Club shares acquired in the offer. By liquidating the tendered shares, IEG Holdings would immediately capitalize on the difference in the market value the exchange rate represents. IEG Holdings expects to consider the following factors in making its determination whether or not to liquidate its Lending Club holdings:

●	Lending Club’s then-current share price compared to acquisition cost price;

●	Number and percentage of Lending Club shares tendered pursuant to the offer;

●	Lending Club’s management, board and stockholder response prior to and following termination of the tender offer; and

●	Lending Club’s share price prospects and announcements.

Despite IEG Holdings’ desire to effect changes in Lending Club’s management and influence direction of the business, IEG Holdings did not include a minimum tender condition in its offer because IEG Holdings determined that the acquisition of any Lending Club shares under the tender offer could add stockholder value by increasing IEG Holdings’ capital and net asset value. IEG Holdings believes that it is likely that it will be unable to effect any business or management changes at Lending Club.

●	If IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer:

●	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board to change Lending Club’s business strategy from a broker of loans to a high margin balance sheet lender with its own individual state lending licenses, strong underwriting processes and long duration cash flow from longer term loans in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

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●	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board of directors to implement substantial cost cuts in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

●

IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board of directors to explore opportunities in the crypto/blockchain sector in order to increase the value of IEG Holdings’ Lending Club stockholders; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

●

IEG Holdings may seek to acquire control of Lending Club, by acquiring additional shares of Lending Club common stock pursuant to another tender offer or by other means. At this time, IEG Holdings believes that the there is a low likelihood that it will attempt to seek to acquire control of Lending Club. However, if IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock, the likelihood would increase. IEG Holdings is not attempting to obtain a controlling stake in Lending Club at this time in order to avoid the significant extra costs and time involved in complying with certain antitrust regulatory requirements and increasing IEG Holdings’ authorized capital stock. IEG Holdings considers the following to be the primary challenges it would face in attempting to acquire control of Lending Club:

●

The difficulty in convincing a sufficient percentage of Lending Club stockholders of the merits of IEG Holdings’ proposal, especially in light of IEG Holdings’ significantly smaller market capitalization and total size;

●	The difficulty in obtaining the support of Lending Club’s management and board;

●	The costs, time and management attention required to comply with SEC and antitrust regulatory requirements;

●	The costs, time and management attention required to seek additional Lending Club shares; and

●	The potential negative impact on the market price of IEG Holdings’ common stock as a result of seeking additional Lending Club shares, including the related stockholder dilution prospects.

●	If (i) IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, (ii) IEG Holdings decides not to pursue control of Lending Club at this time, and (iii) Lending Club’s board of directors refuses to (a) appoint an IEG Holdings representative to its board and/or management team, (b) implement substantial cost cuts, and/or (c) change its strategy from a broker of loans to a high margin balance sheet lender, IEG Holdings likely would liquidate its Lending Club shareholdings, which is likely to significantly increase shareholder equity and cash at bank.

In reaching its decision to approve the offer and the acquisition of Lending Club shares, IEG Holdings’ sole director consulted with IEG Holdings’ senior management team and considered a number of factors, including the following material factors which Mr. Mathieson viewed as supporting his decision to approve the offer and the acquisition:

●	IEG Holdings intends to encourage Lending Club to undertake substantial costs cuts by terminating excess employees, achieving substantial cuts in advertising/marketing costs and other significant cost cutting measures;

●	IEG Holdings intends to encourage Lending Club to transform its broker business model with low gross margins and high volumes to focus on high gross margin unsecured loans to near prime clients with strong underwriting, company owned individual state licenses and retention of loans on its balance sheet to secure long duration cash flow from longer term loans;

●	IEG Holdings intends to encourage Lending Club to explore opportunities in the crypto/blockchain sector; and

●	The acquisition of Lending Club shares would substantially increase shareholder equity for IEG Holdings stockholders.

Mr. Mathieson considered the following material factors which Mr. Mathieson viewed as not supporting his decision to approve the offer and the acquisition:

●	The risk of negative publicity, including from statements made by Lending Club;

●	The risk that the tender offer may negatively impact the market value of IEG Holdings’ common stock, including as a result of negative publicity; and

●	The significant costs and management time involved in launching and closing the Lending Club tender offer.

The foregoing discussion of the information and factors considered by IEG Holdings’ sole director is not intended to be exhaustive, but includes the material factors considered by IEG Holdings’ sole director. In view of the variety of positive and negative factors considered in connection with Mr. Mathieson’s evaluation of the Lending Club tender offer, Mr. Mathieson did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching his determination. Mr. Mathieson did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support his ultimate determination. Mr. Mathieson based his determination on the totality of the information presented, and concluded that the potential benefits of the tender offer outweighed the risks.

Proration

If, upon the expiration of the offer, Lending Club stockholders have validly tendered and not validly withdrawn more shares of Lending Club common stock than IEG Holdings is able to accept for exchange, IEG Holdings will accept for exchange the shares of Lending Club common stock validly tendered and not validly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of Lending Club common stock to be accepted for exchange bears to the total number of shares of Lending Club common stock validly tendered and not validly withdrawn (rounded to the nearest whole number of shares of Lending Club common stock).

IEG Holdings will announce the preliminary proration factor, if any, by press release by 9:00 a.m., Eastern time, on the business day (currently expected to be February 22, 2018) following the expiration date of the offer (currently expected to be February 22, 2018). Upon determining the number of shares of Lending Club common stock validly tendered for exchange, IEG Holdings will announce the final results, including the final proration factor, if any.

Any shares of Lending Club common stock not accepted for exchange in the exchange offer as a result of proration will be returned to the tendering stockholder promptly after the expiration of the exchange offer in book-entry form to a direct registration account in the name of the registered holder maintained by Lending Club’s transfer agent even if tendered in certificated form.

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Distribution of Offering Materials

On or about January 15, 2018, the preliminary prospectus/offer to exchange, the related letter of transmittal and other relevant materials will be initially delivered to record holders of shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Lending Club’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.

Expiration of the Offer

The offer is scheduled to expire at 5:00 p.m., Eastern time, on February 22, 2018, which is the “expiration date,” unless further extended by IEG Holdings. “Expiration date” means February 22, 2018, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by IEG Holdings, will expire.

Extension, Termination and Amendment

IEG Holdings will effect any extension, termination, amendment or delay by (i) giving oral or written notice to the depository and exchange agent, (ii) making a public announcement promptly thereafter as described under “The Offer—Extension, Termination and Amendment,” (iii) filing with the SEC an amendment to Schedule TO reporting promptly any material changes in the information set forth in the schedule previously filed and including copies of any additional tender offer materials as exhibits, and (iv) as required by Rule 14d-4(d)(2) promulgated under the Exchange Act, keeping the tender offer open from the date that material changes to the tender offer materials are disseminated to securityholders as follows: (a) five business days for a prospectus supplement containing a material change other than price or share levels, (b) 10 business days for a prospectus supplement containing a change in price, the amount of securities sought or other similarly significant change, (c) 10 business days for a prospectus supplement included as part of a post-effective amendment, and (d) 20 business days for a revised prospectus when the initial prospectus was materially deficient.

To the extent legally permissible, IEG Holdings expressly reserves the right, in its sole discretion, to terminate the offer at any time if any of the conditions referred to in the section entitled “The Offer—Conditions of the Offer” have not been satisfied. IEG Holdings also reserves the right to waive any conditions to the offer or otherwise amend the offer in any respect.

In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which IEG Holdings may choose to make any public announcement, IEG Holdings assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, Lending Club shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the right of each Lending Club stockholder to withdraw previously tendered Lending Club shares.

No subsequent offering period will be available following the expiration of the offer.

Exchange of Shares; Delivery of Shares of IEG Holdings Common Stock

IEG Holdings has retained Computershare as the depositary and exchange agent for the offer (the “depository and exchange agent”) to handle the exchange of shares for the offer consideration.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), IEG Holdings will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn promptly after the expiration date. In all cases, a Lending Club stockholder will receive consideration for tendered Lending Club shares only after timely receipt by the depository and exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the depository and exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, IEG Holdings will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the depository and exchange agent of its acceptance of those shares pursuant to the offer. The depository and exchange agent will deliver to the applicable Lending Club stockholders shares of IEG Holdings common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The depository and exchange agent will act as the agent for tendering Lending Club stockholders for the purpose of receiving shares of IEG Holdings common stock from IEG Holdings and transmitting such stock to the tendering Lending Club stockholders.

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If IEG Holdings does not accept any tendered Lending Club shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, IEG Holdings will return certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the depository and exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the shares to be returned will be credited to an account maintained with DTC promptly following expiration or termination of the offer.

Withdrawal Rights

Lending Club stockholders can withdraw tendered Lending Club shares at any time until the expiration date and, if IEG Holdings has not agreed to accept the shares for exchange on or prior to February 22, 2018, Lending Club stockholders can thereafter withdraw their shares from tender at any time after such date until IEG Holdings accepts shares for exchange.

For the withdrawal of shares to be effective, the depository and exchange agent must receive a written notice of withdrawal from the Lending Club stockholder at the address set forth on the back cover of this document, prior to the expiration date. The notice must include the Lending Club stockholder’s name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the depository and exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depository and exchange agent, as stated above, prior to the physical release of such certificates.

IEG Holdings will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion. None of IEG Holdings, the depository and exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Lending Club stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

For a Lending Club stockholder to validly tender Lending Club shares pursuant to the offer:

●	a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the letter of transmittal, and certificates for tendered Lending Club shares held in certificate form must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document before the expiration date; or

●	an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document, and the shares must be tendered into the depository and exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the depository and exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that IEG Holdings may enforce that agreement against such participant.

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The depository and exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the depository and exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document prior to the expiration date. IEG Holdings cannot assure Lending Club stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, Lending Club stockholders must tender shares by means of delivery of Lending Club share certificates. We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the depository and exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of Lending Club share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Lending Club stockholder, and delivery will be deemed made only when actually received by the depository and exchange agent. If delivery is by mail, IEG Holdings recommends registered mail with return receipt requested and properly insured. In all cases, Lending Club stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal income tax backup withholding, each Lending Club stockholder, other than a stockholder exempt from backup withholding as described below, must provide the depository and exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between IEG Holdings and the tendering Lending Club stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer.

No Guaranteed Delivery

We are not providing for guaranteed delivery procedures and therefore Lending Club stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Lending Club stockholders must tender their Lending Club shares in accordance with the procedures set forth in this document. In all cases, IEG Holdings will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the depository and exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the depository and exchange agent’s account at DTC as described above), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

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Grant of Proxy

By executing a letter of transmittal as set forth above, a Lending Club stockholder irrevocably appoints IEG Holdings’ designees as such Lending Club stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by IEG Holdings and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that IEG Holdings accepts tendered Lending Club shares for exchange pursuant to the offer and deposits with the depository and exchange agent the shares of IEG Holdings common stock consideration for such shares. All such proxies will be considered coupled with an interest in the tendered Lending Club shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Lending Club stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). IEG Holdings’ designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of the Lending Club’s stockholders or otherwise. IEG Holdings reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, IEG Holdings must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by IEG Holdings in accordance with terms of the offer, the appointment will not be effective, and IEG Holdings will have no voting rights as a result of the tender of shares.

Fees and Commissions

Tendering registered Lending Club stockholders who tender shares directly to the depository and exchange agent will not be obligated to pay any charges or expenses of the depository and exchange agent or any brokerage commissions. Tendering Lending Club stockholders who hold Lending Club shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by IEG Holdings.

Matters Concerning Validity and Eligibility

IEG Holdings will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion. IEG Holdings reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. IEG Holdings also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of IEG Holdings, the depository and exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

Lending Club stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent as set forth below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (855) 208-8903

Email: info@okapipartners.com

Announcement of Results of the Offer

IEG Holdings will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether IEG Holdings will accept the tendered Lending Club shares for exchange, promptly following the expiration date. The announcement will be made by a press release and IEG Holdings will file with the SEC a final amendment to Schedule TO reporting promptly the results of the tender offer.

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Ownership of IEG Holdings After the Offer and the Acquisition of Tendered Shares

Assuming that:

●	20,701,999 of Lending Club’s outstanding shares are exchanged in the offer; and

●	17,463,449 shares of IEG Holdings common stock are outstanding immediately prior to expiration of the offer;

former Lending Club stockholders would own in the aggregate 93.9% of the outstanding shares of IEG Holdings common stock after completion of the offer.

Purpose of the Offer; Dissenters’ Rights

Purpose of the Offer

The purpose of the offer is for IEG Holdings to acquire up to an aggregate of 20,701,999 shares of Lending Club common stock, representing approximately 4.99% of Lending Club’s outstanding shares as of October 31, 2017. IEG Holdings wishes to acquire the Lending Club shares for several reasons, namely:

●	IEG Holdings believes that the acquisition of Lending Club’s shares is a solid short-term investment for IEG Holdings’ stockholders, significantly increasing IEG Holdings’ shareholder equity.

●	IEG Holdings’ sole director has determined that a Lending Club ownership position representing less than 4.99% of Lending Club’s outstanding common stock likely would not be large enough to permit IEG Holdings to exert any influence with Lending Club’s board of directors or management. Accordingly, if IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, IEG Holdings expects to liquidate its Lending Club shareholdings, which is likely to substantially increase IEG Holdings’ shareholder equity.

In connection with a prior completed tender offer, IEG Holdings sold 100% of the tendered shares on the fifth business day following termination of the tender offer. If IEG Holdings does not acquire at least 4.99% of Lending Club’s outstanding shares in this offer, IEG Holdings may quickly sell any Lending Club shares acquired in the offer. By liquidating the tendered shares, IEG Holdings would immediately capitalize on the difference in the market value the exchange rate represents. IEG Holdings expects to consider the following factors in making its determination whether or not to liquidate its Lending Club holdings:

●	Lending Club’s then-current share price compared to acquisition cost price;

●	Number and percentage of Lending Club shares tendered pursuant to the offer;

●	Lending Club’s management, board and stockholder response prior to and following termination of the tender offer; and

●	Lending Club’s share price prospects and announcements.

Despite IEG Holdings’ desire to effect changes in Lending Club’s management and influence direction of the business, IEG Holdings did not include a minimum tender condition in its offer because IEG Holdings determined that the acquisition of any Lending Club shares under the tender offer could add stockholder value by increasing IEG Holdings’ capital and net asset value. IEG Holdings believes that it is likely that it will be unable to effect any business or management changes at Lending Club.

●	If IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer:

●	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board to change Lending Club’s business strategy from a broker of loans to a high margin balance sheet lender with its own individual state lending licenses, strong underwriting processes and long duration cash flow from longer term loans in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

●	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club’s board of directors to implement substantial cost cuts in order to increase the value of IEG Holdings’ Lending Club stockholdings; provided, however, that IEG Holdings may determine that it is in IEG Holdings’ best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club’s outstanding common stock.

●	IEG Holdings expects to use its Lending Club stockholdings to pressure Lending Club's board of directors to explore opportunities in the crypto/blockchain sector in order to increase the value of IEG Holdings' Lending Club stockholders; provided, however, that IEG Holdings may determine that it is in IEG Holdings' best interests to liquidate its Lending Club stockholdings even if it acquires at least 4.99% of Lending Club's outstanding common stock.

●	IEG Holdings may seek to acquire control of Lending Club, by acquiring additional shares of Lending Club common stock pursuant to another tender offer or by other means.

●	If (i) IEG Holdings acquires at least 4.99% of Lending Club’s outstanding common stock as a result of the tender offer, (ii) IEG Holdings decides not to pursue control of Lending Club at this time, and (iii) Lending Club’s board of directors refuses to (a) appoint an IEG Holdings representative to its board and/or management team, (b) implement substantial cost cuts, and/or (c) change its strategy from a broker of loans to a high margin balance sheet lender, IEG Holdings likely would liquidate its Lending Club shareholdings, which is likely to substantially increase IEG Holdings’ shareholder equity and cash at bank.

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Dissenters’ Rights

No appraisal rights are available to the holders of Lending Club shares in connection with the offer.

Conditions of the Offer

IEG Holdings will not accept for exchange or exchange any Lending Club shares, may postpone the acceptance for exchange, or the exchange, of tendered Lending Club shares, if at the expiration date any of the following conditions is not satisfied or validly waived:

●	IEG Holdings must reasonably determine that it does not expect the continuation of the offer to require it to register as an investment company as that term is defined under the 1940 Act;

●	The closing per share price of IEG Holdings’ common stock, as quoted on the OTCQB on each day prior to termination of the offer is equal to or greater than $0.15;

●	the registration statement, of which this document is a part, must have become effective under the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order; and

●	no law, order, or injunction restraining or enjoining or otherwise prohibiting the consummation of the offer must have been issued by a governmental entity of competent jurisdiction.

Certain Legal Matters; Regulatory Approvals

General

IEG Holdings is not aware of any governmental license or regulatory permit that appears to be material to Lending Club’s business that might be adversely affected by IEG Holdings’ acquisition of Lending Club shares pursuant to the offer or, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for IEG Holdings’ acquisition or ownership of Lending Club shares pursuant to the offer.

Antitrust

In connection with the offer, IEG Holdings does not believe that any Notification and Report Form filing with the Federal Trade Commission and the Department of Justice is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Interests of Certain Persons in the Offer

Lending Club’s directors and executive officers may have interests in the offer that are different from, or in addition to, the interests of the Lending Club stockholders generally. These interests may create potential conflicts of interest.

Effect of the Offer on Lending Club Shares and Equity Awards

Consideration for Lending Club Shares

If Lending Club’s directors and executive officers were to tender any Lending Club shares they own for purchase pursuant to the offer, they would receive the same consideration on the same terms and conditions as the other stockholders of Lending Club. As of March 31, 2017 (the most recent date for which such information is publicly available), Lending Club’s directors and executive officers (and affiliates thereof) owned 40,037,429 Lending Club shares in the aggregate. If the directors and executive officers (and affiliates thereof) were to validly tender and not properly withdraw their outstanding Lending Club shares pursuant to the offer, up to the aggregate offering amount of 20,701,999 Lending Club shares, and those Lending Club shares were accepted for exchange by IEG Holdings, the directors and executive officers (and affiliates thereof) would receive shares of IEG Holdings common stock having an aggregate value of approximately $68.3 million, based on the last sale price of IEG Holdings common stock on the OTCQB on January 4, 2018.

No Consideration for Restricted Stock Units, Stock Options or Other Convertible Securities

IEG Holdings will not provide any consideration for outstanding Lending Club restricted stock units, stock options or other convertible securities.

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Certain Relationships With Lending Club

As of the date of this document, IEG Holdings owns 500 Lending Club shares. To the best of IEG Holdings’ knowledge, after reasonable inquiry, none of the persons listed in the section entitled “IEG Holdings’ Management,” nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Lending Club or has effected any transaction in securities of Lending Club during the past 60 days.

Source and Amount of Funds

The offer is not conditioned upon any financing arrangements or contingencies.

Fees and Expenses

IEG Holdings has retained Okapi Partners LLC as information agent in connection with the offer. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of shares. IEG Holdings will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. IEG Holdings agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, IEG Holdings has retained Computershare as depository and exchange agent in connection with the offer. IEG Holdings will pay the depository and exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the depository and exchange agent for its reasonable out-of-pocket expenses and will indemnify the depository and exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

IEG Holdings will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, IEG Holdings will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, IEG Holdings will account for the acquisition of shares as an available-for-sale investment.

Resale of IEG Holdings Common Stock

All IEG Holdings common stock received by Lending Club stockholders as consideration in the offer will be freely tradable for purposes of the Securities Act, except for IEG Holdings common stock received by any person who is deemed an “affiliate” of IEG Holdings at the time of the closing. IEG Holdings common stock held by an affiliate of IEG Holdings may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of IEG Holdings common stock by any person, and no person is authorized to make any use of this document in connection with any resale.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

IEG Holdings’ common stock is quoted on the OTCQB market tier of the OTC Markets Group under the symbol “IEGH.” Lending Club shares are listed on the NYSE under the symbol “LC.” The following table sets forth, for the periods indicated, as reported by the OTCQB with respect to IEG Holdings and NYSE with respect to Lending Club, the per share high and low sales prices of each company’s common stock.

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	IEG Common Stock		Lending Club Common Stock
	High	Low	High	Low
2016
Quarter Ended March 31, 2016	$99.00	$49.50	$11.25	$6.34
Quarter Ended June 30, 2016	65.00	17.50	8.41	3.44
Quarter Ended September 30, 2016	24.00	16.60	6.58	4.03
Quarter Ended December 31, 2016	7.50	2.01	6.56	4.64

2017
Quarter Ended March 31, 2017	$8.60	$1.00	$6.78	$4.99
Quarter Ended June 30, 2017	4.00	0.56	6.16	5.17
Quarter Ended September 30, 2017	1.20	0.14	6.47	4.92
Quarter Ended December 31, 2017	0.56	0.18	6.56	3.29

On January 4, 2018, the trading day prior to the filing of IEG Holdings’ registration statement on Form S-4, of which this document forms a part, the closing price per Lending Club share on the NYSE and the closing price per share of IEG Holdings common stock as quoted on the OTCQB was as follows:

IEG Holdings	Lending Club

$0.33	$4.10

Lending Club stockholders should obtain current market quotations for Lending Club shares and shares of IEG Holdings common stock before deciding whether to tender their Lending Club shares in the offer. IEG Holdings’ common stock is quoted on the OTCQB tier of the OTC Markets. Trading in IEG Holdings common stock is thin and sporadic, and the price of IEG Holdings common stock has been in the past, and likely will be in the future, very volatile because of several factors, including a limited public float. See “Risk Factors—IEG Holdings Risk Factors—Risks Relating to Our Common Stock—Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock” and “Risk Factors—IEG Holdings Risk Factors—Risks Relating to Our Common Stock—Our common stock price is likely to be highly volatile because of several factors, including a limited public float.”

Dividends

Prior to May 2017, we had not paid any cash dividends on our common stock. In May 2017, we announced the declaration of a cash dividend of $0.005 per common share for the first quarter of 2017. The dividend was paid on August 21, 2017 to stockholders of record at the close of business on June 5, 2017. In August 2017, we announced the declaration of a cash dividend of $0.005 per common share for the second quarter of 2017. The dividend was paid on August 21, 2017 to stockholders of record at the close of business on August 11, 2017. On October 30, 2017, we declared a cash dividend of $0.005 per common share for the third quarter of 2017. The dividend was paid on November 20, 2017 to stockholders of record at the close of business on November 11, 2017. We expect to pay ongoing dividends. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We may determine to retain future earnings, if any, for reinvestment in the development and expansion of our business.

INFORMATION ABOUT IEG HOLDINGS

DESCRIPTION OF IEG HOLDINGS’ BUSINESS

Business Overview

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and/or hold certificates of authority and originating direct consumer loans in 20 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

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Our strategy is to address the market needs of underbanked consumers that tend to be ignored by mainstream institutional credit providers such as banks and credit unions, and charged excessive fees and interest by fringe lenders such as payday lenders. In the current global environment, we believe there is a substantial need and opportunity for the small personal loans we offer.

All of our personal loans are offered at prevailing statutory rates with fixed affordable repayments and no prepayment penalties. We conduct full underwriting on all applications including credit checks and review of bank statements to ensure customers have capacity to repay their loans, and have designed our loans to help customers reach a stronger financial position.

We have a history of reporting recurring losses and have not generated positive net cash flows from operations. For the years ended December 31, 2016 and 2015, we generated total revenue of $2.1 million and $1.8 million, respectively, and had net losses of $4.7 million and $5.7 million, respectively. For the three months ended September 30, 2017 and 2016, we generated a total revenue of $0.4 million and $0.6 million, respectively, and had net losses of $1.7 million and $1.0 million, respectively. For the nine months ended September 30, 2017 and 2016, we generated total revenue of $1.3 million and $1.6 million, respectively, and had net losses of $3.3 million and $3.2 million, respectively.

We were organized as a Florida corporation on January 21, 1999, originally under the name Interact Technologies, Inc. In February 2013, we changed our name to IEG Holdings Corporation. We have three wholly-owned subsidiaries, including IEC, our U.S. operating entity that holds all of our state licenses, leases, employee contracts and other operating and administrative assets, and IEC SPV, a bankruptcy remote special purpose entity that holds our U.S. loan receivables.

Our principal office is located at 3960 Howard Hughes Parkway, Suite 490, Las Vegas, Nevada 89169 and our phone number is (702) 227-5626. Our corporate website address is www.investmentevolution.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this document.

Recent Developments

July 2017 Lending Club Tender Offer

On July 12, 2017, the Company filed with the SEC a registration statement on Form S-4 (the “S-4 Registration Statement”) and a Schedule TO relating to the Company’s offer to exchange four shares of the Company’s common stock for each share of the common stock of LendingClub Corporation (“Lending Club”), par value $0.01 per share, up to an aggregate of 40,345,603 shares of Lending Club’s common stock, representing approximately 9.99% of the outstanding shares of Lending Club’s common stock as of April 28, 2017, validly tendered and not properly withdrawn in the offer (the “Lending Club Tender Offer”). The Lending Club Tender Offer and the withdrawal rights were set to expire at 5:00 p.m., Eastern time, on August 10, 2017, unless extended.

Following the launch of the Lending Club Tender Offer, the price per share of the Company’s common stock, as quoted on the OTCQB, dropped significantly. On August 1, 2017, due to the drop in the Company’s stock price, the Company determined that the Lending Club Tender Offer no longer had a reasonable chance of success and accordingly, the Company determined that it would terminate the Lending Club Tender Offer and withdraw the S-4 Registration Statement. Any shares that were tendered by Lending Club shareholders were not accepted and were returned to the relevant shareholders. From time to time, the Company may consider a future tender offer where it identifies either business or investment opportunities.

2016 Reverse and Forward Stock Splits

IEG Holdings has executed and initiated reverse stock splits that have resulted in a reduction in the number of stockholders of IEG Holdings. Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer may be involuntarily cashed out in the future at a price per share that is lower than the price at which the IEG Holdings shares are valued in the Offer. In April 2016 and October 2016, we effected reverse and forward stock splits. In each case, stockholders who would otherwise have received fractional shares received cash in exchange for shares of IEG Holdings. These stockholders were involuntarily cashed out, and the splits were approved by Mr. Mathieson in his capacity as our sole director. If we decide to execute a reverse stock split following the Offer, IEG Holdings stockholders, including Lending Club stockholders who tender their shares in the Offer and receive shares of the common stock of IEG Holdings, could be required to accept cash in exchange for their shares of IEG Holdings. If, for example, the stock price of IEG Holdings common stock is at that point below the price at which the IEG Holdings common stock is valued in this Offer, such stockholders could receive consideration for their IEG Holdings common stock that is less than the value of their tendered Lending Club shares at the time of the Offer. See “Risk Factors—IEG Holdings has executed and initiated reverse stock splits that have resulted in a reduction in the number of stockholders of IEG Holdings. Lending Club stockholders who receive shares of the common stock of IEG Holdings in the Offer may be involuntarily cashed out in the future at a price per share that is lower than the price at which the IEG Holdings shares are valued in the Offer.”

Abandonment of Reverse-Forward Stock Split and Cash-Out

On June 21, 2017, the Company filed with the SEC a preliminary information statement on Schedule 14C (the “Preliminary Information Statement”). The Preliminary Information Statement, though not in definitive form, related to a vote by the Company’s sole director and holder of a majority of the voting power of the issued and outstanding capital stock of the Company to effect a reverse 1-for-1,000 stock split (the “Reverse Split”), followed immediately by a forward 1,000-for-1 stock split (the “Forward Split”) of the Company’s common stock. The Company’s intention was that registered shareholders whose shares of the Company’s common stock were converted into less than one share in the Reverse Split would receive cash payments equal to the fair value of those fractional interests. The Reverse Split and Forward Split, together with the related cash payments to shareholders with less than 1,000 shares of the Company’s common stock prior to the Reverse Split are referred to herein as the “Reverse/Forward Split.”

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The primary goal of the Reverse/Forward Split was cost savings from reducing administrative costs associated with shareholder accounts, and the Company believes that previously completed reverse/forward stock splits have achieved substantial administrative cost savings. Neither the Reverse/Forward Split nor any reverse/forward stock split previously completed by the Company were designed for the purposes of or in connection with a “going private” transaction. The board of directors and controlling stockholder approved the Reverse/Forward Split on June 14, 2017, which was the day before the expiration of the tender offer for shares of OneMain common stock. The board did not believe the decision to take corporate action to effect the split was a material change to the OneMain tender offer as it would have only potentially impacted up to eight of the OneMain stockholders who had accepted the offer who held less than 1,000 IEG Holdings shares if they still owned their shares on July 25, 2017. Even if they did still own their shares on July 25, 2017, they would have been provided notice from the Information Statement and could have purchased a small number of extra shares to avoid being repurchased if they did not want to sell or they could have sold on the market at a higher price in the days after the tender offer closed and the Information Statement was filed. The total amount of the repurchase would have been approximately $100,000, would have impacted almost exclusively non-OneMain tendering stockholders and represents a non-material amount of IEG Holdings’ total assets. The total amount of less than $8,000 for the eight affected OneMain tendering stockholders compared to the approximately $3.55 million worth of OneMain shares acquired in the tender offer is not material. The board believes that the cost savings from the proposed Reverse/Forward Split, though not material, would have been a positive for the OneMain tendering stockholders if it had been effected.

On July 21, 2017, the Company announced that it would not effect the Reverse/Forward Split and instructed holders of the Company’s common stock to disregard the Preliminary Information Statement that was filed with the SEC in its entirety. The Company’s determination to abandon the Reverse/Forward Split was based on the Company’s launch, on July 12, 2017, of the Lending Club Tender Offer subsequent to the filing of the Preliminary Information Statement with the SEC on June 21, 2017. The Company expected that a significant number of individual new shareholders could acquire less than 1,000 shares of the Company’s common stock in connection with the Lending Club Tender Offer which could have significantly increased the cost of completing the Reverse/Forward Split. For the avoidance of doubt, no reverse and/or forward split occurred on July 25, 2017 and no shareholders were cashed out on July 25, 2017. The Company has no intention of effecting the Reverse/Forward Split or any other reverse and/or forward split in the near future.

Stock Repurchase Program

In January 2017, our Board of Directors approved a stock repurchase program authorizing the open market repurchase of up to $2,000,000 of our common stock for the following reasons:

●	The stock repurchase program permits the Company to purchase shares of its common stock from time to time at prices that are below what the Board believes to be the true value of the shares.

●	The Company’s common stock is trading at close to record low prices.

●	The stock repurchase program reflects the commitment of our Board of Directors to enhance stockholder value and its confidence in our long-term growth prospects.

●	The Board believes the stock repurchase program is a strategic investment and an appropriate use of corporate funds.

●	Any repurchases will only be effected to the extent that they do not impair the Company’s capital or the Company’s ability to pay its debts.

●	The Company has available liquidity from existing customer loan repayments to be able to both reinvest in new customer loans and also to strategically invest back into our company via stock repurchases.

●	The stock repurchase program will assist in improving stock liquidity and ensuring a more orderly and less volatile market for a relatively small outlay of cash.

●	No purchases are required.

Purchases under the program are authorized through December 31, 2018. As at the close of business January 4, 2018, 460,773 shares have been repurchased to date under this program.

Declaration of Dividends

On August 1, 2017, our sole director declared a cash dividend of $0.005 per common share for the second quarter of 2017. The dividend was paid on August 21, 2017 to stockholders of record at the close of business on August 11, 2017. On October 30, 2017, we declared a cash dividend of $0.005 per common share for the third quarter of 2017. The dividend was paid on November 20, 2017 to stockholders of record at the close of business on November 11, 2017.

Notes Offering Terminated

In December 2016, we launched a private offering of up to $10 million aggregate principal amount of our 12% senior unsecured notes due December 31, 2026 (the “Notes”), on a self-underwritten basis. The Notes offering was terminated in May 2017. No Notes were sold in the offering.

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OneMain Holdings, Inc. Tender Offer Closed

On June 16, 2017, we closed our tender offer to purchase shares of the common stock of OneMain, pursuant to which we acquired 151,994 shares of the common stock of OneMain (valued at an aggregate of approximately $3.55 million based on the closing price of the shares of OneMain’s common stock of $23.38 on June 15, 2017) in exchange for 3,039,880 shares of the Company’s common stock. The per share valuation of the Company’s common stock used as consideration in the OneMain tender offer was $1.169 per share at the closing date of the tender offer. On June 22, 2017, we sold 100% of the 151,994 shares of the common stock of OneMain, which we obtained in our tender offer, on the open market in exchange for $3.4 million in cash. We have begun to use and expect to continue to use the proceeds from the sale of those shares of the common stock of OneMain to fund increased new loan volumes in the second half of 2017 and to pay our Chief Executive Officer and the sole member of our Board of Directors amounts owed pursuant to the terms of the professional consulting contract, effective as of July 1, 2017, between IEC and our Chief Executive Officer.

Amendment of Series H Preferred Stock

On June 20, 2017, we filed articles of amendment (the “June 20 Amendment”) to our amended and restated articles of incorporation, as amended (the “Articles”) with the Florida Secretary of State. The June 20 Amendment has the effect of revising the terms of our Series H preferred stock, par value $0.001 per share (the “Series H Preferred Stock”) to:

(1)	remove rights to receive dividends on our Series H preferred stock;

(2)	increase the conversion ratio of the Series H preferred stock from 0.2 shares of Common Stock per share of Series H preferred stock to 1 share of Common Stock per share of Series H preferred stock;

(3)	remove our right to redeem or call our Series H preferred stock;

(4)	provide for automatic conversion of Series H preferred stock into shares of our Common Stock on December 31, 2017; and

(5)	remove the voting rights for Series H preferred stock.

The Amendment was approved by our board of directors on June 19, 2017.

In addition, on July 26, 2017, we filed additional articles of amendment (the “July 26 Amendment”) to our Articles that had the effect of further revising the terms of the Series H Preferred Stock to increase the conversion ratio of the Series H Preferred Stock from one share of our common stock per share of the Series H Preferred Stock to four shares of our common stock per share of the Series H Preferred Stock, which may dilute the value of our common stock.

The June 20 Amendment and the July 26 Amendment were approved by our Board of Directors on June 19, 2017 and July 26, 2017, respectively.

Resale Registration Statement Filing

On August 31, 2017, the SEC declared effective the resale registration statement (the “Resale Registration Statement”) filed by the Company on Form S-1 relating to the sale by certain selling stockholders of an aggregate of 9,089,220 shares of the Company’s common stock at a fixed price set by the Company of $3.00 per share. The shares of our common stock registered pursuant to the Resale Registration Statement represent approximately 52% of our outstanding shares of common stock as of January 4, 2018. All 6,900,000 shares of our common stock held by our Chief Executive Officer who is also the sole member of our Board of Directors and holds 39.5% of the issued and outstanding shares of our common stock, were registered for resale under the Resale Registration Statement. The actual value of shares of our common stock may be significantly less than the offering price of $3.00 per share. If the selling stockholders, including our Chief Executive Officer and sole director, sell the shares of our common stock registered under the Resale Registration Statement on the open market, the market price of the Company’s common stock may decline significantly.

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Professional Consulting Contract

On July 1, 2017, we and our Chief Executive Officer, Mr. Paul Mathieson who is also the sole member of our Board of Directors, agreed to terminate, effective July 1, 2017, the consulting contract dated January 1, 2017 between our Chief Executive Officer and the Company pursuant to which the Company was required to pay Mr. Mathieson $1,000,000 annually in exchange for certain consulting services. Concurrently with the termination of that consulting contract, IEC and Mr. Mathieson entered into a new professional consulting contract, effective as of July 1, 2017 (the “Professional Consulting Contract”). Pursuant to the terms of the Professional Consulting Contract, our Chief Executive Officer agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The Professional Consulting Contract has a term of 1.5 years and renews automatically for successive one-year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for the services provided to the Company and/or IEC by our Chief Executive Officer, IEC agreed to pay him $1,200,000 annually in quarterly payments of $300,000 due in advance each quarter and to provide health insurance benefits as well as a discretionary bonus to be determined by the Company’s Board of Directors, which consists solely of Mr. Mathieson.

Series H Preferred Stock Issuances & Conversions

On October 30, 2017, the Company completed a private placement of 934,589 shares of the Series H Preferred Stock to four non-U.S. persons. The Company received an aggregate purchase price of $934,589 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 15, 2017, the Company completed a private placement of 305,000 shares of Series H Preferred Stock to three non-U.S. persons. The Company received an aggregate purchase price of $305,000 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 28, 2017, the Company completed a private placement of 52,500 shares of Series H Preferred Stock to two non-U.S. persons. The Company received an aggregate purchase price of $52,500 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 31, 2017, the holders of an aggregate of 1,292,089 shares of Series H preferred stock, representing all of the outstanding Series H Preferred Shares, pursuant to the terms of the Series H Preferred Shares, converted their shares of Series H Preferred Shares, effective December 31, 2017. In accordance with the terms of the Series H Preferred Shares, upon the conversion of such Series H Preferred Shares, the Company issued to the converting holders of Series H Preferred Shares an aggregate of 5,168,356 shares of the Company’s common stock. As a result of the conversion, no Series H Preferred Shares are outstanding. In addition, as a result of the conversion and subsequent issuance of common stock, 17,463,449 shares of the Company’s common stock are issued and outstanding. Due solely to the issuance of common stock, and not as the result of any stock disposition, Paul Mathieson, the Company’s Chairman and Chief Executive Officer, is no longer a majority stockholder. Following the issuance of common stock, Mr. Mathieson owns approximately 39.5% of the Company’s outstanding common stock.

Market

We operate in the consumer finance industry serving the growing population of consumers who have limited access to credit from banks, credit card companies and other lenders. According to the Federal Deposit Insurance Corporation, 7.7% (1 in 13) of households in the United States were unbanked in 2013. This proportion represented nearly 9.6 million households. According to the Center for Financial Services December 2015 report, the rapid rise of short term credit, which grew 37% from 2012 to 2014, while single payment credit grew only 0.1% over the same period, is starkly apparent. With anticipated regulatory changes likely to alter the feasibility of offering loans due in one lump sum, many companies are investing more heavily in installment-based credit products, while new players are seeking to upend the economics of small-dollar loans through online channels and alternative underwriting. The strong marketing and new account approval rates of subprime credit cards have also provided consumers with increased access to funds available on a short-term basis. Together, these shifts in the consumer lending industry suggest that total revenue for short term credit products, [sized] [estimated][?] at $29 billion in 2014, may outpace that of single payment credit products, [sized] [estimated][?] at $38 billion for the same year. Short term credit products generate nearly twice as much annual revenue as single payment credit products.

Installment lending to non-prime consumers is one of the most highly fragmented sectors of the consumer finance industry. We are a state-licensed Internet-based personal loan company serving in the consumer installment lending industry. Our online lending platform provides the distribution network to efficiently address this growing market of consumers without the significant costs and overhead associated with an extensive branch network. We believe we are well positioned to capitalize on the significant growth and expansion opportunity created by the continued shift of consumers to online services, such as online banking and in our case online personal loans.

We are currently licensed and providing loans online to residents of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin, with plans to continue to expand across the United States by acquiring additional state lending licenses. The following is a breakdown of our cumulative loan origination amounts in each licensed state for our current active loan portfolio as at September 30, 2017:

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State	Origination Volume ($)	Current Principal ($)	Number of Loans
Alabama	155,000	107,214	22
Arizona	822,000	275,732	84
California	1,295,000	833,648	172
Florida	2,320,000	702,368	213
Georgia	1,433,023	571,749	145
Illinois	1,861,000	742,151	187
Kentucky	60,000	53,266	10
Louisiana	20,000	8,848	2
Maryland (1)	10,000	9,929	2
Missouri	438,000	190,129	50
Nevada	1,808,000	515,561	142
New Jersey	1,747,000	675,440	166
New Mexico	45,000	20,984	4
Ohio (2)	0	0	0
Oregon	320,000	145,241	35
Pennsylvania	905,000	495,811	111
Texas	860,000	302,617	86
Utah	90,000	43,619	9
Virginia	1,055,000	230,227	104
Wisconsin (3)	0	0	0

(1)	Maryland was added as a licensed state in October 2016.
(2)	Ohio was added as a licensed state in December 2016.
(3)	Wisconsin was added as a licensed state in June 2017.

Business Strategy

Our business strategy is to lower the cost of providing consumer loans by leveraging our online lending platform and distribution network to enable further loan book growth and portfolio diversification. Our strategy includes a number of key elements:

●	State-Licensed Model: Our state-licensed business model is a key element of our business strategy. We are currently licensed in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin.

●	Online Distribution: We launched online lending in March 2013 and commenced online advertising in July 2013. Upon fulfillment of state regulatory requirements, we received approval from regulators in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin to operate solely online in these states. This allows us to fully service all 20 states from our centralized Las Vegas headquarters, which we believe is a key competitive advantage over brick and mortar lenders.

●	Cost-Effective Customer Acquisition: Our customer acquisition costs have been reduced since we launched online lending and marketing.

●	Continue to Grow Loan Book: Total cumulative loan originations as of December 31, 2017 have increased 192% to $16,209,023 since our January 1, 2015 total of $5,549,023. We believe this growth in lending is attributable to launching online lending and joint venturing with a number of new marketing partners, however, such past growth is not necessarily indicative or predictive of our future results of operation.

●	Strategic Acquisitions: We have reviewed, and continue to review, opportunities to expand our business through acquisition or merger in the consumer finance sector. We are pursuing opportunities that provide synergies with our existing business and specifically target potential acquisitions that are significantly accretive to shareholder equity and/or provide significant revenue growth opportunities via a minority or majority shareholding.

●

Investment Evolution Crypto, LLC: We will explore the legalities and economic risks and benefits of entering into a joint venture with IEC to accept repayment of customer loans in the form of leading crypto/blockchain currencies, such as Bitcoin, provide the crypto equivalent of $5,000 and $10,000 loans to customers, and also potentially create and issue an IEC cryptocurrency. Crypto has not begun operations and is in the development planning stages to explore these business opportunities in this time of changing technology.

Competitive Strengths

We believe our competitive strengths are:

●	Market and Scope for Growth: Large personal and payday loan market in the United States presents opportunity for growth and expansion.

●	Regulation: We are materially compliant with state lending licenses in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin, and are well positioned for current and future regulatory changes due to ongoing compliance and conservative business model.

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●	Customer Proposition: Our unsecured $5,000 and $10,000 installment loans are all offered over five years and feature affordable weekly repayments. Rates range from 12.0% - 29.9% APR which make us a low cost alternative to payday loans which have an average APR of over 400%.

●	Online Distribution: Special approval has been granted by the Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin regulators to operate our business without a physical office location in each state. As a result, we have closed offices in Arizona, Illinois and Florida and moved to full online loan distribution, enabling us to offer loans to residents in all 20 of our licensed states from our Las Vegas headquarters. We plan to apply for the same regulatory approval for five additional states in 2017.

●	Customer Acquisition: We launched online advertising in July 2013 with positive results from search engine cost per click advertising and online lead generation. In addition, we engaged a number of new marketing partners in 2014, 2015 and 2016, including online lead generators and direct mail. All of these avenues provide opportunities for strong growth at low customer acquisition costs.

●	Barriers to Entry: We believe that state licensure acts as a barrier to entry into our segment of the consumer loan market. We are strongly positioned with approval to operate under 20 state licenses from one centralized head office.

Products

We currently provide $5,000 and $10,000 online consumer loans unsecured over a five-year term with rates ranging from 12.0% to 29.9% annual percentage rate. Our current loan portfolio also includes loans remaining from our previous product offerings which were $2,000 to $10,000 loans unsecured over a three- to five-year term at 12.0% to 29.9%.

Our personal loan products are fully amortizing, fixed rate, unsecured installment loans and all loans are offered at prevailing statutory rates, with our standard loan product being a 29.9% interest rate and annual percentage rate, fully amortizing, five-year unsecured personal loan. The variations from this standard loan product in certain states is due to individual state requirements and to comply with our state lending licenses; for example, Florida requires a blended rate which caps the maximum rate on a $5,000 loan at 24%.

The following is a breakdown of loan terms and interest rates for each currently licensed state:

State	IEG Holdings’ APR for $5,000 Loans	Maximum Permitted Rate for $5,000 Loans		IEG Holdings’ APR for $10,000 Loans	Maximum Permitted Rate for $10,000 Loans
Alabama	29.90%	36.00	%(1)	29.90%	36.00	%(1)
Arizona	24.90%	24.90%		23.90%	23.90%
California	29.90%	36.00%		29.90%	36.00%
Florida	23.90%	24.00%		19.90%	21.00%
Georgia	29.90%	30.00%		29.90%	30.00%
Illinois	29.90%	36.00%		29.90%	36.00%
Kentucky	29.90%	30.00%		29.90%	30.00%
Louisiana	28.90%	28.90%		25.50%	25.50%
Maryland	24.00%	24.00%		24.00%	24.00%
Missouri	29.90%	30.00%		29.90%	29.90%
Nevada	29.90%	36.00	%(1)	29.90%	36.00	%(1)
New Jersey	29.90%	30.00%		29.90%	30.00%
New Mexico	29.90%	36.00	%(1)	29.90%	36.00	%(1)
Ohio	25.00%	25.00%		— (2)	—	(2)
Oregon	29.90%	36.00%		29.90%	36.00%
Pennsylvania	29.90%	30.00%		29.90%	30.00%
Texas	28.86%	28.86%		25.84%	25.84%
Utah	29.90%	36.00	%(1)	29.90%	36.00	%(1)
Virginia	12.00%	12.00%		12.00%	12.00%
Wisconsin	29.90%	36.00%		29.90%	36.00%

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(1)	There is no rate limit in this jurisdiction. However, in order to comply with the Servicemembers Civil Relief Act, the maximum APR is 36.0%.

(2)	We do not offer $10,000 loans in Ohio.

The following is an illustrative profile of our personal loans:

Loan Product	-	$5,000 and $10,000 loans
	-	5 years
	-	28.9% average APR
	-	Fixed rate, fully amortizing
	-	No hidden or additional fees
	-	No prepayment penalties

Loan Purpose	Loans available for any purpose. Common uses include:

	-	Debt consolidation
	-	Medical expenses
	-	Home improvements
	-	Auto repairs
	-	Major purchase
	-	Discretionary spending

Average Borrower Demographic	-	600 - 750 credit score
	-	$40,000 - $100,000 income
	-	25 - 60 years old

We commenced originating personal loans online in July 2013. Prior to that, we provided loans to customers via our office network, which comprised one office in each state as required by state licensing regulations. Our online loan origination platform now means that a qualifying customer can obtain a loan from us without having to come into an office location. We have maintained our full underwriting processes, identity verifications and fraud checks to ensure that online customers are verified to the same degree that customers were when they obtained a loan in an office. We expect our website and application portal, www.mramazingloans.com, to be a key driver of customer conversions and loan book growth.

The following graphs depict our monthly loan origination values from January 2013 through December 2017 and our yearly revenue for 2013 through 2016:

The following table sets forth the minimum, maximum and average credit score, income and age of our current borrowers as of September 30, 2017:

Average Borrower Demographic of Current Loan Portfolio as at September 30, 2017

Demographic	Minimum	Maximum	Average
Credit Score	559	889	643
Income	$24,372	273,396	67,008
Age	23	86	46

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Customer Acquisition

Since launching online lending in July 2013, our marketing efforts have been focused on online customer acquisition. We saw increases in loan applications and inquiries as a result of search engine advertising and commenced banner advertising, remarketing and search engine optimization in 2014. We commenced online video advertising in 2015. We have also engaged numerous online lead generators who provide personal loan leads on a daily basis with a combination of cost per funded loan and cost per application expense. We are continuing to develop relationships with additional lead generation partners to drive further growth. We also supplement our online marketing efforts with traditional direct mail advertising.

Additional Information Regarding Our Loan Portfolio

This section provides additional quantitative information and qualitative discussion related to our loan portfolio and related credit metrics and trends including key loan and credit metrics.

Loans Receivable Roll-Forward

The table below documents the activity in the loan receivable accounts for the period indicated. Specifically, it shows a roll-forward of our loans receivable balance, detail of new loan originations, principal reductions from cash collections and loan charge-offs. The data encompasses changes during the quarter ended March 31, 2017 compared to December 31, 2016.

	New Loans	Principal Reductions	Loan Charge- Offs	Quarter-end Balance
Q1 2017 Activity
Balance 12-31-16 $7,587,349	$140,000	$482,391	$330,637	$6,914,321

New loan volume slowed in the quarter ended March 31, 2017 due to Company capital constraints and reduced advertising. The level of principal reductions from cash collections, combined with reduced new 2017 first quarter loan volumes (compared to 2016) and loan charge-offs, resulted in a reduction in the loans receivable balance to $6,914,321 as at March 31, 2017 compared to $7,587,349 at December 31, 2016.

The table below documents the activity in the loan receivable accounts for the period indicated. Specifically, it shows a roll-forward of our loans receivable balance, detail of new loan originations, principal reductions from cash collections and loan charge-offs. The data encompasses changes during the quarter ended June 30, 2017 compared to March 31, 2017.

	New Loans	Principal Reductions	Loan Charge-Offs	Quarter-end Balance
Q2 2017 Activity
Balance 3-31-17 $6,914,321	$145,000	$503,130	$538,259	$6,017,932

New loan volume was steady in the quarter ended June 30, 2017 due to Company capital constraints and reduced advertising. The level of principal reductions from cash collections, combined with steady new 2017 second quarter loan volumes and increased loan charge-offs, resulted in a reduction in the loans receivable balance to $6,017,932 as at June 30, 2017 compared to $6,914,321 at March 31, 2017.

	New Loans	Principal Reductions	Loan Charge-Offs	Quarter-end Balance
Q3 2017 Activity
Balance 06-30-17 $6,017,932	$855,000	$634,088	$315,308	$5,923,536

New loan volume increased in the quarter ended September 30, 2017 due to increased available Company capital and increased advertising. However, the increased level of principal reductions from cash collections and once-off Virginia loan principal reductions due to legal settlements resulted in a reduction in the loans receivable balance to $5,923,536 as at September 30, 2017 compared to $6,017,932 at June 30, 2017.

The table below documents the activity in the loan receivable accounts for the periods indicated. Specifically, it shows a roll-forward of our loans receivable balance, detail of new loan originations, principal reductions from cash collections and loan charge-offs. The data encompasses changes during each quarter of 2016 and also changes during the full year 2016 compared to 2015.

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	New Loans	Principal Reductions	Loan Charge-Offs	Quarter-end Balance
Q1 2016 Activity
Balance 12-31-15
$8,110,077	$535,000	$541,082	$441,956	$7,662,039
Q2 2016 Activity
Balance 3-31-16
$7,662,039	$1,785,000	$459,806	$220,725	$8,766,508
Q3 2016 Activity
Balance 6-30-16
$8,766,508	$375,000	$567,779	$320,239	$8,253,490
Q4 2016 Activity
Balance 9-30-16
$8,253,490	$425,000	$435,766	$655,375	$7,587,349

2016 Activity Summary
Bal 12-31-15
$8,110,077	$3,120,000	$2,004,433	$1,638,295	$7,587,349

New loan volume slowed in the second half of 2016 due to Company capital constraints and reduced advertising. The level of principal reductions from cash collections, combined with reduced new 2016 loan volumes (compared to 2015) and an increase in loan charge-offs, resulted in a reduction in the loans receivable balance to $7,587,349 as at December 31, 2016 compared to $8,110,077 at December 31, 2015.

The table below documents the activity in the loan receivable accounts for the periods indicated. Specifically, it shows a roll-forward of our loans receivable balance, detail of new loan originations, principal reductions from cash collections and loan charge-offs. The data encompasses changes during each quarter of 2015 and also changes during the full year 2015 compared to 2014.

	New Loans	Principal Reductions	Loan Charge-Offs	Quarter-end Balance
Q1 2015 Activity
Balance 12-31-14
$4,913,279	$859,586	$273,040	$91,223	$5,408,602

Q2 2015 Activity
Balance 3-31-15
$5,408,602	$2,670,296	$311,146	$161,601	$7,606,151

Q3 2015 Activity
Balance 6-30-15
$7,606,151	$741,969	$450,143	$202,793	$7,695,184

Q4 2015 Activity
Balance 9-30-15
$7,695,184	$1,110,000	$404,617	$290,490	$8,110,077

2015 Activity Summary
Bal 12-31-14
$4,913,279	$5,381,851	$1,438,946	$746,107	$8,110,077

New loan volume increased during 2015 due to increased Company capital raising and increased advertising. The level of principal reductions from cash collections, combined with increased new 2015 loan volumes (compared to 2014) and loan charge-offs, resulted in substantial growth in loans receivable balance to $8,110,077 at December 31, 2015 compared to $4,913,279 at December 31, 2014.

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Portfolio Yield

The following table shows, as of September 30, 2017, the aggregate loan principal outstanding and the average portfolio yield by state. In addition, to show indicative duration of the portfolio yield, the table shows the average loan amount, average current principal outstanding and the average years to maturity of the loans in each state.

State	Total Current Principal ($)	Average Yield (%)	Average Loan Amount ($)	Average Current Principal ($)	Average Years to Maturity

Alabama	107,214	29.90	5,455	4,873	4.0
Arizona	275,732	24.89	5,381	3,283	2.3
California	832,648	29.90	5,552	4,840	3.8
Florida	702,369	23.40	5,214	3,297	2.4
Georgia	571,748	29.90	5,393	3,943	2.8
Illinois	742,151	29.90	5,272	3,968	3.0
Kentucky	53,266	29.90	5,500	5,326	4.7
Louisiana	8,848	28.90	5,000	4,424	4.0
Missouri	190,129	29.90	5,000	4,964	3.0
Maryland (1)	9,929	24.00	5,020	3,802	4.9
Nevada	515,561	29.86	5,055	3,605	2.8
New Jersey	675,440	29.90	5,463	4,068	2.9
New Mexico	20,984	29.90	6,250	5,245	3.4
Ohio (2)	0
Oregon	145,241	29.90	5,142	4,149	3.3
Pennsylvania	495,811	29.90	5,450	4,466	3.4
Texas	302,617	24.00	4,717	2,639	2.7
Utah	43,619	29.90	5,555	4,846	3.7
Virginia	230,227	12.00	5,490	2,213	2.8
Wisconsin (3)	0

(1) Maryland was added as a licensed state in October 2016.

(2) Ohio was added as a licensed state in December 2016.

(3) Wisconsin was added as a licensed state in June 2017.

We undertook an advertising strategy during the first half of 2017 that focused on refinancing customers in the states with an average yield of 29.9% only to maximize our portfolio yield while we were capital constrained. In the third quarter of 2017 we focused on providing new loans to customers in the states with an average yield of 29.9% to maximize our portfolio yield. The advertising strategy resulted in an increase in the average portfolio yield in 2017 compared to 2016.

The following table shows, as of December 31, 2016, the aggregate loan principal outstanding and the average portfolio yield by state. In addition, to show indicative duration of the portfolio yield, the table shows the average loan amount, average current principal outstanding and the average years to maturity of the loans in each state.

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State	Total Current Principal ($)	Average Yield (%)	Average Loan Amount ($)	Average Current Principal ($)	Average Years to Maturity

Alabama	89,203	29.90	5,278	4,956	4.3
Arizona	370,766	24.90	5,152	3,745	2.8
California	779,210	29.90	5,215	4,780	4.2
Florida	1,073,758	23.93	5,162	3,863	3.1
Georgia	800,394	29.90	5,379	4,522	3.6
Illinois	936,025	29.90	5,260	4,415	3.6
Kentucky	14,426	29.90	5,000	4,809	4.5
Louisiana	12,839	28.90	5,000	4,280	4.0
Maryland (1)	0
Missouri	254,103	29.90	5,068	4,307	3.6
Nevada	663,594	29.90	4,932	3,770	3.2
New Jersey	843,708	29.90	5,240	4,305	3.4
New Mexico	27,056	29.90	5,000	4,509	3.9
Ohio (2)	0
Oregon	163,429	29.90	5,000	4,417	3.9
Pennsylvania	562,074	29.90	5,427	4,804	3.9
Texas	347,538	17.80	4,820	3,764	3.4
Utah	49,829	29.90	5,000	4,530	4.0
Virginia	599,398	29.89	5,339	4,375	3.5
Wisconsin (3)	0

(1) Maryland was added as a licensed state in October 2016.

(2) Ohio was added as a licensed state in December 2016.

(3) Wisconsin was added as a licensed state in June 2017.

We undertook an advertising strategy during 2016 that focused on seeking new customers in the states with an average yield of 29.9% only to maximize our portfolio yield while we were capital constrained. The advertising strategy resulted in an increase in the average portfolio yield in 2016 compared to 2015.

The following table shows, as of December 31, 2015, the aggregate loan principal outstanding and the average portfolio yield by state. In addition, to show indicative duration of the portfolio yield, the table shows the average loan amount, average current principal outstanding and the average years to maturity of the loans in each state.

State	Total Current Principal ($)	Average Yield (%)	Average Loan Amount ($)	Average Current Principal ($)	Average Years to Maturity

Alabama	34,664	29.90	5,000	4,952	4.9
Arizona	499,489	24.73	5,025	4,233	3.5
California	364,130	29.90	5,000	4,921	4.8
Florida	1,456,854	23.38	4,994	4,362	3.9
Georgia	821,007	29.90	5,162	4,746	4.2
Illinois	881,292	29.90	5,078	4,590	4.0
Louisiana	9,895	28.90	5,000	4,947	4.9
Missouri	238,474	29.90	5,200	4,769	4.2
Nevada	794,213	29.90	4,881	4,115	3.7
New Jersey	982,578	29.90	5,368	4,817	4.1
New Mexico	19,459	29.90	5,000	4,865	4.7
Oregon	176,190	29.90	5,000	4,762	4.5
Pennsylvania	489,623	29.90	5,365	5,100	4.5
Texas	669,710	17.86	5,591	5,273	4.4
Utah	38,624	29.90	5,000	4,828	4.6
Virginia	633,874	29.89	5,336	4,839	4.1

The average portfolio yield increased in 2015 compared to 2014 due to increased lending in newly licensed, higher yielding (29.9%) states.

Customer Acquisition Costs

Since launching online lending in 2013, our marketing efforts have been focused on online customer acquisition. We experienced increases in loan applications and inquiries as a result of search engine advertising and commenced banner advertising, remarketing and search engine optimization in 2014. We commenced online video advertising in 2015. We have also engaged numerous online lead generators who provide personal loan leads on a daily basis with a combination of cost per funded loan and cost per application expense. We are continuing to develop relationships with additional lead generation partners to drive further growth. We also supplement our online marketing efforts with traditional direct mail advertising.

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The following table shows the level of advertising cost versus the level of loan volume in 2015, 2016 and the first, second and third quarters of 2017 as both a dollar amount and as a percentage of loan volume for the relevant year. The advertising cost represents both general advertising/brand awareness costs as well as direct fees paid to lead generators and direct mail costs. Although it potentially overstates the direct cost of customer acquisition in a particular year it provides a guide to the general cost and trends in customer acquisition costs. In addition, the customer cost of acquisition is upfront, whereas the revenue from the customer is typically realized 5 years later and for repeat customers, even later.

Origination Year	Loan Volume	Advertising Cost	Cost of Acquisition
2015	$5,381,851	$950,905	18.0%
2016	$3,120,000	$373,350	12.0%

First Quarter of 2017	$140,000	$880	0.6%
Second Quarter of 2017	$145,000	$3,460	2.4%

Third Quarter of 2017	$855,000	$180,808	21.1%

Due to the more efficient use of our advertising budget combined with more refined lead sources, there was a significant drop in the cost of customer acquisition from 18.0% for 2015 to 12.0% for 2016. Advertising expenses as a percentage of new loans funded continued to decline for the first two quarters of 2017 to 0.6% and 2.4%, compared to the 12% cost for 2016. The sharp fall in the cost of customer acquisition for the first half of 2017 was predominantly due to a focus on refinancing existing customers rather than seeking new customers. In the third quarter of 2017 there was a substantial increase in advertising expenses as a percentage of new loans funded in the quarter as a significant direct mail campaign targeting new customers was initiated and paid for late in the third quarter with anticipated loan volume increases from the campaign delayed until the fourth quarter of 2017.

Gross Charge-off Ratio and Recovery Ratio

The credit quality of our loans is driven by our underwriting criteria, which takes into account income, money management, credit history, employment history and willingness and capacity to repay the proposed loan. The profitability of our loan portfolio is directly connected to net credit losses; therefore, we closely analyze credit performance. We also monitor recovery rates because of their contribution to the reduction in the severity of our charge-offs. Additionally, because delinquencies are an early indicator of future net credit losses, we analyze delinquency trends, adjusting for seasonality, to determine whether or not our loans are performing in line with our original estimates. Because loan volume and portfolio size determine the magnitude of the impact of each of the above factors on our earnings, we also closely monitor origination volume and annual percentage rate.

The table below sets forth information regarding the gross charge-off ratio and the recovery ratio in both dollar amounts and in terms of a ratio versus outstanding loans receivable balance. The data is presented for each quarter in 2015 and 2016, for each of the full years for 2015 and 2016, and for the first, second and third quarters of 2017.

Date	Loans Receivable Balance ($)	Average Balance ($) Quarterly	Charge-Offs ($) Quarterly	Ratio (%) Quarterly	Average Balance ($) Annual	Charge-Offs ($) Annual	Ratio (%) Annual	Recovery ($) Annual	Recovery (%) Annual
12-31-14	4,913,279
3-31-15	5,408,602	5,160,940	91,223	1.77
6-30-15	7,606,151	6,507,377	161,601	2.48
9-30-15	7,695,184	7,650,668	202,793	2.65
12-31-15	8,110,077	7,902,631	290,490	3.68	6,511,678	746,107	11.46	2,822	0.38
3-31-16	7,662,039	7,886,058	441,956	5.60
6-30-16	8,766,508	8,214,273	220,725	2.69
9-30-16	8,253,490	8,509,999	320,239	3.76
12-31-16	7,587,349	7,920,419	655,375	8.27	7,848,713	1,638,295	20.87	27,149	1.66
03-31-17	6,914,321	7,250,835	330,637	4.56	-	-	-	-	-
06-30-17	6,017,932	6,466,127	538,259	8.32	-	-	-	-	-
09-30-17	5,923,536	5,970,734	315,308	5.28	-	-	-	-	-

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We saw a significant increase in charge-offs in 2016 versus 2015 as we saw an increasing trend in customer hardship and more customers utilizing external debt management services. While our charge-off policy has not changed, we did deploy more internal resources to identify the probability of losses given the current economy, the customers’ ability to repay, responsiveness to work out plans and collection reports. Through this more concerted internal approach, 2016’s charge-offs increased as a percentage of the portfolio, compared to the results of 2015. We significantly increased our level of loss recoveries in both dollar amount and percentage of loans receivable balance due to more internal resources being allocated to the task, combined with a larger pool of losses to recover funds from. The level of charge-offs decreased in the first quarter of 2017 compared to the first quarter of 2016, as we focused on refinancing existing customers with a solid track record of repayment rather than seeking new customers and also increased our focus on internal collections. The level of charge-offs increased in the second and third quarters of 2017 compared to the second and third quarters of 2016 as we saw an increasing trend in customer hardship and more customers utilizing external debt management services.

Delinquency Ratio

The tables below set forth, for the period indicated, information concerning the delinquency ratio measured in buckets of days delinquent in both dollar amounts and also as a percentage of total principal.

Delinquency Summary
Total Principal 2017	1-30 Days Principal	1-30 Days Percentage	31-60 Days Principal	31-60 Days Percentage	61-90 Days Principal	61-90 Days Percentage	91-120 Days Principal	91-120 Days Percentage	Over 120 Days Principal	Over 120 Days Percentage	Delinquent Principal	Delinquent Percentage

$5,923,536	$478,384	8.08	$192,718	3.25	$109,195	1.84	$116,712	1.97	$209,288	3.53	$627,913	10.60
(1546 Loans)	(135 Loans)		(50 Loans)		(31 Loans)		(30 Loans)		(51 Loans)		(162 Loans)

At September 30, 2017, we had 81 loans delinquent or in default (defined as 91+ days past due), representing 5.20% of the number of loans in our active portfolio. Loans become eligible for the lender to take legal action at 60 days past due. At September 30, 2017, our delinquency percentage rate for past due loans was 10.60% (31+ days) with an allowance for loan loss at 16.00%. There was an increase in the delinquency ratio from December 31, 2016 to September 30, 2017 due to an increasing trend in customer hardship, combined with a fall in loans receivables principal outstanding.

Delinquency Summary
Total Principal 2016	1-30 Days Principal	1-30 Days Percentage	31-60 Days Principal	31-60 Days Percentage	61-90 Days Principal	61-90 Days Percentage	91-120 Days Principal	91-120 Days Percentage	Over 120 Days Principal	Over 120 Days Percentage	Delinquent Principal	Delinquent Percentage

$7,587,349	$669,570	8.83	$257,299	3.39	$163,590	2.16	$210,790	2.78	$156,308	2.06	$787,987	10.39
(1782 Loans)	(156 Loans)		(58 Loans)		(40 Loans)		(48 Loans)		(35 Loans)		(181 Loans)

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At December 31, 2016, we had 83 loans delinquent or in default (defined as 91+ days past due), representing 4.84% of the number of loans in our active portfolio. Loans become eligible for the lender to take legal action at 60 days past due. At December 31, 2016, our delinquency percentage rate for past due loans was 10.39% (31+ days) with an allowance for loan loss at 16.00%. There was an increase in the delinquency ratio from December 31, 2015 to December 31, 2016 due to an increasing trend in customer hardship, combined with a fall in loans receivables principal outstanding.

Delinquency Summary
Total Principal 2015	1-30 Days Principal	1-30 Days Percentage	31-60 Days Principal	31-60 Days Percentage	61-90 Days Principal	61-90 Days Percentage	91-120 Days Principal	91-120 Days Percentage	Over 120 Days Principal	Over 120 Days Percentage	Delinquent Principal	Delinquent Percentage

$8,110,077	$427,975	5.28	$157,316	1.94	$153,623	1.90	$95,288	1.18	$294,143	3.63	$707,370	8.72
(1748 Loans)	(95 Loans)		(35 Loans)		(31 Loans)		(22 Loans)		(58 Loans)		(146 Loans)

At December 31, 2015, we had 80 loans delinquent or in default (defined as 91+ days past due), representing 4.81% of the number of loans in our active portfolio. Loans become eligible for the lender to take legal action at 60 days past due. At December 31, 2015, our delinquency percentage rate for past due loans was 8.72% (31+ days) with an allowance for loan loss at 12.15%.

Allowance for Credit Losses Ratio

Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for loan receivable losses. We adjust the amounts for management’s estimate of the effects of events and conditions such as changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment, and personal bankruptcies.

The allowance for credit losses ratio (reserve level) was increased from 12.15% for 2015 to 16.00% for 2016. The allowance for credit losses ratio remained steady at 16.00% for the first, second and third quarters of 2017. The net loan balance decreased from $7,124,702 at December 31, 2015 to $6,374,908 at December 31, 2016. The net loan balance decreased from $6,374,908 at December 31, 2016 to $4,975,770 at September 30, 2017. The net loan balance at the current reserve level of 16.00% is $4,975,770 at September 30, 2017.

There was a slight improvement in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses in 2016 compared to 2015. There were no material changes in international, national, regional, and local economic and business conditions and developments in 2016 that affected the collectability of the portfolio, including the condition of various market segments other than increased customer hardship. There was no significant change in the nature of the loan portfolio and was a small increase in the average size of the loan portfolio. There were no changes in the experience, ability, and depth of lending management and other relevant staff in 2016. There was an increase in the volume and severity of past due loans and the volume of non-accrual loans due to customer hardship. Management pursued a more conservative level of allowance for credit losses in 2016 to account for this customer hardship. Improvements were made to the quality of our loan review system in 2016 with further automation of reject applications. There was no significant effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our loan portfolio.

There was no change in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses in the first nine months of 2017 compared to the year ended December 31, 2016. There were no material changes in international, national, regional, and local economic and business conditions and developments in the first nine months of 2017 compared to the year ended December 31, 2016 that affected the collectability of the portfolio, including the condition of various market segments other than increased customer hardship. During the first nine months of 2017, there was no significant change in the nature of the loan portfolio and was a small decrease in the average size of the loan portfolio. There were no changes in the experience, ability, and depth of lending management and other relevant staff in the nine months ended September 30, 2017. There was an increase in the volume and severity of past due loans and the volume of non-accrual loans due to customer hardship for the nine months ended September 30, 2017, as compared to the year ended December 31, 2016. Management pursued the same conservative level of allowance for credit losses in the first nine months of 2017 as in 2016 to account for this customer hardship. No changes were made to the quality of our loan review system in the first nine months of 2017. There was no significant effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our loan portfolio in the nine months ended September 30, 2017.

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Contractual Loan Maturity

The following table shows, as of September 30, 2017, the aggregate principal amount of loans by maturity date.

Principal Maturing	Current Principal	Maturing
Within 1 year	$48,181	0.81%
Within 2 years	$977,382	16.50%
Within 3 years	$1,946,568	32.86%
Within 4 years	$1,897,552	32.03%
Within 5 years	$1,053,853	17.79%
TOTAL	$5,923,536

The following table shows, as of December 31, 2016, the aggregate principal amount of loans by maturity date.

Principal Maturing	Current Principal	Maturing
Within 1 year	$8,356	0.11%
Within 2 years	$101,140	1.33%
Within 3 years	$1,685,971	22.22%
Within 4 years	$3,131,799	41.28%
Within 5 years	$2,660,083	35.06%
TOTAL	$7,587,349

The following table shows, as of December 31, 2015, the aggregate principal amount of loans by maturity date.

Principal Maturing	Current Principal	Maturing
Within 1 year	$2,691	0.03%
Within 2 years	$29,312	0.36%
Within 3 years	$186,922	2.30%
Within 4 years	$3,020,554	37.24%
Within 5 years	$4,870,598	60.06%
TOTAL	$8,110,077

All loans are written with a fixed 5-year term (closed end) with no exceptions, providing an affordable repayment either weekly or monthly. However, loans can be repaid early without any penalty. As the tables above show, the Company has a substantial long duration loan book with over 80% of current loans maturing in more than two years’ time and the majority mature in the 3 to 4 year range, which is expected to continue in the future.

Loan Underwriting

Applicants apply online providing income, employment and banking information in the pre-approval process. The pre-approval process utilizes a soft credit pull, electronic review of 60-90 day banking history and if the applicant successfully meets the minimum pre-approval criteria they are invited to proceed. Upon accepting the conditional pre-approval, the applicant authorizes a full credit report from Experian and verification of employment. Applicants are provided disclosures and privacy statements during this process.

Once the application has been transmitted, a full credit report is obtained and the automated preliminary underwriting is completed based on stated income and expense data obtained from the credit report. The automated preliminary underwriting includes, but is not limited to, credit score, number of credit inquiries, outstanding unpaid collections, length of credit history, length of employment, debt to income ratio and internet protocol, or “IP,” address to verify location of applicant.

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The second step in the underwriting process for those applicants that are conditionally approved based on stated income, credit score, number of credit inquires, outstanding unpaid collections, length of credit history and length of employments, debt to income ratio, IP address, is to validate the actual income (current pay invoices and prior year W-2) and a review of the 60-90 day read-only statements from the applicant’s primary bank for satisfactory money management. During this process the pay invoices are reviewed for garnishments, hardship loans and other legal liens allowed on wages. Bank statements are transmitted electronically directly to underwriting to ensure the integrity of the information. This process allows the underwriter to review the money management of every applicant and to assess the ability to take on additional expense. It also provides the underwriter with additional debt not found on traditional credit reports such as payday loans, title loans and IRS payments that could affect the ability of the applicant to assume additional debt. If all conditions are met as it relates to money management, maximum debt to income, minimum length of employment, and satisfactory credit history the underwriter recommends final approval and request to draw documents.

The final step in the underwriting process is to present the completed file to the Chief Credit Officer for final approval and order to draw documents. The file is then reviewed for any exceptions to policy, compliance with the underwriting policies and to ensure the loan system is reflective of what has been presented by the underwriter. The applicant is then approved for a $5,000 or $10,000 loan based on income, ability to repay and credit strength. Rate and loan terms are fixed (fixed rate and fixed term can vary based on regulatory state maximums) as we do not utilize risk based variable pricing models eliminating the risk of discrimination and other compliance related issues.

The closing process is completed by contacting the applicant, communicating the lending decision and reviewing loan terms and conditions. Upon acceptance an identity check using Experian’s Precise Identity Screening is completed and if successful loan documents are emailed for electronic signature, and returned to us for final verifications, document review and funding.

Servicing

All of our loan servicing is handled in our centralized Las Vegas head office. All servicing and collection activity is conducted and documented using an industry standard loan service software system which handles and records all records and transactions of loan originations, loan servicing, collections and reporting.

Our primary third-party servicing arrangement is with CyberRidge, LLC, a company that licenses its consumer loan software to us. We use this software for our loan management system. We have a servicing agreement with CyberRidge, LLC which renews automatically unless either party notifies the other, at least 60 days prior to the end of the renewal term. We believe the risk of termination is low as we are a paying customer of CyberRidge, LLC and have maintained a positive working relationship since 2012. In the unlikely event that the agreement was terminated, we believe 60 days’ notice would be sufficient to find a suitable replacement with minimal disruption to our business.

Portfolio Ledger Stratification as at September 30, 2017

	Current Unpaid Principal Balance	%
0 - 30 days	$5,295,622	89.4%
31 - 60 days	192,718	3.25%
61 - 90 days	109,195	1.84%
91 - 120 days	116,712	1.97%
121 - 184 days	209,289	3.54%
Total	$5,923,536	100%

At September 30, 2017, we also had 81 loans delinquent or in default (defined as 91+ days past due) representing 5.51% of the number of loans in our active portfolio. Loans become eligible for lender to take legal action at 60 days past due.

Regulation

Consumer loans in the United States are regulated at both the federal and state level. National oversight is provided by the Federal Trade Commission, which enforces the following credit laws that protect consumers’ rights to get, use and maintain credit:

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●	The Truth in Lending Act promotes the informed use of consumer credit, by requiring disclosures about its terms and cost to standardize the manner in which costs associated with borrowing are calculated and disclosed.

●	The Fair Credit Reporting Act promotes the accuracy and privacy of information in the files of the nation’s credit reporting companies. If a company denies an application, under the Fair Credit Reporting Act consumers have the right to the name and address of the credit reporting company they contacted, provided the denial was based on information given by the credit reporting company.

●	The Equal Opportunity Credit Act prohibits credit discrimination on the basis of sex, race, marital status, religion, national origin, age, or receipt of public assistance. Creditors may ask for this information (except religion) in certain situations, but they may not use it to discriminate against consumers when deciding whether to grant you credit.

●	The Fair Credit Billing Act and Electronic Fund Transfer Act establish procedures for resolving mistakes on credit billing and electronic fund transfer account statements.

●	The Fair Debt Collection Practices Act (the “FDCPA”) applies to personal, family, and household debts. The FDCPA prohibits debt collectors from engaging in unfair, deceptive, or abusive practices while collecting these debts.

In addition, the CFPB, a federal oversight body organized in connection with the Dodd-Frank Act has broad authority over our business. The CFPB is a new agency which commenced operations in 2011, and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business or that of our issuing banks. The CFPB has the authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine financial institutions for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Consumer loans are also regulated at the state level, and the regulatory requirements vary between states. We are licensed in the following states:

●	Alabama (Consumer Credit License, No. MC 22125, which commenced on August 13, 2015)

●	Arizona (Consumer Lender License, No. CL0918180, which commenced on May 20, 2011)

●	California (Finance Lender License, No. 60 DBO 35873, which commenced on July 7, 2015)

●	Florida (Consumer Finance Company License, No. CF9900865, which commenced on August 29, 2011)

●	Georgia (Certificate of Authority, No. 14021183, which commenced on March 4, 2014)

●	Illinois (Consumer Installment Loan License, No. CI3095, which commenced on April 13, 2011)

●	Kentucky (Consumer Finance License, No. CL327249, which commenced on December 17, 2015)

●	Louisiana (License No. 1226052-980840, which was issued on October 2, 2015)

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●	Maryland (License No. 2307, which commenced on October 25, 2016)

●	Missouri (Consumer Installment Loan License, No. ###-##-####, which commenced on April 7, 2014)

●	Nevada (Installment Loan License, No. II22748, which commenced on June 15, 2010)

●	New Jersey (Consumer Lender License, No. L066960, which commenced on April 24, 2014)

●	New Mexico (Certificate of Authority, No. 5012554, which commenced on January 29, 2015)

●	Ohio (License No. SL 400243, which commenced on December 21, 2016)

●	Oregon (Consumer Finance License, No. 0407-001-C, which commenced on January 8, 2015)

●	Pennsylvania (Consumer Lender License, No. 49269, which commenced on December 23, 2014)

●	Texas (Regulated Lender License, No. 1400031843-150319, which commenced on November 14, 2014)

●	Utah (Consumer Lender License, which commenced on February 5, 2015)

●	Virginia (Certificate of Authority, No. CIS0368, which commenced on March 5, 2014)

●	Wisconsin (Loan Company License, No. 3051, which commenced on June 19, 2017)

State licensing statutes impose a variety of requirements and restrictions on us, including:

●	record-keeping requirements;

●	restrictions on servicing practices, including limits on finance charges and fees;

●	disclosure requirements;

●	examination requirements;

●	surety bond and minimum net worth requirements;

●	financial reporting requirements;

●	notification requirements for changes in principal officers, stock ownership or corporate control;

●	restrictions on advertising; and

●	review requirements for loan forms.

The statutes also subject us to the supervisory and examination authority of state regulators in certain cases.

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Competition

We operate in a highly competitive environment. Several personal consumer loan companies operate in the United States. Our competitors include:

●	large, publicly-traded, state-licensed personal loan companies,

●	peer-to-peer lending companies, such as Lending Club and Prosper,

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●	online personal loan companies, such as Avant,

●	“brick and mortar” personal loan companies, including those that have implemented websites to facilitate online lending, and

●	payday lenders, tribal lenders and other online consumer loan companies.

We believe we compete based on affordable repayment terms, favorable interest rates and low overhead due to on-line distribution. We believe that in the future we will face increased competition from these companies as we expand our operations. Most of the entities against which we compete, or may compete, are larger and have greater financial resources than us. No assurance can be given that increased competition will not have an adverse effect on our company.

Office Location

Our executive office, which also serves as our centralized operational headquarters and Nevada branch, is located at 3960 Howard Hughes Parkway, Suite 490, Las Vegas, Nevada 89169. This facility occupies a total of approximately 1,906 square feet under a lease that expires on September 30, 2020. Our annual rental cost for this facility is approximately $69,531, plus a proportionate share of operating expenses which are expected to be minimal as the space is 1.32% of the total building rentable space. We believe this facility is adequate for our current and near term future needs due to our online strategy and our ability to operate 7 days a week with unrestricted hours of operation from this location.

Employees

As of January 4, 2018, we had five full-time employees. None of our employees is represented by a union. We consider our relations with our employees to be good.

Corporate History

We were organized as a Florida corporation on January 21, 1999, under the name Interact Technologies, Inc. (“Interact”). Interact was formed for the purpose of acquiring certain medical technology. On February 18, 1999, we changed our name to Fairhaven Technologies, Inc. (“Fairhaven”). Fairhaven’s business plan continued to involve the acquisition of certain medical technology. By June 1999, Fairhaven abandoned its business plan and had no operations until December 2001. On December 14, 2001, we changed our name to Ideal Accents, Inc. Ideal Accents, Inc. was engaged primarily in the business of accessorizing cars and trucks at the new vehicle dealer level. Ideal Accents, Inc. ceased operations in 2005. IEC, our wholly owned subsidiary, commenced operations in 2010 and in February 2013, we changed our name to IEG Holdings Corporation.

In 2005, Mr. Mathieson, our Chief Executive Officer and sole director, founded IEG in Sydney, Australia. IEG launched the Amazing Loans business in Australia in 2005 and the Mr. Amazing Loans business in the United States via IEGC in 2010. From 2005 until 2012, Mr. Mathieson operated the Amazing Loans business through IEG in Australia. In 2012 following an extensive cost/benefit analysis, IEG’s management made a strategic decision to focus on its U.S. operations and cease its Australian operations. Management concluded that it should cease Australian operations due to the following:

●	a lack of funding opportunities for non-U.S. loan receivables,

●	the difficulties of operating in the Australian time zone compared to the Las Vegas time zone of its principal executive offices,

●	the Australian requirement to maintain a specific Australian lending license for Australian operations or to utilize expensive outsourcing for licensing,

●	the small size of the Australian consumer finance market as compared to the U.S. market (approximately 1/100th of the size),

●	the lack of automation opportunities in Australia due to the absence of instant access to FICO credit score information and other significant data only available for U.S. residents,

●	the significant extra cost and time requirements to provide audited accounts for any non-Australian operations,

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●	significantly different/expensive website and documentation requirements for Australia, and

●	the perceived reticence of U.S. investors to invest in Australian operations (mainly due to an unwillingness to travel to Australia for due diligence purposes).

Accordingly, IEG ceased doing business in Australia in 2012.

On January 28, 2013, IEGC entered into a stock exchange agreement (the “Stock Exchange Agreement”) among IEGC, its sole stockholder, IEG, and our company. Under the terms of the Stock Exchange Agreement, we agreed to acquire a 100% interest in IEGC for 272,447 shares of our common stock after giving effect to a 1-for-6 reverse stock split (also adjusted for the 1-for-100 reverse stock split that took effect June 17, 2015 and the net 1-for-10 reverse stock split that was effective on October 27, 2016). On February 14, 2013, we filed an amendment to our articles of incorporation, as amended, with the Secretary of State of Florida which had the effect of:

●	changing our name from Ideal Accents, Inc. to IEG Holdings Corporation,

●	increasing the number of shares of our authorized common stock to 1,000,000,000, $0.001 par value,

●	creating 50,000,000 shares of “blank-check” preferred stock, and

●	effecting the Reverse Stock Split pursuant to the terms of the Stock Exchange Agreement.

FINRA approved the amendment to our articles of incorporation, as amended, on March 11, 2013.

On March 13, 2013, we completed the acquisition of IEGC under the terms of the Stock Exchange Agreement and issued to IEG 272,447 shares of our common stock after giving effect to the Reverse Stock Split whereby we acquired a 100% interest in IEGC. The stock exchange agreement between IEGC, IEG and IEG Holdings resulted in a reverse acquisition with a public shell, with IEGC being the accounting acquirer. IEG Holdings issued 90 shares of its common stock to the stockholders of IEG (IEG transferred its ownership in IEGC to its stockholders, which is why the shares were issued to the ultimate stockholders of IEG rather than to IEG itself) for each share of IEGC, in exchange for 100% ownership interest in IEGC. We determined that IEGC was the accounting acquirer because of the following facts and circumstances:

1.	After consummation of the transaction, the ultimate stockholders of IEGC own 99.1% of the outstanding shares of IEG Holdings;

2.	The board of directors of IEG Holdings immediately after the transaction is comprised exclusively of former directors of IEGC; and

3.	The operations of IEG Holdings immediately after the transaction are those of IEGC.

After completing the Stock Exchange Agreement and terminating all Australian operations via the sale of the remaining loan book, IEG entered into voluntary liquidation on June 25, 2014. In August 2015, IEGC assigned all of its tangible and intangible assets to IEG Holdings and IEGC was dissolved.

On May 1, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The amendment was approved by FINRA, and became effective, on June 17, 2015. The articles of amendment effected (i) a 1-for-100 reverse stock split, and (ii) an increase in our authorized capital stock from 2,550,000,000 shares to 3,050,000,000 shares, of which 3,000,000,000 shares are common stock and 50,000,000 are preferred stock.

On September 10, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 1,333/100,000 (0.01333) to 2,666/100,000 (0.02666) shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced August 3, 2015.

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On December 1, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 2,666/100,000 (0.02666) to 5,332/100,000 (0.05332) shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced December 1, 2015.

On January 8, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 5,332/100,000 (0.05332) to 0.1 shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced January 8, 2016.

On March 22, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended. The amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock from 0.1 shares to 0.2 shares of common stock for each Series H preferred share, to account for our offering to existing stockholders commenced March 16, 2016.

Effective April 1, 2016, we amended our amended and restated articles of incorporation, as amended, in order to effect a 1-for-100 reverse stock split. No fractional shares were issued. Rather, we paid stockholders who would have received a fractional share an amount equal to the average closing price per share of our common stock on the OTCQB, averaged over the period of 30 consecutive calendar days ending on (and including) April 1, 2016. In April 2016, we purchased 1,793 shares of the common stock of IEG Holdings in exchange for an aggregate purchase price of $130,769, equivalent to $72.93 per share. As a result, there was a reduction in the number of record holders with 676 record holders of the Company receiving cash in exchange for their shares of IEG Holdings in connection with this forward stock split and reverse stock split transaction. In addition, after the reverse stock split was effected on April 1, 2016, we amended our amended and restated articles of incorporation, as amended, to effect (i) a 100-for-1 forward stock split, and (ii) a reduction in the number of authorized shares of common stock from 3 billion to 200 million.

On May 16, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of:

(i)	Reducing the dividend rate on our Series H preferred stock from 10% per annum to 8% per annum,

(ii)	Extending the date after which we may redeem the unconverted outstanding shares of Series H preferred stock from June 30, 2016 to December 31, 2016,

(iii)	Extending the date on which the holders of our Series H preferred stock may convert their shares into shares of our common stock from June 30, 2016 to December 31, 2016, and

(iv)	Removing the requirement to adjust the Series H preferred stock conversion ratio when we conduct a rights offering to our existing stockholders.

On October 12, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of:

(i)	Adjusting the conversion ratio of the Series H preferred stock, from two to 0.2 shares of common stock for each Series H preferred share, to account for Company’s reverse/forward split effective October 27, 2016, and

(ii)	Amending the redemption date of the Series H preferred stock from “[a]ny time after the December 31, 2016” to “[a]ny time after 6:00 p.m. Eastern time on December 31, 2016.”

Effective October 27, 2016, we effected a reverse stock split of our outstanding shares of common stock, at the ratio of 1-for-1,000. No fractional shares were issued. Rather, we paid stockholders who would have received a fractional share an amount equal to the average closing price per share of our common stock on the OTCQX, averaged over the period of 30 consecutive calendar days preceding the reverse stock split. We purchased 11,391 shares of IEG Holdings common stock in exchange for an aggregate purchase price of $71,504 equivalent to $6.28 per share. As a result, there was a reduction in the number of record holders with 309 record holders of the Company receiving cash in exchange for their IEG Holdings shares in connection with this reverse stock split and forward stock split transaction. Immediately following the completion of the reverse stock split, we effected a forward stock split of our common stock on a 100-for-1 share basis and a reduction of the number of authorized shares of common stock from 200,000,000 to 40,000,000.

Effective December 5, 2016, we increased our number of authorized shares of common stock from 40,000,000 to 300,000,000.

On June 20, 2017, we filed articles of amendment (the “June 20 Amendment”) to our amended and restated articles of incorporation, as amended. The June 20 Amendment has the effect of revising the terms of the Series H preferred stock to:

(1)	remove rights to receive dividends on our Series H preferred stock;
(2)	increase the conversion ratio of our Series H preferred stock from 0.2 shares of our common stock per share of Series H preferred stock to one share of our common stock per share of Series H preferred stock;
(3)	remove our right to redeem or call the Series H preferred stock;
(4)	provide for automatic conversion of Series H preferred stock into shares of our common stock on December 31, 2017; and
(5)	remove the voting rights for Series H preferred stock except with respect to changes to our articles which would amend, alter, change or repeal any of the powers, designations, preferences and rights of holders of the Series H preferred stock.

In addition, on July 26, 2017, we filed articles of amended (the “July 26 Amendment”) to our articles that had the effect of further revising the terms of the Series H preferred stock to increase the conversion ratio of the Series H preferred stock from one share of our common stock per share of Series H preferred stock to four shares of our common stock per share of Series H preferred stock.

The Amendment was approved by the Company’s board of directors on June 19, 2017.

On October 30, 2017, the Company completed a private placement of 934,589 shares of the Series H Preferred Stock to four non-U.S. persons. The Company received an aggregate purchase price of $934,589 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 15, 2017, the Company completed a private placement of 305,000 shares of Series H Preferred Stock to three non-U.S. persons. The Company received an aggregate purchase price of $305,000 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 28, 2017, the Company completed a private placement of 52,500 shares of Series H Preferred Stock to two non-U.S. persons. The Company received an aggregate purchase price of $52,500 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 31, 2017, the holders of an aggregate of 1,292,089 shares of Series H preferred stock, representing all of the outstanding Series H Preferred Shares, pursuant to the terms of the Series H Preferred Shares, converted their shares of Series H Preferred Shares, effective December 31, 2017. In accordance with the terms of the Series H Preferred Shares, upon the conversion of such Series H Preferred Shares, the Company issued to the converting holders of Series H Preferred Shares an aggregate of 5,168,356 shares of the Company’s common stock. As a result of the conversion, no Series H Preferred Shares are outstanding. In addition, as a result of the conversion and subsequent issuance of common stock, 17,463,449 shares of the Company’s common stock are issued and outstanding. Due solely to the issuance of common stock, and not as the result of any stock disposition, Paul Mathieson, the Company’s Chairman and Chief Executive Officer, is no longer a majority stockholder. Following the issuance of common stock, Mr. Mathieson owns approximately 39.5% of the Company’s outstanding common stock.

Legal Proceedings

We are not a party to any pending or threatened litigation.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

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IEG HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Statement Regarding Forward-Looking Statements and Business sections in this document. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a consumer finance company providing responsible online personal loan products under the brand name “Mr. Amazing Loans” to customers in 20 states via our website and online application portal. We provide unsecured personal consumer loans to individuals in amounts of $5,000 and $10,000. Each of our online personal loans carries a fixed APR in the range of 12.0% to 29.9%, is unsecured, and has a non-revolving term of five-years. We originate, process and service all of our personal loans centrally from our Las Vegas head office and have a 7-year track record of origination, underwriting and servicing personal loans to underbanked consumers. Our customers are primarily non-prime consumers who we believe have limited access to credit from banks and credit card companies. We leverage our experience and knowledge in the consumer finance industry to generate revenue from the interest earned on our portfolio of personal loans.

We have a history of reporting recurring losses and have not generated positive net cash flows from operations. During 2016 and to date in 2017, we completed private placements of our common stock and our preferred stock in exchange for which we received an aggregate of approximately $4.76 million, which we used to finance our operations and offer personal loans to our customers. We also received $3.4 million in connection with terminating our tender offer to purchase shares of the common stock of OneMain in June 2016 and selling the shares of OneMain we acquired as a result of that tender offer.

As of September 30, 2017, we had 1,546 loans issued and outstanding to our customers, with an aggregate amount of $5,923,536. The table below sets forth the payment status of the loans in our portfolio as of September 30, 2017.

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Portfolio Ledger Stratification as at September 30, 2017

	Current Unpaid Principal Balance	%
0 - 30 days	$5,295,622	89.40%
31 - 60 days	192,718	3.25%
61 - 90 days	109,195	1.84%
91 - 120 days	116,712	1.97%
121 - 184 days	209,289	3.54%
Total	$5,923,536	100%

At September 30, 2017, we had 81 loans delinquent or in default (defined as 91+ days past due) representing 5.51% of the number of loans in our active portfolio. Loans typically become eligible for the lender to take legal action at 60 days past due.

We operate in the consumer loans business segment.

Recent Developments

Lending Club Tender Offer

On July 12, 2017, the Company filed with the SEC a registration statement on Form S-4 (the “S-4 Registration Statement”) and a Schedule TO relating to the Company’s offer to exchange four shares of the Company’s common stock for each share of the common stock of LendingClub Corporation (“Lending Club”), par value $0.01 per share, up to an aggregate of 40,345,603 shares of Lending Club’s common stock, representing approximately 9.99% of the outstanding shares of Lending Club’s common stock as of April 28, 2017, validly tendered and not properly withdrawn in the offer (the “Lending Club Tender Offer”). The Lending Club Tender Offer and the withdrawal rights were set to expire at 5:00 p.m., Eastern time, on August 10, 2017, unless extended.

Following the launch of the Lending Club Tender Offer, the price per share of the Company’s common stock, as quoted on the OTCQB, dropped significantly. On August 1, 2017, due to the drop in the Company’s stock price, the Company determined that the Lending Club Tender Offer no longer had a reasonable chance of success and accordingly, the Company determined that it would terminate the Lending Club Tender Offer and withdraw the S-4 Registration Statement. Any shares that were tendered by Lending Club shareholders were not accepted and were returned to the relevant shareholders. From time to time, the Company may consider a future tender offer where it identifies either business or investment opportunities.

Abandonment of Reverse-Forward Stock Split and Cash-Out

On June 21, 2017, the Company filed with the SEC a preliminary information statement on Schedule 14C (the “Preliminary Information Statement”). The Preliminary Information Statement, though not in definitive form, related to a vote by the Company’s sole director and holder of a majority of the voting power of the issued and outstanding capital stock of the Company to effect a reverse 1-for-1,000 stock split (the “Reverse Split”), followed immediately by a forward 1,000-for-1 stock split (the “Forward Split”) of the Company’s common stock. The Company’s intention was that registered shareholders whose shares of the Company’s common stock were converted into less than one share in the Reverse Split would receive cash payments equal to the fair value of those fractional interests. The Reverse Split and Forward Split, together with the related cash payments to shareholders with less than 1,000 shares of the Company’s common stock prior to the Reverse Split are referred to herein as the “Reverse/Forward Split.”

The primary goal of the Reverse/Forward Split was cost savings from reducing administrative costs associated with shareholder accounts, and the Company believes that previously completed reverse/forward stock splits have achieved substantial administrative cost savings. Neither the Reverse/Forward Split nor any reverse/forward stock split previously completed by the Company were designed for the purposes of or in connection with a “going private” transaction. The board of directors and controlling stockholder approved the Reverse/Forward Split on June 14, 2017, which was the day before the expiration of the tender offer for shares of OneMain common stock. The board did not believe the decision to take corporate action to effect the split was a material change to the OneMain tender offer as it would have only potentially impacted up to eight of the OneMain stockholders who had accepted the offer who held less than 1,000 IEG Holdings shares if they still owned their shares on July 25, 2017. Even if they did still own their shares on July 25, 2017, they would have been provided notice from the Information Statement and could have purchased a small number of extra shares to avoid being repurchased if they did not want to sell or they could have sold on the market at a higher price in the days after the tender offer closed and the Information Statement was filed. The total amount of the repurchase would have been approximately $100,000, would have impacted almost exclusively non-OneMain tendering stockholders and represents a non-material amount of IEG Holdings’ total assets. The total amount of less than $8,000 for the eight affected OneMain tendering stockholders compared to the approximately $3.55 million worth of OneMain shares acquired in the tender offer is not material. The board believes that the cost savings from the proposed Reverse/Forward Split, though not material, would have been a positive for the OneMain tendering stockholders if it had been effected.

On July 21, 2017, the Company announced that it would not effect the Reverse/Forward Split and instructed holders of the Company’s common stock to disregard the Preliminary Information Statement that was filed with the SEC in its entirety. The Company’s determination to abandon the Reverse/Forward Split was based on the Company’s launch, on July 12, 2017, of the Lending Club Tender Offer subsequent to the filing of the Preliminary Information Statement with the SEC on June 21, 2017. The Company expected that a significant number of individual new shareholders could acquire less than 1,000 shares of the Company’s common stock in connection with the Lending Club Tender Offer which could have significantly increased the cost of completing the Reverse/Forward Split. For the avoidance of doubt, no reverse and/or forward split occurred on July 25, 2017 and no shareholders were cashed out on July 25, 2017. The Company has no intention of effecting the Reverse/Forward Split or any other reverse and/or forward split in the near future.

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Stock Repurchase Program

In January 2017, the Company’s Board of Directors approved a stock repurchase program pursuant to which the Company may purchase on the open market and at prevailing prices outstanding shares of the Company’s common stock with an aggregate value of up to $2,000,000. On October 30, 2017, our Board of Directors authorized the extension of the stock repurchase program from December 31, 2017 to December 31, 2018 under the same terms. As of October 30, 2017, the Company had purchased an aggregate of 418,773 shares under the stock repurchase program for an aggregate purchase price of $276,880. The Company subsequently cancelled all 418,773 shares purchased in connection with the stock repurchase program.

OneMain Holdings, Inc. Tender Offer

On June 16, 2017, we closed our tender offer to purchase shares of the common stock of OneMain, pursuant to which we acquired 151,994 shares of the common stock of OneMain (valued at an aggregate of approximately $3.55 million based on the closing price of the shares of OneMain’s common stock of $23.38 on June 15, 2017) in exchange for 3,039,880 shares of the Company’s common stock. The per share valuation of the Company’s common stock used as consideration in the OneMain tender offer was $1.169 per share at the closing date of the tender offer. On June 22, 2017, we sold 100% of the 151,994 shares of the common stock of OneMain, which we obtained in our tender offer, on the open market in exchange for $3.4 million in cash. We have begun to use and expect to continue to use the proceeds from the sale of those shares of the common stock of OneMain to fund increased new loan volumes in the second half of 2017 and to pay our Chief Executive Officer and the sole member of our Board of Directors amounts owed pursuant to the terms of the professional consulting contract, effective as of July 1, 2017, between IEC and our Chief Executive Officer.

Amendment of Series H Preferred Stock

On June 20, 2017, we filed articles of amendment (the “June 20 Amendment”) to our amended and restated articles of incorporation, as amended (the “Articles”) with the Florida Secretary of State. The June 20 Amendment has the effect of revising the terms of our Series H preferred stock, par value $0.001 per share (the “Series H Preferred Stock”) to:

(1)	remove rights to receive dividends on our Series H Preferred Stock;

(2)	increase the conversion ratio of our Series H Preferred Stock from 0.2 shares of our common stock per share of the Series H Preferred Stock to 1 share of our common stock per share of the Series H Preferred Stock;

(3)	remove our right to redeem or call the Series H Preferred Stock;

(4)	provide for automatic conversion of the Series H Preferred Stock into shares of our common stock on December 31, 2017; and

(5)	remove the voting rights for the Series H Preferred Stock except with respect to changes to our Articles which would amend, alter, change or repeal any of the powers, designations, preferences and rights of holders of the Series H Preferred Stock.

In addition, on July 26, 2017, we filed additional articles of amendment (the “July 26 Amendment”) to our Articles that had the effect of further revising the terms of the Series H Preferred Stock to increase the conversion ratio of the Series H Preferred Stock from one share of our common stock per share of the Series H Preferred Stock to four shares of our common stock per share of the Series H Preferred Stock, which may dilute the value of our common stock.

The June 20 Amendment and the July 26 Amendment were approved by our Board of Directors on June 19, 2017 and July 26, 2017, respectively.

Resale Registration Statement

On August 31, 2017, the SEC declared effective the resale registration statement (the “Resale Registration Statement”) filed by the Company on Form S-1 relating to the sale by certain selling stockholders of an aggregate of 9,089,220 shares of the Company’s common stock at a fixed price set by the Company of $3.00 per share. The shares of our common stock registered pursuant to the Resale Registration Statement represent approximately 71.3% of our outstanding shares of common stock as of August 14, 2017. All 6,900,000 shares of our common stock held by our Chief Executive Officer who is also the sole member of our Board of Directors and holds 55.9% of the issued and outstanding shares of our common stock, were registered for resale under the Resale Registration Statement. The actual value of shares of our common stock may be significantly less than the offering price of $3.00 per share. If the selling stockholders, including our Chief Executive Officer and sole director, sell the shares of our common stock registered under the Resale Registration Statement on the open market, the market price of the Company’s common stock may decline significantly.

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Professional Consulting Contract

On July 1, 2017, we and our Chief Executive Officer, Mr. Paul Mathieson who is also the sole member of our Board of Directors, agreed to terminate, effective July 1, 2017, the consulting contract dated January 1, 2017 between our Chief Executive Officer and the Company pursuant to which the Company was required to pay Mr. Mathieson $1,000,000 annually in exchange for certain consulting services. Concurrently with the termination of that consulting contract, IEC and Mr. Mathieson entered into a new professional consulting contract, effective as of July 1, 2017 (the “Professional Consulting Contract”). Pursuant to the terms of the Professional Consulting Contract, our Chief Executive Officer agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The Professional Consulting Contract has a term of 1.5 years and renews automatically for successive one-year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for the services provided to the Company and/or IEC by our Chief Executive Officer, IEC agreed to pay him $1,200,000 annually in quarterly payments of $300,000 due in advance each quarter and to provide health insurance benefits as well as a discretionary bonus to be determined by the Company’s Board of Directors, which consists solely of Mr. Mathieson.

Series H Preferred Stock Issuances & Conversions

On October 30, 2017, the Company completed a private placement of 934,589 shares of the Series H Preferred Stock to four non-U.S. persons. The Company received an aggregate purchase price of $934,589 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 15, 2017, the Company completed a private placement of 305,000 shares of Series H Preferred Stock to three non-U.S. persons. The Company received an aggregate purchase price of $305,000 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 28, 2017, the Company completed a private placement of 52,500 shares of Series H Preferred Stock to two non-U.S. persons. The Company received an aggregate purchase price of $52,500 for the sale of the shares of Series H Preferred Stock and intends to use the proceeds from that sale to expand its operations, including through increased advertising designed to increase the amount and number of loans entered into with customers and to fund operations of the Company. The issuance of shares of Series H Preferred Stock was exempt from the registration requirements of the Securities Act in reliance upon Regulation S promulgated pursuant to the Securities Act.

On December 31, 2017, the holders of an aggregate of 1,292,089 shares of Series H preferred stock, representing all of the outstanding Series H Preferred Shares, pursuant to the terms of the Series H Preferred Shares, converted their shares of Series H Preferred Shares, effective December 31, 2017. In accordance with the terms of the Series H Preferred Shares, upon the conversion of such Series H Preferred Shares, the Company issued to the converting holders of Series H Preferred Shares an aggregate of 5,168,356 shares of the Company’s common stock. As a result of the conversion, no Series H Preferred Shares are outstanding. In addition, as a result of the conversion and subsequent issuance of common stock, 17,463,449 shares of the Company’s common stock are issued and outstanding. Due solely to the issuance of common stock, and not as the result of any stock disposition, Paul Mathieson, the Company’s Chairman and Chief Executive Officer, is no longer a majority stockholder. Following the issuance of common stock, Mr. Mathieson owns approximately 39.5% of the Company’s outstanding common stock.

Results of Operations

The following table illustrates key results of operations for the three months ended September 30, 2017 and 2016, respectively.

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016
REVENUES
Interest revenue	$386,565	$547,551
Other revenue	20,805	10,000
TOTAL REVENUES	407,370	557,551
OPERATING EXPENSES

Salaries and compensation	419,144	397,795
Other operating expenses	104,985	165,264
Provision for credit losses	300,205	257,907
Advertising	180,808	92,593
Rent	23,826	47,373
Public company and corporate finance expenses	449,321	577,632
Depreciation and amortization	1,451	3,212
TOTAL OPERATING EXPENSES	1,479,740	1,541,776
LOSS FROM OPERATIONS	(1,072,370)	(984,225)
OTHER INCOME (EXPENSE)
Legal settlements and related fees	(624,283)
Miscellaneous income (expense)	74	(324)
TOTAL OTHER INCOME (EXPENSE)	(624,283)	(324)
NET LOSS	$(1,696,579)	$(984,549)

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Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

Interest Revenue

For the three months ended September 30, 2017, interest revenue decreased to $386,565, compared to $547,551 for the three months ended September 30, 2016. This decrease was due to the decreased average interest-earning loan book size of consumer receivables during the period. This decreased loan book size is primarily due to reduced advertising to new customers during the six months ending June 30, 2017 resulting from a decrease in cash available to fund new loans during that six month period and leading to lower loans receivable originated as compared to loans receivable repaid during the first half of 2017. The Company has begun to increase advertising and increased loans receivable originated during the three months ended September 30, 2017.

Other Revenue

For the three months ended September 30, 2017, other revenue increased to $20,805, compared to $10,000 for the three months ended September 30, 2016. Other revenue consisted of declined lead revenue, consisting of revenue from the sale of leads regarding potential customers whose loan applications did not meet our lending standards, and loan loss recovery. The increase was attributable to an increase in declined lead revenue due to increased advertising in the third quarter of 2017.

Salaries and Compensation Expenses

For the three months ended September 30, 2017, salaries and compensation expenses increased to $419,144, compared to $397,795 for the three months ended September 30, 2016. The increase was primarily attributable to a $50,000 increase in the compensation paid to our Chief Executive Officer as compared to the prior period. The additional $50,000 was paid to our Chief Executive Officer pursuant to the new Professional Consulting Agreement between the Company and the Chief Executive Officer.

Other Operating Expenses

For the three months ended September 30, 2017, other operating expenses decreased to $104,985, compared to $165,264 for the three months ended September 30, 2016. The decrease was attributable to the cost cuts resulting in lower loan underwriting costs and client service costs.

Provision for Credit Losses

For the three months ended September 30, 2017, the provision for credit losses expense increased to $300,205, compared to $257,907 for the three months ended September 30, 2016. We carry a provision for credit losses which is estimated collectively based on our loan portfolio and general economic conditions. The increase in provision for credit losses from the prior year period was due to increased new loan volume versus the comparable period in 2016.

Advertising

For the three months ended September 30, 2017, advertising expenses increased to $180,808, compared to $92,593 for the three months ended September 30, 2016. The increase was attributable to the increase in customer acquisition costs incurred, including online advertising, direct mail, and lead generation costs in the current period.

Rent Expense

For the three months ended September 30, 2017, rent expense decreased to $23,826, compared to $47,373 for the three months ended September 30, 2016. The decrease was due to termination of our Florida, Illinois and Arizona leases in 2016.

Public Company and Corporate Finance Expenses

For the three months ended September 30, 2017, public company and corporate finance expenses decreased to $449,321, compared to $577,632 for the three months ended September 30, 2016. The decrease was due to a decrease in investor/financing costs incurred as a result of the fact that the Company did not engage in any capital raising transactions during the three months ended September 30, 2017.

Depreciation and Amortization

For the three months ended September 30, 2017, depreciation and amortization marginally decreased to $1,451, compared to $3,212 for the three months ended September 30, 2016. The minimal movement was in line with expectations.

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Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

Interest Revenue

For the nine months ended September 30, 2017, interest revenue decreased to $1,238,280, compared to $1,586,723 for the nine months ended September 30, 2016. This decrease was due to the decreased average interest-earning loan book size of consumer receivables during the period. This decreased loan book size is primarily due to reduced advertising to new customers during the current period resulting from a decrease in cash available to fund new loans and leading to lower loans receivable originated as compared to loans receivable repaid during the period. The Company has begun to increase advertising in the second half of 2017, but has not matched prior advertising spending for the nine months ended September 30, 2016.

Other Revenue

For the nine months ended September 30, 2017, other revenue increased to $50,414, compared to $41,156 for the nine months ended September 30, 2016. Other revenue consisted of declined lead revenue, consisting of revenue from the sale of leads regarding potential customers whose loan applications did not meet our lending standards, and loan loss recovery. The increase was attributable to an increase in declined lead revenue due to increased advertising during the three months ended September 30, 2017.

Salaries and Compensation Expenses

For the nine months ended September 30, 2017, salaries and compensation expenses decreased to $658,347, compared to $1,207,124 for the nine months ended September 30, 2016. The decrease was primarily attributable to the decrease in our Chief Executive Officer’s compensation for the period January 1, 2017 to June 30, 2017. During the nine months ended September 30, 2017, the Company paid the Chief Executive Officer $300,000 in total compensation as compared to $750,000 for the same period in 2016.

Other Operating Expenses

For the nine months ended September 30, 2017, other operating expenses decreased to $299,551, compared to $553,401 for the nine months ended September 30, 2016. The decrease was attributable to the lower loan underwriting costs and client service costs due to reduced new loan volume in the current period.

Provision for Credit Losses

For the nine months ended September 30, 2017, the provision for credit losses expense decreased to $919,529, compared to $1,000,344 for the nine months ended September 30, 2016. We carry a provision for credit losses which is estimated collectively based on our loan portfolio and general economic conditions. The decrease in provision for credit losses from the prior period was due to the smaller loan portfolio in the current period.

Advertising

For the nine months ended September 30, 2017, advertising expenses decreased to $184,268, compared to $313,902 for the nine months ended September 30, 2016. The decrease was attributable to the reduction in customer acquisition costs incurred, including online advertising, direct mail, and lead generation costs in the current period, resulting from a decrease in cash available to fund new loans.

Rent Expense

For the nine months ended September 30, 2017, rent expense decreased to $52,715, compared to $154,838 for the nine months ended September 30, 2016. The decrease was due to termination of our Florida, Illinois and Arizona leases in 2016.

Public Company and Corporate Finance Expenses

For the nine months ended September 30, 2017, public company and corporate finance expenses increased to $1,644,856, compared to $1,588,411 for the nine months ended September 30, 2016. The increase was due to significant one-off costs incurred related to the OneMain tender offer and the Lending Club Tender Offer. The increase was partly offset by a decrease in investor/financing costs as a result of the fact that the Company did not engage in any capital raising transactions during the nine months ended September 30, 2017.

Depreciation and Amortization

For the nine months ended September 30, 2017, depreciation and amortization decreased to $4,495, compared to $7,045 for the nine months ended September 30, 2016. The minimal movement was in line with expectations.

Financial Position

Cash and Cash Equivalents

We had cash and cash equivalents of $1,850,317 as of September 30, 2017, compared to $322,441 as of December 31, 2016. The increase resulted from less net cash used in operating activities due to operational cost cuts and lower loans receivable originated during the nine months ended September 30, 2017 as compared to the same period in 2016 and higher net cash provided by investing activities due to the sale of common shares of OneMain received in connection with OneMain tender offer.

Loans Receivable

We had net loan receivables of $4,975,770 as of September 30, 2017, as compared to $6,374,908 as of December 31, 2016. The decrease was due to lower loan originations in the current period versus repayment of loan principal by customers. Net loan receivables are calculated by reducing our outstanding loans receivable balance by an allowance for credit losses.

Other Receivables

We had other receivables of $70,657 as of September 30, 2017, as compared to $84,851 as of December 31, 2016. Other receivables is comprised of outstanding invoices for declined lead revenue due from marketing partners and accrued interest receivable on our consumer loans at September 30, 2017. The decrease in other receivables is primarily due to the decrease in accrued interest receivable for the current period.

Property and Equipment

We had net property and equipment of $14,827 as of September 30, 2017 as compared to $19,322 as of December 31, 2016. The minimal movement was in line with expectations and a direct result of recording depreciation expense for the current period.

Accounts Payable and Accrued Expenses

We had accounts payable and accrued expenses of $158,166 as of September 30, 2017, compared to $1,060 as of December 31, 2016. The increase was due to management’s decision to delay payment of a number of September expenses in full in the current period which meant that accrual was required for those expenses.

For the year ended December 31, 2016 compared to December 31, 2015

	Year Ended December 31, 2016	Year Ended December 31, 2015
REVENUES
Interest revenue	$2,086,976	$1,789,701
Other revenue	48,070	45,464
TOTAL REVENUES	2,135,046	1,835,165
OPERATING EXPENSES

Salaries and compensation	1,592,990	2,126,243
Other operating expenses	1,561,045	1,399,157
Consulting	1,154,465	1,013,690
Provision for credit losses	1,865,362	1,134,518
Advertising	373,350	950,905
Rent	178,678	244,621
Travel, meals and entertainment	141,686	129,351
Depreciation and amortization	8,618	14,124
TOTAL OPERATING EXPENSES	6,876,194	7,012,609
LOSS FROM OPERATIONS	(4,741,147)	(5,177,444)
OTHER INCOME (EXPENSE)
Interest expense	-	(527,921)
Miscellaneous income (expense)	12,278	7,167
TOTAL OTHER INCOME (EXPENSE)	12,278	(520,754)
NET LOSS	$(4,728,869)	$(5,698,198)

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Interest Revenue

For the year ended December 31, 2016, interest revenue increased to $2,086,976, compared to $1,789,701 for the year ended December 31, 2015. This increase was due to the increased average interest-earning loan book size of consumer receivables during the period.

Other Revenue

For the year ended December 31, 2016, other revenue increased to $48,070, compared to $45,464 for the year ended December 31, 2015. Other revenue consisted of decline lead revenue, late/dishonor fees, loss recovery and stock application/processing fees. The increase was attributable to an increase in loss recovery.

Salaries and Compensation Expenses

For the year ended December 31, 2016, salaries and compensation expenses decreased to $1,592,990, compared to $2,126,243 for the year ended December 31, 2015. The decrease was primarily attributable to the cessation of employment for our VP Corporate Finance and zero bonus payments to our CEO in 2016.

Other Operating Expenses

For the year ended December 31, 2016, other operating expenses increased to $1,561,045, compared to $1,399,157 for the year ended December 31, 2015. The increase was attributable to the higher legal, accounting and SEC fees associated with our multiple SEC filings in the period.

Consulting Fees

For the year ended December 31, 2016, consulting fees increased to $1,154,465, compared to $1,013,690 for the year ended December 31, 2015. The increase was attributable to the increase in independent research and investor relations consulting costs in the period.

Provision for Credit Losses

For the year ended December 31, 2016, the provision for credit losses expense increased to $1,865,362, compared to $1,134,518 for the year ended December 31, 2015. We carry a provision for credit losses which is estimated collectively based on our loan portfolio and general economic conditions. The increase in provision for credit losses from year ended December 31, 2015 was due to the increase in loans charged off during the first and last quarters of 2016.

Advertising

For the year ended December 31, 2016, advertising expenses decreased to $373,350, compared to $950,905 for the year ended December 31, 2015. This decrease is attributable to the reduction in customer acquisition costs incurred, including online advertising, direct mail, and lead generation costs.

Rent Expense

For the year ended December 31, 2016, rent expense decreased to $178,678, compared to $244,621 for the year ended December 31, 2015. The decrease was due to reduced relocation costs and termination of Florida, Illinois and Arizona leases.

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Travel, Meals and Entertainment

For the year ended December 31, 2016, travel, meals and entertainment expenses increased to $141,686, compared to $129,351 for the year ended December 31, 2015. Travel, meals and entertainment expenses include corporate travel for meetings and investor presentations, as well as other investor related expenses. The increase was due to the significant increase in investor roadshows conducted by the CEO in the period compared to the previous period.

Depreciation and Amortization

For the year ended December 31, 2016, depreciation and amortization decreased to $8,618, compared to $14,124 for the year ended December 31, 2015. The minimal movement was in line with expectations.

Interest Expense

For the year ended December 31, 2016, interest expense decreased to $0, compared to $527,921 for the year ended December 31, 2015. The decrease was due to the full repayment of the BFG senior debt facility in 2015.

Financial Position

Cash and Cash Equivalents

We had cash and cash equivalents of $322,441 as of December 31, 2016, compared to $485,559 as of December 31, 2015. The decrease was due to reduced equity capital raised in the period.

Loans Receivable

We had net loan receivables of $6,374,908 as of December 31, 2016, as compared to $7,124,702 as of December 31, 2015. The decrease was due to lower loan originations, higher loan receivables repaid and higher loan charge offs.

Other Receivables

We had other receivables of $84,851 as of December 31, 2016, as compared to $76,262 as of December 31, 2015. Other receivables comprised outstanding invoices for decline lead revenue due from marketing partners and accrued interest receivable on our consumer loans at December 31, 2016. The increase is primarily due to an increase in accrued interest receivable.

Property and Equipment

We had net property and equipment of $19,322 as of December 31, 2016, as compared to $28,511 as of December 31, 2015. The decrease was a direct result of recording depreciation expense for the period plus a loss of $571 on disposal of assets.

Security Deposits

We had security deposits of $7,470 as of December 31, 2016, as compared to $35,839 as of December 31, 2015. The decrease was due to primarily due to refund of security deposits upon termination of Florida, Illinois and Arizona leases.

Accounts Payable and Accrued Expenses

We had accounts payable and accrued expenses of $1,060 as of December 31, 2016, compared to $96,441 as of December 31, 2015. The decrease was due to management’s decision to pay a number of December expenses in full in the current period so accrual was not required for those expenses.

Deferred Rent

We had deferred rent of $0 as of December 31, 2016, compared to $11,522 as of December 31, 2015. The decrease was due to removal of all deferred rent via termination of Florida, Illinois and Arizona leases and 12 month renewal of Nevada lease.

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Financial Condition, Liquidity and Capital Resources

During the nine months ended September 30, 2017 and the 12 months ended December 31, 2016, we incurred operating expenses in excess of net revenue. However, anticipated cash flow from our existing loan receivable repayments plus net revenue, combined with current cash on hand, is expected to meet the needs of our budgeted cash operating expenses through November 2018. To expand operations significantly we will require capital infusions until operating results improve. We may not be able to obtain such capital in a timely manner and as a result may incur liquidity imbalances.

Liquidity and Capital Resources

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

We used cash in operations of $1,847,645 during the nine months ended September 30, 2017, compared to $2,095,725 during the nine months ended September 30, 2016, and this decrease is due to a reduction in core operational costs. The major operational cost cuts in the nine month period was the decrease in our Chief Executive Officer’s total compensation for the nine months ended September 30, 2017. The Company incurred $687,844 of costs during the nine months ended September 30, 2017 in connection with the OneMain tender offer and the Company incurred $272,601 of costs during the nine months ended September 30, 2017 in connection with the LendingClub tender offer. In addition, during the nine months ended September 30, 2017 the Company incurred one-off legal settlements and related fees of $624,283, relating to an action by the State of Virginia under the Virginia consumer lending program and a separate action by an individual customer. Of this amount, $178,982 was a non-cash item in the form of reductions to outstanding loan principal.

The Company has historically financed its operations and loans made to its customers through placements of shares of the Company’s common stock and preferred stock, private credit facilities, and working capital loans. We also received $3.4 million in connection with terminating our tender offer to purchase shares of the common stock of OneMain in June 2016 and selling the shares of OneMain we acquired as a result of that tender offer. The Company intends to continue to finances its operations and the planned expansion of its business through placements of shares of the Company’s common stock and preferred stock.

The Company received net cash from investing activities of $3,700,733 during the nine months ended September 30, 2017, compared to $1,126,332 used in investing activities during the nine months ended September 30, 2016. The increase in cash provided by investing activities is primarily due to the sale of shares of common stock of OneMain acquired in the OneMain tender offer.

We used $325,212 of net cash in financing activities during the nine months ended September 30, 2017, compared to $3,661,050 provided by financing activities during the same period in 2016. The decrease was attributable to the absence of any debt or equity capital raising proceeds compared to significant proceeds from a common stock capital raising received in the corresponding period in 2016.

At September 30, 2017, we had cash on hand of $1,850,317, which when added to budgeted cash inflows from loans receivable repaid and budgeted cash inflows from revenues, is sufficient to meet our operating needs for the next 12 months.

The principal conditions and events that raise substantial doubt about the Company’s ability to meet its obligations as they come due are:

(i) the Company has reported recurring losses, and

(ii) the Company has not yet generated positive net cash flows from operations.

However, the Company has reduced its core operating expenses. In addition, cash in bank has significantly increased during the nine months ended September 30, 2017, resulting from substantial positive net cash flows from investing activities specifically from the sale of shares of OneMain’s common stock acquired in connection with the OneMain tender offer. Management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations at least through November 2018. However, the Company will require additional capital in order to expand its operations.

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We previously had a credit facility in the form of a line of credit with BFG Investment Holdings, LLC (“BFG”) in the amount of $10,000,000 pursuant to a Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly-owned subsidiaries. In connection with the Loan Agreement, IEC SPV and certain of our other wholly-owned subsidiaries entered into a profit sharing agreement with BFG pursuant to which IEC SPV is required to pay BFG 20% of its net profit (“Net Profit”) for a period beginning on June 11, 2012 and ending 10 years from the date the Loan Agreement is repaid in full. Net Profit is defined in the profit sharing agreement as gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on account of the loan (including loan servicing fees of 0.5% on eligible consumer loans receivable), and (iv) charge-offs to bad debt resulting from consumer loans. All of IEC SPV’s loans receivable as of September 30, 2017 were pledged as collateral for fulfillment of the Net Profit interest due.

Effective as of July 15, 2015, BFG converted the credit facility from a revolving facility to a term loan and on August 21, 2015, we, through certain of our wholly-owned subsidiaries, repaid the entire balance of principal and accrued interest under the Loan Agreement. There is currently no outstanding balance under the Loan Agreement, but IEC SPV will be required to pay 20% of its Net Profit to BFG until August 21, 2025 (10 years from August 21, 2015) or until we pay BFG $3,000,000 to terminate the profit sharing agreement. Net Profit for the nine months ended September 30, 2017 and 2016 was calculated at $0 and $96,083, respectively.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

We used cash in operations of $2,777,621 during the year ended December 31, 2016, compared to $3,959,568 during the year ended December 31, 2015, and this decrease is in line with expectations due to the growth of our revenue. We used net cash from investing activities of $1,115,567 during the year ended December 31, 2016, compared to $4,057,025 during the year ended December 31, 2015. The decrease in cash used in investing activities is primarily due to an increase in loans receivable repaid and a decrease in loans receivable originated.

We were provided $3,730,070 of net cash from financing activities during the year ended December 31, 2016, compared to $8,068,440 during the year ended December 31, 2015. The funds were attributable to proceeds from preferred stock and common stock received and was a decrease from the corresponding period in 2015.

At December 31, 2016, we had cash on hand of $322,441, which when added to budgeted cash inflows from loans receivable repaid and budgeted cash inflows from revenues, is sufficient to meet our operating needs for the next 12 months.

On April 13, 2015, the Company secured a $200,000 working capital loan to expand from Dr. L. Prasad, an investor in the Company. On June 24, 2015, the Company repaid $230,000 which comprised $200,000 principal and a $30,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from Domenic Tacca, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from CT Super, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

The principal conditions and events that raise substantial doubt about the Company’s ability to meet its obligations ad they come due are:

(i)	the Company has reported recurring losses, and
(ii)	the Company has not yet generated positive net cash flows from operations.

However, the Company has increased its revenue resulting from an increased average loan balance in 2016 as compared to 2015, and management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations through March 2018, which has alleviated the substantial doubt. Management’s plans include a continued reduction of advertising costs to continue reducing loan originations and related loan processing costs. There is also a significant reduction in consulting and professional fees due to minimized efforts and strategy for raising capital over the next 12 months. In addition, significant core operating costs have been cut from the Company starting in 2016 including reducing the number of employees from 12 to 6 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 as old leases expired. In addition, the CEO’s annual base consulting fee has been reduced to $1 per annum from January 1, 2017. Should the Company need, management will continue to reduce loan originations and now plans to utilize the cash flow from loan repayments for working capital needs. This will provide sufficient cash flow through at least March 2018. However, the Company intends, over the next 12 months, to seek additional capital via unsecured notes and/or preference shares to expand operations and the Company. Subsequent to year-end, the Board of Directors approved a stock repurchase program. Management has no intention to repurchase shares unless additional capital has been secured.

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On August 21, 2015, we, through certain of our wholly owned subsidiaries, paid an aggregate of $1,676,954, representing all principal and accrued interest under the Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly owned subsidiaries. As a result, there is currently no outstanding balance under the Loan Agreement. However, the Loan Agreement continues in effect and we are subject to a net profit interest under which we are required to pay BFG 20% of the “Net Profit” of its subsidiary, IEC SPV, LLC, until 10 years from the date the loan is repaid in full (August 2015). Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans and reduced by servicing fee. The Net Profit arrangement can be terminated by us upon a payment of $3,000,000 to BFG. Net profit interest for the year ended December 31, 2016 and 2015 were $57,094 and $107,340, respectively. All loans receivable of the Company were pledged as collateral at December 31, 2016 for the fulfillment of the Net Profit calculation. As of December 31, 2016, $57,094 has been paid.

Dividend Policy

We intend to declare regular quarterly dividends to our common stockholders. The amount of future common stock dividends will be based upon a level deemed by the Company’s board of directors to be sustainable based on budgeted operating free cash flow. The amount, timing and frequency of dividends will be authorized by the Company’s board of directors and declared based on a variety of factors deemed relevant by our board of directors and no assurance can be given that our dividend policy will not change in the future.

In October 2017, our Board of Directors declared a cash dividend of $0.005 per common share for the third quarter of 2017 payable on November 20, 2017 to stockholders of record at the close of business on November 11, 2017.

Off-Balance Sheet Arrangements

As of September 30, 2017 and December 31, 2016, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation and IEC SPV, LLC (collectively, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

The Company’s accounting and reporting policies are in accordance with U.S. generally accepted accounting principles and conform to general practices within the consumer finance industry.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements do not include any adjustments to reflect any possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities.

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue resulting from an increased average loan balance in 2016 as compared to 2015, and management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations through March 2018, which has alleviated the substantial doubt. Management’s plans include a continued reduction of advertising costs to continue reducing loan originations and related loan processing costs. There is also a significant reduction in consulting and professional fees due to minimized efforts and strategy for raising capital over the next 12 months. In addition, significant core operating costs have been cut from the Company starting in 2016 including reducing the number of employees from 12 to 6 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 as old leases expired. In addition, the CEO’s annual base consulting fee has been reduced to $1 per annum from January 1, 2017. Should the Company need, management will continue to reduce loan originations and now plans to utilize the cash flow from loan repayments for working capital needs. This will provide sufficient cash flow through at least March 2018. However, the Company intends, over the next 12 months, to seek additional capital via unsecured notes and/or preference shares to expand operations and the Company. Subsequent to year-end, the Board of Directors approved a stock repurchase program. Management has no intention to repurchase shares unless additional capital has been secured.

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Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Loans Receivable and Interest Income

The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At December 31, 2016, 83 loans with a total balance of $367,098 were delinquent or in default. At December 31, 2015, 80 loans with a total balance of $389,431 were delinquent or in default.

Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies and industry index. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several factors, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, and the outstanding balance of the loan.

Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectable due to consumer specific circumstances.

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The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Income Taxes

We account for income taxes using the liability method in accordance with FASB Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

Fair Value of Financial Instruments

Carrying amounts reported in the consolidated balance sheets for receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

Recently Issued or Newly Adopted Accounting Standards

In August 2014, the FASB issued FASB ASU2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. FASB ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. These changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. These changes became effective for the Company for the 2016 annual period. Our adoption of these changes have no material impact on the consolidated financial statements.

In November 2015, the FASB issued ASU No 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Adoption of these changes have no material impact on the consolidated financial statements.

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In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-01, Financial Instruments –Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update intends to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The new standard affects all entities that hold financial assets or owe financial liabilities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management is evaluating the impact of the adoption of these changes will have on the consolidated financial statements.

IEG HOLDINGS’ MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this document. Our directors are elected by our stockholders at each annual meeting and serve for one year and until their successors are elected and qualified. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position(s)
Paul Mathieson	42	Chief Executive Officer & Director
Carla Cholewinski	64	Chief Operating Officer and Chief Credit Officer

Biographical information concerning our director and executive officers listed above is set forth below.

Paul Mathieson. Mr. Mathieson has served as the Chief Executive Officer and member of our board of directors since 2012. In 2005, Mr. Mathieson founded IEG Holdings Limited in Sydney, Australia which launched the Amazing Loans business in Australia in 2005 and the Mr. Amazing Loans business in the United States through a subsidiary in 2010. In recognition of IEG Holdings Limited’s success, Mr. Mathieson was awarded Ernst & Young’s 2007 Australian Young Entrepreneur of the Year (Eastern Region). Mr. Mathieson has over 22 years’ finance industry experience in lending, funds management, stock market research and investment banking. His career has included positions as Financial Analyst/Institutional Dealer with Daiwa Securities from 1995 to 1995, Head of Research for Hogan & Partners Stockbrokers from 1995 to 2000, and Investment Banking Associate with ING Barings from 2000 to 2001. In addition, from 2002 to 2010, Mr. Mathieson was the Founder and Managing Director of IE Portfolio Warrants, a funds management business that offered high return and leveraged structured equities products. Mr. Mathieson received a Bachelor of Commerce from Bond University, Queensland, Australia in 1994 and a Master’s Degree of Applied Finance from Macquarie University, New South Wales, Australia in 2000.

Carla Cholewinski. Ms. Cholewinski has served as our Chief Operating Officer since 2008 and has over 40 years’ experience in the finance industry including banking, credit union management, regulatory oversight, debt securitization and underwriting. Her career has included positions as Vice President and Branch Manager at Glendale Federal Bank from 1976 to 1986, Vice President and District Sales and Lending Manager with California Federal Bank from 1986 to 1992, Mortgage Banker with First Choice Financial Services from 1992 to 1995, Corporate Vice President of Lending and Collections with WestStar Credit Union from 1995 to 1999, Chief Lending Officer for American Corp & Funding from 1999 to 2000, Chief Credit Officer for Security State Savings Bank from 2000 to 2004, and Chief Credit Officer for Fifth Street Bank from 2004 to 2008. Since 2008, Ms. Cholewinski has served as our Chief Operating Officer and Chief Credit Officer and has utilized her extensive finance, banking and regulatory experience to grow the business from initial launch to our current level of operations.

There are no family relationships between any of the executive officers and directors.

Director Qualifications

Mr. Mathieson was appointed to our board in March 2013 following the reverse merger with IEGC described in this document. Given his role in the founding and/or operations of IEGC, we believe he remains a good fit for our current needs. Mr. Mathieson has significant operational experience in our industry and brings both a practical understanding of the industry and as well as hands-on experience in our business sector to our board and a greater understanding of certain of the challenges we face in executing our growth strategy.

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Director Compensation

Mr. Mathieson does not receive any additional compensation for his services as a director.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the year ended December 31, 2017. During the year ended December 31, 2017, Mr. Mathieson participated in deliberations of our board of directors concerning executive officer compensation. No member of our board is, or was during the fiscal year ended December 31, 2017, an officer, former officer or employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on the Company’s compensation committee or (ii) the board of directors of another entity of which one of the executive officers of such entity served on the Company’s Board, during the fiscal year ended December 31, 2017.

Limitation on Liability

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our amended and restated articles of incorporation, as amended, and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

●	violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

●	deriving an improper personal benefit from a transaction,

●	voting for or assenting to an unlawful distribution, and

●	willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a stockholder.

The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – IEG HOLDINGS

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions. When such transactions arise, they are referred to our board of directors for its consideration.

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The Company has a professional consulting contract with Mr. Mathieson, the Company’s Chief Executive Officer and the sole member of the Board of Directors, according to which the Company paid the Chief Executive Officer a total of $1,000,000 in cash and $0 in health insurance premiums and costs for the year ended December 31, 2017. On July 1, 2017, we and our Chief Executive Officer agreed to terminate, effective July 1, 2017, the consulting contract dated January 1, 2017 between our Chief Executive Officer and the Company pursuant to which the Company was required to pay Mr. Mathieson $1,000,000 annually in exchange for certain consulting services. Concurrently with the termination of that consulting contract, IEC and our Chief Executive Officer entered into a new professional consulting contract, effective as of July 1, 2017 (the “Professional Consulting Contract”). Pursuant to the terms of the Professional Consulting Contract, our Chief Executive Officer agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The Professional Consulting Contract has a term of 1.5 years and renews automatically for successive one-year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for the services provided to the Company and/or IEC by our Chief Executive Officer, IEC agreed to pay him $1,200,000 annually in quarterly payments of $300,000 due in advance each quarter and to provide health insurance benefits as well as a discretionary bonus to be determined by the Company’s Board of Directors, which consists solely of Mr. Mathieson. A bonus of $400,000 was approved by the Board and paid for the year ended December 31, 2017.

Chief Executive Officer

During the year ended December 31, 2017, the Company incurred compensation expense to our Chief Executive Officer under the Professional Consulting Contract and previously-terminated consulting contract between the Company and the Chief Executive Officer of $1,000,000. During the year ended December 31, 2017, the Company also paid in cash common share dividends in the amount of $103,500 to our Chief Executive Officer.

Chief Operating Officer

Compensation to our Chief Operating Officer totaled $243,000 for the year ended December 31, 2017. During the year ended December 31, 2017, the Company also paid in cash common share dividends in the amount of $30 to our Chief Operating Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT – IEG HOLDINGS

At January 4, 2018, we had 17,463,449 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of January 4, 2018, and reflects:

●	each of our executive officers,

●	each of our directors,

●	all of our directors and executive officers as a group, and

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

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Information on beneficial ownership of securities is based upon a record list of our stockholders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws, except as otherwise provided below.

Unless otherwise indicated, the business address of each person listed is in care of IEG Holdings Corporation, 3960 Howard Hughes Parkway, Suite 490, Las Vegas, NV 89169.

Name	Position	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers and Directors:

Paul Mathieson	Chief Executive Officer and Director	6,900,000	39.5%

Carla Cholewinski	Chief Operating Officer and Chief Credit Officer	2,000	*

All executive officers and directors as a group (2 persons)		6,902,000	39.5%

* Less than 1%.

EXECUTIVE COMPENSATION—IEG HOLDINGS

The following table summarizes all compensation recorded by us in the past two fiscal years for each of our executive officers. For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Paul Mathieson,	2017	600,000	400,000	(1)						1,000,000
Chief Executive Officer	2016	1,000,000	0		0	0	0	0	0	1,000,000

Carla Cholewinski,	2017	230,000	13,000							243,000
Chief Operating Officer and Chief Credit Officer	2016	230,000	13,000		0	0	0	0	0	243,000

(1) The material factors considered by our board in awarding the bonus to Mr. Mathieson were the increase in new equity capital and core operational cost cuts in the relevant period.

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Employment Agreements

We are not currently a party to any employment agreements with any of our executive officers. However, on November 2, 2016, Investment Evolution Corporation, a wholly owned subsidiary of the Company (“IEC”), and Mr. Mathieson entered into a professional consulting contract, effective January 1, 2017 (the “January 2017 Consulting Contract”). Pursuant to the terms of the January 2017 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The January 2017 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, the Company agreed to pay Mr. Mathieson $1.00 annually and a discretionary bonus to be determined by the Company’s board of directors.

On July 1, 2017, we and our Chief Executive Officer, Mr. Paul Mathieson who is also the sole member of our Board of Directors, agreed to terminate, effective July 1, 2017, the consulting contract dated January 1, 2017 between our Chief Executive Officer and the Company pursuant to which the Company was required to pay Mr. Mathieson $1,000,000 annually in exchange for certain consulting services. Concurrently with the termination of that consulting contract, IEC and Mr. Mathieson entered into a new professional consulting contract, effective as of July 1, 2017 (the “Professional Consulting Contract”). Pursuant to the terms of the Professional Consulting Contract, our Chief Executive Officer agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The Professional Consulting Contract has a term of 1.5 years and renews automatically for successive one-year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for the services provided to the Company and/or IEC by our Chief Executive Officer, IEC agreed to pay him $1,200,000 annually in quarterly payments of $300,000 due in advance each quarter and to provide health insurance benefits, reimbursement for all reasonable expenses, including but not limited to travel expenses for him and his entourage, hotel expenses, communication, security, relocation and entertainment expenses, as well as a discretionary bonus to be determined by the Company’s Board of Directors, which consists solely of Mr. Mathieson.

The Company has a professional consulting contract with Mr. Mathieson, the Company’s Chief Executive Officer and the sole member of the Board of Directors, according to which the Company paid the Chief Executive Officer a total of $1,000,000 in cash and $0 in health insurance premiums and costs for the year ended December 31, 2017. On July 1, 2017, we and our Chief Executive Officer agreed to terminate, effective July 1, 2017, the consulting contract dated January 1, 2017 between our Chief Executive Officer and the Company pursuant to which the Company was required to pay Mr. Mathieson $1,000,000 annually in exchange for certain consulting services. Concurrently with the termination of that consulting contract, IEC and our Chief Executive Officer entered into a new professional consulting contract, effective as of July 1, 2017 (the “Professional Consulting Contract”). Pursuant to the terms of the Professional Consulting Contract, our Chief Executive Officer agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The Professional Consulting Contract has a term of 1.5 years and renews automatically for successive one-year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for the services provided to the Company and/or IEC by our Chief Executive Officer, IEC agreed to pay him $1,200,000 annually in quarterly payments of $300,000 due in advance each quarter and to provide health insurance benefits as well as a discretionary bonus to be determined by the Company’s Board of Directors, which consists solely of Mr. Mathieson. A bonus of $400,000 was approved by the Board and paid for the year ended December 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2017:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Paul Mathieson	0	0	0	0	0	0	0	0	0
Carla Cholewinski	0	0	0	0	0	0	0	0	0

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INFORMATION ABOUT LENDING CLUB

DESCRIPTION OF LENDING CLUB’S BUSINESS

IEG Holdings has reproduced the information below from the most recently available public information provided in Lending Club’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

Our Mission

Transforming the banking system to make credit more affordable and investing more rewarding.

Overview

Lending Club is the world’s largest online marketplace connecting borrowers and investors. We believe our technology-powered marketplace is the best way to make capital more accessible to borrowers and investors. Our marketplace increases efficiency and improves the borrower and investor experience with ease of use and accessibility by substantially reducing the need for physical infrastructure and manual processes that exist in the traditional banking system.

Qualified consumers and small business owners borrow through Lending Club to lower the cost of their credit and enjoy a more seamless and transparent experience than that provided by traditional banks. We believe the range of loan products we facilitate is simple, fair and responsible, making it easier for consumers to budget for monthly repayment and meet their financial goals.

Investors use Lending Club to earn attractive risk-adjusted returns from an asset class that has generally been closed to many investors and only available on a limited basis to large institutional investors. Through our marketplace, we are able to make more assets available to more investors, including retail investors, high-net-worth individuals and family offices, banks and finance companies, insurance companies, hedge funds, foundations, pension plans and university endowments.

We have developed our proprietary technology platform to support our marketplace and offer a variety of our issuing banks’ loan products to interested investors. Our proprietary technology automates key aspects of our operations, including the borrower application process, data gathering, credit decisioning and scoring, loan funding, investing and servicing, regulatory compliance and fraud detection. Our platform offers sophisticated analytical tools and data to enable investors to make informed decisions and assess their portfolios. Our extensible technology platform has allowed us to expand our offerings from personal loans to include small business loans, and to expand investor classes from individuals to institutions and create various investment vehicles.

We generate revenue from transaction fees from our marketplace’s role in accepting and decisioning applications for our bank partners to enable loan originations, servicing fees from investors for matching available loan assets with capital, and management fees from investment funds and other managed accounts. While our business model is not dependent on using our balance sheet and assuming credit risk for loans facilitated by our marketplace, we may use a greater amount of our own capital, compared to past experience, to fulfill regulatory or contractual purchase obligations, or support short-term marketplace equilibrium. We may also use our capital to invest in loans associated with the testing or initial launch of new or alternative loan terms, programs or channels to establish a track record of performance prior to facilitating third-party investments in these loans, or to support alternative loan purchase programs.

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As of December 31, 2016, our marketplace facilitated approximately $24.6 billion in loans since it first launched in 2007, of which approximately $4.6 billion were invested in through notes issued pursuant to a shelf registration statement (the Note Registration Statement), $6.9 billion were invested in through Certificates issued by the Trust, and $13.1 billion were invested in through whole loan sales.

Industry Background and Trends

We believe a transparent and open marketplace where borrowers and investors have access to information, complemented by technology and tools, can make credit more affordable, redirect existing pools of capital trapped inside the banking system, and attract new sources of capital to a new asset class. We believe that online marketplaces have the power to transform the traditional banking system, facilitate more efficient deployment of capital, and improve the global economy.

Personal and Small Business Lending Is Essential to the Economy

We believe the ability of individuals and small businesses to access affordable credit is essential to stimulating and sustaining a healthy, diverse and innovative economy. Lending to consumers provides financial flexibility and gives households better control over when and how to purchase goods and services. While borrower appetite for consumer and small business credit has typically remained strong in most economic environments, general economic factors and conditions, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and investor ability or desire to invest in loans.

Borrowers Are Inadequately Served by the Current Banking System

We believe the traditional banking system generally is burdened by its high fixed cost of underwriting and services, in part due to its physical infrastructure and labor- and paper-intensive business processes, compounded by an increasingly complex regulatory environment. As a result, we believe the traditional banking system is ill-suited to meet personal and small business demand in a fair and affordable way for borrowers. Instead, banks have managed the demand for small balance loans by issuing credit cards, which require less personalized underwriting and have higher interest rates. While credit cards are convenient as a payment mechanism, they are an expensive long-term financing solution. Borrowers who carry a balance on their cards are often subject to high, variable interest rates and the possibility of incurring additional fees and penalties. Additionally, many borrowers are charged the same high interest rates on their balances, regardless of an individual’s specific risk profile, so low-risk borrowers often subsidize high-risk borrowers. In the limited instances when traditional banks make personal loans available, the loan application process is often opaque, frustrating and time consuming.

Investors Have Had Limited Options to Participate in Personal and Small Business Credit

Historically, access to most personal and small business loans as an investment product was limited to the banks that hold loans on their balance sheet or to structured securitized products that were syndicated to large institutional investors. Depositors effectively fund the loans made by the banking system, but they share little in the direct returns of these loans as evidenced by the low yields on various fixed income investment or deposit products offered by banks. We believe many investors should have access to invest in structured products directly and be able to invest in personal and small business credit in a meaningful way. While institutional investors have had some access to this market, most have lacked the tools to customize portfolios to their specific risk tolerance. Our marketplace and products address both of these needs. We believe the additional capital that could be invested in personal and small business loans, and has largely been locked out of the market, may be available for use on our marketplace as an alternative to other similarly performing fixed asset investments.

Online Marketplaces Have Proliferated Throughout the Economy

Online marketplaces have emerged to connect buyers and sellers across many industries to increase choice, improve quality, accelerate the speed of decision making and lower costs. We believe a successful online marketplace must act as a trusted intermediary providing transparency, security, supply and demand balance, and ease of use to give marketplace participants an incentive to interact and the confidence to do business together. Initial online marketplaces connected buyers and sellers of goods and services –primarily moving demand from offline to online and making the transaction process more efficient. Online marketplaces have more recently evolved to unlock supply and demand that could not previously be matched in an efficient manner offline. The “sharing economy,” a term that describes this marketplace trend, enables a better use of resources by allowing owners of underutilized assets to offer them to people who want them while capturing an economic benefit.

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Our Marketplace Solution

We believe that our marketplace provides the following benefits to borrowers:

●	Access to Affordable Credit. Our innovative marketplace model, online delivery and process automation enable us to offer borrowers interest rates that are generally lower on average than the rates charged by traditional banks, credit cards or installment loans.

●	Superior Borrower Experience. We offer a fast and easy-to-use online application process and provide borrowers with access to live support and online tools throughout the process and over the life of the loan.

●	Transparency and Fairness. The installment loans offered through our marketplace feature a fixed rate that is clearly disclosed to the borrower during the application process, with fixed monthly payments, no hidden fees and the ability to prepay the balance at any time without penalty. Small business lines of credit have rates based upon the prime rate and allow borrowers to draw in increments, reducing their interest cost. Our platform utilizes an automated, rules-based engine for credit decisioning, which removes the human bias associated with reviewing applications.

●	Fast and Efficient Decisioning. We leverage online data and technology to quickly assess risk, detect fraud, determine a credit rating and assign appropriate interest rates quickly.

We believe that our marketplace provides the following benefits to investors:

●	Access to a New Asset Class. All investors can invest in personal loans facilitated through our standard loan program. Additionally, qualified investors can invest in loans facilitated through our custom program loan program in private transactions. These asset classes have historically been funded and held by financial institutions or large institutional investors on a limited basis.

●	Attractive Risk-Adjusted Returns. We offer investors attractive risk-adjusted returns on loans offered through our marketplace.

●	Transparency. We provide investors with transparency and choice in building their loan portfolios.

●	Easy-to-Use Tools. We provide investors with tools to easily build and modify customized and diversified portfolios by selecting loans tailored to their investment objectives and to assess the returns on their portfolios. Investors can also enroll in automated investing, a free service that automatically invests any available cash in loans according to investor-specified criteria.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and provide us with competitive advantages in realizing the potential of our market opportunity:

●	Leading Online Marketplace. We are the world’s largest online marketplace connecting borrowers and investors, based on approximately $8.7 billion in loan originations during the year ended December 31, 2016, of which approximately $1.3 billion were invested in through notes issued pursuant to the Note Registration Statement, $1.4 billion were invested in through certificates issued by the Trust and $6.0 billion were invested in through whole loan sales.

●	Robust Network Effects. Our online marketplace exhibits network effects that are driven by the number of participants and investments enabled through our marketplace. More participation leads to greater potential to match borrowers with investors. Additionally, increased participation also results in the generation of substantial data that is used to improve the effectiveness of our credit decisioning and scoring models, enhancing our performance record and generating increasing trust in our marketplace. As trust increases, we believe investors will continue to demonstrate a willingness to accept lower risk premiums (all else being equal), which will allow us to offer lower interest rates and attract additional high-quality borrowers, thereby reinforcing our track record and fueling a virtuous cycle for our business. We believe that these network effects reinforce our market leadership position.

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●	Technology Platform. Our technology platform powers our online marketplace and enables us to deliver innovative solutions to borrowers and investors. Our technology platform automates our operations and, we believe, provides a significant time and cost advantage over many traditional banks.

●	Sophisticated Risk Assessment. We use proprietary algorithms that leverage behavioral data, transactional data and employment information to supplement traditional risk assessment tools, such as Fair Isaac Corporation (FICO) scores. We have built our technology platform to automate the application of these proprietary algorithms to each individual borrower’s application profile at scale. This approach allows us to evaluate and segment each potential borrower’s risk profile and price the loan accordingly. In contrast, traditional lenders aggregate borrowers into large pools of risk profiles, which for some borrowers results in higher interest rates despite a more favorable credit profile.

Products

Borrowers

Our marketplace facilitates several types of loan products for consumers and small businesses.

Personal Loans. Our marketplace facilitates unsecured personal loans that can be used to make major purchases, refinance credit card balances or for other purposes, at generally lower rates than other alternatives. Personal loans are offered through both our standard and custom loan programs. Personal loans approved through our standard loan program include amounts from $1,000 to $40,000, maturities of three or five years, fixed interest rates, and no prepayment penalties or fees. These loans must meet certain minimum credit requirements, including a FICO score of at least 660, satisfactory debt-to-income ratios, 36 months of credit history and a limited number of credit inquiries in the previous six months. Personal loans that are approved through the standard loan program are offered to all investors on our marketplace. Personal loans that fall outside of the credit criteria for the standard program might qualify under our custom program and include amounts from $1,000 to $50,000, maturities of three, five or seven years, fixed interest rates and no prepayment penalties or fees.

Education and Patient Finance Loans. We facilitate unsecured education and patient installment loans and true no-interest loans through Springstone and its issuing bank partners. Installment loan terms include amounts from $2,000 to $50,000, maturities from 24 to 84 months, fixed interest rates and no prepayment penalties. The true no-interest loan terms include amounts ranging from $499 to $32,000 and no required interest payment if the balance is paid in full during the promotional period, which can be six, 12, 18 or 24 months. There is no prepayment penalty and borrowers have the flexibility to pay as much or as little, subject to applicable minimums, of the outstanding balance during the promotional period as they choose. Education and Patient Finance loans are offered to private investors only and are not made publicly available on the marketplace.

Auto Refinancing Loans. Commencing in the fourth quarter, we facilitate secured auto refinance loans that can be used to help eligible consumers save money by refinancing into more affordable loans with better rates, clear terms, and no hidden fees. Loans terms include amounts ranging from $5,000 to $50,000, with maturities ranging from 24 to 72 months. Borrowers are required to make monthly amortizing payments, and there are no prepayment penalties.

We currently facilitate loans in 26 states, with plans to expand nationally in 2017. Auto Refinance Loans are currently offered to private investors only and are not made publicly available on the marketplace.

Small Business Loans and Lines of Credit. In March 2014, we began facilitating unsecured small business loans, and in October 2015 we began facilitating small business lines of credit. Both of these loan products are offered through our marketplace in private transactions with qualified investors. These loan products enable small business owners to expand their business, purchase equipment or inventory, or meet other obligations at an affordable rate. Small business loans and lines of credit are fixed- or variable-rate loans in amounts ranging from $5,000 to $300,000, with maturities of 3 months to 5 years, and contain no prepayment penalties or fees. The small business lines of credit allow borrowers to draw funds in amounts they need, thus reducing their interest cost. Small Business loans are offered to private investors only and are not made publicly available on the marketplace.

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Investors

Investors have the opportunity to invest in a wide range of loans based on term and credit characteristics. Personal loans that are approved through the standard loan program are offered to all investors on our marketplace, while custom program loans, which include small business, education and patient finance, auto refinance, new offerings, and loans that fall outside of the credit criteria of the standard program, are offered to private investors only and are not made publicly available on the marketplace. Investors receive monthly cash flow and attractive risk-adjusted returns. All investors are provided with a borrower’s proprietary credit grade and access to credit profile data on each approved loan as well as access to data on each listed loan and all of the historical performance data for nearly every loan ever invested in through our marketplace. The marketplace enables broad diversification by allowing distribution of investments in loans in increments as small as $25.

We attract a wide range of investors, including retail investors, high-net-worth individuals and family offices, banks and finance companies, insurance companies, hedge funds, foundations, pension plans and university endowments. We provide these investors with access to a variety of tools and products that seek to address their level of sophistication and desired level of interaction, which can range from low-touch self-directed accounts to high-touch funds and managed accounts. Investors can invest in loans through one or all of the following channels:

Notes: We issue notes pursuant to an effective Note Registration Statement. Investors who meet the applicable financial suitability requirements and have completed our investor account opening process may purchase unsecured, borrower payment dependent notes that correspond to payments received on an underlying standard program loan selected by the investor. When an investor registers with us, the investor enters into an investor agreement with us that governs the investor’s purchases of notes. Our note channel is supported by our website and our investor services group, which provides basic customer support to these investors.

Certificates and Investment Funds: Accredited investors and qualified purchasers may establish a relationship with LCA or another third-party advisor in order to indirectly invest in certificates, or they may directly purchase a certificate or a limited partnership interest in one of eight private funds that purchase certificates. The certificates are issued by the Trust and are unsecured and settled with cash flows from underlying loans selected by the investor. Neither certificates nor limited partnership interests can be purchased through our website. Certificate investors typically seek to invest larger amounts as compared to the average note investors and often desire a more “hands off” approach to investing. Investors in certificates generally pay an asset-based management fee instead of cash flow-based servicing fee paid by note investors.

Whole Loan Purchases: Certain institutional investors, such as banks, seek to hold the actual loan on their balance sheet. To meet this need, we sell entire standard or custom program loans to these investors through purchase agreements. Upon the sale of the loan, the investor owns all right, title and interest in the loan. We establish the investors’ accounts and the procedures for the purchase of loans, including any purchase amount limitations, which we control in our discretion. We and the investor also make limited representations and warranties and agree to indemnify each other for breaches of the purchase agreement. The investor also agrees to simultaneously enter into a servicing agreement with us which designates us as the loan servicer for the sold loan. We continue to service these loans after they are sold and can be removed as the servicer in limited circumstances. For certain whole loans, under our contractual relationships we are not the servicer. For regulatory purposes, the investor also has access to the underlying borrower information, but is prohibited from contacting or marketing to the borrower in any manner and agrees to hold such borrower information in compliance with all applicable privacy laws. Whole loan purchases are attractive for some investors as it enables them to account for the loan as an asset, which can offer favorable financial reporting and capital reserve treatment.

Technology

Key elements of our technology include:

●	Highly Automated. Our borrower and investor acquisition process, registration, credit decisioning and scoring, servicing and payment systems are highly automated using our internally developed software. We developed our own cash management software to process electronic cash movements, record book entries and calculate cash balances in our borrower and investor fund accounts. In nearly all payment transactions, an Automated Clearing House (ACH) electronic payment network is used to disburse loan proceeds, collect borrower loan payments on outstanding loans, receive funds from investors and disburse payments to investors.

●	Scalable Platform. Our scalable infrastructure utilizes standard techniques, such as virtualization, load-balancing and high-availability platforms. Our application and database tiers are designed to be scaled horizontally by adding additional servers as needed.

●	Proprietary Fraud Detection. We use a combination of third-party data, sophisticated analytical tools and current and historical data obtained during the loan application process to help determine fraud risk. We have taken measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. High-risk loan applications are subject to further investigation. In cases of confirmed fraud, the application is cancelled, and we identify and flag characteristics of the loan application to help refine our fraud detection efforts.

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●	Data Integrity and Security. We maintain an effective information security program based on well-established security standards and best practices, including ISO2700x and NIST 800 series. The program establishes policies and procedures to safeguard the confidentiality, integrity and availability of borrower and investor information. The program also addresses risk assessment, training, access control, encryption, service provider oversight, an incident response program and continuous monitoring and review.

●	Application Programming Interface. Our application programming interface, referred to as our API, provides investors and partners access to publicly available loan attributes and allows them to analyze the data and place orders meeting their criteria without visiting our website. Investors and partners may create their own software that uses our API or they may use a variety of third-party services that invest via our API.

●	Lending Club Open Integration. In August 2015, we launched Lending Club Open Integration (LCOI). LCOI allows online advisors and broker-dealers to offer Lending Club investments quickly and easily to their client bases, using a suite of API services that integrate directly into their websites. This allows these advisors and broker-dealers to provide the same functionality that currently exists on our website, including money movement, investing, reinvesting, real-time reporting of cash and holdings, and tax reporting.

Relationships with Issuing Bank Partners

Loans facilitated through our marketplace are originated by our issuing bank partners. Our primary issuing bank is WebBank, a Utah-chartered industrial bank that handles a variety of consumer and commercial financing programs. Additionally, we rely on NBT Bank and Comenity Capital Bank as issuing banks for our education and patient finance loans. We also have an agreement with Cross River Bank, a New Jersey chartered bank, to operate as our back-up issuing bank in the event WebBank can no longer be an issuing bank.

We have entered into a loan account program agreement with WebBank that governs the terms and conditions between us and WebBank with respect to loans facilitated through our marketplace and originated by WebBank, including our obligations for servicing the loans during the period of time that the loans are owned by WebBank. Under the terms of the loan account program agreement, we pay WebBank a monthly program fee based on the amount of loans issued by WebBank and purchased by us or our partners in a given month, subject to a minimum monthly fee. An additional program fee component is dependent on the amount and timing of principal and interest payments made by borrowers of the underlying loans. Under this program structure, the majority of the bank’s revenue related to the loans facilitated on our platform is therefore tied to the terms and performance of the loans. The bank also maintains an ongoing contractual relationship with borrowers, who may seek additional credit through the Lending Club program in the future.

WebBank pays us a transaction fee for our role in processing loan applications through our marketplace on WebBank’s behalf. Under a loan sale agreement, WebBank may sell us the loan without recourse two business days after WebBank originates the loan and earns interest on the loans during that time. The loan sale agreement prohibits us from securitizing the loans without prior written consent of WebBank. The loan account program agreement and the loan sale agreement terminate in January 2020, with two automatic, one-year renewal terms, subject to certain early termination provisions as set forth in the agreements.

Our issuing banks for education and patient finance loans originate and service each education and patient finance loan issued. Our issuing bank retains some of these loans while others are offered to private investors. For our role in loan facilitation, we earn transaction fees paid by the issuing bank and education and patient service providers at the time of origination by the issuing bank.

Credit Decisioning and Scoring Process

Our marketplace provides an integrated and automated loan application and credit decisioning and scoring process that is extensible to a variety of loan products. Borrowers come to our platform to apply online for a loan. During the simple application process, our platform uses proprietary risk algorithms that leverage behavioral data, transactional data and employment information to supplement traditional risk assessment tools, such as FICO scores, to assess a borrower’s risk profile. Our verification processes and teams then verify the borrower’s identity, income or employment by connecting to various data sources, directly or through third-party service providers, or by contacting the human resources department of the borrower’s stated employer to determine whether to approve the loan request. Borrowers are then assigned one of 35 loan grades, from A1 through G5 based on this risk profile, loan term and loan amount. The platform then presents an approved borrower with various loan options, including term, rate and amount, for which they qualify. Once the borrower selects the desired loan terms, the rest of the application is completed.

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Our marketplace’s credit decisioning and scoring models are evaluated on a regular basis and the additional data on loan history experience, borrower behavior, economic factors and prepayment trends that we accumulate are leveraged to continually improve the models. If the platform is unable to effectively evaluate borrowers’ credit worthiness and likelihood of default, borrowers and investors may lose confidence in our marketplace. Additionally, our ability to effectively segment borrowers into relative risk profiles impacts our ability to offer attractive interest rates for borrowers as well as our ability to offer investors solid risk-adjusted returns, both of which directly relate to our users’ confidence in our marketplace. Our marketplace’s credit decisioning and scoring models assign each loan offered on our marketplace a corresponding interest rate and origination fee. Our investors’ returns are a function of the assigned interest rates for each particular loan invested in less any defaults over the term of the applicable loan. We believe we have a history of effectively evaluating borrower’s credit worthiness and likelihood of defaults, as evidenced by the performance of various loan vintages facilitated through our marketplace. If our marketplace’s credit decisioning and scoring models ultimately prove to be ineffective, or fail to appropriately account for a decline in the macroeconomic environment, investors may experience higher than expected losses and lose confidence in our business.

Loan Issuance Mechanism

Once a loan application is approved using the credit decisioning and scoring process described above, we present the borrower with various loan options. After the applicant selects their personalized financing option and completes the application process, we perform additional verifications on the borrower. Once the verifications are completed, the loan will be listed for at least 14 days and up to 30 days on our marketplace to attract investor commitments. Once sufficient investor commitments are received, the issuing bank originates and issues the loan to the borrower, net of the origination fee charged and retained by the issuing bank. After the loan is issued, we use the proceeds from these investors to purchase the loan. Investor cash balances (excluding payments in process) are held in a segregated bank or custodial accounts and are not commingled with our monies. We receive a transaction fee from the issuing bank for our marketplace’s role in originating the loan. We also earn a recurring servicing fee from investors and management fees from investment funds and other managed accounts.

Loan Servicing

We service all loans facilitated through our marketplace, except for patient and education finance loans and auto refinance loans. Servicing is comprised of account maintenance, collections, processing payments from borrowers and distributions to investors. We have made arrangements for limited backup servicing with Portfolio Financial Servicing Company.

For the month of December 2016, approximately 98% of loan payments for loans that we service were made through an ACH withdrawal from the borrower’s bank account. Principal and interest payments on loans are remitted utilizing ACH. This automated process allows us to avoid the time and expense of processing a significant volume of mailed payments and provides a higher degree of certainty for timely payments. This process also provides us with prompt notice in the event of a missed payment, which allows us to respond quickly to resolve the delinquency with the borrower. Generally, in the first 30 days that a loan is delinquent, our in-house collections team works to bring the account current. Once the loan becomes more than 30 days delinquent, we will typically outsource subsequent servicing efforts to third-party collection agencies.

The servicing fee paid by investors is designed to cover the day-to-day processing costs of loans. If a loan needs more intensive collection focus, whether internal or external, we may charge investors a collection fee to compensate us for the costs of this collection activity. This fee varies, with a maximum of up to 35% of the amount recovered. There is no fee charged if there are no loan payments recovered. We sell loans that have been charged-off to certain third parties. All proceeds received on these sales are subject to a collection fee, and the net proceeds are distributed to investors.

Springstone

In April 2014, we acquired all of the outstanding limited liability company interests of Springstone, which offers education and patient finance loans. We utilize two issuing banks and a network of providers to facilitate the issuance of education and patient finance installment loans and true no-interest loans, as described above.

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Competition

We compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as banks, credit unions, credit card issuers and other consumer finance companies. We believe our innovative marketplace model, online delivery and process automation enable us to operate more efficiently and with more competitive rates and higher borrower satisfaction than these competitors.

With respect to investors, we primarily compete with other investment vehicles and asset classes, such as equities, bonds and short-term fixed income securities. We believe that our diverse and customizable investment options give us the flexibility to offer attractive risk-adjusted returns that are generally uncorrelated with other asset classes.

We compete with other online credit marketplaces, such as Prosper Marketplace, Inc., as well as with other online lenders. We are the world’s largest online marketplace connecting borrowers to investors, which we believe provides us with a major competitive advantage. We believe that our network effects and marketplace dynamics at play make us more attractive and efficient to both borrowers and investors. We anticipate that more established internet, technology and financial services companies that possess large, existing customer bases, substantial financial resources and established distribution channels may enter the market in the future. We believe that our brand, scale, network effect, historical data and performance record provide us with significant competitive advantages over current and future competitors.

Sales and Marketing

Our marketing efforts are designed to attract and retain borrowers and investors and build brand awareness and reputation. We dedicate significant resources to our marketing and brand advertising efforts and strategic relationships. Our marketing efforts are designed to build awareness of Lending Club and attract borrowers and investors to our marketplace. We use a diverse array of marketing channels and are constantly seeking to improve and optimize our experience both on- and offline to achieve efficiency and a high level of borrower and investor satisfaction. Currently, we believe reputation, word of mouth and our direct marketing via mail drives continued organic growth in our investor and borrower base.

We also continue to invest in our strategic relationships to raise awareness of our platform and attract borrowers and investors to our marketplace. For example, we have a strategic partnership relationship with a consortium of community banks for our marketplace to offer co-branded personal loans to the participating banks’ customers. As part of this relationship, each community bank is provided initial access to invest in loans sought by their own customers, which may include standard program loans. The customer loans that do not meet the community bank’s investment criteria are then made available for investment through the marketplace. All other loans will continue to be available on our marketplace and accessible on an equal basis and are originated by our issuing banks.

Regulatory and Compliance Framework

The regulatory environment for credit and online marketplaces such as ours is complex, evolving and uncertain, creating both challenges and opportunities that could affect our financial performance. We, and the loans facilitated through our marketplace, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities designed to, among other things, protect borrowers (such as truth in lending, equal credit opportunity, fair credit reporting and fair debt collection practices) and investors. Our primary issuing bank, WebBank, is subject to oversight by the FDIC and the State of Utah. The other two issuing banks are NBT Bank and Comenity Capital Bank. NBT Bank is subject to oversight by the OCC and the New York Department of Financial Services, and Comenity Capital Bank is subject to oversight by the FDIC and the Utah Department of Financial Institutions. These authorities impose obligations and restrictions on our activities and the loans facilitated through our marketplace. For example, these rules limit the fees that may be assessed on the loans, require extensive disclosure to, and consents from, the borrowers and lenders, prohibit discrimination and unfair, deceptive, or abusive acts or practices and may impose multiple qualification and licensing obligations on our activities.

Our compliance framework is a cornerstone of the marketplace that allows investors to participate in consumer and commercial credit as an asset class. Our relationship with issuing banks is a key component of our compliance framework, as described below.

As part of our ongoing compliance program, we have customer identification processes in place to enable us to detect and prevent fraud and identify customers who may be on government watchlists, such as those from the Office of Foreign Assets Control (OFAC) and the Financial Crimes Enforcement Network. We compare users’ identities against these lists at least twice a month for continued compliance and oversight. If a user were to appear on a list, we would take appropriate action to resolve the issue in accordance with company policies and anti-money laundering obligations. In addition to our continued identification compliance program, we use our proprietary technology to assist us in complying with applicable federal anti-money laundering laws.

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Regulations and Licensing

The lending and securities industries are highly regulated. We are regulated differently than a bank because, unlike a bank, we are not exposed to capital risk from credit and interest rate risks. Rather, for loans issued through our marketplace loan balances, interest rates and maturities are matched and offset by an equal balance of notes and certificates. Additionally, we do not take deposits and are therefore not regulated by the FDIC in that respect. Our current issuing banks originate all of the loans offered through our marketplace and are subject to regulation by the FDIC and/or other relevant federal and state regulators.

The Company and the loans made through our marketplace are highly regulated. State and federal laws limit the fees that may be assessed on the loans, require extensive disclosure to, and consents from, the borrowers and lenders, prohibit discrimination and unfair, deceptive, or abusive acts or practices and may impose multiple qualification and licensing obligations on our activities. Failure to comply with any of these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, class action lawsuits, administrative enforcement actions and civil and criminal liability.

Further, federal, state and local governmental authorities impose additional obligations and restrictions on our activities and the loans facilitated through our marketplace. For example, our primary issuing bank, WebBank, is subject to oversight by the FDIC and the State of Utah. These and other governmental authorities impose obligations and restrictions on our activities and the loans facilitated through our marketplace. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations.

Current Regulatory Environment

In May 2015, the U.S. Court of Appeals for the Second Circuit issued its decision in Madden v. Midland Funding, LLC that interpreted the scope of federal preemption under the National Bank Act (NBA) and held that a nonbank assignee of a loan originated by a national bank was not entitled to the benefits of federal preemption of claims of usury. The Second Circuit’s decision is binding on federal courts located in Connecticut, New York, and Vermont, but the decision could also be adopted by other courts. The defendant petitioned the U.S. Supreme Court to review the decision and in March 2016, the Court invited the Solicitor General to file a brief expressing the views of the U.S. on the petition. The Solicitor General filed an amicus brief that stated the Second Circuit decision was incorrect, but that the case was not yet ready to be heard by the Supreme Court. In June 2016, the Supreme Court declined to hear the case. The Federal District Court is now hearing the case in regards to Midland’s alternative claim under a choice of law analysis, and application of state law. The outcome could create potential liability under state statues such as usury and consumer protection statutes.

While we believe that our program is factually distinguishable from the case, we revised our agreement with our primary issuing bank to further distinguish the operation of the program from the court’s analysis of the facts in Madden. Under the revised program structure, an additional component of the program fee arrangement was created. This additional program fee component is dependent on the amount and timing of principal and interest payments made by borrowers of the underlying loans. Under this revised program structure the majority of the bank’s revenue related to the loans facilitated on our platform is therefore tied to the terms and performance of the loans. The bank also maintains an ongoing contractual relationship with borrowers, who may seek additional credit through the Lending Club program in the future.

In August 2016, a federal district court in the Central District of California considered a case brought by the Consumer Finance Protection Bureau (CFPB) against CashCall, Inc. In that case, CashCall had an arrangement with a lender owned by a member of the Cheyenne River Sioux Tribe in which loans were offered to borrowers at APR’s that could exceed 300 percent. The district court ruled that, under the facts presented in the case, CashCall should be deemed the “true lender” and could not charge interest rates in excess of state usury laws. In January 2017, the court issued an order staying the decision for interlocutory appeal to the United States Court of Appeals for the Ninth Circuit, over the CFPB’s objections. The defendants then filed a petition for appeal with the Ninth Circuit, which is currently pending.

Separately, in September 2016 in Beechum v. Navient Solutions, Inc., also in the federal district court in the Central District of California, the court considered a program in which a national bank had a bank partnership with a nonbank, the Student Loan Marketing Association (SLMA), in which borrowers could receive loans originated by the bank through the SLMA. The court in Beechum rejected the argument that the SLMA was the “true lender,” holding that the face of the borrower transactions showed that the bank had originated the loans and any further analysis to look behind the face of the transaction was inappropriate. We believe that our program is factually distinguishable from the CashCall situation.

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Recognizing the growth in online marketplaces such as ours, in July 2015 the U.S. Treasury Department issued a request for information (RFI) to study the various business models and products offered by online marketplace lenders, the potential for online marketplace lending to expand access to credit to historically underserved borrowers and how the financial regulatory framework should evolve to support the safe growth of the industry. We, along with many other interested groups, submitted responses to the Treasury’s RFI by the September 30, 2015 deadline.

On May 10, 2016, the U.S. Treasury Department released a white paper on the online marketplace lending industry to continue the work initiated by the RFI. The white paper includes several recommendations to the federal government and private sector participants to encourage safe growth and access to credit. We cannot predict whether any legislation or proposed rulemaking will actually be introduced or how any legislation or rulemaking will impact our business and results of operations going forward. In December 2016, the Office of the Comptroller of the Currency (the OCC) released a white paper and sought public comment on whether to charter a new type of special purpose national bank to facilitate the provision of core banking activities through financial technology. We, along with other interested parties, submitted responses to the OCC’s proposed special purpose charter (Fintech Charter) in January 2017.

In December 2015, the California Department of Business Oversight (DBO) sent an online survey to fourteen marketplace lenders, including us, requesting information about the business model, online platform, loan performance and investor funding process. In May 2016, the DBO requested additional information from us and other survey participants. We submitted our response to this additional information in June 2016 and continue to cooperate with the DBO’s inquiry.

While we are subject to the regulatory and enforcement authority of the Consumer Financial Protection Bureau (CFPB), as a facilitator, servicer or acquirer of consumer credit, the CFPB has recently announced that it intends to expand its supervisory authority, through the use of “larger participant rules,” to cover larger marketplace lenders, non-bank installment lenders and auto lenders. The CFPB has announced larger participant rules for auto lenders but has not yet announced specifics regarding its proposed rulemaking for installment loan lenders and, consequently, there continues to be uncertainty as to how the CFPB’s strategies and priorities, including any final rules, will impact our unsecured installment loan business and our results of operations going forward.

State Licensing Requirements

In most states we believe that the applicable issuing bank, as originator of loans facilitated through our marketplace, satisfies any relevant licensing requirements with respect to the origination of loans applicable to our operations. As needed, we seek the appropriate authorizations to conduct activities in the respective state. State licensing statutes impose a variety of requirements and restrictions on us, including:

●	record-keeping requirements;

●	restrictions on servicing practices, including limits on finance charges and fees;

●	disclosure requirements;

●	examination requirements;

●	surety bond and minimum net worth requirements;

●	financial reporting requirements;

●	notification requirements for changes in principal officers, stock ownership or corporate control;

●	restrictions on advertising; and

●	review requirements for loan forms.

These statutes also subject us to the supervisory and examination authority of state regulators in certain cases.

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Consumer Protection Laws

State Usury Limitations. The following authorities permit FDIC-insured depository institutions, such as WebBank, to “export” the interest rate permitted by the laws of the state or U.S. territory where the bank is located, regardless of the usury limitations imposed by the state law of the borrower’s residence unless the state has chosen to opt out of the exportation regime: Section 521 of the Depository Institution Deregulation and Monetary Control Act of 1980 (DIDA); Section 85 of the National Bank Act (NBA); federal case law interpreting the NBA such as Tiffany v. National Bank of Missouri, 85 U.S. 409 (1874), and Marquette National Bank of Minneapolis v. First Omaha Service Corporation, 439 U.S. 299 (1978); and FDIC advisory opinion 92-47.

WebBank is located in Utah, and Title 70C of the Utah Code does not limit the amount of fees or interest that may be charged by WebBank on loans of the type offered through our marketplace. Only Iowa and Puerto Rico have opted out of the exportation regime under Section 525 of DIDA. We believe, however, if a state or U.S. territory in which we operate opted out of rate exportation, judicial interpretations support the view that such opt outs would apply only to loans “made” in those states. We believe that the “opt-out” of any state would not affect the ability of our marketplace to benefit from the exportation of rates. If a loan made through our marketplace were deemed to be subject to the usury laws of a state or U.S. territory that had opted-out of the exportation regime, we could become subject to fines, penalties and possible forfeiture of amounts charged to borrowers, and we could decide not to facilitate loans in that jurisdiction, which could adversely impact our growth.

State Disclosure Requirements and Other Substantive Lending Regulations. We are subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair, deceptive, or abusive acts or practices. Our ongoing compliance program seeks to comply with these requirements.

Truth in Lending Act. The Truth in Lending Act (TILA), and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These rules apply to our issuing banks as the creditors for loans facilitated through our marketplace, but because the transactions are carried out on our hosted website, we facilitate compliance. For closed-end credit transactions of the type provided through our marketplace, these disclosures include, among others, providing the annual percentage rate, the finance charge, the amount financed, the number of payments and the amount of the monthly payment. The creditor must provide these disclosures before a loan is consummated. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. Our marketplace provides borrowers with a TILA disclosure at the time a borrower posts a loan request on the marketplace. If the borrower’s request is not fully funded and the borrower chooses to accept a lesser amount offered, we provide an updated TILA disclosure. We also seek to comply with TILA’s disclosure requirements related to credit advertising.

Equal Credit Opportunity Act. The federal Equal Credit Opportunity Act (ECOA) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from using advertising or making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply both to a lender such as WebBank as the creditor for loans facilitated through our marketplace as well as to a party such as ourselves that regularly participates in a credit decision. Investors may also be subject to the ECOA in their capacity as purchasers of notes if they are deemed to regularly participate in credit decisions. In the underwriting of loans offered through our marketplace, and in all aspects of operations, both WebBank and we seek to comply with ECOA’s provisions prohibiting discouragement and discrimination. ECOA also requires creditors to provide consumers and certain small businesses with timely notices of adverse action taken on credit applications. WebBank and we provide prospective borrowers who apply for a loan through our marketplace but are denied credit with an adverse action notice in compliance with applicable requirements.

Fair Credit Reporting Act. The federal Fair Credit Reporting Act (FCRA), as amended by the Fair and Accurate Credit Transactions Act (FACTA), administered by the Consumer Financial Protection Bureau (CFPB), promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report and requires furnishers to report loan payment information to credit bureaus accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a credit report. WebBank and we have a permissible purpose for obtaining credit reports on potential borrowers, and we also obtain explicit consent from borrowers to obtain such reports. As the servicer for the loan, we accurately report loan payment and delinquency information to appropriate consumer reporting agencies. We provide an adverse action notice to a rejected borrower on WebBank’s behalf at the time the borrower is rejected that includes all the required disclosures. We also have processes in place to ensure that consumers are given “opt-out” opportunities, as required by the FCRA, regarding the sharing of their personal information. We have implemented an identity theft prevention program.

Fair Debt Collection Practices Act. The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts.

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The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection laws of certain states impose similar requirements on creditors who collect their own debts. In addition, the CFPB prohibits unfair, deceptive or abusive acts or practices in debt collection, including first-party debt collection. Our agreement with investors prohibits investors from attempting to collect directly on the loan. Actual collection efforts in violation of this agreement are unlikely given that investors do not learn the identity of borrowers. We use our internal collection team and a professional third-party debt collection agent to collect delinquent accounts. They are required to comply with the FDCPA and all other applicable laws in collecting delinquent accounts of our borrowers.

Privacy and Data Security Laws. The federal Gramm-Leach-Bliley Act (GLBA) includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information, and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information. We have a detailed privacy policy, which complies with GLBA and is accessible from every page of our website. We maintain consumers’ personal information securely, and only share such information with third parties for marketing purposes in accordance with our privacy policy and with the consent of the consumer. In addition, we take measures to safeguard the personal information of our borrowers and investors and protect against unauthorized access to this information.

Servicemembers Civil Relief Act. The federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires us to adjust the interest rate of borrowers who qualify for and request relief. If a borrower with an outstanding loan qualifies for SCRA protection, we will reduce the interest rate on the loan to 6% for the duration of the borrower’s active duty. During this period, the investors who have invested in such a loan will not receive the difference between 6% and the loan’s original interest rate. For a borrower to obtain an interest rate reduction on a loan due to military service, we require the borrower to send us a written request and a copy of the borrower’s mobilization orders. We do not take military service into account in assigning loan grades to borrower loan requests and we do not disclose the military status of borrowers to investors.

Military Lending Act. The Military Lending Act (MLA) restricts, among other things, the interest rate and other terms that can be offered to active military personnel and their dependents. The MLA caps the interest rate that may be offered to a covered borrower to a 36% military annual percentage rate, or “MAPR,” which includes certain fees such as application fees, participation fees and fees for add-on products. Prior to a recent amendment of the rules under the MLA, the MLA applied only to certain short-term loans. The rules amendment extends the 36% rate cap to most types of consumer credit. The MLA also requires certain disclosures and prohibits certain terms, such as mandatory arbitration if a dispute arises concerning the consumer credit product.

The Dodd-Frank Wall Street Reform and Consumer Protection Act. In July 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act is extensive and significant legislation that includes consumer protection provisions. Among other things, the Dodd-Frank Act created the CFPB, which commenced operations in July 2011 and has authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine large financial institutions, such as our issuing banks, for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

Other Regulations

Electronic Fund Transfer Act and NACHA Rules. The federal Electronic Fund Transfer Act (EFTA) and Regulation E that implements it provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA). Most transfers of funds in connection with the origination and repayment of loans are performed by ACH. We obtain necessary electronic authorization from borrowers and investors for such transfers in compliance with such rules. We also comply with the requirement that a loan cannot be conditioned on the borrower’s agreement to repay the loan through automatic fund transfers. Transfers of funds through our platform are executed by Wells Fargo and conform to the EFTA, its regulations and NACHA guidelines.

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Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act. The federal Electronic Signatures in Global and National Commerce Act (ESIGN), and similar state laws, particularly the Uniform Electronic Transactions Act (UETA), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions and provide disclosures to consumers, to obtain the consumer’s consent to receive information electronically. When a borrower or investor registers on our platform, we obtain his or her consent to transact business electronically, receive electronic disclosures and maintain electronic records in compliance with ESIGN and UETA requirements.

Bank Secrecy Act. In cooperation with WebBank, we have implemented various anti-money laundering policy and procedures to comply with applicable federal law. With respect to new borrowers, we apply the customer identification and verification program rules and screen names against the list of specially designated nationals maintained by the U.S. Department of the Treasury and OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act and its implementing regulation.

New Laws and Regulations. From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our novel business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

In addition, see “Item 1A – Risk Factors – Risks Related to Our Business and Regulation.”

Foreign Laws and Regulations. We do not permit non-U.S. based individuals to register as borrowers on the platform and the lending platform does not operate outside the United States. Therefore, we do not believe that we are subject to foreign laws or regulations for borrowers.

Intellectual Property

To establish and protect our technology and intellectual property rights, we rely on a combination of copyright, trade secret and other rights, as well as confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. In addition, our competitors may develop products that are similar to our technology. Policing all unauthorized use of our intellectual property rights is nearly impossible, and we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

Employees

At December 31, 2016, we had 1,530 employees and contract employees. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our employee relations to be good.

Available Information

The address of our principal executive offices is LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California, 94105. Our website address is www.lendingclub.com, and our investor relations website is located at ir.lendingclub.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge on our investor relations website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

In addition to announcing material financial information through our investor relations website, press releases, SEC filings, and public conference calls and webcasts, we also intend to use other online and social media channels, including our Blog (http://blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) to disclose material non-public information and to comply with our disclosure obligations under Regulation FD.

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The contents of the websites referred to above are not incorporated into this filing or in any other report or document on file with the SEC. Further, our references to the URLs for these websites are intended to be inactive textual references only.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

LENDING CLUB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

IEG Holdings has reproduced the information below from the most recently available public information provided in Lending Club’s quarterly report on Form 10-Q for the period ended September 30, 2017. Tabular amounts in thousands, except share and per share data and ratios, or as noted.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and related notes that appear in this Quarterly Report on Form 10-Q (Report). In addition to historical condensed consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Report, particularly in “Part II – Other Information – Item 1A – Risk Factors” in this Report and “Part I – Item 1A – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (Annual Report), as updated by the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017. The forward-looking statements included in this Quarterly Report on Form 10-Q are made only as of the date hereof.

Overview

LendingClub operates America’s largest online marketplace lending platform that connects borrowers and investors. We believe a technology-powered marketplace is a more efficient mechanism to allocate capital between borrowers and investors than the traditional banking system. Qualified consumers and small business owners borrow through LendingClub to lower the cost of their credit and enjoy a better experience than that provided by traditional banks.

The LendingClub platform offers investors access to an asset class that has generally been closed to many investors and only available on a limited basis to institutional investors. The capital to invest in the loans enabled through our marketplace comes directly from a wide range of investors, including retail investors, high-net-worth individuals and family offices, banks and finance companies, insurance companies, hedge funds, foundations, pension plans and university endowments, and through a variety of investment channels.

As a general matter, loans that are facilitated through our marketplace are funded by the issuance of Notes to our retail investors and the issuance of certificates or the sale of whole loans to institutional investors and are not funded using the Company’s capital. However, to expand the Company’s investor base, the Company has recently developed the capability to support the securitization of loans. In the second and third quarters of 2017, the Company used its own capital to purchase loans to facilitate this newly developed securitization capability and sponsored its first two securitizations. We intend to use more of our capital to fund the purchase of loans for future securitizations or loan sales. We also from time to time use our own capital to fulfill contractual purchase obligations for loans funded without a matched third-party investor, as more fully described in “Part I – Financial Information – Item 1 – Financial Statements – Note 15. Commitments and Contingencies – Purchase Commitments.” Additionally, we may use our own capital to invest in loans or interests backed by loans to fulfill regulatory obligations, support short-term marketplace equilibrium, make accommodations to customers, comply with risk retention requirements applicable to sponsors of securitization transactions, or to test and establish a track record of performance for new or alternative loan terms, programs, or channels.

We generate revenue primarily from transaction fees from our marketplace’s role in accepting and decisioning applications for our bank partners to enable loan originations, investor fees that include servicing fees from investors for various services, including servicing and collection efforts and matching available loan assets with capital and management fees from investment funds and other managed accounts, interest income earned and fair value gains/losses from loans held on our balance sheet.

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The transaction fees we receive from issuing banks in connection with our marketplace’s role in facilitating loan originations range from 1% to 7% of the initial principal amount of the loan. In addition, for education and patient finance loans, we also collect fees from issuing banks and fees from the related education and patient service providers.

Investor fees paid to us vary based on investment channel. Note investors generally pay us a fee equal to 1% of payment amounts received from the borrower. Whole loan purchasers pay a monthly fee of up to 1.3% per annum, which is generally based on the month-end principal balance of loans serviced by us. Certificate holders generally pay a monthly fee of up to 1.5% per annum of the month-end balance of assets under management or the month-end balance of unpaid principal of the underlying Certificate. Investor fees may also vary based on the delinquency status of the loan.

Since beginning operations in 2007, our marketplace has facilitated $31.2 billion in loan originations. These loans were facilitated through the following investment channels: (i) the issuance of member payment dependent notes, (ii) the sale of trust certificates, (iii) the sale of whole loans (or interests backed by whole loans) either directly to qualified investors or indirectly through asset-backed securitization transactions, or (iv) invested in by the Company. Since our inception $5.4 billion of our loan originations were invested in through member payment dependent notes, $7.5 billion were invested in through trust certificates and $18.3 billion were invested in through whole loan sales, including loans invested in by the Company. In the third quarter of 2017, our marketplace facilitated $2.4 billion of loan originations, of which approximately $0.3 billion were invested in through member payment dependent notes, $0.1 billion were invested in through trust certificates and $2.0 billion were invested in through whole loan sales, including loans invested in by the Company. See “Part II – Other Information – Item 1A – Risk Factors – A decline in economic conditions may adversely affect our customers, which may negatively impact our business and results of operations” in our Annual Report.

Current Economic and Business Environment

LendingClub monitors a variety of economic, credit and competitive indicators in connection with operating its online marketplace lending platform.

Our approach to risk-management is a data-driven, continuous and proactive process that runs against a constantly shifting set of conditions. Our online marketplace lending platform seeks to adapt to changing market conditions, including by leveraging market and loan performance data to propose changes to underwriting or pricing models for the related issuing bank’s approval.

During the first half of 2016, we began to observe pockets of underperformance in higher risk segments. This trend was subsequently observed across all loan grades in the third quarter of 2016, although it was most pronounced in higher risk grades, particularly grades E, F and G. We responded to these observations by working with the issuing banks who originate loans facilitated through our platform to implement changes intended to optimize applicable credit policies several times in 2016, and again in January and May of 2017. We have observed an increase in pre-payment rates in 2017 in the higher risk prime grades, specifically F & G grades in our standard program. Accordingly, in November 2017 we decided to suspend the offering of F & G grade notes for investment by retail investors. We currently anticipate facilitating the issuance of F & G grade loans through our platform, but retail investors will no longer be able to purchase notes corresponding to these loans. We currently anticipate holding these F & G grade loans on our balance sheet as we continue to observe these loan grades, but may sell the whole loans to qualified institutional investors in the future.

In September 2017, we facilitated the launch of our fifth-generation credit model (G5) and made adjustments to credit and pricing policies to adapt to the current conditions we have observed in the market. We will continue to monitor credit performance on new vintages as data becomes available and any impact from changes in the broader macroeconomic environment. This information will assist us in assessing if and when to propose further changes to the credit model or interest rates for consideration by the issuing banks who originate loans facilitated through our platform. We have also invested in our multifaceted collections capabilities to further mitigate risk to our existing loan portfolio, including adding new recovery strategies, and augmenting collections team capacity.

In addition, we continue to actively explore ways to diversify our investor base and obtain additional investment capital for the platform loans. This could include the strategic use of our balance sheet to access new investors, monetize excess demand for loans, or support capital market transactions to provide liquidity to our existing investors.

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Factors That Can Affect Revenue

As an operator of a marketplace, we work to match supply and demand while also growing the overall volume of originations and correspondingly revenue at a pace commensurate with proper planning, compliance, risk management, user experience, and operational controls that work to optimize the quality of the customer experience, customer satisfaction and long term growth. In addition, as the business grows, we utilize our balance sheet to hold loans in certain contexts, including testing of terms and conditions, repurchasing loans that did not meet an investor’s criteria, or in preparation for sponsored securitizations. In some instances, we may subsequently sell those loans, recognizing a gain or loss on their sale.

The interplay of the volume, timing and quality of loan applications, investment appetite, the impact of our holding certain loans on balance sheet, investor confidence in our data, controls and processes and available investment capital from investors, platform loan processing and originations, liquidity of the securitization market, and the subsequent performance of loans (including credit performance and prepayment timing), which directly impacts our servicing fees and loan fair values, can affect our revenue in any particular period. These drivers collectively affect transaction fees, investor fees earned by us related to these transactions, interest income, and other revenue related to loans held on balance sheet, including the performance of such loans. As these drivers can be affected by a variety of factors, both in and out of our control, revenues may fluctuate from period to period. Factors that can affect these drivers and ultimately revenue and its timing include:

●	market confidence in our data, controls, and processes,

●	announcements of governmental inquiries or private litigation,

●	the mix of borrower products and corresponding transaction fees,

●	availability or the timing of the deployment of investment capital by investors,

●	the availability and amount of new capital from pooled investment vehicles and managed accounts that typically deploy their capital at the start of a period,

●	the amount of purchase limitations we can impose on larger investors as a way to maintain investor balance and fairness,

●	the attractiveness of alternative opportunities for borrowers or investors,

●	the responsiveness of applicants to our marketing efforts,

●	expenditures on marketing initiatives in a period,

●	the sufficiency of operational staff to process any manual portion of the loan applications in a timely manner,

●	the responsiveness of borrowers to satisfy additional income or employment verification requirements related to their application,

●	borrower withdrawal rates,

●	the percentage distribution of loans between the whole and fractional loan platforms,

●	platform system performance,

●	seasonality in demand for our platform and services, which is generally lower in the first and fourth quarters,

●	determination to hold loans for purposes of subsequently distributing the loans through sale or securitization,

●	changes in the credit performance of our loans or market interest rates,

●	the success of our models to predict borrower risk levels and attractiveness to investors, and

●	other factors.

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At any point in time we have loan applications in various stages from initial application through issuance, as well as loans held on our balance sheet. Depending upon the timing and impact of the factors described above, loans may not be issued by the issuing banks who originate loans facilitated through our platform in the same period in which the corresponding application was originally made, resulting in a portion of that subsequent period’s revenue being earned from loan applications that were initiated in the immediately prior period. Loans may also be held on balance sheet before being subsequently sold. Consistent with our revenue recognition accounting policy under GAAP, we do not recognize the associated transaction fee revenue with a loan until the loan is issued by the applicable issuing bank and the proceeds are delivered to the borrower. Our transaction fees are generally paid by the issuing bank, or in the case of patient finance loans, by the participating medical service provider, and are accordingly independent of who is investing in a loan or how a loan is invested in.

Key Operating and Financial Metrics

We regularly review several metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions. The following presents our key operating and financial metrics:

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
Loan originations	$2,442,867	$2,147,335	$1,972,034	$6,548,951	$6,677,468
Customer acquisition cost as a percent of loan originations(1)	2.44%	2.59%	2.28%	2.59%	2.41%
Net revenue	$154,030	$139,573	$114,556	$418,085	$370,290
Consolidated net loss	$(6,659)	$(25,444)	$(36,486)	$(61,947)	$(113,700)
Contribution(2)(3)	$75,908	$66,028	$56,035	$195,101	$160,351
Contribution margin(2)(3)	49.3%	47.3%	48.9%	46.7%	43.3%
Adjusted EBITDA(2)(3)	$20,895	$4,483	$(9,200)	$25,539	$(12,010)
Adjusted EBITDA margin(2)(3)	13.6%	3.2%	(8.0)%	6.1%	(3.2)%

(1)	Represents sales and marketing expense as a percent of loan origination principal balances during each period presented.

(2)	Contribution, Contribution Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. For more information regarding these measures and a reconciliation of these measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” below.

(3)	Prior period amounts have been reclassified to conform to the current period presentation. See “Non-GAAP Financial Measures” below for additional information.

Loan Originations

We believe the volume of loans facilitated through our platform and originated by our issuing banks is a key indicator of the adoption rate of our marketplace, growth of our brand, scale of our business, strength of our network effect, economic competitiveness of our products and future growth. Factors that could affect loan origination volume include investor confidence in our platform and internal processes; the amount of our capital available to invest in loans; the interest rate, credit underwriting and economic environment; the competitiveness of our products, primarily based on our platform’s rates and fees; the success of our operational efforts to balance investor and borrower demand; any limitations on the ability or willingness of our issuing banks to continue to originate loans through our platform; our ability to develop new products or enhance existing products for borrowers and investors; the success of our sales and marketing initiatives and the success of borrower and investor acquisition and retention.

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Loan origination volume and weighted average transactions fees (as a percent of origination balance) by its major loan products are as follows:

	Three Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016
(in millions, except percentages)	Origination Volume	Weighted- Average Transaction Fees	Origination Volume	Weighted- Average Transaction Fees	Origination Volume	Weighted- Average Transaction Fees
Personal loans - standard program	$1,791.2	4.9%	$1,538.4	4.9%	$1,404.6	5.1%
Personal loans - custom program	447.3	5.5	391.2	5.5	353.2	5.5
Total personal loans	2,238.5	5.0	1,929.6	5.1	1,757.8	5.2
Other loans	204.4	4.6	217.8	4.5	214.2	4.4
Total	$2,442.9	5.0%	$2,147.4	5.0%	$1,972.0	5.1%

	Nine Months Ended
	September 30, 2017		September 30, 2016
(in millions, except percentages)	Origination Volume	Weighted Average Transaction Fees	Origination Volume	Weighted Average Transaction Fees
Personal loans - standard program	$4,767.6	4.9%	$4,935.2	4.8%
Personal loans - custom program	1,139.4	5.5	1,108.1	5.2
Total personal loans	5,907.0	5.1	6,043.3	4.9
Other loans	642.0	4.5	634.2	4.4
Total	$6,549.0	5.0%	$6,677.5	4.8%

Personal loan origination volume for our standard loan program by loan grade were as follows:

	Three Months Ended						Nine Months Ended September 30,
(in millions)	September 30, 2017		June 30, 2017		September 30, 2016		2017		2016
Personal loan originations by loan grade – standard loan program:	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
A	$279.7	16%	$242.1	16%	$139.3	10%	$732.2	15%	$844.1	17%
B	487.4	27%	416.7	27%	411.9	29%	1,284.4	27%	1,394.7	28%
C	639.8	36%	558.2	36%	467.3	33%	1,720.5	36%	1,442.1	29%
D	229.4	13%	190.0	12%	232.2	17%	613.6	13%	695.2	14%
E	90.8	5%	82.7	6%	97.7	7%	261.1	6%	368.6	8%
F	28.6	1%	32.8	2%	44.2	3%	94.0	2%	150.0	3%
G	35.5	2%	15.9	1%	12.0	1%	61.8	1%	40.5	1%
Total personal loan originations – standard loan program	$1,791.2	100%	$1,538.4	100%	$1,404.6	100%	$4,767.6	100%	$4,935.2	100%

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During the first nine months of 2017 compared to the first nine months of 2016, the Company saw a shift in the mix of personal loan origination volume from higher risk grades, particularly grades D through G, to lower risk A through C grades. Credit and pricing policy changes the Company made in 2016 and the first half of 2017 disproportionately affected the higher risk grades resulting in this shift in concentration. Upon implementation of our fifth-generation credit model, we expect to see this shift towards lower risk grades continue.

Loans Serviced On Our Platform

The following table provides the outstanding principal balance of loans serviced at the end of the periods indicated, by the method in which the loans were financed (in millions):

	September 30, 2017	December 31, 2016
Notes	$1,683	$1,795
Certificates	2,020	2,752
Whole loans sold	7,627	6,542
Other(1)	175	28
Total	$11,505	$11,117

(1)	Includes loans invested in by the Company for which there were no associated notes or certificates.

Results of Operations

The following table sets forth the condensed consolidated statements of operations data for each of the periods presented:

	Three Months Ended			Change (%)
	September 30, 2017	June 30, 2017	September 30, 2016	Q3 2017 vs Q3 2016	Q3 2017 vs Q2 2017
Net revenue:
Transaction fees	$121,905	$107,314	$100,813	21%	14%
Investor fees (1)	20,499	21,116	18,477	11%	(3)%
Other revenue (expense) (1)	(225)	4,223	(7,158)	(97)%	(105)%
Interest income	151,532	157,260	171,868	(12)%	(4)%
Interest expense	(139,681)	(150,340)	(169,444)	(18)%	(7)%
Net interest income	11,851	6,920	2,424	N/M	71%
Total net revenue	154,030	139,573	114,556	34%	10%
Operating expenses: (2)
Sales and marketing	59,570	55,582	44,901	33%	7%
Origination and servicing	21,321	21,274	16,332	31%	—%
Engineering and product development	32,860	35,718	29,428	12%	(8)%
Other general and administrative	46,925	52,495	58,940	(20)%	(11)%
Goodwill impairment	—	—	1,650	(100)%	—%
Total operating expenses	160,676	165,069	151,251	6%	(3)%
Loss before income tax expense	(6,646)	(25,496)	(36,695)	(82)%	(74)%
Income tax expense (benefit)	13	(52)	(209)	106%	125%
Consolidated net loss	$(6,659)	$(25,444)	$(36,486)	(82)%	(74)%
Less: Income (loss) attributable to noncontrolling interests	(129)	10	—	N/M	N/M
LendingClub net loss	$(6,530)	$(25,454)	$(36,486)	(82)%	(74)%

N/M Not meaningful.

(1) Prior period amounts have been reclassified to conform to the current period presentation. See “Part I – Financial Information – Item 1 – Financial Statements – Note 1. Basis of Presentation” for additional information.

(2) Includes stock-based compensation expense as follows:

	Three Months Ended			Change (%)
	September 30, 2017	June 30, 2017	September 30, 2016	Q3 2017 vs Q3 2016	Q3 2017 vs Q2 2017
Sales and marketing	$1,591	$1,967	$1,699	(6)%	(19)%
Origination and servicing	1,049	1,354	1,013	4%	(23)%
Engineering and product development	4,640	5,773	4,931	(6)%	(20)%
Other general and administrative	8,826	9,994	10,279	(14)%	(12)%
Total stock-based compensation expense	$16,106	$19,088	$17,922	(10)%	(16)%

	Nine Months Ended September 30,
	2017	2016	Change (%)
Net revenue:
Transaction fees	$327,911	$321,926	2%
Investor fees (1)	62,795	53,620	17%
Other revenue (expense) (1)	6,219	(10,965)	157%
Interest income	469,788	529,432	(11)%
Interest expense	(448,628)	(523,723)	(14)%
Net interest income	21,160	5,709	N/M
Total net revenue	418,085	370,290	13%
Operating expenses (1):
Sales and marketing	169,735	161,213	5%
Origination and servicing	63,044	56,464	12%
Engineering and product development	104,338	82,835	26%
Other general and administrative	142,994	150,432	(5)%
Goodwill impairment	—	37,050	(100)%
Total operating expenses	480,111	487,994	(2)%
Loss before income tax expense	(62,026)	(117,704)	(47)%
Income tax (benefit) expense	(79)	(4,004)	(98)%
Consolidated net loss	$(61,947)	$(113,700)	(46)%
Less: Loss attributable to noncontrolling interests	(119)	—	N/M
LendingClub net loss	$(61,828)	$(113,700)	(46)%

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N/M Not meaningful.

(1) Prior period amounts have been reclassified to conform to the current period presentation. See “Part I – Financial Information – Item 1 – Financial Statements – Note 1. Basis of Presentation” for additional information.

(2) Includes stock-based compensation expense as follows:

	Nine Months Ended September 30,
	2017	2016	Change (%)
Sales and marketing	$5,857	$5,016	17%
Origination and servicing	3,819	2,722	40%
Engineering and product development	17,001	13,134	29%
Other general and administrative	28,015	25,518	10%
Total stock-based compensation expense	$54,692	$46,390	18%

Total Net Revenue

	Three Months Ended			Change (%)
	September 30, 2017	June 30, 2017	September 30, 2016	Q3 2017 vs Q3 2016	Q3 2017 vs Q2 2017
Net revenue:
Transaction fees	$121,905	$107,314	$100,813	21%	14%
Investor fees (1)	20,499	21,116	18,477	11%	(3)%
Other revenue (expense) (1)	(225)	4,223	(7,158)	(97)%	(105)%
Interest income	151,532	157,260	171,868	(12)%	(4)%
Interest expense	(139,681)	(150,340)	(169,444)	(18)%	(7)%
Net interest income	11,851	6,920	2,424	N/M	71%
Total net revenue	$154,030	$139,573	$114,556	34%	10%

	Nine Months Ended September 30,
	2017	2016	Change (%)
Net revenue:
Transaction fees	$327,911	$321,926	2%
Investor fees (1)	62,795	53,620	17%
Other revenue (expense) (1)	6,219	(10,965)	157%
Interest income	469,788	529,432	(11)%
Interest expense	(448,628)	(523,723)	(14)%
Net interest income	21,160	5,709	N/M
Total net revenue	$418,085	$370,290	13%

N/M	Not meaningful.

(1)	Prior period amounts have been reclassified to conform to the current period presentation. See “Part I – Financial Information – Item 1 – Financial Statements – Notes to Condensed Consolidated Financial Statements – Note 1. Basis of Presentation” for additional information.

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The analysis below is presented for the following periods: Third quarter of 2017 compared to the third quarter of 2016 (Quarter Over Quarter), third quarter of 2017 compared to the second quarter of 2017 (Sequential), and the first nine months of 2017 compared to the first nine months of 2016 (Nine Months Over Nine Months).

Transaction Fees

Transaction fees are fees paid by issuing banks or education and patient service providers to us for the work we perform through our marketplace’s role in facilitating the origination of loans by our issuing bank partners. The amount of these fees is based upon the terms of the loan, including grade, rate, term and other factors. As of September 30, 2017, these fees ranged from 1% to 7% of the initial principal amount of a loan. In addition, for education and patient finance loans, we also collect fees earned from issuing banks and education and patient service providers. With respect to loans for which WebBank acts as the issuing bank, we record transaction fee revenue net of program fees paid to WebBank.

In October 2017, we recognized approximately $6.1 million in transaction fee revenue associated with the issuance of loans in which the loan application process had commenced prior to the end of the third quarter of 2017. In October 2016, we recognized approximately $3.9 million in transaction fee revenue associated with the issuance of loans in which the loan application process had commenced prior to the end of the third quarter of 2016.

Quarter Over Quarter: Transaction fees were $121.9 million and $100.8 million for the third quarters of 2017 and 2016, respectively, an increase of 21%. The increase was primarily due to higher origination volume in the third quarter of 2017 compared to the third quarter of 2016.

Sequential: Transaction fees were $121.9 million and $107.3 million for the third and second quarters of 2017, respectively, an increase of 14%. The increase was primarily due to higher origination volume in the third quarter of 2017 compared to the second quarter of 2017.

Nine Months Over Nine Months: Transaction fees were $327.9 million and $321.9 million for the first nine months of 2017 and 2016, respectively, an increase of 2%. The increase was primarily due to higher average transaction fees in the first nine months of 2017 compared to the first nine months of 2016. The average transaction fee as a percentage of the initial principal balance of the loan was 5.0% and 4.8% for the first nine months of 2017 and 2016, respectively. In March 2016, we increased the transaction fee that we earn from WebBank for certain prime and near-prime C through G graded loans from 5% to 6%, B graded loans from 4% to 5%, and A graded loans by approximately 1% at each subgrade level for grades A2 to A5.

Investor Fees

The table below illustrates the composition of investor fees by investment channel for each period presented:

	Three Months Ended			Change (%)
	September 30, 2017	June 30, 2017	September 30, 2016	Q3 2017 vs Q3 2016	Q3 2017 vs Q2 2017
Investor fees – whole loans sold	$12,292	$12,216	$11,277	9%	1%
Investor fees – notes, certificates, and self-directed accounts	7,986	7,783	6,654	20%	3%
Investor fees – Funds and separately managed accounts (1)	221	1,117	546	(60)%	(80)%
Total investor fees	$20,499	$21,116	$18,477	11%	(3)%

	Nine Months Ended September 30,
	2017	2016	Change (%)
Investor fees – whole loans sold	$36,718	$29,807	23%
Investor fees – notes, certificates, and self-directed accounts	23,581	19,428	21%
Investor fees – Funds and separately managed accounts (1)	2,496	4,385	(43)%
Total investor fees	$62,795	$53,620	17%

(1)	Funds are the private funds for which LCAM or its subsidiaries act as general partner.

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For each investment channel, the Company receives fees to compensate us for the costs we incur in servicing the related loan, including managing payments from borrowers, collections, payments to investors, maintaining investors’ account portfolios, and providing information and issuing monthly statements. Additionally, the investor fees earned from the funds and separately managed accounts compensate us for the management and advisory services we provide related to the investment portfolios of these investors. The amount of investor fee revenue earned is predominantly affected by the various servicing rates paid by whole loan, note, self-directed investors, and certain certificate investors, the outstanding principal balance of whole loans and loans underlying notes and certificates serviced, and the amount of principal and interest collected from borrowers and remitted to whole loan, note, self-directed, and certain certificate investors.

Investor fee revenue related to whole loans sold also includes the change in fair value of our servicing assets and liabilities associated with the loans. Servicing rights are recorded as either an asset or liability depending on the degree to which the contractual loan servicing fee is above or below, respectively, an estimated market rate loan servicing fee. The change in fair value of servicing rights does not affect the contractual fees that we collect monthly from the whole loan investors.

Investor fees – whole loans sold: Investor fee revenue related to the servicing of whole loans sold was $12.3 million and $11.3 million for the third quarters of 2017 and 2016, respectively, an increase of 9%. The increase in revenue was due to a higher balance of whole loans serviced and increase in collection fees in the third quarter of 2017 compared to the third quarter of 2016, partially offset by a change in the fair value of servicing rights. Investor fee revenue related to the servicing of whole loans sold was $12.3 million and $12.2 million for the third and second quarters of 2017, respectively.

Investor fee revenue related to the servicing of whole loans sold was $36.7 million and $29.8 million for the nine months ended 2017 and 2016, respectively, an increase of 23%. The increase in revenue was due to a higher balance of whole loans serviced and increase in collection fees in the first nine months of 2017 compared to the first nine months of 2016, partially offset by a change in the fair value of servicing rights.

Investor fees – notes, certificates, and self-directed: Investor fee revenue related to the servicing of loans underlying notes, certificates, and self-directed accounts was $8.0 million and $6.7 million for the third quarters of 2017 and 2016, respectively, an increase of 20%. The increase in revenue was due to an increase in the principal and interest payments processed on loans underlying notes, an increase in collection fees and an increase in self-directed fees in the third quarter of 2017 compared to the third quarter of 2016. Investor fee revenue related to the servicing of loans underlying notes, certificates, and self-directed accounts was $8.0 million and $7.8 million for the third and second quarters of 2017, respectively.

Investor fee revenue related to the servicing of loans underlying notes, certificates, and self-directed accounts was $23.6 million and $19.4 million for the first nine months of 2017 and 2016, respectively, an increase of 21%. The increase in revenue was due to an increase in the principal and interest payments processed on loans underlying notes, an increase in collection fees and an increase in self-directed fees in the first nine months of 2017 compared to the first nine months of 2016.

Investor fees – Funds and separately managed accounts: Investor fee revenue related to the funds and separately managed accounts was $0.2 million and $0.5 million for the third quarters of 2017 and 2016, respectively, a decrease of 60%. This decrease was primarily due to a 44% decrease in the average assets underlying the funds. Investor fee revenue related to the funds and separately managed accounts was $0.2 million and $1.1 million for the third and second quarters of 2017, respectively.

In July 2016, certain of the private funds ceased accepting contributions and limited existing investors’ ability to make redemption requests, pursuant to the terms of the respective limited partnership agreements. In July 2017, certain of the funds announced plans for dissolution. We currently anticipate that the assets under management associated with the funds will continue to decrease as a result of the dissolution of certain funds. This reduction will negatively affect investor fee revenue related to the funds. However, we anticipate this reduction to be partially offset by investor fee revenue the Company expects to generate in connection with two new funds launched in September 2017. See “Part I – Financial Information – Item 1 – Financial Statements – Notes to Condensed Consolidated Financial Statements – Note 18. Subsequent Events” for further information on the dissolution of certain funds in October 2017.

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Investor fee revenue related to the funds and separately managed accounts was $2.5 million and $4.4 million in the first nine months of 2017 and 2016, respectively, a decrease of 43%. This decrease was primarily due to a 39% decrease in the average assets underlying the funds as a result of the redemption requests and fund dissolutions discussed above.

Other Revenue (Expense)

Other revenue (expense) generally consists of gains and losses on sales of whole loans (including in connection with the consummation of Company-sponsored securitization transactions), fair value adjustments on loans, notes and certificates, and referral revenue. In connection with whole loan sales, in addition to investor fees earned with respect to the corresponding loan, we recognize a gain or loss on the sale of that loan based on the degree to which the contractual loan servicing fee charged with respect to the loans following the sale is above or below an estimated market rate loan servicing fee. Referral revenue consists of fees earned from third-party companies when customers referred by us complete specified actions with such third-party companies.

As we expand the use of our own capital to invest in loans for strategic business purposes, such as Company-sponsored securitization transactions, we expect the net negative fair value adjustments on loans to increase, as such loans’ fair value adjustments will not be offset by fair value adjustments on notes or certificates. However, the Company expects fair value adjustments to be offset by the interest income earned from holding such loans.

The table below illustrates the composition of other revenue for each period presented:

	Three Months Ended			Change (%)
	September 30, 2017	June 30, 2017	September 30, 2016	Q3 2017 vs Q3 2016	Q3 2017 vs Q2 2017
Gain (loss) on sales of loans (1)	$6,680	$4,445	$(11,519)	158%	50%
Referral revenue	1,318	1,637	1,548	(15)%	(19)%
Net fair value adjustments on Loans, Notes and Certificates	(7,775)	(2,171)	(477)	N/M	N/M
Other	(448)	312	3,290	114%	N/M
Other revenue (expense) (2)	$(225)	$4,223	$(7,158)	97%	(105)%

	Nine Months Ended September 30,
	2017	2016	Change (%)
Gain (loss) on sales of loans (1)	$13,017	$(17,267)	175%
Referral revenue	4,361	4,590	(5)%
Net fair value adjustments on Loans, Notes and Certificates	(11,363)	(1,684)	N/M
Other	204	3,396	(94)%
Other revenue (expense) (2)	$6,219	$(10,965)	157%

N/M	Not meaningful.

(1)	Presented net of credit support agreement expense in the third and second quarters of 2017 and first nine months of 2017.

(2)	Prior period amounts have been reclassified to conform to the current period presentation. See “Part I – Financial Information – Item 1 – Financial Statements – Notes to Condensed Consolidated Financial Statements – Note 1. Basis of Presentation” for additional information.

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Quarter Over Quarter: Other revenue (expense) was $(0.2) million and $(7.2) million for the third quarters of 2017 and 2016, respectively. The increase in revenue was due to an increase in the gain on sales of loans primarily resulting from $10.7 million of sales incentives provided to whole loan investors that reduced the gain on sales in the third quarter of 2016, and a higher volume of loans sold at higher servicing fee rates in the third quarter of 2017 compared to the third quarter of 2016. This increase in revenue for the third quarter of 2017 was partially offset by an increase in the net fair value adjustments in the third quarter of 2017 on loans invested in by the Company and the reimbursement of a whole loan investor pursuant to a credit support agreement in the third quarter of 2017.

Sequential: Other revenue (expense) was $(0.2) million and $4.2 million for the third and second quarters of 2017, respectively. The decrease in revenue was primarily due to an increase in the net fair value adjustments on loans, notes and certificates, partially offset by an increase in the gain on sales of loans.

Nine Months Over Nine Months: Other revenue (expense) was $6.2 million and $(11.0) million for the first nine months of 2017 and 2016, respectively. The increase in revenue was due to an increase in the gain on sales of loans primarily resulting from $24.7 million of sales incentives provided to whole loan investors that reduced the gain on sales in the second and third quarters of 2016 and a higher volume of loans sold at higher servicing fee rates in the first nine months of 2017 compared to the first nine months of 2016. The increase was partially offset by reimbursements to a whole loan investor pursuant to a credit support agreement in the first nine months of 2017, as described above, and an increase in the net fair value adjustments on loans in the first nine months of 2017 compared to the first nine months of 2016.

Net Interest Income (Expense)

We do not assume principal or interest rate risk on loans facilitated through our marketplace that are funded by notes and certificates because loan balances, interest rates and maturities are matched and offset by an equal balance of notes or certificates with the exact same interest rates and maturities. The interest expense related to the notes and certificates is completely offset with interest income on the associated loans on our statement of operations. Interest income on loans not funded by a note or certificate is recorded in the Condensed Consolidated Statement of Operations without corresponding interest expense. We expect net interest income to increase as we expand the use of our capital for strategic business purposes, such as investing in and holding loans on balance sheet for future Company-sponsored securitization transactions and whole loan sales.

Additionally, interest income includes interest income earned on cash and cash equivalents and our securities available for sale portfolio. Our investment policy and strategy is focused first on the preservation of capital and supporting our liquidity requirements, and then maximizing returns. The following tables provide additional detail related to net interest income (expense):

	Three Months Ended			Change (%)
	September 30, 2017	June 30, 2017	September 30, 2016	Q3 2017 vs Q3 2016	Q3 2017 vs Q2 2017
Interest income:
Loans and loans held for sale	$149,731	$155,545	$170,627	(12)%	(4)%
Securities available for sale	1,129	1,008	810	39%	12%
Cash and cash equivalents	672	707	431	56%	(5)%
Total interest income	151,532	157,260	171,868	(12)%	(4)%
Interest expense:
Notes and certificates	(139,681)	(150,340)	(169,444)	(18%)	(7)%
Total interest expense	(139,681)	(150,340)	(169,444)	(18%)	(7)%
Net interest income	$11,851	$6,920	$2,424	N/M	71%
Average outstanding balances:
Loans	$3,794,749	$4,127,408	$4,728,934	(20)%	(8)%
Loans held for sale	$220,011	$67,722	$—	N/M	N/M
Loans invested in by the Company	$208,137	$85,860	$34,588	N/M	142%
Notes and certificates	$3,832,118	$4,138,136	$4,720,781	(19)%	(7)%

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	Nine Months Ended September 30,
	2017	2016	Change (%)
Interest income:
Loans and loans held for sale	$464,764	$525,723	(12)%
Securities available for sale	3,077	2,302	34%
Cash and cash equivalents	1,947	1,407	38%
Total interest income	469,788	529,432	(11)%
Interest expense:
Notes and certificates	(448,628)	(523,723)	(14%)
Total interest expense	(448,628)	(523,723)	(14%)
Net interest income	$21,160	$5,709	N/M
Average outstanding balances:
Loans	$4,105,073	$4,791,999	(14)%
Loans held for sale	$98,619	$—	N/M
Loans invested in by the Company	$106,432	$24,015	N/M
Notes and certificates	$4,127,022	$4,794,868	(14)%

N/M Not meaningful.

Quarter Over Quarter: Interest income from loans and loans held for sale was $149.7 million and $170.6 million for the third quarters of 2017 and 2016, respectively. The decrease in interest income on loans was primarily due to a decrease in the average outstanding balance of loans, driven by a larger portion of loans originated being sold to whole loan investors.

Interest expense for notes and certificates was $139.7 million and $169.4 million for the third quarters of 2017 and 2016, respectively. The decrease in interest expense was primarily due to a decrease in the average outstanding balances of notes and certificates, driven by a larger portion of loans originated being sold to whole loan investors.

Net interest income was $11.9 million and $2.4 million for the third quarters of 2017 and 2016, respectively. The increase in net interest income was primarily due to the increase in the average outstanding balances of loans held on the Company’s balance sheet during the third quarter of 2017 to support Company-sponsored securitization transactions and whole loan sales. Such loans did not have a corresponding note or certificate on the Company’s balance sheet.

Sequential: Interest income from loans and loans held for sale was $149.7 million and $155.5 million for the third and second quarters of 2017, respectively. The decrease in interest income on loans was primarily due to a decrease in the average outstanding balance of loans, driven by a larger portion of loans originated being sold to whole loan investors.

Interest expense for notes and certificates was $139.7 million and $150.3 million for the third and second quarters of 2017, respectively. The decrease in interest expense was primarily due to a decrease in the average outstanding balances of notes and certificates, driven by a larger portion of loans originated being sold to whole loan investors.

Net interest income was $11.9 million and $6.9 million for the third and second quarters of 2017, respectively. The increase in net interest income was primarily due to the increase in the average outstanding balances of loans held on the Company’s balance sheet during the third quarter of 2017 to support Company-sponsored securitization transactions and whole loan sales, as discussed above.

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Nine Months Over Nine Months: Interest income from loans and loans held for sale was $464.8 million and $525.7 million for the first nine months of 2017 and 2016, respectively. The decrease in interest income on loans was primarily due to a decrease in the average outstanding balance of loans, driven by a larger portion of loans originated in the first nine months of 2017 being sold to whole loan investors.

Interest expense for notes and certificates was $448.6 million and $523.7 million for the first nine months of 2017 and 2016, respectively. The decrease in interest expense was primarily due to a decrease in the average outstanding balances of notes and certificates, driven by a larger portion of loans originated in the first nine months of 2017 being sold to whole loan investors.

Net interest income was $21.2 million and $5.7 million for the first nine months of 2017 and 2016, respectively. The increase in net interest income was primarily due to the increase in the average outstanding balances of loans held on the Company’s balance sheet during the second and third quarters of 2017 to support Company-sponsored securitization transactions and whole loan sales, as discussed above.

Operating Expenses

Our operating expenses consist of sales and marketing, origination and servicing, engineering and product development and other general and administrative expenses as described below.

Sales and Marketing: Sales and marketing expense consists primarily of borrower and investor acquisition efforts including costs attributable to marketing and selling the loans facilitated through the platform we operate. This includes costs of building general brand awareness, and salaries, benefits and stock-based compensation expense related to our sales and marketing team.

Origination and Servicing: Origination and servicing expense consists of salaries, benefits and stock-based compensation expense and vendor costs attributable to activities that most directly relate to facilitating the origination of loans and servicing loans for borrowers and investors. These costs relate to the credit, collections, customer support and payment processing teams and related vendors.

Engineering and Product Development: Engineering and product development expense consists primarily of salaries, benefits and stock-based compensation expense for engineering and product management teams, and the cost of contractors who work on the development and maintenance of our platform. Engineering and product development expense also includes non-capitalized hardware and software costs and depreciation and amortization of technology assets.

Other General and Administrative: Other general and administrative expense consists primarily of salaries, benefits and stock-based compensation expense for our accounting, finance, legal, risk, compliance, human resources and facilities teams, professional services fees and facilities expense.

After announcing the findings of the internal board review, and the significant decrease in the trading price of our common stock in May 2016, we offered incentive retention awards to certain members of the executive management team and other key personnel that totaled $34.9 million that were recognized as compensation expense ratably through May 2017. In addition, we have incurred and expect to continue to incur significant legal and other expenses in connection with the inquiries and private litigation that have arisen and may continue to arise from the internal board review, and our response to ongoing governmental requests for information.

	Three Months Ended			Change (%)
	September 30, 2017	June 30, 2017	September 30, 2016	Q3 2017 vs Q3 2016	Q3 2017 vs Q2 2017
Sales and marketing	$59,570	$55,582	$44,901	33%	7%
Origination and servicing	21,321	21,274	16,332	31%	—%
Engineering and product development	32,860	35,718	29,428	12%	(8)%
Other general and administrative	46,925	52,495	58,940	(20)%	(11)%
Goodwill impairment	—	—	1,650	(100)%	—%
Total operating expenses	$160,676	$165,069	$151,251	6%	(3)%

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	Nine Months Ended September 30,
	2017	2016	Change (%)
Sales and marketing	$169,735	$161,213	5%
Origination and servicing	63,044	56,464	12%
Engineering and product development	104,338	82,835	26%
Other general and administrative	142,994	150,432	(5)%
Goodwill impairment	—	37,050	(100)%
Total operating expenses	$480,111	$487,994	(2)%

N/M	Not meaningful.

Sales and marketing: Sales and marketing expense was $59.6 million and $44.9 million for the third quarters of 2017 and 2016, respectively, an increase of 33%. The increase was primarily due to a $15.6 million increase in variable marketing expenses. Sales and marketing expense as a percent of loan originations was 2.4% in the third quarter of 2017 compared to 2.3% in the third quarter of 2016. A portion of this increase is attributable to credit and pricing changes designed to optimize investor returns as well as LendingClub revenue.

On a sequential basis, sales and marketing expense was $59.6 million and $55.6 million for the third and second quarters of 2017, respectively, an increase of 7%. The increase was primarily due to a $5.9 million increase in variable marketing expenses, partially offset by a $1.6 million decrease in personnel-related costs. As a percent of originations, sales and marketing expense was 2.4% in the third quarter of 2017 compared to 2.6% in the second quarter of 2017.

Sales and marketing expense was $169.7 million and $161.2 million for the first nine months of 2017 and 2016, respectively, an increase of 5%. The increase was primarily due to a $12.3 million increase in variable marketing expenses, partially offset by a $2.6 million decrease in non-recurring advisory fees. Sales and marketing expense as a percent of loan originations was 2.6% in the first nine months of 2017 compared to 2.4% in the first nine months of 2016.

Origination and servicing: Origination and servicing expense was $21.3 million and $16.3 million for the third quarters of 2017 and 2016, respectively, an increase of 31%. The increase was primarily due to a $2.4 million increase in personnel-related expenses associated with higher headcount levels and a $2.3 million increase in loan processing costs driven by higher loan originations.

On a sequential basis, origination and servicing expense remained relatively flat at $21.3 million for both the third and second quarters of 2017.

Origination and servicing expense was $63.0 million and $56.5 million for the first nine months of 2017 and 2016, respectively, an increase of 12%. The increase was primarily due to a $5.1 million increase in personnel-related expenses associated with higher headcount levels and a $1.2 million increase in loan processing costs.

Engineering and product development: Engineering and product development expense was $32.9 million and $29.4 million for the third quarters of 2017 and 2016, respectively, an increase of 12%. The increase was primarily driven by continued investment in technology and platform improvements that are focused on enhancing our credit decisioning capabilities, internal testing environment and cloud infrastructure, which included a $6.0 million increase in equipment, software and depreciation expense, partially offset by a $2.4 million decrease in personnel-related expenses primarily associated with retention costs.

We capitalized $11.1 million and $9.8 million in software development costs in the third quarters of 2017 and 2016, respectively.

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On a sequential basis, engineering and product development expense was $32.9 million and $35.7 million for the third and second quarters of 2017, respectively, a decrease of 8%. The decrease was primarily due to a $3.4 million decrease in personnel-related expenses, including retention costs.

Engineering and product development expense was $104.3 million and $82.8 million for the first nine months of 2017 and 2016, respectively, an increase of 26%. The increase was primarily driven by a $6.5 million increase in personnel-related expenses associated with higher headcount levels and a $14.6 million increase in equipment, software and depreciation expense.

We capitalized $35.0 million and $29.9 million in software development costs in the first nine months of 2017 and 2016, respectively.

Other general and administrative expense: Other general and administrative expense was $46.9 million and $58.9 million for the third quarters of 2017 and 2016, respectively, a decrease of 20%. The decrease was primarily due to a decrease of $2.8 million in professional services related to legal, audit, communications, and advisory fees and a $7.1 million insurance reimbursement for certain legal expenses incurred as a result of the Company’s board review and related governmental and regulatory inquiries in the third quarter of 2017.

On a sequential basis, other general and administrative expense was $46.9 million and $52.5 million for the third and second quarters of 2017, respectively, a decrease of 11%. The decrease was primarily due to a $7.1 million insurance reimbursement for certain legal expenses incurred as a result of the Company’s board review and related governmental and regulatory inquiries in the third quarter of 2017 and a $3.2 million decrease in personnel-related expenses primarily due to retention costs, partially offset by a $2.7 million increase in professional services related to legal, audit, communications, and advisory fees and a $2.4 million insurance reimbursement in the second quarter of 2017.

Other general and administrative expense was $143.0 million and $150.4 million for the first nine months of 2017 and 2016, respectively, a decrease of 5%. The decrease was primarily due to a $19.2 million insurance reimbursement for certain legal expenses incurred as a result of the Company’s board review and related governmental and regulatory inquiries, partially offset by an increase of $9.9 million in personnel-related expenses associated with higher headcount levels.

Goodwill Impairment

The Company has one reporting unit for goodwill impairment testing purposes, the patient and education finance (PEF) reporting unit. We performed a quantitative annual test for impairment as of April 1, 2017, for which the estimated fair value of the PEF reporting unit substantially exceeded its carrying value. There was no goodwill impairment charge recorded for the third quarter or first nine months of 2017. The Company recorded a goodwill impairment charge of $1.7 million and $37.1 million for the third quarter and first nine months of 2016, respectively, as related to the PEF reporting unit.

Income Taxes

We continued to recognize a full valuation allowance against net deferred tax assets. This determination was based on the assessment of the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in evaluating our operating results. We believe that contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and investor fees before changes in fair value of servicing assets and servicing liabilities help identify trends in our core business results and allow for greater transparency with respect to key metrics used by our management in its decision making.

Our non-GAAP measures of contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and investor fees before changes in fair value of assets and liabilities have limitations as analytical tools and you should not consider them in isolation. These non-GAAP measures should not be viewed as substitutes for, or superior to, net income (loss) as prepared in accordance with GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. There are a number of limitations related to the use of these non-GAAP financial measures versus their most directly comparable GAAP measures, which include the following:

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●	Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

●	These measures do not consider the potentially dilutive impact of stock-based compensation.

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements.

●	Adjusted EBITDA and adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

Contribution and Contribution Margin

Contribution is a non-GAAP financial measure that is calculated as net revenue less “sales and marketing” and “origination and servicing” expenses on the Company’s Statement of Operations, adjusted to exclude non-cash stock-based compensation expense within these captions and (income) loss attributable to noncontrolling interests. These costs represent the costs that are most directly related to generating such revenue. Contribution Margin is a non-GAAP financial measure calculated by dividing Contribution by total net revenue.

Contribution and Contribution Margin are measures of overall direct product profitability that our management and board of directors find useful, and believe investors may find useful, in understanding the relationship between costs most directly associated with revenue generating activities and the related revenue, and remaining amount available to support our costs of engineering and product development and other general and administrative expense to evaluate our operating performance and trends. While we believe Contribution and Contribution Margin are useful for the reasons above, they are not an overall measure of our profitability, as they exclude engineering and product development and other general and administrative expenses that are required to run our business. Factors that affect our Contribution and Contribution Margin include revenue mix, variable marketing expenses and origination and servicing expenses.

The following table shows the calculation of contribution and contribution margin:

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Total net revenue	$154,030	$139,573	$114,556	$418,085	$370,290
Less: Sales and marketing expense	59,570	55,582	44,901	169,735	161,213
Less: Origination and servicing expense	21,321	21,274	16,332	63,044	56,464
Total direct expenses	$80,891	$76,856	$61,233	$232,779	$217,677
Add: Stock-based compensation (1)	2,640	3,321	2,712	9,676	7,738
Add: (Income) loss attributable to noncontrolling interest	129	(10)	—	119	—
Contribution (2)	$75,908	$66,028	$56,035	$195,101	$160,351
Contribution margin (2)	49.3%	47.3%	48.9%	46.7%	43.3%

(1)	Contribution excludes stock-based compensation expense included in the sales and marketing and origination and servicing expense categories.
(2)	Beginning in the first quarter of 2017, contribution includes net interest revenue to capture the full spectrum of revenue we expect to generate. Beginning in the third quarter of 2017, contribution excludes (income) loss attributable to noncontrolling interests. Prior period amounts have been reclassified to conform to the current period presentation.

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The following table presents a reconciliation of net income (loss) to contribution for each of the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Consolidated net loss	$(6,659)	$(25,444)	$(36,486)	$(61,947)	$(113,700)
Engineering and product development expense	32,860	35,718	29,428	104,338	82,835
Other general and administrative expense	46,925	52,495	58,940	142,994	150,432
Goodwill impairment	—	—	1,650	—	37,050
Stock-based compensation expense(1)	2,640	3,321	2,712	9,676	7,738
Income tax expense (benefit)	13	(52)	(209)	(79)	(4,004)
(Income) loss attributable to noncontrolling interest	129	(10)	—	119	—
Contribution (2)	$75,908	$66,028	$56,035	$195,101	$160,351
Total net revenue	$154,030	$139,573	$114,556	$418,085	$370,290
Contribution margin (2)	49.3%	47.3%	48.9%	46.7%	43.3%

(1)	Contribution excludes stock-based compensation expense included in the sales and marketing and origination and servicing expense categories.
(2)	Beginning in the first quarter of 2017, contribution includes net interest revenue to capture the full spectrum of revenue we expect to generate. Beginning in the third quarter of 2017, contribution excludes (income) loss attributable to noncontrolling interests. Prior period amounts have been reclassified to conform to the current period presentation.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP financial measure defined as net income (loss) before (1) depreciation and amortization expense, (2) stock-based compensation expense, (3) income tax (benefit) expense, (4) acquisition related expenses, (5) goodwill impairments and (6) (income) loss attributable to noncontrolling interests. Adjusted EBITDA margin is a non-GAAP financial measure calculated by dividing adjusted EBITDA by total net revenue.

We believe that adjusted EBITDA is an important measure of operating performance because it allows management, investors and our board to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of asset base (depreciation and amortization), other non-operating, and share-based compensation, tax consequences, and our capital structure (interest expense from any outstanding debt). Additionally, we utilize adjusted EBITDA as an operating performance measure as an input into the Company’s calculation of the annual bonus plan. In addition to its use by management, adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of our company and other companies in our industry as well as in the broader financial services and technology industries.

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Consolidated net loss	$(6,659)	$(25,444)	$(36,486)	$(61,947)	$(113,700)
Acquisition and related expense	—	56	294	349	880
Depreciation expense:
Engineering and product development	9,026	8,483	5,362	25,303	14,772
Other general and administrative	1,246	1,305	1,104	3,849	3,003
Amortization of intangible assets	1,034	1,057	1,163	3,253	3,599
Goodwill impairment	—	—	1,650	—	37,050
Stock-based compensation expense	16,106	19,088	17,922	54,692	46,390
Income tax expense (benefit)	13	(52)	(209)	(79)	(4,004)
(Income) loss attributable to noncontrolling interest	129	(10)	—	119	—
Adjusted EBITDA (1)	$20,895	$4,483	$(9,200)	$25,539	$(12,010)
Total net revenue	$154,030	$139,573	$114,556	$418,085	$370,290
Adjusted EBITDA margin (1)	13.6%	3.2%	(8.0)%	6.1%	(3.2)%

(1)	Beginning in the first quarter of 2017, adjusted EBITDA includes net interest revenue to capture the full spectrum of revenue we expect to generate. Beginning in the third quarter of 2017, adjusted EBITDA excludes (income) loss attributable to noncontrolling interests. Prior period amounts have been adjusted to conform to the current period presentation.

Operating expenses include the following amounts of stock-based compensation for the periods presented:

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Sales and marketing	$1,591	$1,967	$1,699	$5,857	$5,016
Origination and servicing	1,049	1,354	1,013	3,819	2,722
Engineering and product development	4,640	5,773	4,931	17,001	13,134
Other general and administrative	8,826	9,994	10,279	28,015	25,518
Total stock-based compensation expense	$16,106	$19,088	$17,922	$54,692	$46,390

Investor Fees Before Changes in Fair Value of Servicing Assets and Liabilities

Investor fee revenue, excluding fair market value accounting adjustments, is a non-GAAP financial measure that is calculated as investor fees less the change in fair value of servicing assets and liabilities. We account for servicing assets and liabilities at fair value with changes in fair value recorded through earnings in the period of change. We believe this is a useful non-GAAP financial measure because it reflects the amount of fees actually collected. We believe that the fair value adjustments to the servicing assets and liabilities is less useful in particular because the Company does not trade or transfer such servicing assets or liabilities.

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The following table presents a reconciliation of investor fees to investor fees before change in fair value of servicing assets and liabilities:

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Investor fees	$20,499	$21,116	$18,477	$62,795	$53,620
Change in fair value of servicing assets and liabilities	6,462	4,436	1,703	14,136	4,065
Investor fees before change in fair value of servicing assets and liabilities	$26,961	$25,552	$20,180	$76,931	$57,685

Investments by Investment Channel and Investor Concentration

The following table shows the percentage of loan origination volume funded by investment channel for the periods presented:

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Originations by Investor Type:
Managed accounts	24%	31%	33%	43%	55%
Self-directed	10%	13%	15%	13%	14%
Banks	42%	44%	40%	31%	13%
LendingClub (1)	9%	—%	—%	—%	—%
Other institutional investors	15%	12%	12%	13%	18%
Total	100%	100%	100%	100%	100%

(1)	Beginning in the third quarter of 2017, the Company introduced “LendingClub” as a new line item presented to separately show the percentage of loan originations funded by the Company, as discussed in “Part I – Financial Information – Item 1 – Financial Statements – Notes to Condensed Consolidated Financial Statements – Note 5. Loans, Loans Held for Sale, Notes and Certificates and Loan Servicing Rights.”

Managed accounts include the private funds managed by LCAM, dedicated third-party funds and separately managed accounts. Self-directed investors include our self-directed retail investor base. Banks are deposit taking institutions, while other institutional investors include asset managers, insurance companies, hedge funds and other large non-bank investors.

The following table provides the percentage of loans invested in by the ten largest external investors during each of the previous five quarters (by dollars invested):

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Percentage of loans invested in by ten largest investors	61%	59%	61%	68%	72%

For the quarter ended September 30, 2017, no single investor accounted for more than 14% of the loans invested in through our marketplace. The composition of the top ten investors may vary from period to period. In addition to these investors, private funds associated with LCAM and publicly issued member payment dependent notes accounted for approximately 1% and 10%, respectively, of investment capital provided through our marketplace during the period.

For the quarter ended September 30, 2016, no single investor accounted for more than 26% of the loans invested in through our marketplace. In addition to these investors, private funds associated with LCAM and publicly issued member payment dependent notes accounted for approximately 2% and 15%, respectively, of investment capital provided through our marketplace during the period.

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Effectiveness of Scoring Models

Our ability to attract borrowers and investors to our marketplace is significantly dependent on our platform’s ability to effectively evaluate a borrower’s credit profile and likelihood of default.

Our marketplace platform’s credit decisioning and scoring models are evaluated on a regular basis and the additional data on loan history experience, borrower behavior, economic factors and prepayment trends that we accumulate are leveraged to continually improve the models. We believe we have a history of effectively evaluating borrower’s creditworthiness and likelihood of default, as evidenced by the performance of various loan vintages facilitated through our marketplace. If our marketplace’s credit decisioning and scoring models ultimately prove to be ineffective, or fail to appropriately account for a decline in the macroeconomic environment, investors may experience higher than expected losses and lose confidence in our business.

In September 2017, we implemented our fifth-generation credit model (G5) designed to assess and differentiate risk of the applications for the standard and custom personal loan programs on the platform. The model was built using more recent data and leverages a number of custom attributes developed by LendingClub. We worked with our primary issuing bank partner to modify credit and pricing policies, leveraging insights on current market conditions and recent vintage performance.

The charts provided below display the historical lifetime cumulative net charge-off rates (expressed as a percent of original loan balances) through September 30, 2017, by booking year, for all grades and 36 or 60 month terms of standard program loans for each of the years shown. For the third quarter of 2017, standard program loans accounted for approximately 73% of all loan origination volume.

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Loan Portfolio Information and Credit Metrics

We classify the loans held on our balance sheet into three major loan products: standard program personal loans, custom program personal loans and other loans. The majority of the loans facilitated through our platform and retained on our balance sheet are standard program personal loans that represent loans made to prime borrowers that are publicly available to note investors and through certificates to private investors. Custom program personal loans include all other personal loans that are not eligible for our standard program and are available only to private investors. Other loans is comprised of education and patient finance loans, small business loans, small business lines of credit, and auto refinance loans. The loans held on our balance sheet are financed by notes issued by us, certificates issued by the Trust, or loans invested in directly by us.

Fair Value and Delinquencies

With respect to the loans on our balance sheet, the outstanding principal balance, fair value and percentage of loans that are delinquent, by loan product, are as follows:

	September 30, 2017			December 31, 2016
(in millions, except percentages)	Outstanding Principal Balance	Fair Value (2)	Delinquent Loans (2)	Outstanding Principal Balance	Fair Value (2)	Delinquent Loans (2)
Personal loans - standard program	$3,697.8	94.5%	3.4%	$4,290.4	94.6%	3.2%
Personal loans - custom program	160.7	92.4	6.7	267.4	91.4	5.6
Other loans (1)	38.8	96.0	3.1	17.2	96.8	2.8
Total (3)	$3,897.3	94.4%	3.5%	$4,575.0	94.5%	3.3%

(1) Components of other loans are less than 10% of the outstanding principal balance presented individually.

(2) Expressed as a percent of outstanding principal balance.

(3) Includes loans invested in by the Company for which there were no associated notes or certificates, as summarized in the table below.

Declines in the fair value of loans as a percent of outstanding principal balance from December 31, 2016 to September 30, 2017 were primarily due to increases in the yields required by investors to purchase our loans, notes and certificates, and an increase in expected credit losses and prepayments.

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With respect to loans invested in directly by the Company for which there were no associated notes or certificates, the outstanding principal balance, fair value and percentage of loans that are delinquent, by loan product, are as follows:

	September 30, 2017			December 31, 2016
(in millions, except percentages)	Outstanding Principal Balance	Fair Value (2)	Delinquent Loans (2)	Outstanding Principal Balance	Fair Value (2)	Delinquent Loans (2)
Personal loans - standard program	$140.7	96.1%	0.6%	$20.3	92.7%	4.3%
Personal loans - custom program	19.0	97.1	4.7	2.9	89.9	17.6
Other loans (1)	34.5	96.0	2.8	4.7	96.2	3.7
Total	$194.2	96.2%	1.4%	$27.9	93.0%	5.6%

(1) Components of other loans are less than 10% of the outstanding principal balance presented individually.

(2) Expressed as a percent of outstanding principal balance.

Increases in the fair value of loans as a percent of outstanding principal balance from December 31, 2016 to September 30, 2017 were primarily due to changes in the type, payment status and average age of the loans invested in by the Company.

Net Annualized Charge-Off Rates

The following tables show annualized net charge-off rates, which is an alternative measure of the performance of the loans held in our portfolio from the graphs above. Net cumulative lifetime charge-off rates used above show total charge-offs as a function of original principal balance, while these tables show the annualized net charge-off rates that reflect the charged-off balance of loans in a specific period as a percentage of the average outstanding balance of the loans during the periods presented.

Net annualized charge-off rates are affected by the average age of the loans in the portfolio for a given quarter and the credit performance of the loans. Annualized charge-off rates can also be affected by changes in the credit performance of loans that are outstanding for a given quarter. Additionally, in any particular quarter the portfolios include loans from past vintages that were originated under prior credit underwriting parameters, and thus do not reflect the current credit underwriting models used to originate new loans.

The annualized net charge-off rates for personal loans for both standard and custom programs in total for the last five quarters are as follows:

Total Platform (1)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Personal Loans - Standard Program:
Annualized net charge-off rate	7.6%	8.1%	8.5%	8.0%	6.1%
Weighted average age in months	12.9	12.9	12.5	12.0	11.3

Personal Loans - Custom Program:
Annualized net charge-off rate	13.5%	14.1%	15.7%	14.6%	11.0%
Weighted average age in months	10.5	10.5	10.5	9.8	9.1

Loans retained on balance sheet	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Personal Loans - Standard Program:
Annualized net charge-off rate	9.9%	10.2%	10.9%	10.4%	8.2%
Weighted average age in months	15.2	14.9	14.2	13.5	12.9

Personal Loans - Custom Program:
Annualized net charge-off rate	17.4%	15.5%	19.6%	19.1%	14.0%
Weighted average age in months	17.3	15.7	14.3	12.4	10.9

(1)	Total platform comprises all loans facilitated through the marketplace, including whole loans sold and loans financed by notes and certificates, but excluding other loans described in “Loan Portfolio Information and Credit Metrics.”

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The decrease in the annualized net charge-off rates in the third quarter of 2017 compared to the second quarter of 2017 reflects the effect of lower observed actual charge-offs in the third quarter of 2017. In the third quarter of 2017, we observed lower delinquencies and charge-offs in both the standard and custom personal loans programs. These declines were driven by a decrease in the annualized net charge-off rate in the third quarter of 2017 compared to the second quarter of 2017, as well as an increase in recovery rates for charged-off loans in the third quarter of 2017. These changes were a result of a combination of factors:

●	The effect of credit tightening implemented in 2016 and early 2017. As the fourth quarter 2016 and first quarter 2017 vintages are beginning to season we are seeing improved loss performance vintage-over-vintage compared to the second and third quarter 2016 cohorts as a result of the tighter credit criteria.

●	The benefits from investments made in servicing of delinquent loans, including increased staffing and improved technology infrastructure.

●	An increase in recovery rates as sales prices of charged-off debt have trended back up.

●	The effect of seasonality in delinquencies.

We generally expect charge-off rates to increase with loan age, as new loans generally have fewer credit losses than seasoned loans. However, net annualized charge-off rates declined in the third quarter of 2017 despite the average age of the loans remaining flat. Prior to 2016, our loan portfolios grew significantly as the volume of loans facilitated increased. As a result, the average age of the portfolio, and with it the average charge-off rate, stayed low during these prior periods. In 2016, loan originations grew at a slower rate, causing the average loan age to increase resulting in an increase in the aggregate annualized charge-off rate. See “Current Economic and Business Environment” for further discussion regarding how we responded to these observations and credit performance by implementing changes to the credit model, increasing interest rates and supplementing collections efforts.

The annualized net charge-off rates for standard program loans are higher for loans retained on our balance sheet compared to loans reflected at the total platform level for each quarter because of, among other reasons, a difference in grade distribution for the two portfolios. The proportion of grade A and B loans is approximately 30% of the retained loan portfolio compared to approximately 41% for the total platform level as of September 30, 2017. This difference in loan grade distribution results in higher net charge-off rates for the loans on the balance sheet, as grade A and B loans have lower expected and actual credit losses.

Regulatory Environment

As a result of the internal board review and resignation of our former CEO, we have received inquiries from governmental entities, and we continue to cooperate fully with such governmental entities. Responding to inquiries of this nature is costly and time consuming, can generate negative publicity, and could have a material and adverse effect on our business. See “Part I – Financial Information – Item 1 – Financial Statements – Note 15. Commitments and Contingencies” for further discussion regarding these inquiries.

In addition, there has been (and may continue to be) other litigation challenging lending arrangements where a bank or other third-party has made a loan and then sells and assigns it to an entity that is engaged in assisting with the origination and servicing of a loan. In January 2017, the Colorado Administrator of the Uniform Consumer Credit Code filed suit against Avant, Inc., an online consumer loan platform. The Administrator asserts that loans to Colorado residents facilitated through the Avant platform were required to comply with Colorado laws regarding interest rates and fees, and that those laws were not preempted by federal laws that apply to loans originated WebBank, the federally regulated issuing bank who originates loans through Avant’s platform, as well as through our platform. In March 2017, WebBank filed its own lawsuit in federal district court for the District of Colorado seeking declaratory relief that loans originated by WebBank are “valid when made” and are subject to federal requirements that pre-empt Colorado state requirements. No assurance can be given as to the timing or outcome of these matters. However, these matters could potentially impact the Company’s business, including the maximum interest rates and fees that can be charged and application of certain consumer protection statutes.

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Liquidity and Capital Resources

Liquidity

The following table sets forth certain cash flow information for the periods presented:

	Nine Months Ended September 30,
Condensed Cash Flow Information:	2017	2016
Net cash used for operating activities	$(160,828)	$(7,746)

Cash flow related to loan investing activities (1)	492,600	(252,740)
Cash flow related to all other investing activities	66,813	(88,154)
Net cash provided by (used for) investing activities	559,413	(340,894)

Cash flow related to note/certificate and secured borrowings financing (1)	(507,592)	244,096
Cash flow (used for) provided by all other financing activities	(22,214)	1,780
Net cash (used for) provided by financing activities	(529,806)	245,876
Net decrease in cash and cash equivalents	$(131,221)	$(102,764)

(1)	Cash flow related to loan investing activities includes the purchase of loans and repayment of loans facilitated through our marketplace. Cash flow related to note/certificate and secured borrowings financing activities includes the issuance of notes and certificates to investors and the repayment of those notes and certificates. These amounts generally correspond to and offset each other.

Our short-term liquidity needs generally relate to our working capital requirements. These liquidity needs are generally met through cash generated from the operations of facilitating loan originations. If we experience a pause in investor capital on our platform, cash generated from facilitating loan originations could decline, in which case we may need to use our cash and cash equivalents on hand, which was $384.4 million at September 30, 2017, to meet our working capital needs. Additionally, we had $219.3 million of available for sale securities at September 30, 2017. The consolidated net loss during the first nine months of 2017, along with the purchase of loans the Company sold and intends to sell, and the payment of the 2016 corporate cash bonus in February 2017, resulted in negative operating cash flows for the first nine months of 2017.

Additionally, given the payment dependent structure of the notes and certificates, principal and interest payments on notes and certificates are paid only when received from borrowers on the corresponding retained loans, resulting in no material impact to our liquidity. During the first nine months of 2017, we purchased a total of $777.1 million of loans through the platform using our own capital to support Company-sponsored securitization initiatives and fulfill contractual purchase obligations. The outstanding principal balance of loans in which we remained invested in as of September 30, 2017 amounted to $194.2 million.

Cash and cash equivalents are primarily held in institutional money market funds, interest-bearing deposit accounts at investment grade financial institutions, certificates of deposit, and commercial paper. Cash and cash equivalents were $384.4 million and $515.6 million as of September 30, 2017 and December 31, 2016, respectively. Changes in the balance of cash and cash equivalents are generally a result of purchases of loans to support securitization initiatives, timing related to working capital requirements or investments in or out of our securities available for sale portfolio, and changes in restricted cash and other investments.

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Restricted cash consists primarily of bank deposit accounts and money market funds that are: (i) pledged to, or held in escrow at correspondent banks as security for transactions processed on or related to our platform or activities by certain investors; (ii) pledged through a credit support agreement with a certificate holder; (iii) received from investors but not yet been applied to their accounts on the platform and transferred to segregated bank accounts that hold investors’ funds; or (iv) as of December 31, 2016, held in a Rabbi Trust through a grantor trust agreement to satisfy obligations to partnerships under the 2016 Cash Retention Bonus Plan. Restricted cash was $182.8 million and $177.8 million at September 30, 2017 and December 31, 2016, respectively. The increase in restricted cash is primarily attributable to an increase in cash received from investors that has not yet been applied to their accounts.

We invest in securities classified as available for sale. The fair value of securities available for sale as of September 30, 2017 and December 31, 2016 was $219.3 million and $287.1 million, respectively. At September 30, 2017, these securities included corporate debt securities, certificates of deposit, asset-backed securities, commercial paper, U.S. agency securities, U.S. Treasury securities, asset-backed securities related to Company-sponsored securitization transactions, and other securities. All securities, except for the subordinated residual certificates and the most subordinated class of notes issued in connection with the Company-sponsored securitization transactions discussed above in “Item 1 – Financial Statements – Notes to Condensed Consolidated Financial Statements – Note 6. Securitizations of Personal Whole Loans,” were rated investment grade (defined as a rating equivalent to a Moody’s rating of “Baa3” or higher, or a Standard & Poor’s rating of “BBB-” or higher) and there were no significant unrealized losses. These securities provided $2.7 million of interest income for the first nine months of both 2017 and 2016. In October 2017, the Company sold approximately $120 million in securities available for sale.

Our available liquidity resources may also be provided by external sources. On December 17, 2015, we entered into a credit and guaranty agreement with several lenders for an aggregate $120.0 million secured revolving credit facility (Credit Facility). In connection with the credit agreement, we entered into a pledge and security agreement with Morgan Stanley Senior Funding, Inc., as collateral agent. Proceeds of loans made under the Credit Facility may be borrowed, repaid and reborrowed until December 17, 2020. Repayment of any outstanding proceeds are payable on December 17, 2020, but may be prepaid without penalty. We did not have any loans outstanding under the Credit Facility during the first nine months of 2017. Subsequent to September 30, 2017, we drew and repaid $5.0 million in short-term funding under the Credit Facility.

Borrowings under the Credit Facility bear interest, at our option, at an annual rate based on LIBOR rate plus a spread of 1.75% to 2.00%, which is fixed for a Company-selected interest period of one, two, three, six or 12 months, or at an alternative base rate (which is tied to either the prime rate, federal funds effective rate, or the adjusted eurocurrency rate, as defined in the credit agreement). Base rate borrowings may be prepaid at any time without penalty, however pre-payment of LIBOR-based borrowings before the end of the selected interest period may result in us incurring expense to compensate the lenders for their funding costs through the end of the interest period. Interest is payable quarterly. Additionally, we are required to pay a quarterly commitment fee to the lenders of between 0.25% and 0.375% per annum, depending on our total net leverage ratio, on the average undrawn portion available under the revolving loan facility.

The Credit Facility and pledge and security agreement contain certain covenants applicable to us, including restrictions on the Company’s ability to pay dividends, incur indebtedness, pledge our assets, merge or consolidate, make investments, and enter into certain affiliate transactions. The Credit Facility required us to maintain a maximum total net leverage ratio (defined as the ratio of net debt to Adjusted EBITDA, on a consolidated basis for the four most recent Fiscal Quarter periods) of 4.00:1.00 initially, which decreases over the term of the Credit Facility to 3.00:1.00 on and after June 30, 2018 (on a consolidated basis). As of September 30, 2017, the total net leverage ratio, calculated as defined in the Credit Facility, was 0%.

On October 10, 2017, LendingClub Warehouse I LLC (Warehouse), a wholly-owned subsidiary of LendingClub, entered into a warehouse credit agreement (Credit Agreement) with certain lenders for an aggregate $250 million secured revolving credit facility (Warehouse Credit Facility). In connection with the Credit Agreement, the Warehouse entered into a security agreement with a large commercial bank as administrative agent and a national banking association as collateral trustee and paying agent. In October 2017, we drew $138.0 million in funding under the Warehouse Credit Facility.

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As a general matter, loans that are facilitated through our marketplace are funded by the issuance of Notes to our retail investors and the issuance of certificates or whole loan sales to institutional investors without the use of the Company’s capital. However, to expand the Company’s investor base, the Company has recently developed capabilities to support securitization of loans. In the second and third quarters of 2017, the Company used its own capital to purchase loans to leverage this newly developed securitization capability and sponsored its first two securitizations. We intend to use more of our capital to purchase loans for future securitizations or loan sales. We also use our own capital to fulfill contractual purchase obligations for loans funded without a matched third-party investor, from time to time. Additionally, we may use our own capital to invest in loans to fulfill regulatory obligations, support short-term marketplace equilibrium, offer customer accommodations, or to test and establish a track record of performance for new or alternative loan terms, programs, or channels.

We believe based on our projections and ability to reduce loan volume if needed, that our cash on hand, funds available from our lines of credit, and our cash flow from operations is expected to be sufficient to meet our liquidity needs for the next twelve months.

Capital Resources

Net capital expenditures were $31.8 million, or 7.6% of total net revenue, and $39.0 million, or 10.5% of total net revenue, for the first nine months of 2017 and 2016, respectively. Capital expenditures generally consist of internally developed software, computer equipment, and construction in progress. Capital expenditures in 2017 are expected to be approximately $45.0 million, primarily related to costs associated with the continued development and support of our lending platform. In the future, we expect our capital expenditures to increase as we continue to enhance our platform to support the growth in our business.

Off-Balance Sheet Arrangements

As of September 30, 2017 and December 31, 2016, a total of $5.5 million and $4.7 million, respectively, in standby letters of credit were outstanding related to certain financial covenants required for our leased facilities. To date, no amounts have been drawn against the letters of credit, which renew annually and expire at various dates through July 2026.

In the ordinary course of business, we engage in other activities that are not reflected on our Condensed Consolidated Balance Sheets, generally referred to as off-balance sheet arrangements. These activities involve transactions with unconsolidated variable interest entities. We provide additional information regarding these types of activities in “Part I – Financial Information – Item 1 – Financial Statements – Note 6. Securitizations of Personal Whole Loans.”

Contingencies

For a comprehensive discussion of contingencies as of September 30, 2017, see “Part I – Financial Information – Item 1 – Financial Statements – Note 15. Commitments and Contingencies.”

Critical Accounting Policies and Estimates

Certain of the Company’s accounting policies that involve a higher degree of judgment and complexity are discussed in “Part II – Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operation – Critical Accounting Estimates” in the Annual Report. There have been no significant changes to these critical accounting estimates during the first nine months of 2017, except as disclosed in “Part I – Financial Information – Item 1 – Financial Statements –Note 2. Summary of Significant Accounting Policies,” pertaining to “Goodwill and Intangible Assets.”

IEG Holdings has reproduced the information below from the public information provided in Lending Club’s annual report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. Tabular amounts in thousands, except share and per share data and ratios, or as noted.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes that appear in this Annual Report on Form 10-K (Report). In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in this Report, particularly in Item 1A – Risk Factors.

Overview

Lending Club is the world’s largest online marketplace connecting borrowers and investors. We believe a technology-powered marketplace is a more efficient mechanism to allocate capital between borrowers and investors than the traditional banking system. Qualified consumers and small business owners borrow through Lending Club to lower the cost of their credit and enjoy a better experience than that provided by traditional banks.

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Investors use Lending Club to earn solid risk-adjusted returns from an asset class that has generally been closed to many investors and only available on a limited basis to institutional investors. The capital to invest in the loans enabled through our marketplace comes directly from a wide range of investors, including retail investors, high-net-worth individuals and family offices, banks and finance companies, insurance companies, hedge funds, foundations, pension plans and university endowments, and through a variety of investment channels. While our business model is not dependent on using our balance sheet and assuming credit risk for loans facilitated by our marketplace, we may use a greater amount of our own capital, compared to past experience, to fulfill regulatory or contractual purchase obligations, or support short-term marketplace equilibrium. We may also use our capital to invest in loans associated with the testing or initial launch of new or alternative loan terms, programs or channels to establish a track record of performance prior to facilitating third-party investments in these loans, or to support alternative loan purchase programs.

We generate revenue from transaction fees from our marketplace’s role in accepting and decisioning applications for our bank partners to enable loan originations, servicing fees from investors for matching available loan assets with capital, and management fees from investment funds and other managed accounts.

Generally, the transaction fees we receive from issuing banks in connection with our marketplace’s role in facilitating loan originations range from 1% to 7% of the initial principal amount of the loan as of December 31, 2016. In addition, for education and patient finance loans, we also collect fees earned from issuing banks and service providers. Servicing fees paid to us vary based on investment channel. Note investors generally pay us a servicing fee equal to 1% of payment amounts received from the borrower. Whole loan purchasers pay a monthly servicing fee of up to 1.3% per annum, which is generally based on the month-end principal balance of loans serviced. Certificate holders generally do not pay a servicing fee, but pay a monthly management fee of up to 1.5% per annum of the month-end balance of assets under management.

Since beginning operations in 2007, our marketplace has facilitated approximately $24.6 billion in loan originations. These loans were facilitated through the following investment channels: (i) the issuance of member payment dependent notes, (ii) the sale of trust certificates, or (iii) the sale of whole loans to qualified investors. Approximately $4.6 billion of our loan originations since inception were invested in through member payment dependent notes, $6.9 billion were invested in through trust certificates and $13.1 billion were invested in through whole loan sales. In 2016, our marketplace facilitated over $8.7 billion of loan originations, of which approximately $1.3 billion were invested in through member payment dependent notes, $1.4 billion were invested in through trust certificates and $6.0 billion were invested in through whole loan sales. In 2015, our marketplace facilitated over $8.4 billion of loan originations, of which approximately $1.3 billion were invested in through member payment dependent notes, $2.6 billion were invested in through trust certificates and $4.5 billion were invested in through whole loan sales. See “Item 1A – Risk Factors – A decline in economic conditions may adversely affect our customers, which may negatively impact our business and results of operations.”

In April 2014, we acquired all of the outstanding limited liability company interests of Springstone. See “Item 8 –Financial Statements and Supplementary Data – Note 20. Springstone Acquisition” for more information.

Current Economic and Business Environment

Lending Club monitors a variety of economic, credit and competitive indicators so that borrowers can benefit from meaningful savings compared to alternatives, and investors can continue to find solid risk-adjusted returns compared to other fixed income investments or investment alternatives.

Our approach to risk-management is a data-driven, continuous and proactive process that runs against a constantly shifting set of conditions. Our marketplace has a number of levers at its disposal to adjust to changing market conditions, including the ability to quickly adapt underwriting models and dynamically increase or decrease pricing to provide an appropriate level of loss coverage to investors.

Throughout 2016 and into 2017, we observed trends that suggest a strong U.S. economy which have, unfortunately, been offset by observations of higher delinquencies in populations characterized by high indebtedness, an increased propensity to accumulate debt, and lower credit scores. While these observations were initially limited to pockets of underperformance in the higher risk segments in the first half of 2016, starting in the third quarter of 2016, this trend was observed across all grades, although it is less notable in lower risk grades and more notable in higher risk grades, particularly grades E, F and G.

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In response to these observations, we identified additional ways to optimize credit models around specific combinations of risk indicators while maintaining solid investor yields. These changes included implementing changes to tighten credit criteria based on a unique combination of risk factors, such as number of recent installment loans, revolving utilization, and higher risk scores on our proprietary scorecard. The actions taken in April, June and October 2016 eliminated approximately 11% of total loan volume on an annualized basis from specific risk segments that would have otherwise been approved. Additional action taken in January 2017 eliminated approximately 5% of total loan volume on an annualized basis. We have also invested in our multifaceted collections capabilities to further mitigate risk, including adding new recovery strategies, adding a new agency partner and expanding our internal collections team capacity.

During 2016 we made proactive interest rate increases for loans facilitated on our platform (with a weighted-average increase of approximately 118 basis points from November 2015 to October 2016), and we believe the interest rates in our marketplace already reflect the current interest rate environment. In addition to the increased interest rates, the origination fee paid by borrowers was also increased in March and June of 2016 for certain loan grades. These combined rates and fee increases have negatively impacted the volume of loans facilitated through our marketplace and may continue to do so in the future.

In addition, we continue to actively explore ways to diversify our investor base and obtain additional investment capital for the platform loans. For example, on November 7, 2016, we announced a new addition to the Company’s investor capital mix through an arrangement with a subsidiary of the National Bank of Canada, which had approved up to $1.3 billion to be deployed on the Lending Club platform, subject to certain terms and conditions. We plan to continue to drive toward increased investor engagement and diversification on the platform.

Factors That Can Affect Revenue

As a marketplace, we work toward matching supply and demand while also growing originations and correspondingly revenue at a pace commensurate with proper planning, compliance, risk management, user experience, and operational controls that work to optimize the quality of the customer experience, customer satisfaction and long term growth.

The interplay of the volume, timing and quality of loan applications, investment appetite, investor confidence in our data, controls and processes and available investment capital from investors, platform loan processing and originations, and the subsequent performance of loans, which directly impacts our servicing fees, can affect our revenue in any particular period. These drivers collectively result in transaction, servicing or management fees earned by us related to these transactions and their future performance. As these drivers can be affected by a variety of factors, both in and out of our control, revenues may fluctuate from period to period. Factors that can affect these drivers and ultimately revenue and its timing include:

●	market confidence in our data, controls, and processes,

●	announcements of governmental inquiries or private litigation,

●	the mix of loans,

●	availability or the timing of the deployment of investment capital by investors,

●	the availability and amount of new capital from pooled investment vehicles and managed accounts that typically deploy their capital at the start of a period,

●	the amount of purchase limitations we can impose on larger investors as a way to maintain investor balance and fairness,

●	the attractiveness of alternative opportunities for borrowers or investors,

●	the responsiveness of applicants to our marketing efforts,

●	expenditures on marketing initiatives in a period,

●	the sufficiency of operational staff to process any manual portion of the loan applications in a timely manner,

●	the responsiveness of borrowers to satisfy additional income or employment verification requirements related to their application,

●	borrower withdrawal rates,

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●	the percentage distribution of loans between the whole and fractional loan platforms,

●	platform system performance,

●	seasonality in demand for our platform and services, which is generally lower in the first and fourth quarters,

●	and other factors.

Given these factors, at any point in time we have loan applications in various stages from initial application through issuance. Depending upon the timing and impact of these factors, loans may not be issued by our issuing bank in the same period in which the corresponding application was originally made resulting in a portion of that subsequent period’s revenue being earned from loan applications that were initiated in the immediately prior period. Consistent with our revenue recognition accounting policy under GAAP, we do not recognize the associated transaction fee revenue with a loan until the loan is issued by our issuing banks and the proceeds are delivered to the borrower. Our receipt of a transaction fee is not impacted by who or how a loan is invested in.

Key Operating and Financial Metrics

We regularly review a number of metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions. The following presents our key operating and financial metrics:

Year Ended December 31,	2016	2015	2014
Loan originations	$8,664,746	$8,361,697	$4,377,503
Net operating revenue(1)(2)	$495,467	$426,697	$213,412
Net loss(2)	$(145,969)	$(4,995)	$(32,894)
Contribution(3)	$215,742	$203,821	$97,563
Contribution margin(3)	43.5%	47.8%	45.7%
Adjusted EBITDA(3)	$(18,235)	$69,758	$21,301
Adjusted EBITDA margin(3)	(3.7)%	16.3%	10.0%

(1)	See “Factors That Can Affect Revenue” for more information regarding net operating revenue.

(2)	See “Results of Operations” for more information regarding net operating revenue and net loss.

(3)	Contribution, Contribution Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. For more information regarding these measures and a reconciliation of these measures to the most comparable GAAP measure, see “Reconciliations of Non-GAAP Financial Measures.”

Loan Originations

We believe originations are a key indicator of the adoption rate of our marketplace, growth of our brand, scale of our business, strength of our network effect, economic competitiveness of our products and future growth. Factors that could affect loan originations include investor confidence in our platform and internal processes, the amount of our capital available to invest in loans, interest rate and economic environment, the competitiveness of our products primarily based on our platform’s rates and fees, the success of our operational efforts to balance investor and borrower demand, any limitations on the ability of our issuing banks to originate loans, our ability to develop new products or enhance existing products for borrowers and investors, the success of our sales and marketing initiatives and the success of borrower and investor acquisition and retention.

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The Company’s originations and weighted average transaction fees (as a percent of origination balance), by its major and material loan products, are as follows:

	Year Ended
	December 31, 2016		December 31, 2015		December 31, 2014
(in millions, except percentages)	Origination Volume	Weighted Average Transaction Fees	Origination Volume	Weighted Average Transaction Fees	Origination Volume	Weighted Average Transaction Fees
Personal loans - standard program	$6,400.5	4.9%	$6,417.6	4.4%	$3,503.8	4.4%
Personal loans - custom program	1,437.4	5.3%	1,243.8	4.9%	506.6	4.9%
Other loans	826.8	4.5%	700.3	4.4%	367.1	4.8%
Total	$8,664.7	4.9%	$8,361.7	4.5%	$4,377.5	4.5%

Loans Serviced On Our Platform

The following table provides the outstanding principal balance of loans serviced at December 31, 2016, 2015 and 2014, by the method that the loans were financed (in millions):

December 31,	2016	2015	2014
Notes	$1,795	$1,573	$1,055
Certificates	2,752	3,105	1,797
Whole loans sold	6,542	4,289	1,874
Other (1)	28	3	—
Total	$11,117	$8,970	$4,726

(1) Includes loans invested in by the Company for which there were no associated notes or certificates.

Results of Operations

The following tables set forth the consolidated statement of operations data for each of the periods presented:

Year Ended December 31,	2016	2015	2014
Net operating revenue:
Transaction fees	$423,494	$373,508	$197,124
Servicing fees	68,009	32,811	11,534
Management fees	11,638	10,976	5,957
Other revenue (expense)	(7,674)	9,402	(1,203)
Total net operating revenue	495,467	426,697	213,412
Net interest income (expense) and fair value adjustments	5,345	3,246	(2,284)
Total net revenue	500,812	429,943	211,128
Operating expenses: (1)
Sales and marketing	216,670	171,526	85,652
Origination and servicing	74,760	61,335	37,326
Engineering and product development	115,357	77,062	38,518
Other general and administrative	207,172	122,182	81,136
Goodwill impairment	37,050	—	—
Total operating expenses	651,009	432,105	242,632
Loss before income tax expense	(150,197)	(2,162)	(31,504)
Income tax (benefit) expense	(4,228)	2,833	1,390
Net loss	$(145,969)	$(4,995)	$(32,894)

(1)	Includes stock-based compensation expense as follows:

Year Ended December 31,	2016	2015	2014
Sales and marketing	$7,546	$7,250	$5,476
Origination and servicing	4,159	2,735	1,653
Engineering and product development	19,858	11,335	6,445
Other general and administrative	37,638	29,902	23,576
Total stock-based compensation expense	$69,201	$51,222	$37,150

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Total Net Revenue

Year Ended December 31,	2016	2015	Change ($)	Change (%)
Transaction fees	$423,494	$373,508	$49,986	13%
Servicing fees	68,009	32,811	35,198	107%
Management fees	11,638	10,976	662	6%
Other revenue (expense)	(7,674)	9,402	(17,076)	(182)%
Total net operating revenue	495,467	426,697	68,770	16%
Net interest income and fair value adjustments	5,345	3,246	2,099	65%
Total net revenue	$500,812	$429,943	$70,869	16%

Year Ended December 31,	2015	2014	Change ($)	Change (%)
Transaction fees	$373,508	$197,124	$176,384	89%
Servicing fees	32,811	11,534	21,277	184%
Management fees	10,976	5,957	5,019	84%
Other revenue (expense)	9,402	(1,203)	10,605	N/M
Total net operating revenue	426,697	213,412	213,285	100%
Net interest income (expense) and fair value adjustments	3,246	(2,284)	5,530	N/M
Total net revenue	$429,943	$211,128	$218,815	104%

N/M – Not meaningful

Our primary sources of revenue consists of fees received for transactions through or related to our marketplace and include transaction, servicing and management fees.

Transaction Fees

Transaction fees are fees paid by issuing banks or education and patient service providers to us for the work we perform through our marketplace’s role in facilitating loans for our issuing bank partners. The amount of these fees is based upon the terms of the loan, including grade, rate, term and other factors. As of December 31, 2016, these fees ranged from 1% to 7% of the initial principal amount of a loan. In addition, for education and patient finance loans, we also collect fees earned from issuing banks and service providers. We record transaction fee revenue net of program fees paid to WebBank, our issuing bank partner.

In March 2016, we increased the transaction fee that we earn from our primary issuing bank partner for certain prime and near-prime C through G graded personal loans from 5% to 6%, B graded personal loans from 4% to 5%, and A graded personal loans by approximately 1% at each subgrade level for grades A2 to A5. Depending upon the borrower impact of these fee changes, these fees may be modified in order to maintain overall platform balance between borrowers and investors. Additional transaction fee increases were made for A graded personal loans by approximately 1% at each subgrade level for grades A2 to A5 in June 2016.

Transaction fees increased $50.0 million, or 13%, in 2016 from 2015, primarily due to a higher average transaction fee paid during 2016. The average transaction fee as a percentage of the initial principal balance of the loan was 4.9% in 2016, compared to 4.5% in 2015. Additionally, loans facilitated through our marketplace increased from $8.4 billion for the year ended December 31, 2015 to $8.7 billion for the year ended December 31, 2016, an increase of 3.6%.

Transaction fees increased $176.4 million, or 89%, in 2015 from 2014. The increase was primarily due to an increase in loans facilitated through our marketplace from $4.4 billion for the year ended December 31, 2014 to $8.4 billion for the year ended December 31, 2015, an increase of 91%. The average transaction fee as a percentage of the initial principal balance of the loan was 4.5% for both the years ended December 31, 2015 and 2014.

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In January 2017, we recognized approximately $6.1 million in transaction fee revenue associated with the issuance of loans in which the loan application process had commenced prior to the end of 2016. In January 2016, we recognized approximately $2.7 million in transaction fee revenue associated with the issuance of loans in which the loan application process had commenced prior to the end of 2015. In January 2015, we recognized approximately $8.7 million in transaction fee revenue associated with the issuance of loans in which the loan application process had commenced prior to the end of 2014.

Servicing Fees

Servicing fees paid to us vary based on investment channel. Servicing fees compensate us for the costs we incur in servicing the related loan, including managing payments from borrowers, collections, payments to investors and maintaining investors’ account portfolios. The amount of servicing revenue earned is predominantly affected by the various servicing rates paid by note and whole loan investors in the applicable investment channels, the outstanding principal balance of whole loans serviced, and the amount of principal and interest collected from borrowers and remitted to note and certain certificate investors. Additionally, servicing fee revenue includes the change in fair value of our servicing assets and liabilities associated with loans that we sell.

Servicing rights are recorded as either an asset or liability depending on the degree to which the contractual loan servicing fee is above or below, respectively, an estimated market rate loan servicing fee. During the second quarter of 2016, we increased our assumption of the market rate of loan servicing from 57 basis points per annum to 63 basis points per annum, based on review of estimated third-party servicing rates and market servicing benchmarking analyses provided by two third-party valuation firms. The increase in the assumption of a market rate of loan servicing caused the value of our servicing rights to decrease. The recording of the change in fair value of servicing rights does not affect the contractual servicing rates that we collect from the whole loan investors on a monthly basis.

Servicing fee revenue has increased during each of the last three years due to increases in both the balances of whole loans sold and the loan balances that underlie the notes and certificates. The table below illustrates the composition of servicing fees by source for each period presented:

Year Ended December 31,	2016	2015	Change (%)
Servicing fees related to whole loans sold	$48,058	$17,846	169%
Note and certificate servicing fees	20,856	13,573	54%
Servicing fees before change in fair value of servicing assets and liabilities	68,914	31,419	119%
Change in fair value of servicing assets and liabilities, net	(905)	1,392	(165)%
Total servicing fees	$68,009	$32,811	107%

Year Ended December 31,	2015	2014	Change (%)
Servicing fees related to whole loans sold	$17,846	$4,162	N/M
Note and certificate servicing fees	13,573	5,952	128%
Servicing fees before change in fair value of servicing assets and liabilities	31,419	10,114	N/M
Change in fair value of servicing assets and liabilities, net	1,392	1,420	(2)%
Total servicing fees	$32,811	$11,534	184%

N/M – Not meaningful

Management Fees

Investors in funds managed by LCA, pay a monthly management fee based on the month-end balance of their assets under management, up to 1.5% per annum. LCA does not earn any carried interest from the investment funds. For managed account certificate holders, LCA earns a management fee of up to 1.2% per annum of the month-end balance of their assets under management. Any of these fees may be waived or reduced at the discretion of LCA. A significant portion of the management fees are earned from the funds that are managed by LCA. We currently anticipate that the assets under management associated with these funds will decrease as a result of a significant amount of redemption requests received, however, some redeeming investors may move their investment to other LCA funds. This potential reduction will negatively affect management fee revenue. At December 31, 2016, the aggregate assets of these funds were $767.3 million and outstanding aggregate redemption requests totaled $468.1 million. These redemption requests are currently being limited pursuant to the terms of the respective limited partnership agreements.

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Management fees were $11.6 million and $11.0 million for the years ended December 31, 2016 and 2015, respectively, an increase of 6%. The increase in management fee revenue was due to a higher average management fee rate for the period, while the overall total assets under management decreased.

Management fees were $11.0 million and $6.0 million for the years ended December 31, 2015 and 2014, respectively, an increase of 84%. The increase in management fees was due primarily to an increase in the total assets under management and outstanding certificate balances.

Other Revenue (Expense)

Other revenue (expense) primarily consists of gains and losses on sales of whole loans, incentives offered to purchasers of whole loans in the second and third quarters of 2016, and referral revenue earned from partner companies when customers referred by Lending Club complete specified actions with them. In connection with whole loan sales, in addition to the transaction and servicing fees earned with respect to the corresponding loan, we recognize a gain or loss on the sale of that loan based on the degree to which the contractual loan servicing fee is above or below an estimated market rate loan servicing fee. Referral revenue consists of fees earned from third-party companies when customers referred by us complete specified actions with such third-party companies.

The table below illustrates the composition of other revenue for each period presented:

Year Ended December 31,	2016	2015	2014
Gain (loss) on sales of loans	$(17,152)	$4,885	$(3,569)
Referral revenue	5,934	4,332	2,298
Other	3,544	185	68
Other revenue (expense)	$(7,674)	$9,402	$(1,203)

Other revenue (expense) was $(7.7) million and $9.4 million for the years ended December 31, 2016 and 2015, respectively. This decrease for the year ended December 31, 2016 compared to the same period in 2015 was primarily due to the sale of loans that resulted in approximately $14.0 million and $10.7 million of incentives provided to investors in the second and third quarters of 2016, respectively. Prior to the second quarter of 2016, we had not historically provided such incentives and the Company does not currently intend to provide incentives going forward.

Other revenue (expense) was $9.4 million and $(1.2) million for the years ended December 31, 2015 and 2014, respectively. This increase for the year ended December 31, 2015 compared to the same period in 2014 was primarily due to gains on sales of whole loans in 2015 and increases in referral revenue.

Net Interest Income (Expense) and Fair Value Adjustments

Year Ended December 31,	2016	2015	2014
Net interest income (expense)	$8,294	$3,232	$(2,162)
Net fair value adjustments	(2,949)	14	(122)
Net interest income (expense) and fair value adjustments	$5,345	$3,246	$(2,284)

Except as set forth below, we generally do not assume principal or interest risk on loans facilitated through our marketplace because loan balances, interest rates and maturities are matched and offset by an equal balance of notes and certificates with the exact same interest rates and maturities. We only make principal and interest payments on notes and certificates to the extent that we receive borrower payments on corresponding loans. As a servicer, we are only required to deliver borrower payments to the extent that we actually receive them. As a result, on our statement of operations for any period and balance sheet as of any date, (i) interest income on loans corresponds to the interest expense on notes and certificates and (ii) loan balances correspond to note and certificate balances with variations resulting from timing differences between the crediting of principal and interest payments on loans and the disbursement of those payments to note and certificate holders. Interest income on loans the Company purchased is recorded in the consolidated statement of operations without corresponding interest expense.

Additionally, interest income (expense) includes interest income earned on cash and cash equivalents and the securities available for sale portfolio. Our investment policy and strategy is focused first on the preservation of capital and supporting our liquidity requirements, and then maximizing returns. The following tables provide additional detail related to net interest income (expense) and fair value adjustments:

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Year Ended December 31,	2016	2015	Change ($)	Change (%)
Interest income:
Loans and loans held for sale	$691,590	$549,782	$141,808	26%
Securities available for sale	3,244	2,143	1,101	51%
Cash and cash equivalents	1,828	1,047	781	75%
Total interest income	696,662	552,972	143,690	26%
Interest expense:
Notes and certificates	(688,368)	(549,740)	(138,628)	25%
Total interest expense	(688,368)	(549,740)	(138,628)	25%
Net interest income	$8,294	$3,232	$5,062	157%
Average outstanding balances:
Loans	$4,740,954	$3,821,448	$919,506	24%
Loans held for sale	$10,393	$—	$10,393	N/M
Notes and certificates	$4,753,757	$3,840,241	$913,516	24%

N/M - Not meaningful

Year Ended December 31,	2015	2014	Change ($)	Change (%)
Interest income:
Loans	$549,782	$354,424	$195,358	55%
Securities available for sale	2,143	—	2,143	N/M
Cash and cash equivalents	1,047	29	1,018	N/M
Total interest income	552,972	354,453	198,519	56%
Interest expense:
Notes and certificates	(549,740)	(354,334)	(195,406)	55%
Term loan	—	(2,281)	2,281	N/M
Total interest expense	(549,740)	(356,615)	(193,125)	54%
Net interest income (expense)	$3,232	$(2,162)	$5,394	N/M
Average outstanding balances:
Loans	$3,821,448	$2,377,526	$1,443,922	61%
Notes and certificates	$3,840,241	$2,389,747	$1,450,494	61%

N/M - Not meaningful

Interest income from loans was $691.6 million, $549.8 million and $354.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. The increase in interest income was primarily due to the increase in the average outstanding balances of loans and loans held for sale, including the outstanding principal balance of loans invested in by the Company for which there was no offsetting interest expense.

Interest expense for notes and certificates was $688.4 million, $549.7 million and $354.3 million for the years ended December 31, 2016, 2015 and 2014, respectively. The increase in interest expense was primarily due to the increase in the average outstanding balances of notes and certificates. Interest expense in 2014 also included interest expense of $2.3 million associated with a term loan that was outstanding for approximately 8 months in 2014. We did not have a term loan in 2016 or 2015.

Fair Value Adjustments on Loans, Notes and Certificates: The changes in fair value of loans, notes and certificates are shown on our consolidated statement of operations on a net basis. Due to the payment dependent feature of the notes and certificates, fair value adjustments on loans that are invested in by third-parties through the marketplace are offset by the fair value adjustments on the notes and certificates, resulting in no net effect on our earnings. Fair value adjustments on loans we purchased have an effect on earnings. We estimate the fair value of loans and their related notes and certificates using a discounted cash flow valuation methodology that is described in “Part II – Item 8 – Financial Statements and Supplementary Data – Note 2. Summary of Significant Accounting Policies.”

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Net fair value adjustments were $(2.9) million for the year ended December 31, 2016, primarily due to losses on fair value adjustments on loans purchased by the Company in 2016 for which there were no offsetting gains from fair value adjustments. Net fair value adjustments were immaterial for the years ended December 31, 2015 and 2014. During 2015 and 2014, the losses from fair value adjustments on loans were largely offset by the gains from fair value adjustments on notes and certificates due to the borrower payment dependent design of the notes and certificates and due to the principal balances of the loans being similar to the combined principal balances of the notes and certificates.

Operating Expenses

Our operating expenses consist of sales and marketing, origination and servicing, engineering and product development and other general and administrative expenses as described below.

Sales and Marketing: Sales and marketing expense consists primarily of borrower and investor acquisition efforts including costs attributable to marketing and selling our products. This includes costs of building general brand awareness, and salaries, benefits and stock-based compensation expense related to our sales and marketing team.

Origination and Servicing: Origination and servicing expense consists of salaries, benefits and stock-based compensation expense and vendor costs attributable to activities that most directly relate to originating and servicing loans for borrowers and investors. These costs relate to the credit, collections, customer support and payment processing teams and related vendors.

Engineering and Product Development: Engineering and product development expense consists primarily of salaries, benefits and stock-based compensation expense for engineering and product management teams, and the cost of contractors who work on the development and maintenance of our platform. Engineering and product development expense also includes non-capitalized hardware and software costs and depreciation and amortization of technology assets.

Other General and Administrative: Other general and administrative expense consists primarily of salaries, benefits and stock-based compensation expense for our accounting, finance, legal, risk, compliance, human resources and facilities teams, professional services fees and facilities expense.

After announcing the findings of our board review, and the significant decrease in the trading price of our common stock in May 2016, we began offering incentive retention awards to members of the executive management team and other key personnel that totaled $34.9 million and will be recognized as compensation expense ratably through May 2017. In addition, we have incurred and expect to continue to incur significant legal, professional service, and other expenses in connection with the inquiries and private litigation that have arisen and may continue to arise from the internal board review, and our response to ongoing governmental requests for information.

Year Ended December 31,	2016	2015	Change ($)	Change (%)
Sales and marketing	$216,670	$171,526	$45,144	26%
Origination and servicing	74,760	61,335	13,425	22%
Engineering and product development	115,357	77,062	38,295	50%
Other general and administrative	207,172	122,182	84,990	70%
Goodwill impairment	37,050	—	—	N/M
Total operating expenses	$651,009	$432,105	$218,904	51%

Year Ended December 31,	2015	2014	Change ($)	Change (%)
Sales and marketing	$171,526	$85,652	$85,874	100%
Origination and servicing	61,335	37,326	24,009	64%
Engineering and product development	77,062	38,518	38,544	100%
Other general and administrative	122,182	81,136	41,046	51%
Total operating expenses	$432,105	$242,632	$189,473	78%

Sales and marketing expense was $216.7 million and $171.5 million for the years ended December 31, 2016 and 2015, respectively, an increase of 26%. The increase was primarily due to a $34.9 million increase in variable marketing expenses and a $6.5 million increase in personnel-related expenses associated with higher headcount levels as well as retention and severance costs. Sales and marketing expense as a percent of loan originations was 2.5% in 2016 compared to 2.0% in 2015. A portion of this increase may be attributable to the fact that credit policies were tightened resulting in an increase of applications that were declined, thus increasing the cost per acquisition of a new borrower. We expect sales and marketing expense as a percent of loan originations in 2017 to remain at levels generally similar to fiscal year 2016.

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Sales and marketing expense was $171.5 million and $85.7 million for the years ended December 31, 2015 and 2014, respectively, an increase of 100%. The increase was primarily due to a $59.9 million increase in variable marketing expenses that drove higher loan originations and a $19.0 million increase in personnel-related expenses associated with higher headcount levels.

Origination and servicing expense was $74.8 million and $61.3 million for the years ended December 31, 2016 and 2015, respectively, an increase of 22%. The increase was primarily due to a $8.1 million increase in personnel-related expenses and a $4.4 million increase in loan processing costs driven by higher loan originations and increased collection efforts.

Origination and servicing expense was $61.3 million and $37.3 million for the years ended December 31, 2015 and 2014, respectively, an increase of 64%. The increase was primarily due to a $12.7 million increase in personnel-related expenses and an $8.9 million increase in consumer reporting agency and loan processing costs, both driven by higher loan originations and a higher outstanding balance of loans serviced.

Engineering and product development expense was $115.4 million and $77.1 million for the years ended December 31, 2016 and 2015, respectively, an increase of 50%. The increase was primarily driven by investment in our platform and product development, which included a $23.8 million increase in personnel-related expenses resulting from increased headcount, salaries and retention costs, and a $12.6 million increase in equipment, software and depreciation expense.

Engineering and product development expense was $77.1 million and $38.5 million for the years ended December 31, 2015 and 2014, respectively, an increase of 100%. The increase was primarily driven by investment in our platform and product development, which included a $24.0 million increase in personnel-related expenses resulting from increased headcount, and a $11.8 million increase in equipment, software and depreciation expense.

We capitalized $41.6 million, $25.4 million and $12.2 million in software development costs for the years ended December 31, 2016, 2015 and 2014, respectively.

Other general and administrative expense was $207.2 million and $122.2 million for the years ended December 31, 2016 and 2015, respectively, an increase of 70%. The increase was primarily due to a $39.3 million increase in legal, audit, communications, and advisory fees primarily associated with the board review (including investigating the matters identified in the board review), government inquiries, supporting investor due diligence activities, remediation efforts and pending and potential future litigation matters. The increase was also due to a $30.9 million increase in salaries and stock-based compensation expense related to increased headcount and salaries of newly hired executives, as we invested in infrastructure and support teams, retention costs, and a $8.6 million increase in facilities expense. Additionally, other general and administrative expense increased by $1.0 million during the year ended December 31, 2016 for the LCA reimbursement to the Funds’ limited partners, as discussed in the “Board Review” section below.

Although the board review is complete, we expect elevated spending on legal, audit, and advisory fees to continue in 2017 as we remain subject to ongoing litigation and governmental inquiries. The Company has insurance policies that we believe would reimburse the Company for certain covered expenses. The timing and amount of any such insurance reimbursement is uncertain.

Other general and administrative expense was $122.2 million and $81.1 million for the years ended December 31, 2015 and 2014, respectively, an increase of 51%. The increase was primarily due to a $51.4 million increase in salaries and stock-based compensation expense related to increased headcount as we continue to invest in infrastructure and support teams.

Goodwill Impairment

Goodwill impairment consists of a charge for the excess of the fair value of goodwill over the carrying value of the education and patient finance reporting unit.

We recorded a goodwill impairment charge of $37.1 million for the year ended December 31, 2016 related to the education and patient finance reporting unit. There were no goodwill charges recorded for the years ended December 31, 2015 or 2014. See “Item 8 – Financial Statements and Supplementary Data – Note 9. Intangible Assets and Goodwill” for a further description of this impairment charge. If the performance of the education and patient finance reporting unit fails to meet current expectations, it is possible that the carrying value of this reporting unit, even after this impairment charge, will exceed its fair value, which could result in further recognition of a noncash impairment of goodwill that could be material.

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Income Taxes

Income tax (benefit) expense was $(4.2) million, $2.8 million, and $1.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. For the year ended December 31, 2016, the income tax benefit was primarily attributable to the tax effects of the impairment of tax-deductible goodwill from the acquisition of Springstone, which previously gave rise to an indefinite-lived deferred tax liability, and the tax effects of unrealized gains credited to other comprehensive income associated with the Company’s available for sale portfolio. For the year ended December 31, 2015, income tax expense was primarily attributable to the amortization of tax deductible goodwill from the acquisition of Springstone, which gave rise to an indefinite-lived deferred tax liability, and the realization of excess tax benefits related to stock-based compensation. For the year ended December 31, 2014, income tax expense was primarily related to the amortization of tax deductible goodwill from the acquisition of Springstone.

As of December 31, 2016 and December 31, 2015, we continued to record a valuation allowance against the net deferred tax assets, excluding the deferred tax liability for indefinite-lived intangibles as of December 31, 2015. As of December 31, 2016 and December 31, 2015, the valuation allowance was $75.3 million and $25.3 million, respectively. We intend to continue maintaining a full valuation allowance on our deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in evaluating our operating results. We believe that contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and servicing fees before changes in fair value of assets and liabilities help identify trends in our core business results and allow for greater transparency with respect to key metrics used by our management in its decision making.

Our non-GAAP measures of contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and servicing fees before changes in fair value of assets and liabilities have limitations as analytical tools and you should not consider them in isolation. These non-GAAP measures should not be viewed as substitutes for, or superior to, net income (loss) as prepared in accordance with GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. There are a number of limitations related to the use of these non-GAAP financial measures versus their most directly comparable GAAP measures, which include the following:

●	Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

●	These measures do not consider the potentially dilutive impact of stock-based compensation.

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements.

●	Adjusted EBITDA and adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

Contribution and Contribution Margin

Contribution is a non-GAAP financial measure that is calculated as net operating revenue less “sales and marketing” and “origination and servicing” expenses on the Company’s Statement of Operations, adjusted to exclude non-cash stock-based compensation expense within these captions. These costs represent the costs that are most directly related to generating such net operating revenue. Contribution Margin is a non-GAAP financial measure calculated by dividing Contribution by total net operating revenue.

Contribution and Contribution Margin are measures of overall direct product profitability that our management and board of directors find useful, and believe investors may find useful, in understanding the relationship between costs most directly associated with revenue generating activities and the related revenue, and remaining amount available to support our costs of engineering and product development and other general and administrative expense to evaluate our operating performance and trends. While we believe Contribution and Contribution Margin are useful for the reasons above, they should not be used as an overall measure of our profitability, as they exclude engineering and product development and other general and administrative expenses that are required to run our business. Factors that affect our Contribution and Contribution Margin include revenue mix, variable marketing expenses and origination and servicing expenses.

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The following table shows the calculation of contribution and contribution margin:

	Year Ended December 31,
	2016	2015	2014
Net operating revenue	$495,467	$426,697	$213,412
Less: Sales and marketing expense	216,670	171,526	85,652
Less: Origination and servicing expense	74,760	61,335	37,326
Total direct expenses	$291,430	$232,861	$122,978
Add: Stock-based compensation (1)	$11,705	$9,985	$7,129
Contribution	$215,742	$203,821	$97,563
Contribution margin	43.5%	47.8%	45.7%

(1)	Contribution also excludes stock-based compensation expense included in the sales and marketing and origination and servicing expense categories.

The following table presents a reconciliation of net loss to contribution for each of the periods indicated:

	Year Ended December 31,
	2016	2015	2014
Net loss	$(145,969)	$(4,995)	$(32,894)
Net interest income and fair value adjustments	(5,345)	(3,246)	2,284
Engineering and product development expense	115,357	77,062	38,518
Other general and administrative expense	207,172	122,182	81,136
Goodwill impairment	37,050	—	—
Stock-based compensation expense(1)	11,705	9,985	7,129
Income tax (benefit) expense	(4,228)	2,833	1,390
Contribution	$215,742	$203,821	$97,563
Total net operating revenue	$495,467	$426,697	$213,412
Contribution margin	43.5%	47.8%	45.7%

(1)	Contribution also excludes stock-based compensation expense included in the sales and marketing and origination and servicing expense categories.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP financial measure that includes net operating revenue less certain non-recurring expenses including interest, and certain non-cash expenses including amortization and depreciation, and stock-based compensation expense. Adjusted EBITDA margin is a non-GAAP financial measure calculated by dividing adjusted EBITDA by total net operating revenue.

We believe that adjusted EBITDA is an important measure of operating performance because it allows management, investors and our board to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of asset base (depreciation and amortization), other non-operating, and share-based compensation, tax consequences, and our capital structure (interest expense from any outstanding debt). Additionally, we utilize Adjusted EBITDA as an operating performance measure as an input into the Company’s calculation of the annual bonus plan. In addition to its use by management, Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of our company and other companies in our industry as well as in the broader financial services and technology industries.

The following table presents a reconciliation of net loss to Adjusted EBITDA for each of the periods indicated:

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	Year Ended
	2016	2015	2014
Net loss	$(145,969)	$(4,995)	$(32,894)
Net interest income and fair value adjustments	(5,345)	(3,246)	2,284
Acquisition and related expense	1,174	2,367	3,113
Depreciation expense:
Engineering and product development	20,906	13,820	5,194
Other general and administrative	4,216	2,426	1,166
Amortization of intangible assets	4,760	5,331	3,898
Goodwill impairment	37,050	—	—
Stock-based compensation expense	69,201	51,222	37,150
Income tax (benefit) expense	(4,228)	2,833	1,390
Adjusted EBITDA	$(18,235)	$69,758	$21,301
Total net operating revenue	$495,467	$426,697	$213,412
Adjusted EBITDA margin	(3.7)%	16.3%	10.0%

Operating expenses include the following amounts of stock based compensation for the periods presented:

	Year Ended
	2016	2015	2014
Sales and marketing	$7,546	$7,250	$5,476
Origination and servicing	4,159	2,735	1,653
Engineering and product development	19,858	11,335	6,445
Other general and administrative	37,638	29,902	23,576
Total stock-based compensation expense	$69,201	$51,222	$37,150

Servicing Fees Before Changes in Fair Value of Assets and Liabilities

Servicing and management fee revenue associated with the servicing portfolio, excluding fair market value accounting adjustments, is a non-GAAP financial measure that is calculated as servicing fees less the fair market value accounting adjustment. The Company has elected to account for servicing assets and liabilities at fair value with changes in fair value recorded through earnings in the period of change. The Company believes this is a useful non-GAAP financial measure because it reflects the amount of fees actually collected and represents the true economic benefit of our servicing arrangements. We believe that the fair value adjustments to the servicing assets and liabilities is less useful in particular because the Company does not trade or transfer such servicing assets or liabilities.

The following table presents a reconciliation of servicing fees to servicing fees before change in fair value of servicing assets and liabilities:

	Year Ended
	2016	2015	2014
Servicing fees	$68,009	$32,811	$11,534
Change in fair value of servicing assets and liabilities, net	905	(1,392)	(1,420)
Servicing fees before change in fair value of servicing assets and liabilities	$68,914	$31,419	$10,114

Investments by Investment Channel and Investor Concentration

The following table shows the percentage of loan originations funded by investment channel for the periods presented:

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Originations by Investor Type:
Managed accounts	43%	55%	35%	30%	38%
Self-directed	13%	14%	17%	15%	13%
Banks	31%	13%	28%	34%	23%
Other institutional investors	13%	18%	20%	21%	26%
Total	100%	100%	100%	100%	100%

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Managed accounts include the private funds managed by LCA, dedicated third-party funds and separately management accounts. Self-directed investors include our self-directed retail investor base. Banks are deposit taking institutions, while other institutional investors include asset managers, insurance companies, hedge funds and other large non-bank investors.

The following table provides the percentage of loans invested in by the ten largest investors during each of the previous five quarters (by dollars invested):

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Percentage of Loans Invested In by Ten Largest Investors (by $ invested)	68%	72%	62%	51%	58%

For the year ended December 31, 2016, no single investor accounted for more than 12% of the loans invested in through our marketplace. The composition of the top ten investors may vary from period to period. In addition to these investors, private funds associated with LCA and publicly issued member payment dependent notes accounted for approximately 3% and 16%, respectively, of investment capital provided through our marketplace during the period.

Effectiveness of Scoring Models

Our ability to attract borrowers and investors to our marketplace is significantly dependent on our platform’s ability to effectively evaluate a borrower’s credit profile and likelihood of default.

Our marketplace’s credit decisioning and scoring models are evaluated on a regular basis and the additional data on loan history experience, borrower behavior, economic factors and prepayment trends that we accumulate are leveraged to continually improve the models. We believe we have a history of effectively evaluating borrower’s credit worthiness and likelihood of defaults, as evidenced by the performance of various loan vintages facilitated through our marketplace. If our marketplace’s credit decisioning and scoring models ultimately prove to be ineffective, or fail to appropriately account for a decline in the macroeconomic environment, investors may experience higher than expected losses and lose confidence in our business. The following charts display the historical lifetime cumulative net charge-off rates (expressed as a percent of original loan balances) through December 31, 2016, by booking year, for all grades and 36 or 60 month terms of standard program loans for each of the years shown.

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Loan Portfolio Information and Credit Metrics

The Company classifies the loans held on its balance sheet into three major loan products: standard program personal loans, custom program personal loans and other loans. The majority of the loans facilitated on our platform and retained on the balance sheet are standard program personal loans which represent loans made to prime borrowers that are publicly available to note investors and through certificates to private investors. Custom program personal loans include all other personal loans that are not eligible for our standard program and are available only to private investors. Other loans is comprised of education and patient finance loans, small business loans, small business lines of credit, and auto refinance loans. The loans on the balance sheet are financed by notes issued by the Company, certificates issued by the Trust or invested in directly by the Company.

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Fair Value and Delinquencies

The outstanding principal balance, fair value and percentage of these loans that are delinquent, by loan product are as follows:

	December 31, 2016			December 31, 2015
(in millions, except percentages)	Outstanding Principal Balance	Fair Value (2)	Delinquent Loans (2)	Outstanding Principal Balance	Fair Value (2)	Delinquent Loans (2)
Personal loans - standard program	$4,290.4	94.6%	3.2%	$4,376.7	97.4%	2.2%
Personal loans - custom program	267.4	91.4	5.6	271.2	95.8	2.4
Other loans (1)	17.2	96.8	2.8	33.8	98.2	2.4
Total	$4,575.0	94.5%	3.3%	$4,681.7	97.3%	2.2%

(1)	Components of other loans are less than 10% of the outstanding principal balance presented individually.

(2)	Expressed as a percent of outstanding principal balance.

Declines in the fair value of loans from December 31, 2015 to December 31, 2016 were primarily due to increases in the yields required by investors to purchase the Company’s loans, notes and certificates, and an increase in expected credit losses.

Net Annualized Charge-Off Rates

The following tables show annualized net charge-off rates, which is an alternative measure of the performance of the loans held by the Company in its portfolio from the graphs above. Net cumulative lifetime charge-off rates used above show total charge-offs as a function of original principal balance, while these tables show the annualized net charge-off rates that reflect the charged-off balance of loans in a specific period as a percentage of the average outstanding balance of the loans during the periods presented.

Net annualized charge-off rates are affected by the average age of the loans in the portfolio for a given quarter and the credit performance of the loans. We generally expected charge-off rates to increase with loan age, as new loans generally have fewer credit losses than seasoned loans. Annualized charge-off rates can also be affected by changes in the credit performance of loans that are outstanding for a given quarter. Additionally, in any particular quarter the portfolios include loans from past vintages that were originated under prior credit underwriting parameters, and thus do not reflect the current credit underwriting models used to originate new loans.

The annualized net charge-off rates for personal loans for both standard and custom programs in total for the last five quarters are as follows:

Total Platform (1)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Personal Loans-Standard Program:
Annualized net charge-off rate	8.0%	6.1%	4.9%	5.0%	4.7%
Weighted average age in months	12.0	11.3	10.3	9.5	9.3

Personal Loans-Custom Program:
Annualized net charge-off rate	14.6%	11.0%	8.6%	8.2%	7.0%
Weighted average age in months	9.8	9.1	8.4	7.3	6.9

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Loans retained on balance sheet	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Personal Loans-Standard Program:
Annualized net charge-off rate	10.4%	8.2%	6.5%	6.2%	5.4%
Weighted average age in months	13.5	12.9	12.1	10.9	10.3

Personal Loans-Custom Program:
Annualized net charge-off rate	19.1%	14.0%	8.2%	5.6%	4.4%
Weighted average age in months	12.4	10.9	8.4	5.8	5.1

(1)	Total platform comprises all loans facilitated through the marketplace, including whole loans sold and loans financed by notes and certificates.

The increase in the annualized net charge-off rates are due to an increase in the average age of the loans in conjunction with higher observed actual charge-offs. In 2016 we observed higher delinquencies and charge-offs in populations characterized by high indebtedness, an increased propensity to accumulate debt, and lower credit scores.

An increase in the average age of the loans has also contributed to the increasing charge-off rates. Prior to 2016, the loan portfolios grew significantly as the volume of loans facilitated increased. As a result, the average age of the portfolio, and with it the average charge-off rate, stayed low during this prior period. In 2016, loan originations grew at a slower rate, causing the average loan age to increase resulting in an increase in the aggregate annualized charge-off rate. See “Current Economic and Business Environment” for further discussion regarding how we responded to these observations and credit performance by implementing changes to the credit model, increasing interest rates and supplementing collections efforts.

The annualized net charge-off rates for standard program loans are higher for loans retained on our balance sheet compared to loans reflected at the total platform level for each quarter because of a difference in grade distribution for the two portfolios. The proportion of grade A and B loans is approximately 30% of the retained loan portfolio compared to approximately 41% for the total platform level as of December 31, 2016. This difference in loan grade distribution results in higher net charge-off rates for the loans on the balance sheet, as grade A and B loans have lower expected and actual credits losses.

Regulatory Environment

As a result of our internal board review and resignation of our former CEO, we have received inquiries from governmental entities, and we continue to cooperate fully. Responding to inquiries of this nature are costly and time consuming, can generate negative publicity, and could have a material and adverse effect on our business. See “Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – 17. Commitments and Contingencies” for further discussion regarding these inquiries.

Liquidity and Capital Resources

Liquidity

The following table sets forth certain cash flow information for the periods presented:

Year Ended December 31,	2016	2015	2014
Net cash provided by operating activities	$545	$74,741	$49,920

Cash flow used for loan investing activities(1)	(275,213)	(2,034,590)	(1,094,065)
Cash flow used for all other investing activities	(147,744)	(372,110)	(163,010)
Net cash used for investing activities	(422,957)	(2,406,700)	(1,257,075)

Cash flow provided by note/certificate, and secured borrowings financing(1)	262,952	2,034,993	1,098,108
Cash flow provided by all other financing activities	51,531	50,717	929,528
Net cash provided by financing activities	314,483	2,085,710	2,027,636
Net (decrease) increase in cash and cash equivalents	$(107,929)	$(246,249)	$820,481

(1)	Cash flow used for loan investing activities includes the purchase of loans and repayment of loans facilitated through our marketplace. Cash flow provided by note/certificate and secured borrowings financing activities includes the issuance of notes and certificates to investors and the repayment of those notes and certificates. These amounts generally correspond and offset each other.

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Our short-term liquidity needs generally relate to our working capital requirements. These liquidity needs are generally met through cash generated from the operations of facilitating loan originations. If we experience a pause in investor capital on our platform, cash generated from facilitating loan originations could decline, in which case we may need to use our cash and cash equivalents on hand, which was $515.6 million at December 31, 2016, to meet our working capital needs. We additionally had $287.1 million of available for sale securities at December 31, 2016. The net loss during the year ended December 31, 2016, including cash expenses for legal, audit, communications, and advisory fees associated with the board review (including investigating the matters identified in the board review), government inquiries, supporting investor due diligence activities, remediation efforts and pending and potential future litigation matters, along with the purchases of loans we intend to sell, contributed to lower operating cash flow for the year ended December 31, 2016. Generally, there has been no material impact on our liquidity position as of December 31, 2016, related to the purchase of loans during the year ended December 31, 2016; as such, loans generally were invested in by proceeds from the issuance of corresponding notes and certificates, or such loans have been sold on the same day to whole loan investors.

Additionally, given the payment dependent structure of the notes and certificates, principal and interest payments on notes and certificates are paid only when received from borrowers on the corresponding retained loans, resulting in no material impact to our liquidity. During 2016, the Company purchased a total of $138.2 million of loans through the platform to fulfill regulatory or contractual purchase obligations (such as direct mail offers) or support short-term marketplace equilibrium. The Company was able to find additional investors in these loans, as well as loans the Company repurchased from investors that did not meet the investor’s investment criteria at the time of issuance, and resold $144.7 million of loans purchased by the Company in 2016. The majority of these loans were purchased and resold in the first half of 2016. The outstanding principal balance of loans for which the Company remained invested in as of December 31, 2016, was $27.9 million.

Cash and cash equivalents are primarily held in institutional money market funds and interest-bearing deposit accounts at investment grade financial institutions. Cash and cash equivalents were $515.6 million and $623.5 million at December 31, 2016, and 2015, respectively. Changes in the balance of cash and cash equivalents are generally a result of timing related to working capital requirements or investments in or out of our securities available for sale portfolio and changes in restricted cash and other investments.

Restricted cash consists primarily of checking, money market and certificate of deposit accounts that are: (i) pledged to or held in escrow by the Company’s correspondent banks as security for transactions processed on or related to our platform or activities by certain investors; (ii) pledged through a credit support agreement with a certificate holder; (iii) held in a Rabbi Trust through a grantor trust agreement to satisfy obligations to partnerships under the Company’s 2016 Cash Retention Bonus Plan, or (iv) received from investors but not yet been applied to their accounts on the platform and transferred to segregated bank accounts that hold investors’ funds. Restricted cash was $177.8 million and $80.7 million at December 31, 2016 and 2015, respectively. The increase in restricted cash is primarily attributable to an increase in cash received from investors that has not yet been applied to their accounts, additional cash pledged to or held in escrow by the Company’s correspondent banks as security for transactions related to our platform or with certain investors, and cash held in a Rabbi Trust to satisfy obligations under the Cash Retention Bonus Plan.

In April 2015, we invested in securities classified as available for sale. The fair value of securities available for sale as of December 31, 2016 and 2015 was $287.1 million and $297.2 million, respectively. These securities include corporate debt securities, certificates of deposit, asset-backed securities, commercial paper, U.S. agency securities, U.S. Treasury securities and other securities. All securities were rated investment grade (defined as a rating equivalent to a Moody’s rating of “Baa3” or higher, or a Standard & Poor’s rating of “BBB-” or higher) and there were no significant unrealized losses. These securities provided $3.6 million and $2.8 million of interest income in 2016 and 2015, respectively. These securities continue to be available to meet liquidity needs.

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Our available liquidity resources may also be provided by external sources. On December 17, 2015, we entered into a credit and guaranty agreement with several lenders for an aggregate $120.0 million secured revolving credit facility (Credit Facility). In connection with the credit agreement, we entered into a pledge and security agreement with Morgan Stanley Senior Funding, Inc., as collateral agent. Proceeds of loans made under the Credit Facility may be borrowed, repaid and reborrowed until December 17, 2020. Repayment of any outstanding proceeds are payable on December 17, 2020, but may be prepaid without penalty. We did not have any loans outstanding under the Credit Facility during the year ended December 31, 2016.

Borrowings under the Credit Facility bear interest, at the Company’s option, at an annual rate based on LIBOR rate plus a spread of 1.75% to 2.00%, which is fixed for a Company-selected interest period of one, two, three, six or 12 months, or at an alternative base rate (which is tied to either the prime rate, federal funds effective rate, or the adjusted eurocurrency rate, as defined in the credit agreement). Base rate borrowings may be prepaid at any time without penalty, however pre-payment of LIBOR-based borrowings before the end of the selected interest period may result in the Company incurring expense to compensate the lenders for their funding costs through the end of the interest period. Interest is payable quarterly. Additionally, the Company is required to pay a quarterly commitment fee to the lenders of between 0.25% and 0.375% per annum, depending on the Company’s total net leverage ratio, on the average undrawn portion available under the revolving loan facility.

The Credit Facility and pledge and security agreement contain certain covenants applicable to us, including restrictions on the Company’s ability to pay dividends, incur indebtedness, pledge our assets, merge or consolidate, make investments, and enter into certain affiliate transactions. The Credit Facility also requires us to maintain a maximum total net leverage ratio (defined as the ratio of net debt to Adjusted EBITDA, on a consolidated basis for the four most recent Fiscal Quarter periods) of 4.00:1.00 initially, and which decreases over the term of the Credit Facility to 3.00:1.00 on and after June 30, 2018 (on a consolidated basis). As of December 31, 2016, the total net leverage ratio, calculated as defined in the Credit Facility, was 0%.

On December 11, 2014, we received $827.7 million in net proceeds from our IPO for use in funding our liquidity needs. A portion of these proceeds were invested in securities held in our securities available for sale portfolio.

In April 2014, we made payments of $109.5 million, net of cash acquired to acquire Springstone. In connection with the acquisition, in April 2014, the Company issued approximately $65.0 million of Series F convertible preferred stock, and borrowed $50.0 million under a credit and guaranty agreement entered into with several lenders referred to as the Term Loan. The Series F convertible preferred stock was converted on a one-for-one basis to common stock in conjunction with the Company’s initial public offering. On December 17, 2014, we fully repaid the $49.4 million of principal outstanding of our Term Loan using a portion of the net proceeds from our IPO. Consequently, the Term Loan was extinguished and removed from the balance sheet as of December 31, 2014, and the credit and guaranty agreement was terminated. During the term it was outstanding, the Term Loan paid interest at a weighted-average interest rate of 2.59%.

On February 9, 2016, our board of directors approved a share repurchase program under which we may repurchase up to $150.0 million of our common shares in open market or privately negotiated transactions in compliance with Securities and Exchange Act Rule 10b-18. This repurchase program was valid for one year and did not obligate the Company to acquire any particular amount of common stock. During the year ended December 31, 2016, we repurchased 2,282,700 shares of our common stock for an aggregate purchase price of $19.5 million. See “Part II – Item 8 – Financial Statements and Supplementary Data – Note 15. Employee Incentive and Retirement Plans” for additional information.

During the second and the third quarters of 2016, the Company offered incentives to investors in exchange for investment activity. The Company has not offered incentives to investors for investments in loans since September 2016. Although our use of the balance sheet as a source of initial funding was significantly reduced in the second half of 2016 compared to the first half of 2016, and we did not have to use a material amount of our own capital to purchase loans in the second half of 2016, our failure to attract investor capital may result in us using a greater amount of our own capital to purchase loans on the platform compared to prior periods, or reduce origination volume. These actions may have material adverse impacts on our business, financial condition (including its liquidity), results of operations or ability to sustain and grow loan volume.

Historically, our overall business model has not been premised on using our balance sheet and assuming credit risk for loans facilitated by our marketplace by holding loans to maturity. In order to support contractual obligations (Pool B loans and repurchase obligations), regulatory commitments (direct mail), short-term marketplace equilibrium, alternative financing structures, customer accommodations or other needs, we may use our capital on the platform from time to time on terms that are substantially similar to other investors. Additionally, we may use our capital to invest in loans associated with the testing or initial launch of new or alternative loan terms, programs or channels to establish a track record of performance prior to facilitating third-party investments in these loans. We also plan to use our capital in securitization programs. For a description of recent developments and their potential impact to our liquidity and capital resources, see “Current Economic and Business Environment” above.

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We believe based on our projections and ability to reduce loan volume if needed, that our cash on hand, funds available from our line of credit, and our cash flow from operations is expected to be sufficient to meet our liquidity needs for the next twelve months.

Capital Resources

Capital expenditures were $51.8 million, or 10% of total net revenue, $39.4 million, or 9% of total net revenue, and $20.6 million, or 10% of total net revenue, for the years ended December 31, 2016, 2015 and 2014, respectively. Capital expenditures primarily consist of internally developed software and leasehold improvements. Capital expenditures in 2017 are expected to be approximately $60 million, primarily related to costs associated with the continued development and support of our lending platform. In the future, we expect our capital expenditures to increase as we continue to enhance our platform to support the growth in our business.

Off-Balance Sheet Arrangements

At both December 31, 2016 and December 31, 2015, a total of $4.7 million in standby letters of credit were outstanding related to certain financial covenants required for our leased facilities. To date, no amounts have been drawn against the letters of credit, which renew annually and expire at various dates through July 2026. There were no off-balance sheet arrangements for the year ended December 31, 2014.

Contingencies

Legal

For a comprehensive discussion of legal proceedings, see “Item 8 – Financial Statements and Supplementary Data –Notes to Consolidated Financial Statements – 17. Commitments and Contingencies.”

Contractual Obligations

Our principal commitments consist of obligations under our loan funding operation with WebBank and in connection with direct marketing efforts, operating leases for office space and contractual commitments for other support services. The following table summarizes our contractual obligations as of December 31, 2016:

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
Purchase obligations	$5,960	$4,051	$—	$—	$10,011
Loan funding obligations	15,719	—	—	—	15,719
Operating lease obligations	15,092	31,674	33,301	40,423	120,490
WebBank purchase obligations	32,248	—	—	—	32,248
Total contractual obligations(1)	$69,019	$35,725	$33,301	$40,423	$178,468

(1)	The notes and certificates issued by Lending Club and the Trust, respectively, have been excluded from the table above because payments on those liabilities are only required to be made by us if and when we receive the related loan payments from borrowers. Our own liquidity resources are not required to make any contractual payments on the notes or certificates, except in limited instances of proven identity fraud on a related loan.

Loan Purchase Obligation

Under our loan account program with WebBank, a Utah-charted industrial bank that serves as our primary issuing bank, WebBank retains ownership of loans facilitated through our platform for two business days after origination. As part of this arrangement, we have committed to purchase the loans at par, at the conclusion of the two business days. As of December 31, 2016 and December 31, 2015, we were committed to purchase loans with an outstanding principal balance of $32.2 million and $77.6 million at par, respectively.

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Loan Repurchase Obligations

We have historically limited our loan or note repurchase obligations to events of verified identity theft or in connection with certain customer accommodations. As institutional investors seek to securitize loans purchased through the marketplace, we have increased the circumstances and the required burden of proof of economic harm under which we are obligated to repurchase loans from these investors. We believe these repurchase obligations are customary and consistent with institutional loan and securitization market standards.

In addition to and distinct from the repurchase obligations described in the preceding paragraph, we perform certain administrative functions for a variety of retail and institutional investors, including executing, without discretion, loan investments as directed by the investor. To the extent loans do not meet the investor’s investment criteria at the time of issuance, or are transferred to the investor as a result of a system error by us, we generally repurchase such loans at par. As a result of these obligations, we repurchased $46.7 million in loans during 2016.

Loan Funding and Purchase Commitments

During 2016, we purchased a total of $138.2 million in loans to fulfill regulatory requirements and to support short-term marketplace equilibrium, as discussed below.

As required by applicable regulations, we are required to purchase loans resulting from direct marketing efforts if such loans are not otherwise invested in by investors on our platform. During 2016, the Company purchased $35.5 million of such loans. Additionally, following the events of May 9, 2016, we opted to use our own capital to support short-term marketplace equilibrium and purchased $102.7 million in loans during 2016.

Loans in the process of being facilitated and originated by our issuing bank partner at December 31, 2016, were funded in January 2017. No loans remained without investor commitments and we were not required to purchase any of these loans.

As of December 31, 2016, we held $27.9 million of loans on our balance sheet.

In addition, if neither Springstone nor the Company can arrange for other investors to invest in or purchase loans that Springstone facilitates and that are originated by an issuing bank partner but do not meet the credit criteria for purchase by the issuing bank partner (Pool B loans), Springstone and the Company are contractually committed to purchase these loans.

The Company and the issuing bank have entered into purchase agreements with three investors to purchase Pool B loans or participation interests in Pool B loans. In connection with these purchase agreements, we deposited $9.0 million into an account at the bank to secure potential, future purchases of these loans, if any. As of January 5, 2016, any contractual minimum purchase requirements by these three investors had expired. During the year ended December 31, 2016, the Company was required to purchase approximately $1.0 million of Pool B loans under these agreements. These loans are held on the Company’s balance sheet and have a remaining principal balance of $0.9 million as of December 31, 2016.

Critical Accounting Policies

The Company’s significant accounting policies are described in “Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2 – Summary of Significant Accounting Policies” of the consolidated financial statements. The Company considers certain of these policies to be critical accounting policies as they require significant judgments, assumptions and estimates which we believe are critical in understanding and evaluating our reported financial results. These critical accounting policies include (i) fair value estimates for loans, loans held for sale, notes and certificates; (ii) fair value estimates for servicing assets and liabilities; (iii) the estimated loan trailing fee liability; (iv) accounting for goodwill and intangible assets; (v) provision for income taxes, net of valuation allowance for deferred tax assets; (vi) consolidation of variable interest entities; and (vii) stock-based compensation expense. These judgments, estimates and assumptions are inherently subjective and actual results may differ from these estimates and assumptions, and the differences could be material.

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Fair Value of Loans, Loans Held for Sale, Notes and Certificates

We have elected fair value accounting for loans, loans held for sale, and related notes and the Trust’s certificates. The fair value election for loans and notes and certificates results in symmetrical accounting in that changes in the fair values of loans are generally offset by equal changes in the fair values of notes and certificates, given the payment dependent structure of the notes and certificates.

We estimate the fair values of loans, loans held for sale, and related notes and certificates using a discounted cash flow valuation methodology. The fair valuation methodology considers projected prepayments, defaults, losses and recoveries on our loans to project future net cash flows.

Significant assumptions used in valuing the Company’s loans, loans held for sale, and notes and certificates were as follows:

Discount rates – The discount rates for loans and loans held for sale reflect the Company’s estimates of the rates of return that investors in unsecured consumer credit obligations would require when investing in the various credit grades of loans. The discount rates for the projected net cash flows of the notes and certificates reflect the Company’s estimates of the rates of return, including risk premiums that investors in unsecured consumer credit obligations would require when investing in notes issued by us and certificates issued by the Trust with cash flows dependent on specific grades of loans. Discount rates for existing loans, loans held for sale, and notes and certificates are adjusted to reflect the time value of money and are based on a risk premium that reflects the return market participants require on currently offered loans due to the credit and liquidity related uncertainty inherent in the instruments’ cash flows.

Net cumulative expected losses – Net cumulative expected losses are estimates of the net cumulative principal payments that will not be repaid over the entire life of a loan, loan held for sale, and note or certificate, expressed as a percentage of the original principal amount of the loan, loan held for sale, and note or certificate. The estimated net cumulative loss is the sum of the net losses estimated to occur each month of the life of a loan, loan held for sale, and note or certificate. Therefore, the total net losses estimated to occur over the remaining maturity of existing loans, loans held for sale, and notes and certificates are less than the estimated net cumulative losses of comparable new loans, notes and certificates.

Cumulative prepayments – Cumulative prepayments are estimates of the cumulative amount of principal prepayments that will occur over the entire life of a loan, loan held for sale, and note or certificate expressed as a percentage of the original principal amount of the loan, loan held for sale, and note or certificate. The total prepayments estimated to occur over the remaining maturity of existing loans, loans held for sale, and notes and certificates are less than the estimated cumulative prepayments of comparable new loans, loans held for sale, and notes and certificates. The assumption regarding cumulative prepayments reduces the projected principal balances and expected terms of the loan and loan held for sale. Beginning in the third quarter of 2015, the Company incorporates expected prepayments into the valuation of loans, loans held for sale, and notes and certificates to better reflect a market participant’s view of valuation assumptions underlying unsecured consumer credit obligations. Prior to the third quarter of 2015, the effect of prepayments was reflected through an effective adjustment to the discount rates used in the fair value methodology.

We include in earnings the estimated unrealized fair value gains or losses during the period of loans and loans held for sale, and the offsetting estimated fair value losses or gains attributable to the expected changes in future payments on notes and certificates.

Fair Value of Servicing Assets and Liabilities

We record servicing assets and liabilities at their estimated fair values when we sell whole loans to unrelated third-party whole loan buyers or when the servicing contract commences. The gain or loss on a loan sale is recorded in other revenue (expense) in the consolidated statements of operations while the component of the gain or loss that is based on the degree to which the loan servicing fee is above or below an estimated market rate loan servicing fee is recorded as an offset in servicing assets or liabilities. Servicing assets and liabilities are recorded in “Other assets” and “Accrued expenses and other liabilities,” respectively, on the consolidated balance sheets. Changes in the fair value of servicing assets and liabilities are reported in “Servicing fees” in the consolidated statements of operations in the period in which the changes occur.

The Company uses the fair value measurement method to account for changes in servicing assets and liabilities. The Company uses a discounted cash flow model to estimate the fair values of loan servicing assets and liabilities. The cash flows in the valuation model represent the difference between the servicing fees charged to whole loan buyers and an estimated market servicing fee. Since servicing fees are generally based on the monthly unpaid principal balance of the underlying loans, the expected cash flows in the model incorporate estimated net expected losses and expected prepayments. The significant assumptions used in valuing the Company’s servicing assets and liabilities were as follows:

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Market servicing rates – The Company considers market servicing rates as those rates which a market participant would require to service the loans that Lending Club sells. The Company estimated these market servicing rates based on review of available observable market servicing rates. The Company also supplements this analysis with market servicing benchmarking analyses performed periodically by third-party valuation firms.

Discount rates – The discount rates for loan servicing rights reflect the Company’s estimates of the rates of return that investors in servicing rights for unsecured consumer credit obligations would require when investing in similar servicing rights. Discount rates for servicing rights on existing loans reflect a risk premium intended to reflect the amount of compensation market participants would require due to the credit and liquidity uncertainty inherent in the instruments’ cash flows.

Net cumulative expected losses – Net cumulative expected losses are an estimate of the net cumulative principal payments that will not be repaid over the entire life of a loan expressed as a percentage of the original principal amount of the loan. The net cumulative expected losses are estimated based on analysis of historical credit losses at the loan type, grade and maturity levels.

Cumulative prepayments – Cumulative prepayments are estimates of the cumulative amount of principal prepayments that will occur over the entire life of a loan expressed as a percentage of the original principal amount of the loan. The cumulative prepayments are estimated based on analysis of historical prepayment rates at the loan type, grade and maturity levels.

Loan Trailing Fee Liability

In February 2016, we revised the agreement with our primary issuing bank partner to include an additional program fee (Loan Trailing Fee). The Loan Trailing Fee is dependent on the amount and timing of principal and interest payments made by borrowers of the underlying loans, and gives the issuing bank an ongoing financial interest in the performance of the loans it originates. This fee is paid by us to the issuing bank partner over the term of the respective loans and is a function of the principal and interest payments. In the event that principal and interest payments are not made, we are not required to make this Loan Trailing Fee payment. The Loan Trailing Fee is recorded at fair value with the initial establishment, and any changes, of this liability are netted against transaction fees on our consolidated statement of operations. The fair value of the Loan Trailing Fee represents the present value of the expected monthly Loan Trailing Fee, which considers assumptions of expected prepayment rates and future credit losses.

Goodwill and Intangible Assets

Goodwill represents the fair value of acquired businesses in excess of the aggregate fair value of the identified net assets acquired. Goodwill is not amortized but is tested for impairment annually or whenever indications of impairment exist. Our annual impairment testing date is April 1. Impairment exists whenever the carrying value of goodwill exceeds its implied fair value. Adverse changes in impairment indicators such as loss of key personnel, increased regulatory oversight, or unplanned changes in our operations could result in impairment.

We can elect to qualitatively assess goodwill for impairment if it is more likely than not that the fair value of a reporting unit (generally defined as a component of a business for which financial information is available and reviewed regularly by management) exceeds its carrying value. A qualitative assessment may consider macroeconomic and other industry-specific factors, such as trends in short-term and long-term interest rates and the ability to access capital or company-specific factors, such as market capitalization in excess of net assets, trends in revenue generating activities and merger or acquisition activity.

If we do not qualitatively assess goodwill we compare a reporting unit’s estimated fair value to its carrying value. We estimate the fair value of a reporting unit using both an income approach and a market approach. When applying the income approach, we use a discounted cash flow model, which requires the estimation of cash flows and an appropriate discount rate. We project cash flows expected to be generated by the reporting unit inclusive of an estimated terminal value. The discount rate assumption contemplates a weighted-average cost of capital based on both market observable and company-specific factors. The discount rate is risk-adjusted to include any premiums related to equity price volatility, size, and projected capital structure of publicly traded companies in similar lines of business. The market approach estimates the fair value of a reporting unit based on certain market value multiples of publicly traded companies in similar lines of business, such as total enterprise value to revenue, or to EBITDA. Under the market approach, we also consider fair value implied from any relevant and comparable market transactions. Both approaches include reliance on long-term growth rates, and revenue and earnings projections.

We recorded a goodwill impairment during the second and third quarters of 2016 after completing the annual impairment test. See “Part II – Item 8 – Financial Statements and Supplementary Data – Note 9. Intangible Assets and Goodwill” for additional information.

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Intangible assets are amortized over their useful lives in a manner that best reflects their economic benefit, which may include straight-line or accelerated methods of amortization. Intangible assets are reviewed for impairment quarterly and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We do not have any indefinite-lived intangible assets.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carry-forwards. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

Given our history of operating losses, it is difficult to accurately forecast when and in what amounts future results will be affected by the realization, if any, of the tax benefits resulting from future deductions for our net operating loss carryforwards. Based on the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in prior years, we have provided a full valuation allowance against our net deferred tax assets.

At December 31, 2016, we had federal and state net operating loss carryforwards of approximately $260.3 million and $178.0 million, respectively, that can be used to offset future taxable income. These federal and state net operating loss carryforwards will begin expiring in 2025 and 2028, respectively. We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, a full valuation allowance has historically been recorded to recognize only deferred tax assets that are more likely than not to be realized.

Consolidation of Variable Interest Entities

A variable interest entity (VIE) is a legal entity that does not have sufficient equity at risk to finance its own operations, whose equity holders do not have the power to direct the activities most significantly affecting the economic outcome of those activities, or whose equity holders do not share proportionately in the losses or receive the residual returns of the entity. The determination of whether an entity is a VIE requires a significant amount of judgment. When we have a controlling financial interest in a VIE, it must consolidate the results of the VIE’s operations into its consolidated financial statements. A controlling financial interest exists if we have both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance (power) and the obligation to absorb losses or receive benefits that could be potentially significant to the VIE (economics).

LC Trust I

We have determined that LC Trust I (the Trust) is a VIE and that we have a controlling financial interest in the Trust and therefore we must consolidate the Trust in its consolidated financial statements. We established the Trust in February 2011 and funded it with a nominal residual investment. We are the only residual investor in the Trust. The purpose of the Trust is to acquire and hold loans for the benefit of investors who have invested in certificates issued by the Trust. The Trust conducts no other business other than purchasing and retaining loans or portions thereof for the benefit of the investment funds and their underlying limited partners. The Trust holds loans, none of which are financed by us. The cash flows from the loans held by the Trust are used to repay obligations under the certificates. The Trust’s assets and liabilities were reflected in the consolidated financial statements at December 31, 2016 and 2015.

In connection with the formation of the investment funds, it was determined that in order to achieve success in raising investment capital, the assets to be invested in by the investment funds must be held by an entity that was separate and distinct from us (i.e. bankruptcy remote) in order to reduce this risk and uncertainty. In the event of our insolvency, it is anticipated that the assets of the Trust would not become part of the bankruptcy estate, but that outcome is uncertain.

Our capital contributions, which are the only equity investments in the Trust, are insufficient to allow the Trust to finance the purchase of a significant amount of loans without the issuance of certificates to investors. Therefore, the Trust’s capitalization level qualifies the Trust as a VIE. We have a financial interest in the Trust because of our right to returns related to servicing fee revenue from the Trust, our right to reimbursement for expenses, and our obligation to repurchase loans from the Trust in certain instances. Additionally, we perform or direct activities that significantly affect the Trust’s economic performance through (i) operation of the platform that enables borrowers to apply for loans purchased by the Trust; (ii) credit underwriting and servicing of loans purchased by the Trust; (iii) LCA’s selection of the loans that are purchased by the Trust on behalf of advised Certificate holders; and (iv) LCA’s role to source investors that ultimately purchase limited partnership interests in a fund or Certificates, both of which supply the funds for the Trust to purchase loans. Collectively, the activities described above allow us to fund more loans than would be the case without the existence of the Trust, to collect the related loan transaction fees, and for LCA to collect the management fees on the investors’ capital used to purchase certificates. Accordingly, we are deemed to have power to direct activities most significant to the Trust and economic interest in the activities because of loan funding and transaction and management fees. Therefore, we concluded that we are the primary beneficiary of the Trust and consolidated the Trust’s operations in our consolidated financial statements.

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Investment In Cirrix Capital

On April 1, 2016, we closed our $10.0 million investment, for an approximate ownership interest of 15% in Cirrix Capital (Investment Fund), a holding company to a family of funds that purchases loans and interests in loans from us. Per the partnership agreement, the family of funds can invest up to 20% of their assets outside of whole loans and interests in whole loans facilitated by us. At December 31, 2016, 100% of the family of funds’ assets were comprised of whole loans and interests in loans facilitated by Lending Club’s platform. At the time we made our investment, our former CEO and a board member (together, the Related Party Investors) also had limited partnership interests in the Investment Fund. As of June 30, 2016, the end of the period in which our former CEO resigned, the Related Party Investors and the Company had an aggregate ownership of approximately 29% in the Investment Fund. As of December 31, 2016, we and a board member had an aggregate ownership interest of approximately 27% in the Investment Fund.

Our investment is deemed to be a variable interest in the Investment Fund because the limited partnership interest shares in the expected returns and losses of the Investment Fund. The expected returns and losses of the Investment Fund result from the net returns of the family of funds owned by the Investment Fund, which are derived from interest income earned from loans and interests in whole loans that are purchased by the Investment Fund. Such loans and interests in loans were facilitated by us. Additionally, the Investment Fund is considered a VIE. We are not the primary beneficiary of the Investment Fund because we do not have the power to direct the activities that most significantly affect the Investment Fund’s economic performance. As a result, we do not consolidate the operations of the Investment Fund in our financial statements. We account for this investment under the equity method of accounting, which approximates its maximum exposure to loss as a result of its involvement in the Investment Fund. At December 31, 2016, our investment was $10.1 million, which was recorded in other assets in the consolidated balance sheet.

Separately, we are subject to a credit support agreement that requires us to pledge and restrict cash in support of our contingent obligation to reimburse the Investment Fund for net credit losses on loans underlying the interests in whole loans that are in excess of a specified, aggregate net loss threshold. The Related Party Investors and us are excluded from receiving any benefits, if provided, from this credit support agreement. As of December 31, 2016, we have not been required to nor do we anticipate recording losses under this agreement. The Company’s maximum exposure to loss under this credit support agreement was limited to $6.0 million and $34.4 million at December 31, 2016 and 2015, respectively.

The Investment Fund passes along credit risk to the limited partners. We did not design the Investment Fund’s investment strategy and cannot require the Investment Fund to purchase loans. Additionally, we reviewed whether we collectively, with the board member’s investment, had power to control the Investment Fund and concluded that we did not based on the unilateral ability of the general partner to exercise power over the limited partnership and the inability of the limited partners to remove the general partner. See “Part II – Item 8 – Financial Statements and Supplementary Data – Note 19. Related Party Transactions” for additional information.

LCA Managed or Advised Private Funds

In conjunction with the adoption of a new accounting standard that amends accounting for consolidations effective January 1, 2016, we reviewed our relationship with the private funds managed or advised by LCA and concluded that we do not have a variable interest in the private funds. As of December 31, 2016, we do not hold any investments in the private funds. Certain of our related parties have investments in the private funds, as discussed in “Part II – Item 8 – Financial Statements and Supplementary Data – Note 19.Related Party Transactions.” We charge the limited partners in the private funds a management fee based on their account balance at month end for services performed as the general manager, including fund administration, and audit, accounting and tax preparation services. Accordingly, our fee arrangements contain only terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length. These fees are solely compensation for services provided and are commensurate with the level of effort required to provide those services. We do not have any other interests in the private funds and therefore we do not have a variable interest in the private funds.

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Management regularly reviews and reconsiders its previous conclusion regarding whether it holds variable interest in potential VIEs, the status of an entity as a VIE, and whether we are required to consolidate such VIEs in the consolidated financial statements.

Loan Servicing Rights

As a result of the nature of servicing rights on the sale of loans, we are a variable interest holder in certain entities that purchase these loans. For all of these entities we either do not have the power to direct the activities that most significantly affect the VIE’s economic performance or we do not have a potentially significant economic interest in the VIE. In no case are we the primary beneficiary and as a result none of these entities are consolidated on our consolidated financial statements.

Stock-based Compensation

Stock-based compensation includes expense associated with restricted stock units, stock option grants, and our employee stock purchase plan (ESPP), as well as expense associated with stock issued related to our acquisition of Springstone. Stock-based compensation expense is based on the grant date fair value of the award, net of expected forfeitures, which are based on our historical experience. If actual forfeitures differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.

The fair value of restricted stock units is based on the closing price of our common stock on the date of grant. To determine the fair value of stock options and ESPP purchase rights, we use the Black-Scholes option-pricing model, with inputs for the fair value of our common stock, expected common stock price volatility over the expected life of the stock options or ESPP purchase rights, expected term of the stock option or ESPP purchase right, risk-free interest rates and expected dividends. Prior to the Company’s IPO, the fair value of its shares of common stock was established by the board of directors. The Company’s board of directors relied upon valuations provided by third-party valuation firms and other factors, including, but not limited to, the current status of the technical and commercial success of the Company’s operations, the Company’s financial condition, the stage of the Company’s product design and development, and competition to establish the fair value of the Company’s common stock at the time of grant of the option.

As we do not have a significant trading history for our common stock, the expected stock price volatility for our common stock is estimated by reference to the average historical stock price volatility for our industry peers. The industry peer group used to estimate our volatility includes small, mid and large capitalization companies in the consumer finance, investment management and technology industries taking into account the similarity in size, stage of life cycle and financial leverage. The expected term represents the period of time that stock options are estimated to be outstanding, giving consideration to the contractual terms of the options, vesting schedules, and expectations of future exercise patterns and post-vesting employee termination behavior. Given our limited operating history, the simplified method is applied to calculate the expected term. We use a risk-free interest rate based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant. We have never declared or paid any cash or other dividends and do not anticipate paying cash or other dividends in the foreseeable future. Consequently, we use an expected dividend yield of 0.0% in our option-pricing model.

Stock-based compensation expense related to stock options and restricted stock units that are expected to vest is recognized over the vesting period of the award, which is generally four years, on a straight-line basis. The compensation expense related to ESPP purchase rights is recognized on a straight-line basis over the requisite service period, which is generally six months.

Board Review

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, we conducted a review, the findings of which are described in detail below, under the supervision of an independent sub-committee of the board of directors and with the assistance of independent outside counsel and other advisors. This review is complete, although it is possible that additional issues may arise as part of our response to ongoing government requests for information.

As described below, the review related primarily to (i) $22.3 million of near-prime loan sales in private transactions with a single institutional investor and associated control issues; (ii) the methodologies used to determine the net asset values and monthly return figures reported for six private investment funds (the Funds) managed by the Company’s subsidiary, LC Advisors, LLC (LCA); (iii) the investment parameters of one of the LCA Funds; and (iv) other matters associated with our former CEO and former Chief Financial Officer (CFO).

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Sale of Near-Prime Loans

After the end of the first quarter of 2016, we became aware that approximately $15.1 million and $7.2 million in near-prime loans were sold to a single institutional investor in March and April 2016, respectively. The loans in question failed to conform to the investor’s express instructions as to a non-credit, non-pricing element. Certain personnel apparently were aware that the sale did not meet the investor’s criteria. In one case, involving $3.0 million in loans, an application date was changed in a live Company database in an attempt to appear to meet the investor’s requirement, and the balance of the loans were sold in direct contravention of the investor’s direction. The change in application date was promptly remediated. The financial impact of the sales of these $22.3 million in near-prime loans would have been to increase reported gains on sales of loans by approximately $150,000, and to derecognize the loans from the consolidated balance sheet. In April 2016, we repurchased these loans at par and resold the loans at par to a different investor who was aware of the reason for the original repurchase.

As a further part of this review, an additional independent advisor was retained. The advisor analyzed certain loan data elements from whole loans issued and sold during the second quarter of 2014 through the first quarter of 2016. Excluding the $3.0 million of loans noted above, the advisor observed that 99.99% of the remaining loans display either no changes or changes explained by the normal course of business. We took various control remediation steps, including termination or resignation of senior managers in May 2016 involved in these non-compliant loan sales, and subsequently took additional control and other remediation steps.

Resignation of Former CEO

Subsequent to this review, on May 6, 2016, the board of directors accepted the resignation of Renaud Laplanche, our then Chairman and CEO (former CEO). The Company initially appointed Scott Sanborn, its President, as acting CEO and John C. (Hans) Morris, a director, as Executive Chairman. On June 28, 2016, the Company announced that the board of directors appointed Scott Sanborn as the Company’s Chief Executive Officer and President, effective June 27, 2016, and that Hans Morris would step down from his temporary role as Executive Chairman. On that date the Company also announced that Mr. Morris had been appointed the independent Chairman of the Board.

LCA Funds

We also identified two items related to the LCA Funds for inclusion in our review. The first item was a review of methodologies used to determine the net asset values and monthly return figures reported for the Funds. The investment assets held by the Funds are essentially loans facilitated through the Company’s platform and are “level 3 assets,” for which no quoted market price is available and whose fair value is therefore subjective and is determined by LCA estimates and calculations.

We determined that adjustments were made to the valuation of the Funds’ assets that were not consistent with GAAP. These adjustments affected the direction and the specific returns reported in monthly statements sent to limited partners. LCA subsequently provided each Fund’s respective limited partners revised return figures that exclude prior adjustments. As of the filing of this Form 10-K, the Company is finalizing reimbursements to limited partners who, during the life of any Fund, entered or exited the Funds and who were adversely impacted by these adjustments. This reimbursement was approximately $1.0 million in total, covering the period from inception of the Funds (the earliest of which was March 2011) through May 31, 2016.

The board’s review also discovered that the investment parameters of one of the Funds, specifically with respect to the allocation of 60-month loans held by the Fund, was out of tolerance. The review found that this was due to non-adherence to the Fund’s investment strategy, including in part due to the purchase of loans in the first quarter of 2016 that were about to expire on the Lending Club platform. Although the portfolio composition of the Fund was disclosed monthly to the investors of the Fund, it was not disclosed to our board.

The Company and LCA have made several changes to improve the governance and the operations of the Funds as a result of this additional review. In June 2016, LCA established a majority independent Governing Board (the LCA Board) for the Funds. The LCA Board will provide fiduciary oversight and make binding determinations for certain actions and activities of the Funds including approval of valuation policies and procedures, and review and adherence to respective investment strategies. Further, we realigned responsibilities for accounting and financial reporting for the Funds within the Company. Further, in August 2016, the Company and LCA engaged an independent valuation firm, with specific expertise in the valuation of marketplace assets, to provide valuation services to the Funds.

Other Matters

The board review also noted that our former CEO and our former CFO had pledged some of their Company shares to secure personal loans from a third-party financial institution, which was not disclosed to the board during subsequent deliberations, prior to the discussion referred to below. In January 2016, the reduction in the Company’s share price forced them to refinance. In order to avoid selling shares, the former CEO requested temporary financing, secured by real estate, from an entity related to a director of the Company. Separately, the former CEO then offered to lend an amount to the former CFO to also permit her to refinance her loan. These temporary financing arrangements were discussed with the members of the Audit Committee. The officers obtained new financing from unrelated third parties within three weeks to pay off their temporary financing arrangements. In the opinion of the Company these lending arrangements were executed on normal market terms and, because the Company had no financial involvement in them, did not require approval under the Company’s policy on related party transactions.

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In addition, the Company identified 32 loans made in the second half of December 2009 through the Lending Club platform, totaling approximately $722,800 in originations and $25,000 in revenue, to the Company’s former CEO, Renaud Laplanche, and three of his family members. All but three of these loans were repaid in full in January and February of 2010, with the remaining three loans held to maturity and paid in full. The Company’s review has found that these loans were issued in order to help increase reported platform loan volume for December 2009. Based on the review, the Company is confident that there are no other situations in which Mr. Laplanche inappropriately originated loans in his or his family’s name during periods after December 2009.

In connection with this review, the Company concluded that its internal control over financial reporting was ineffective as of December 31, 2015 due to a material weakness and, therefore, the Company’s disclosure controls and procedures also were ineffective as disclosed in “Item 9A - Controls and Procedures” of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2015. The Company made a similar conclusion with respect to its internal control over financial reporting and its disclosure controls and procedures as of March 31, 2016, June 30, 2016, and September 30, 2016, as disclosed in Item 4 of our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, respectively. We implemented a remediation plan, and as of December 31, 2016, management concluded that its internal control over financial reporting, as remediated, and its disclosure controls and procedures, were effective, as described in “Item 9A –Controls and Procedures.”

LENDING CLUB’S MANAGEMENT

IEG Holdings has reproduced the information below from the most recently available public information provided in Lending Club’s definitive proxy statement on Schedule 14A, as filed with the SEC by Lending Club on April 24, 2017, as updated by Lending Club’s current reports on Form 8-K, as filed on July 5, 2017 and December 19, 2017, respectively.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

On December 13, 2017, effective immediately following the adjournment of the meeting of the Board of Directors (the “Board”) of LendingClub Corporation (the “Company”), the Board voted to increase its size to ten members and appointed Patricia (Patty) McCord, age 63, to the Board as a Class I director who will serve until the Company’s 2018 annual meeting of stockholders, or until her successor is duly elected and qualified.

In connection with her appointment to the Board, Ms. McCord will receive a pro rata portion of the annual cash retainer, and a grant of restricted stock units in accordance with the Company’s non-employee director compensation policy as described in the Company’s 2017 proxy statement, filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2017.

The Company has entered into its standard form of indemnity agreement with Ms. McCord.

There are no arrangements or understandings between Ms. McCord and any other persons pursuant to which she was appointed to the Board. There are also no family relationships between Ms. McCord and any director or executive officer of the Company and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Lending Club Board

Our business affairs are managed under the direction of our Board, which is currently comprised of nine members. Our Board may establish the authorized number of directors from time to time by resolution. Eight of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (NYSE). Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

On June 28, 2017, effective immediately following the adjournment of the meeting of Lending Club’s Board of Directors, the Board voted to increase its size to ten members and appointed Kenneth D. Denman to the Board as a Class I director who will serve until the Company’s 2018 annual meeting of stockholders, or until his successor is duly elected and qualified. Mr. Denman was also appointed as a member of the Audit Committee and the Compensation Committee.

A key principle of our company is maintaining the highest levels of trust with borrowers, investors, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our company and stockholders and helping us continue to earn the trust of our stakeholders. During 2016, the Board was called upon to act swiftly and definitively in response to certain extraordinary events. As has been previously disclosed, in early March 2016, the Board became aware of an anomaly relating to sales of $22 million in near-prime loans to a single investor, in contravention of the investor’s express instructions as to a non-credit and non-pricing element. In response, the Board promptly established a sub-committee of the Board, consisting exclusively of independent directors, to investigate the matter. The sub-committee obtained the resources and support it needed to thoroughly investigate the matter, and did not hesitate to be exhaustive in its examination. As a result of the investigation, the Board accepted the resignation of Renaud Laplanche as Chairman and CEO. While the financial impact of the particular loan sales was not material, a violation of our business practices, along with a lack of full disclosure during the review, was unacceptable to the Board. Accordingly, our Board took swift and decisive action, and authorized additional remedial steps to rectify the issues.

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For additional information about the resignation of Mr. Laplanche and our internal board review, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Board Review” in our Annual Report.

Over the next several weeks, the Board, led by the independent sub-committee, oversaw a comprehensive review of the preventative controls related to data management alongside other internal controls issues. The independent sub-committee, with the assistance of outside counsel and other advisors, including forensic auditors, conducted a thorough review and identified additional items also necessitating review. We have previously disclosed these items. The Board, working closely with our management, undertook a comprehensive program to remediate weaknesses in internal controls and reinforce a “tone at the top” that emphasized appropriate controls and a constant commitment to earning and maintaining the trust of borrowers, investors, regulators, stockholders and employees.

In light of the extraordinary events of 2016, the Board held 29 meetings (including regularly scheduled and special meetings) and acted by unanimous written consent seven times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors also meet in executive sessions outside the presence of management. The Chairman of our Board, among other responsibilities, presides over such meetings.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All directors attended our 2016 annual meeting of stockholders.

Our Class III directors, if elected, will continue to serve as directors until the 2020 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Our Board has adopted Corporate Governance Guidelines, which can be accessed at http://ir.lendingclub.com under the heading “Corporate Governance.” The Board periodically reviews those guidelines and updates them as appropriate.

Board Leadership

For the first five months of 2016, our founder and former CEO, Mr. Laplanche also served as Chairman of our Board. Following Mr. Laplanche’s resignation in May 2016, our Board separated the positions of Chairman and Chief Executive Officer. In response to the resignation of Mr. Laplanche, the Board appointed director John C. (Hans) Morris to a special position of Executive Chairman on an interim basis and appointed Scott Sanborn as Acting Chief Executive Officer. In the role of Executive Chair, Mr. Morris oversaw the transition of the business and management team, and was involved in key matters, such as advising our executive officers on major transactions and reestablishing our reputation and position in the industry. Upon the appointment of Mr. Sanborn as our Chief Executive Officer and his election to the Board on June 27, 2016, Mr. Morris stepped down as Executive Chairman and assumed the role of our independent Chairman of the Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, Chief Risk Officer and internal audit team that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies.

The Board has delegated to the Risk Committee (comprised of independent directors) primary responsibility for the oversight of risk management. In accordance with its charter, the Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Company has also established a Management Risk Committee to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks to oversight at the Board level.

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The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and oversees our internal audit function. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation-Compensation Discussion and Analysis-Compensation Risk Assessment.”

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Daniel Ciporin, Jeffrey Crowe, John J. Mack, Timothy Mayopoulos, Mary Meeker, John C. (Hans) Morris, Lawrence Summers and Simon Williams, representing eight of our nine directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Daniel Ciporin	✓	✓		✓
Jeffrey Crowe	✓	Chair
John J. Mack		✓	Chair
Timothy Mayopoulos	✓
Mary Meeker			✓
John C. (Hans) Morris				Chair
Lawrence Summers			✓	✓
Simon Williams	Chair			✓

On June 28, 2017, effective immediately following the adjournment of the meeting of Lending Club’s Board of Directors, the Board voted to increase its size to ten members and appointed Kenneth D. Denman to the Board as a Class I director who will serve until the Company’s 2018 annual meeting of stockholders, or until his successor is duly elected and qualified. Mr. Denman was also appointed as a member of the Audit Committee and the Compensation Committee.

Audit Committee

The members of our Audit Committee are Daniel Ciporin, Jeffrey Crowe, Timothy Mayopoulos and Simon Williams (chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Williams is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Williams.

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On June 28, 2017, Kenneth D. Denman was appointed as a member of the Audit Committee.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other committee of the board of directors (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function, and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2016, our Audit Committee held 12 meetings and acted by unanimous written consent four times.

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin, Jeffrey Crowe (chair) and John J. Mack. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

On June 28, 2017, Kenneth D. Denman was appointed as a member of the Compensation Committee.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. From time to time, our Compensation Committee may delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate.

During 2016, our Compensation Committee held three meetings and acted by unanimous written consent 13 times.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are John J. Mack (chair), Mary Meeker and Lawrence Summers. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2016, our Nominating and Corporate Governance Committee held three meetings.

Risk Committee

The members of our Risk Committee are Daniel Ciporin, John C. (Hans) Morris (chair), Lawrence Summers and Simon Williams.

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Our Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial statements) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter, and meets at least quarterly with management, our Chief Risk Officer and head of internal audit regarding the results of risk management reviews and assessments.

During 2016, our Risk Committee held four meetings.

Code of Conduct and Ethics

Our Board adopted a code of conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and our other executive officers. The full text of the code of conduct and ethics is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of these provisions, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serves or in the past fiscal year has served as a member of our Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages as of March 31, 2017, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since		Current Term Expires	Expiration of Term for Which Nominated
Scott Sanborn	III	47	Chief Executive Officer and Director	2016		2017	2020
Lawrence Summers (1)(2)	III	62	Director	2012		2017	2020
Simon Williams (2)(3)	III	59	Director	2014	(5)	2017	2020
Continuing Directors
Daniel Ciporin (2)(3)(4)	I	59	Director	2007		2018	—
Jeffrey Crowe (3)(4)	I	60	Director	2007		2018	—
Timothy Mayopoulos (3)	I	58	Director	2016		2018
John J. Mack (1)(4)	II	72	Director	2012		2019	—
Mary Meeker (1)	II	57	Director	2012		2019	—
John C. (Hans) Morris (2)	II	58	Director	2013		2019	—

(1)	Member of the Nominating and Corporate Governance Committee.

(2)	Member of the Risk Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee

(5)	Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

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On June 28, 2017, effective immediately following the adjournment of the meeting of Lending Club’s Board of Directors, the Board voted to increase its size to ten members and appointed Kenneth D. Denman to the Board as a Class I director who will serve until the Company’s 2018 annual meeting of stockholders, or until his successor is duly elected and qualified. Mr. Denman was also appointed as a member of the Audit Committee and the Compensation Committee.

Nominees for Director

For information on the business background of Mr. Sanborn, see “Executive Officers” below.

Lawrence Summers joined our Board in December 2012. Mr. Summers is the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at Harvard’s Kennedy School. Mr. Summers also serves on the board of directors of Square, Inc., where he is a member of the audit and risk committee. He became a tenured member of Harvard University’s faculty in 1983, served as President from 2001 to 2006 and returned to Harvard in 2011. He has served in various senior policy positions in Washington, D.C., including Secretary of the Treasury from 1999 to 2001, Director of the National Economic Council for President Obama from 2009 to 2011 and Vice President of Development Economics and Chief Economist of the World Bank from 1991 to 1993. He holds a B.S. in economics from the Massachusetts Institute of Technology and a Ph.D. in economics from Harvard University. Mr. Summers was chosen to serve on our Board because of his extensive economic, financial and business experience.

Simon Williams has been a member of our Board since November 2014 and previously served as a member of our Board from November 2010 to October 2011. From July 2011 to December 2014, Mr. Williams served as the Group General Manager, Group Head of Wealth Management at HSBC Bank’s wealth management business. Prior to joining HSBC, Mr. Williams served as the Chairman and Chief Executive Officer of Camelot Financial Capital Management, a global investment group, which he founded in 2007. Previously, he served as a Senior Executive at Citigroup, Inc., holding various roles during his career, including Chief Risk Officer of Citibank Global Consumer Group. In addition, Mr. Williams has held senior management roles at GE Capital, Bain & Co. and PricewaterhouseCoopers LLP. Mr. Williams holds a degree in Mathematics from Exeter University and an M.B.A from INSEAD in France, where he graduated with Distinction. Mr. Williams is also a member of the Institute of Chartered Accountants in England and Wales. Mr. Williams was chosen to serve on our Board because of his extensive experience in the credit and financial industries and his investment, financial and operational expertise.

Continuing Directors

Daniel Ciporin has been a member of our Board since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as senior vice president of MasterCard International, where he managed global debit services. Mr. Ciporin currently serves on the board of directors of several privately-held companies. Previously, Mr. Ciporin served on the board of directors of Borderfree, Inc. from 2010 to 2015, Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A from Yale University. Mr. Ciporin was chosen to serve on our Board because of his extensive experience in the technology, e-commerce and consumer credit industries and his investment and operational expertise.

Jeffrey Crowe has been a member of our Board since August 2007. Mr. Crowe joined Norwest Venture Partners, an investment firm, in 2004 and became managing partner in 2013. Mr. Crowe focuses on investments in the internet, consumer and software arenas and currently serves on the board of directors of RetailMeNot, Inc. and several privately held companies. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid. From May 1990 to November 1999, Mr. Crowe served as the Chief Executive Officer and director of Edify Corporation. Mr. Crowe holds a B.A. in history from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Crowe was chosen to serve on our Board because of his extensive experience advising internet and consumer companies.

John J. Mack joined our Board in April 2012. Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from 2005 to 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became Chairman of the Operating Committee in 1992 and became President in 1993. Mr. Mack is a senior advisor to Morgan Stanley & Co. LLC. Mr. Mack holds a B.A. in history from Duke University. Mr. Mack was chosen to serve on our Board because of his extensive experience advising and managing banking and financial services companies.

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Timothy Mayopoulos joined our Board in August 2016. Mr. Mayopoulos is President and Chief Executive Officer of Fannie Mae, one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009, after the company was placed in conservatorship during the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and in that role has led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Fannie Mae and SAIC. He is a graduate of Cornell University and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sector.

Mary Meeker joined our Board in June 2012. Ms. Meeker is a General Partner at Kleiner Perkins Caulfield and Byers, or KPCB and serves on the board of directors at Square, Inc., where she is a member of the compensation committee, and Docusign, Inc. Ms. Meeker joined KPCB in December 2010. She focuses on investments in the firm’s digital practice and helps lead KPCB’s U.S. $2.75 billion Digital Growth Funds, targeting high-growth internet companies that have achieved rapid adoption and scale. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley, where she served as a managing director and research analyst. Ms. Meeker holds a B.A. and Honorary Doctor of Letters degree from DePauw University and an M.B.A. from Cornell University. Ms. Meeker was chosen to serve on our Board because of her extensive experience advising and analyzing technology companies.

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris founded Nyca Partners, a venture capital and advisory company, in 2014 and is the managing partner. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of KCG Holdings, Inc. and four other privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms, stockholders or other persons. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity (including gender, race and ethnic background) and personal skills in consumer Internet, technology, banking, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board. Exceptional candidates who do not meet all of these criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity in identifying director nominees, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals assisting with recruitment to seek out potential candidates of gender and racial diversity to ensure that the Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for selection.

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The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

Director Compensation

In July 2014, our Board, upon the recommendation of our Compensation Committee, approved the non-employee director compensation described below. In November 2016, the Compensation Committee, with the assistance of its compensation consultant, analyzed the compensation program currently in effect for the Company’s non-employee directors. The Compensation Committee recognized that a significant amount of the time and effort by the non-employee directors is devoted to committee service. Recognizing the significant commitment and level of involvement necessary for committee service, the Board, at the Compensation Committee’s recommendation, approved an amendment to non-employee director compensation to implement cash retainers for committee service, while also reducing the initial equity awards, effective January 1, 2017.

From time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Sanborn, our Chief Executive Officer, receives no compensation for his service as a director.

Equity Compensation

In 2016, each non-employee member of our Board received an initial equity award of restricted stock units (RSUs) upon their initial election to our Board having a value equal to at least $574,000 and a four-year vesting schedule. Each non-employee member of our Board receives an annual equity award having a value of $200,000 that vests quarterly over one-year.

In 2017, each non-employee member of our Board will receive an initial equity award of RSUs upon their initial election to our Board having a value equal to at least $350,000 and a four-year vesting schedule. Each non-employee member of our Board will continue to receive an annual equity award having a value of $200,000 that vests quarterly over one-year. The equity award will be made on the date of our annual meeting of stockholders.

Cash Compensation

In 2016, each member of our Board (other than Mr. Morris) received an annual cash retainer of $40,000, or pro-rata portion of $40,000 in the case of Mr. Mayopoulos. Commencing in 2017, each non-employee director will receive the following annual retainers based on their board and committee service:

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Board and Committee Service	2017 Retainer Amounts
All Non-Employee Directors	$40,000	/year
Non-Executive Board Chairman	$25,000	/year
Audit Committee Chairperson	$25,000	/year
Compensation Committee and Risk Committee Chairperson	$17,500	/year
Nominating and Corporate Governance Chairperson	$10,000	/year
Audit Committee Member	$12,500	/year
Compensation Committee and Risk Committee Member	$8,000	/year
Nominating and Corporate Governance Member	$5,000	/year

The annual cash retainers will be made in advance, on the date of our annual meeting of stockholders, and the annual retainers will not be subject to repayment in event a non-employee director does not serve the full term. Committee chairpersons will only receive their respective committee chairperson retainer for committees on which they serve.

In connection with Kenneth D. Denman’s appointment to the Board on June 28, 2017, Mr. Denman received a pro rata portion of the annual cash retainer, and a grant of restricted stock units in accordance with the Company’s non-employee director compensation policy as described in the Company’s 2017 proxy statement, filed with the SEC on April 24, 2017.

Executive Chairman Compensation

In connection with Mr. Morris’s temporary appointment as Executive Chairman, the Board awarded him a stock option with a grant date fair value of $1.0 million and his annual director fee was increased to $250,000. On June 27, 2016, Mr. Morris stepped down from his role as Executive Chairman and, following an assessment of independence by the Board, assumed the role of the independent Chairman of the Board. For his service as Executive Chairman and later Chairman, Mr. Morris received a pro-rated portion of the $250,000 director fee through December 31, 2016. Effective January 1, 2017, Mr. Morris will be compensated for his role as Chairman of the Board under the terms describe above for 2017 director compensation.

2016 Director Compensation

The following table provides information regarding the total compensation to each of our non-employee directors that served during 2016. Messrs. Laplanche and Sanborn received no compensation for their service on our Board.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Daniel Ciporin (3)	40,000	—	200,000	240,000
Jeffrey Crowe (4)	40,000	—	200,000	240,000
John J. Mack (5)	40,000	—	200,000	240,000
Timothy Mayopoulos (6)	33,333	—	574,003	607,336
Mary Meeker (7)	40,000	—	200,000	240,000
John C. (Hans) Morris (8)	166,667	1,000,004	—	1,166,671
Lawrence Summers (9)	40,000	—	200,000	240,000
Simon Williams (10)	40,000	—	200,000	240,000

(1)	Amounts reflect the aggregate grant date fair value of the RSUs, or option in the case of Mr. Morris, granted in 2016, without regard to forfeitures, computed in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 15 to the consolidated financial statements included in our Annual Report. This amount does not reflect the actual economic value realized by the director.

(2)	Includes an annual award of RSUs having a value of approximately $200,000 (rounded up to the nearest whole RSU) for the non-employee directors. Mr. Mayopoulos received an award of RSUs having a value of approximately $574,000 (rounded up to the nearest RSU) in connection with his initial appointment to our Board.

(3)	As of December 31, 2016, Mr. Ciporin held 21,692 RSUs, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Ciporin is a member of our Board on such dates.

(4)	As of December 31, 2016, Mr. Crowe held 21,692 RSUs, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Crowe is a member of our Board on such dates.

(5)	As of December 31, 2016, Mr. Mack held a fully vested stock option to purchase 1,585,532 shares of our common stock and 21,692 RSUs. The RSUs vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Mack is a member of our Board on such dates.

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(6)	Includes 103,986 RSUs awarded in connection with his appointment to our Board in 2016. As of December 31, 2016, Mr. Mayopoulos held 103,986 RSUs, 25% of which vest on August 25, 2017, with the remainder vesting ratably over the successive 12 quarters subject to continued service through each vesting date.

(7)	As of December 31, 2016, Ms. Meeker held 21,692 RSUs, which vest ratably on March 28, 2017 and June 28, 2017 so long as Ms. Meeker is a member of our Board on such dates.

(8)	Includes a stock option to purchase 603,790 shares of our common stock granted to Mr. Morris upon his appointment as Executive Chairman (and later independent Chairman) of our Board in 2016. One-twelfth of the option vested on June 12, 2016 with the remaining vesting ratably over the successive 11 months, subject to continued service through each vesting date. As of December 31, 2016, Mr. Morris also held an option to purchase 660,000 shares of common stock. One-sixteenth of that option vested on June 1, 2013 with the remainder vesting ratably over the successive 15 quarters, subject to continued service through each vesting date.

(9)	As of December 31, 2016, Mr. Summers held 333,108 unexercised and fully vested stock options. Mr. Summers also held 21,692 RSUs as of December 31, 2016, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Summers is a member of our Board on such date.

(10)	As of December 31, 2016, Mr. Williams held an option to purchase 320,000 shares of our common stock. Twenty-five percent of the option vested on January 8, 2016 with the remainder vesting ratably over the successive 12 quarters, subject to continued service through each vesting date. Mr. Williams also held 21,692 RSUs as of December 31, 2016, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Williams is a member of our Board on such date.

EXECUTIVE OFFICERS

IEG Holdings has reproduced the information below from the most recently available public information provided in Lending Club’s definitive proxy statement on Schedule 14A, as filed with the SEC by Lending Club on April 24, 2017, as updated by Lending Club’s current reports on Form 8-K, as filed with the SEC by Lending Club on May 19, 2017 and June 22, 2017.

Executive Officers

The following table identifies certain information about our executive officers as of April 24, 2017. Each executive officer serves at the discretion of our Board and holds office until his successor is duly appointed or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Steve Allocca	44	President
Scott Sanborn	47	Chief Executive Officer
Thomas Casey	54	Chief Financial Officer
Sandeep Bhandari	44	Chief Credit Officer
Timothy Bogan	51	Chief Risk Officer
Fergal Stack	–	Corporate Controller and Principal Accounting Officer
Bradley Coleman	47	Former Corporate Controller, Principal Accounting Officer and Former Interim-Chief Financial Officer
Patrick Dunne	47	Chief Capital Officer
Russell Elmer	52	General Counsel
Sameer Gulati	39	Chief Operations Officer

Steve Allocca joined the Company as its President, effective May 22, 2017, as announced on May 16, 2017. Mr. Allocca joined the Company from PayPal Holdings, Inc., a leading technology platform company that enables digital and mobile payments on behalf of consumers and merchants worldwide, where he served as Vice President and General Manager of Global Credit beginning in 2013. From 2008 through 2012, Mr. Allocca was the Founder and Chief Executive Officer of Loan Science, LLC., one of the leading providers of loan portfolio analytics and management for banks, education companies, insurers and investment firms. Prior to that, he served as President and COO of Education Finance Partners, the nation’s fourth largest originator of private student loans, and held notable positions at Wells Fargo including Head of Personal Credit and SVP of Customer Acquisition and Integrated Marketing.

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Scott Sanborn has served as our Chief Executive Officer since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013, and Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. in literature from Tufts University. Mr. Sanborn was chosen as a member of our Board because of the perspective he brings as Chief Executive Officer and his long experience with our company.

Thomas Casey has served as our Chief Financial Officer since September 2016. Mr. Casey was previously the executive vice president and chief financial officer at Acelity L.P. Inc., a medical device company, from November 2014 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was executive vice president and chief financial officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as executive vice president and chief financial officer of Washington Mutual, Inc., vice president of General Electric Company and senior vice president and chief financial officer of GE Financial Assurance. Mr. Casey received his B.S. degree in accounting from King’s College in Wilkes-Barre, PA.

Sandeep Bhandari has served as our Chief Credit Officer since August 2015. From March 2000 to August 2015, Mr. Bhandari held various positions at Capital One Bank, where he most recently was the Assistant Chief Credit Officer at Capital One Bank and Venture Partner. Mr. Bhandari holds a B. Tech in mechanical engineering from the Indian Institute of Technology in Delhi and an M.B.A. from the Indian Institute of Management in Ahmedabad.

Timothy Bogan has served as our Chief Risk Officer since August 2016. Mr. Bogan previously served as our Chief Audit and Compliance Officer from November 2015 and Chief Audit Officer from July 2014. From January 2011 to July 2014, Mr. Bogan served as Vice President, Internal Controls and Operational Risk Management at Freddie Mac. Mr. Bogan holds B.S. in accounting from Boston College and is a Certified Public Accountant, Certified Financial Services Auditor and Arbitrator for FINRA.

Fergal Stack has served as Principal Accounting Officer and Corporate Controller since August 2017. Mr. Stack has 23 years of experience in accounting and controllership positions, most recently as a consultant that provides advisory services, including Controller functions for loan accounting, securitizations, valuation of assets, and allowance for loan losses, financial reporting and accounting policy and regulatory compliance reviews, to large financial institutions. Previously, Mr. Stack performed controllership functions for Washington Mutual and Fannie Mae.

Bradley Coleman served as our Corporate Controller since December 2013, Principal Accounting Officer from August 2016, and served as our Interim-Chief Financial Officer from August 2016 to September 2016. Prior to joining us, he served as Vice President, Finance at the Charles Schwab Corporation where he was responsible for technical accounting policy and financial reporting, and served as the controller of the Charles Schwab Bank. Prior to Charles Schwab, Mr. Coleman worked as a manager in the audit practice for KPMG, LLP. Mr. Coleman earned a B.S.B.A. in accounting from the University of San Francisco and is a Certified Public Accountant.

Patrick Dunne has served as our Chief Capital Officer since July 2016. From October 1991 to April 2016, Mr. Dunne served in various roles at Blackrock, Inc. (and its predecessor firms), and most recently served as Managing Director and Head of Global Markets & Investments for its iShares business and Head of BlackRock’s San Francisco office. He was a member of BlackRock’s Global Operating Committee, Americas Executive Committee, and the iShares Global Executive Committee. Mr. Dunne earned a B.A. degree in economics from the University of California at Berkeley in 1991 and an MS degree in management from the Stanford Graduate School of Business in 2000.

Russell Elmer has served as our General Counsel since September 2016. From February 2014 to September 2016, Mr. Elmer served as the Deputy General Counsel at eBay, Inc. and following its separation from eBay, Inc. in February 2015, PayPal Holdings, Inc. Before that, Mr. Elmer served as our Deputy General Counsel from August 2012 to February 2014. Prior to that, Mr. Elmer served as the General Counsel of Pricelock, Inc. from April 2009 to August 2012. Mr. Elmer also served as the General Counsel of E*TRADE Financial Corporation from 2001 to 2007 and 2008 to 2009. Mr. Elmer received a Juris Doctor from the University of California, Berkeley, School of Law and a Bachelor of Arts in Political Science and International Relations from Stanford University. He is a member of the State Bar of California.

Sameer Gulati has served as our Chief Operations Officer since May 2016. Previously, from August 2005, Mr. Gulati was a consultant at McKinsey & Company, where he served as partner and leader of the Digital Banking & Consumer Credit practice at McKinsey in London, UK. During his 11 years with McKinsey, he advised global and emerging financial services institutions on key initiatives in retail banking, consumer credit, digital payments, and risk management. Mr. Gulati holds a MBA in strategy and entrepreneurship from the University of Chicago Booth School of Business and a B.Tech in chemical engineering and computer science from the Indian Institute of Technology in New Delhi.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – LENDING CLUB

IEG Holdings has reproduced the information below from the most recently available public information provided in Lending Club’s definitive proxy statement on Schedule 14A, as filed with the SEC by Lending Club on April 24, 2017.

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, principal owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

In addition to the executive officer and director compensation arrangements discussed above, from January 1, 2016 to December 31, 2016, several of our executive officers and directors (including immediate family members) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates. The following tables summarizes these deposits and withdrawals:

	Year ended December 31, 2016
	Deposits	Withdrawals
Ciporin, Daniel	$—	$(46,897)
Coleman, Bradley	10,000	—
Crowe, Jeff	74,164	—
Dolan, Carrie	—	(15,000)
Gulati, Sameer	1,000	—
Mack, John	—	(202,817)
MacIlwaine, John	—	(2,500)
Laplanche, Renaud	—	(1,900,000)
Summers, Lawrence (1)	885,275	(885,275)
Total	$970,439	$(3,052,489)

(1)	Represents the redemption and contribution of Mr. Summer’s investment from one private fund advised by our registered investment advisor to a different private fund advised by our registered investment advisor.

All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

At December 31, 2016, Mr. Mack and our company had an aggregate ownership of approximately 27% of limited partnership interests in a holding company that participates in a family of funds with other unrelated third parties, which purchase whole loans and interests in whole loans from us. During the year ended December 31, 2016, this family of funds purchased $256.7 million of whole loans and interests in whole loans. During 2016, we earned $1.7 million in servicing fees and $81 thousand in management fees from this family of funds, and paid interest received from the borrowers of the underlying loans of $8.6 million to the family of funds. We believe that the sales of whole loans and interests in whole loans, and the servicing and management fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT – LENDING CLUB

IEG Holdings has reproduced the information below from the most recently available public information provided in Lending Club’s definitive proxy statement on Schedule 14A, as filed with the SEC by Lending Club on April 24, 2017.

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2017, by:

●	each of our directors;

●	each of our named executive officers;

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after March 31, 2017. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 402,844,213 shares of common stock outstanding as of March 31, 2017 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSU’s, options or other convertible securities held by that person that are exercisable within 60 days of March 31, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn (1)	4,227,822	1.03%
Thomas Casey (2)	225,893	*
Timothy Bogan (3)	332,958	*
Sameer Gulati (4)	396,679	*
Bradley Coleman (5)	384,785	*
John MacIlwaine (6)	828,941	*
Renaud Laplanche (7)	8,525,492	2.07%
Carrie Dolan (8)	1,903,242	*
Daniel Ciporin (9)	1,042,235	*
Jeffrey Crowe (10)	13,388,433	3.25%
John J. Mack (11)	3,058,359	*
Timothy Mayopoulos (12)	—	*
Mary Meeker (13)	2,360,396	*
John C. (Hans) Morris (14)	1,298,007	*
Lawrence Summers (15)	985,895	*
Simon Williams (16)	458,207	*
All executive officers and directors as a group (19 persons) (17)	40,037,429	9.72%
5% Stockholders:
Entities Affiliated with Shanda Media LTD (18)	57,739,270	14.02%
Entities Affiliated with Sands Capital Management, LLC (19)	29,256,320	7.11%
Entities Affiliated with Vanguard Group Inc. (20)	25,983,680	6.31%
Entities Affiliated with Morgan Stanley Investment Management Inc. (21)	24,164,719	5.87%
Entities Affiliated with Foundation Capital, LLC (22)	21,849,648	5.31%
Entities Affiliated with BlackRock, Inc. (23)	21,250,678	5.16%

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*	Represents beneficial ownership of less than 1%.

(1)	Represents (i) 820,385 shares held by Mr. Sanborn, (ii) 3,284,003 shares underlying stock options exercisable within 60 days, and (iii) 123,434 RSUs vesting within 60 days of March 31, 2017 held by Mr. Sanborn.

(2)	Represents (i) 17,393 shares held by Mr. Casey, (ii) 194,690 shares underlying stock options exercisable within 60 days, and (iii) 13,810 RSUs vesting within 60 days of March 31, 2017 held by Mr. Casey.

(3)	Represents (i) 37,843 shares held by Mr. Bogan, (ii) 143,738 shares underlying stock options exercisable within 60 days, and (iii) 151,377 RSUs vesting within 60 days of March 31, 2017 held by Mr. Bogan.

(4)	Represents (i) 96,306 shares held by Mr. Gulati, (ii) 22,890 shares underlying stock options exercisable within 60 days, and (iii) 277,483 RSUs vesting within 60 days of March 31, 2017 held by Mr. Gulati.

(5)	Represents (i) 75,352 shares held by Mr. Coleman, (ii) 230,000 shares underlying stock options exercisable within 60 days, and (iii) 79,433 RSUs vesting within 60 days of March 31, 2017 held by Mr. Coleman.

(6)	Based solely on the Exit Form 4 filed on January 20, 2017 and represents (i) 33,763 shares held by Mr. MacIlwaine, (ii) 795,178 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. MacIlwaine.

(7)	Based solely on the Exit Form 4 filed on May 9, 2016 and represents (i) 4,525,492 shares held by Renaud Laplanche and Natalia Dimtrieva, As Trustees of The Brant Point Trust U/A Dated 10/29/14, (ii) 4,000,000 shares held by Laplanche Dmitrieva Family 2012 Irrevocable Trust U/A DTD December 17, 2012.

(8)	Based solely on the Exit Form 4 filed on August 16, 2016 and represents (i) 1,672,381 shares held by Dolan Family Trust U/A DTD 1/27/2003, (ii) 220,000 shares held by Dolan Family 2014 Irrevocable GST Exempt Trust (iii) 10,861 shares held by Ms. Dolan.

(9)	Represents (i) 993,963 shares held by Mr. Ciporin and (ii) 48,272 shares held by Daniel Ciporin 2014 Family Trust.

(10)	Represents (i) 44,255 shares held by Jeffery Crowe, (ii) 483,914 shares held by the Crowe Family Trust, 12/22/88, of which Mr. Crowe is a Trustee, (iii) 38,244 shares held by the Laura Bassell Crowe Irrevocable Trust I, Katherine Bassell Crowe Irrevocable Trust I, and the Molly Bassell Crowe Irrevocable Trust I, of which Mr. Crowe is a Trustee (each beneficially own 12,748 shares), and (iv) 12,822,020 shares held by Norwest Venture Partners X, L.P. The general partner of Norwest Venture Partners X, L.P. is Genesis VC Partners X, LLC. The managing member of Genesis VC Partners X, LLC is NVP Associates, LLC. Promod Haque, Matthew Howard and Jeffrey Crowe, a member of our board of directors, are officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners X, L.P. The address of Norwest Venture Partners X, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.

(11)	Represents (i) 1,472,827 shares held by Mr. Mack, and (ii) 1,585,532 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. Mack.

(12)	Mr. Mayopoulos does not hold any shares or have any RSUs vesting within 60 days of March 31, 2017.

(13)	Represents (i) 221,080 shares held by Ms. Meeker and (ii) 2,139,316 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, the Funds). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker, a member of our board of directors, are managing members of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, may be deemed to share voting and investment power over the shares held by the Funds.

(14)	Represents (i) 34,217 shares held by Mr. Morris and (ii) 1,263,790 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. Morris.

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(15)	Represents (i) 21,692 shares held by Mr. Summers, (ii) 176,098 shares held by LHS 2016 Qualified Annuity Trust LC, (iii) 2,500 shares held by a relative of Mr. Summers, and (iv) 785,605 shares held by LHS 2017 Qualified Annuity Trust LC.

(16)	Represents 278,207 shares held by Mr. Williams, of which 128,000 are held by Camelot Financial Capital Management, LLC, an entity 100% beneficially owned by Mr. Williams and (ii) 180,000 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. Williams.

(17)	Represents (i) 31,171,022 shares, (ii) 8,027,092 shares underlying stock options exercisable within 60 days, and (iii) 839,315 RSUs vesting within 60 days of March 31, 2017 held by our executive officers and directors as a group.

(18)	Represents 57,739,270 shares held by Shanda Asset Management Holdings Limited. Mr. Chen, through his ownership of Shanda Media Limited, may be deemed to share voting and dispositive power over the Shares beneficially owned by Shanda Media Limited. Shanda Media Limited, through its ownership of Premium Lead Company Limited, may be deemed to share voting and dispositive power over the Securities beneficially owned by Premium Lead Company Limited. Premium Lead Company Limited, through its ownership of Shanda Technology Overseas Capital Company Limited, may be deemed to share voting and dispositive power over the Securities beneficially owned by Shanda Technology Overseas Capital Company Limited. Shanda Technology Overseas Capital Company Limited, through its ownership of Shanda Asset Management Holdings Limited, may be deemed to share voting and dispositive power over the Securities directly held by Shanda Asset Management Holdings Limited. The address of Shanda Asset management Holdings Limited is 8 Stevens Road, Singapore, 257819.

(19)	Based solely on the Schedule 13G filed on February 14, 2017. Represents 25,256,320 shares held by Sands Capital Management, LLC and beneficially owned by clients of Sands Capital Management, LLC. Sands Capital Management, LLC clients include pension plans, endowments, foundations, mutual funds, charities, state and municipal government entities, Taft-Hartley plans, families, and individuals, among other types. The advisory clients of Sands Capital Management, LLC do not individually own more than 5% of the outstanding shares. The address of Sands Capital Management, LLC is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.

(20)	Based solely on the Schedule 13G filed on February 10, 2017. Represents 25,983,680 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries as of December 31, 2016. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(21)	Based solely on the Schedule 13G filed on February 11, 2016. Represents 24,164,719 shares held by Morgan Stanley and Morgan Stanley Investment Company Inc., and beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the “MS Reporting Units”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”). The address of MS is 1585 Broadway, New York, New York 10036.

(22)	Based solely on the Schedule 13G filed on February 8, 2017. Represents (i) 21,632,144 shares held by Foundation Capital VI, L.P. (FC6) and (ii) 217,504 shares held by Foundation Capital VI Principals Fund, L.L.C. (FC6P). Foundation Capital Management Co. VI, L.L.C. (FCM6) serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FCM6 possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. Paul R. Holland is a manager of FC6. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94105.

(23)	Based solely on the Schedule 13G filed on January 30, 2017. Represents 21,250,678 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries as of December 31, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section describes the material U.S. federal income tax consequences of the offer and the acquisition of Lending Club shares, taken together, to “U.S. holders” (as defined below) of Lending Club shares, and with respect to such U.S. federal income tax matters addressed herein as to which affirmative conclusions of our tax counsel, Legal & Compliance, LLC, are made, constitute the opinion of said tax counsel. This summary is based on provisions of the Code, final, temporary or proposed U.S. Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

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For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Lending Club shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Lending Club shares, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding Lending Club shares, please consult your tax advisor.

This discussion only addresses holders of Lending Club shares that are U.S. holders and hold their Lending Club shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax or the tax on net investment income, holders whose functional currency is not the U.S. dollar, holders who hold their Lending Club shares as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their Lending Club shares through the exercise of employee stock options or other compensation arrangements, and holders who exercise dissenters’ rights). In addition, no information is provided herein with respect to the tax consequences of the offer and the merger under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the U.S. federal income tax.

ALL HOLDERS OF LENDING CLUB SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER AND THE ACQUISITION TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Treatment of the Offer and the Acquisition as a Taxable Event as Opposed to a Tax-Free Reorganization

We expect that the offer to acquire the Lending Club common stock hereunder and IEG Holding’s acquisition of said shares as contemplated herein would constitute a taxable event to any holders of Lending Club common stock engaging in such exchange of stock since, among other things, the offer and acquisition documented in this prospectus is not in pursuance of a plan of reorganization within the meaning of Section 368(a) of the Code. Accordingly, the U.S. federal income tax consequences to holders of Lending Club shares who receive shares of IEG Holdings common stock in exchange for their Lending Club shares pursuant to the offer and acquisition generally will be as described below. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the offer and the acquisition. There also can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described below.

For the offer and acquisition to qualify as a “reorganization” within the meaning of the tax deferred recognition provisions of the Code, including the stock for stock, non-taxable provisions embodied under Section 368(a)(1)(B) thereof, the prospective exchange of IEG Holdings common shares for Lending Club common shares would need to be both in pursuance of a plan of reorganization of each of IEG Holdings and Lending Club, and IEG Holdings would need to be in control of Lending Club immediately after the acquisition. “Control” for purposes of qualifying as a non-recognition transaction under the Code, including a stock for stock exchange under Section 368(a)(1)(B), means the ownership of stock of the target (Lending Club) possessing at least 80% of the total combined voting power of all classes of stock entitled to vote, and at least 80% of the total number of shares of all other classes of stock of the corporation. We anticipate that the offer and acquisition hereunder will not constitute a “reorganization” for purposes of satisfying that requisite element for the proposed stock for stock exchange to be on a non-taxable basis in accordance with Section 368(a)(1)(B). Accordingly, failing qualification as a “reorganization” as contemplated under the Code, the U.S. federal income tax consequences to Lending Club stockholders who would receive shares of IEG Holdings common stock in exchange for IEG Holding common shares pursuant to offer and acquisition hereunder would constitute a taxable event as explained in the following paragraph.

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Holders of Lending Club shares would recognize gain or loss for U.S. federal income tax purposes to the extent of the difference between their adjusted tax bases in their Lending Club shares and the fair market value of the IEG Holdings common stock shares that they would exchange for. To the extent that the holders of Lending Club common shares who elected to exchange for IEG Holdings common shares held their Lending Club common shares as capital assets and had income tax bases in those shares in excess of the market value of the shares of IEG Holdings common exchanged for, they would recognize a capital loss in the amount of such difference. Conversely, to the extent that the fair market value of the shares of IEG Holdings common stock had a fair market value in excess of their tax bases in the Lending Club common shares exchanged, such persons would realize a currently recognizable capital gain. Depending upon the holding period of their Lending Club shares, the capital gain or loss recognized by them would be either short or long term. Under the Code, a holding period of a capital asset, such as the shares of Lending Club common stock are assumed for purposes of this discussion to be to their holders, of one year or more would result in the capital gain or loss upon their exchange being long-term for federal income tax purposes (and short-term in cases in which such exchanged Lending Club shares were held less than one year). The aggregate tax bases of the shares of IEG Holdings common stock received by them in such exchange transactions would be equal to their fair market value as of the date of exchange, or, expressed another way, equal to their bases in the Lending Club shares surrendered, increased by any capital gain recognized on the exchange and reduced by any capital loss on the exchange.

The deductibility of any capital losses sustained by the former holders of Lending Club common shares would be subject to the limitations imposed under Sections 165, 1211 and 1212 of the Code. The holders of Lending Club common stock are encouraged to seek the advice of their own tax advisors to further clarify the tax effect described herein.

Reporting

Lending Club stockholders who would exchange their shares would report the exchange of their Lending Club common shares for shares of IEG Holdings common stock, and their respective gains or losses, on their appropriate personal or entity, as applicable, income tax returns for their tax years within which the date of their exchange of their Lending Club common shares occurred, which as to calendar year end tax year shareholders would be 2017 if completed by the date contemplated in this prospectus.

DESCRIPTION OF IEG HOLDINGS CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated articles of incorporation, as amended, our amended and restated bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended, and our amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement on Form S-4 of which this prospectus/offer to exchange forms a part.

Authorized Capital Stock

As of January 4, 2018, our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share. At January 4, 2018, we had 17,463,449 shares of common stock issued and outstanding. As of January 4, 2018, we had no shares of Series H preferred stock issued and outstanding. Effective June 17, 2015, the Series B, Series C, Series D and Series E preferred stock were cancelled. Effective January 1, 2016, the Series F and Series G preferred stock were entirely converted and/or redeemed. Effective March 31, 2016, the Series A preferred stock was entirely converted. Effective May 16, 2016, the Series A, Series F and Series G preferred stock were cancelled. As of December 31, 2017, all shares of Series H preferred stock have been converted or cancelled.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

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Preferred Stock

The preferred stock is issuable in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Description of Series H Preferred Stock

Our amended and restated articles of incorporation, as amended, authorize 10,000,000 shares of Series H preferred stock, of which no shares are outstanding as of January 4, 2018. There are no sinking fund provisions applicable to our Series H preferred stock.

Ranking. The Series H preferred stock ranks pari passu with any other series of preferred stock subsequently designated by IEG Holdings and not designated as senior securities or subordinate to the Series H preferred stock.

Liquidation Preference. In the event of a liquidation or winding up of IEG Holdings, a holder of Series H preferred stock will be entitled to receive $1.00 per share of Series H preferred stock.

Dividends. The Series H preferred stock is not entitled to receive dividends.

Conversion. At 5:00 p.m., Eastern time, on December 31, 2017, each issued and outstanding share of Series H preferred stock will automatically convert into shares of common stock on the basis of one share of common stock for each share of Series H preferred stock.

Voting. The Series H preferred stock has no right to vote on any matter to come before our stockholders; provided, however, that the affirmative vote at least 50% of the then outstanding Series H preferred shares is required for any change to our articles of incorporation, as amended, which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series H preferred stock.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, as Amended, and Our Amended and Restated Bylaws

Provisions of our amended and restated articles of incorporation, as amended, and our amended and restated bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders. Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the board of directors or by the president, and shall be called by the president or the secretary at the request in writing of record stockholders owning at least 10% of shares outstanding and entitled to vote.

Removal of Directors; Vacancies. Our amended and restated bylaws provide that a director may be removed from office with or without cause, at any time, by the affirmative vote of a plurality of the votes of the issued and outstanding stock entitled to vote for the election of directors, at a special meeting of the stockholders called and held for that purpose. A vacancy on the board of directors may be filled only by stockholders at such meeting, or if the stockholders fail to fill such vacancy, by a majority of the directors then in office.

Amendment of Bylaws. Our amended and restated bylaws provide that our board of directors may amend or repeal the amended and restated bylaws, or new bylaws may be adopted by the board of directors, at any time without stockholder approval. Allowing the board to amend our amended and restated bylaws without stockholder approval enhances board control over our bylaws.

Preferred Stock. Our amended and restated articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

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Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer, holders of Lending Club shares will become holders of IEG Holdings common stock. IEG Holdings is a Florida corporation and Lending Club is a Delaware corporation.

The following is a summary of the material differences between the current rights of Lending Club stockholders under Delaware law and the current rights of IEG Holdings stockholders under Florida law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of IEG Holdings and Lending Club stockholders. This summary is qualified in its entirety by reference to Delaware and Florida law and IEG Holdings’ and Lending Club’s respective constituent documents. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

	Lending Club (Delaware Law)	IEG Holdings (Florida Law)
Action by Directors Without a Meeting	Permits directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting.	Permits directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting.

Number of Directors	The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.	The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in the articles of incorporation or the bylaws.

Classified Board of Directors	Permits a corporation’s bylaws to provide for a classified board of directors. Permits a maximum of three classes of directors.	Permits a corporation’s bylaws to provide for a classified board of directors. Permits a maximum of three classes of directors.

Removal of a Director	A majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.	Stockholders may remove directors with or without cause at a meeting expressly called for that purpose by a vote of the holders of a majority of shares entitled to vote at an election of directors, unless the corporation’s articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group, only stockholders of that voting group may take part in the vote to remove the director. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal. However, in the event directors are elected by cumulative voting, directors may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against such removal.

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Procedures for Filling Vacant Directorships	Unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.	Subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by the stockholders, unless the articles of incorporation provide otherwise.

Stockholder Consent to Action Without a Meeting	Unless otherwise provided in the certificate of incorporation, any action that can be taken at such meeting can be taken without a meeting if written consent thereto is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.	Unless the articles of incorporation provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock, having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing. Additionally, Florida law requires the corporation to give notice within 10 days of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

Right to Call Meetings	Special meetings of the stockholders may be called by the Board of Directors or such other persons as are authorized in the certificate of incorporation or bylaws.	Special meetings of stockholders may be called by the board of directors or by any other person authorized in the articles of incorporation or bylaws to call a special stockholder meeting or by written request by the holders of not less than 10% of all shares entitled to vote (unless a greater percentage, not to exceed 50%, is specified in the articles of incorporation).

Charter Amendments	Amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation’s stock entitled to vote thereon, unless the certificate of incorporation provides for a greater number.	Requires approval of the holders of a majority of all outstanding shares entitled to vote, with each stockholder being entitled to one vote for each share so held, to approve proposed amendments to a corporation’s articles of incorporation, unless the articles of incorporation or the bylaws provide for different proportions.

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Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose.	A stockholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and stockholders resolutions, certain written communications to stockholders, a list of the names and business addresses of the corporation’s directors and officers, and the corporation’s most recent annual report during regular business hours only if the stockholder gives at least five business days’ prior written notice to the corporation. In addition, a stockholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours only if the stockholder gives as least five business days’ prior written notice to the corporation and (a) the stockholder’s demand is made in good faith and for a proper purpose, (b) the demand describes with particularity its purpose and the records to be inspected or copied and (c) the requested records are directly connected with such purpose. Florida law also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding stockholder has, within two years preceding such demand, sold or offered for sale any list of stockholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of stockholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

Distributions and Dividends	Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.	Under Florida law, unless otherwise provided in the articles of incorporation, a corporation may pay distributions, including repurchases of stock, unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount needed, if the corporation were dissolved at the time the distribution was paid, to satisfy the preferential rights of stockholders whose preferential rights upon dissolution of the corporation are greater than those of the stockholders receiving the dividend.

191

Business Combination Statutes	Delaware law prohibits certain transactions between a Delaware corporation and an “interested stockholder,” which is broadly defined as a person (including the affiliates and associates of such person) that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation. This provision prohibits certain business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate market value of 10% or more of either the consolidated assets of a company, and certain transactions that would increase the interested stockholder’s proportionate share of ownership in a company or grant the interested stockholder disproportionate financial benefits) between an interested stockholder and a company for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination or the transaction in which the stockholder became an interested stockholder is approved by such company’s board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of such company in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

Florida law contains provisions that are intended to benefit companies that are the object of takeover attempts and their stockholders, and applies to Florida corporations that have (1) 100 or more stockholders, (2) its principal place of business, its principal office or substantial assets in Florida, and (3) either (a) more than 10% of its stockholders reside in Florida, (b) more than 10% of its shares are owned by residents of Florida, or (c) 1,000 of its stockholders reside in Florida. Shares held by banks (except as trustee or guardian), brokers, or nominees are disregarded for purposes of calculating the percentage or number of residents.

Florida’s control share acquisition statute provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless such voting rights are approved by a majority of the shares entitled to vote, excluding the interested shares. The thresholds specified in Florida law are the acquisition of a number of shares representing: (a) 20% or more, but less than 33% of the voting power of the corporation, (b) 33% or more but less than a majority of the voting power of the corporation, or (c) a majority or more of the voting power of the corporation. This statute does not apply if, among other things, the acquisition is (a) approved by the corporation’s board of directors before the acquisition, (b) pursuant to a pledge or other security interest created in good faith and not for the purpose of circumventing the statute, (c) pursuant to the laws of intestate succession or pursuant to gift or testamentary transfer, or (d) pursuant to a statutory merger or share exchange to which the corporation is a party. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation’s articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the stockholders of the corporation and the acquiring stockholder acquires a majority of the voting power of the corporation, all stockholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters’ rights.

192

Right of Stockholders to Vote on Certain Matters	Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances, on the acquisition by merger directly into the surviving corporation in cases where: (x) the agreement of merger does not amend the certificate of incorporation of such corporation; (y) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the corporation after the effective date of the merger; and (z) either no shares of common stock of the surviving corporation, and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.	In general, Florida law provides that mergers, share exchanges or a sale of substantially all of the assets of the corporation other than in the usual and regular course of business, must be approved by a majority vote of each voting group of shares entitled to vote on such transaction; however, the FBCA requires that a merger or share exchange must be approved by each class entitled to vote on such transaction by a majority of the votes entitled to vote on such transaction by that class. Florida law also provides that the articles of incorporation or the board of directors recommending the transaction may require a greater affirmative vote.

Appraisal Rights	Under Delaware law, stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or if such stock is held of record by more than 2,000 stockholders, or in the case of a merger in which a Delaware corporation is the surviving corporation, if:	Under Florida law, dissenting stockholders who follow prescribed statutory provisions, are, in certain circumstances, entitled to appraisal rights in the event of (a) the consummation of a plan of merger or consolidation; (b) the consummation of a sale or exchange of all of substantially all the assets of a corporation other than in the usual and regular course of business; (c) amendments to the articles of incorporation if the stockholder is entitled to vote on the amendment and if such amendment would adversely affect the rights or preferences of

193

●	the agreement of merger does not amend the certificate of incorporation of the surviving corporation;	stockholders; (d) consummation of a plan of share exchange to which the corporation is a party as the corporation, the shares of which will be acquired, if the stockholder is entitled
●

each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of the surviving corporation after the effective date of the merger; and

to vote on the plan; (e) the approval of a control-share acquisition pursuant to Florida law; and (f) any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting stockholder is entitled to dissent and obtain payment for his shares.
●	the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.	Under Florida law, unless the articles of incorporation provide otherwise, no appraisal rights are available for the shares of any class or series of stock, which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (“NASD”) or (2) held of record by more than 2,000 stockholders.

Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would still have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than:

●	shares of stock of the surviving corporation;

●	of any other corporation whose shares will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

●	held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or

●	a combination of such shares and cash.

Otherwise, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

194

Indemnification of Directors and Officers

Delaware law permits a corporation to indemnify directors, officers, employees, or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding, other than an action by or in the right of the corporation, to which such director, officer, employee or agent may be a party, provided such a director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the corporation, or (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the corporation against a director, officer, employee or agent, the corporation has the power to indemnify such director, officer, employee or agent for reasonable expenses incurred in connection with such suit (a) if such person acted in good faith and in a manner not opposed to the best interests of the corporation, and (b) if found liable to the corporation, only if ordered by a court of law. Section 145 of the DGCL provides that such section is not exclusive of any other indemnification rights which may be granted by a corporation to its directors, officers, employees or agents.

Delaware law provides for the advancement of expenses for such proceedings upon receipt of a similar undertaking; such undertaking, however, need not be in writing. Delaware law does not require that such director give an affirmation regarding his conduct in order to receive an advance of expenses.

Delaware law permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) failing to act in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) declaring an improper dividend or approving an illegal stock purchase or redemption.

Florida generally permits a corporation to indemnify its officers, directors, employees and agents against liability, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Florida law applies a similar standard in derivative actions, except that indemnification may be made only for (a) expenses (including attorneys’ fees) and certain amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement; and (b) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto.

Florida law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Under Florida law, a director is not personally liable for monetary damages to the corporation, stockholders or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless (a) the director breached or failed to perform his duties as a director and (b) such breach or failure constitutes (1) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, (3) a circumstance resulting in an unlawful distribution, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interests of the corporation or willful misconduct, or (5) in a proceeding by or in the right of one other than the corporation or a stockholder, recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

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LEGAL MATTERS

The validity of the securities offered by this prospectus/offer to exchange will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, Florida.

EXPERTS

The consolidated balance sheets of IEG Holdings Corporation as of December 31, 2016 and 2015 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2016 and 2015 included in this prospectus/offer to exchange have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Lending Club appearing herein, and Lending Club’s effectiveness of internal control over financial reporting as of December 31, 2016 included herein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included in Lending Club’s Annual Report on Form 10-K for the year ended December 31, 2016. Pursuant to Rule 439 under the Securities Act, IEG Holdings requires the consent of Lending Club’s independent auditors to include herein or incorporate by reference their audit reports included in Lending Club’s Annual Report on Form 10-K for the year ended December 31, 2016 in this prospectus/offer to exchange and, because such consent has not been received, such audit reports are not included herein or incorporated herein by reference. IEG Holdings has requested and, as of the date hereof, has not received such consent from Lending Club’s independent auditors. IEG Holdings has requested that the SEC dispense with such consent requirement pursuant to Rule 437 under the Securities Act. If IEG Holdings receives this consent, IEG Holdings will promptly file it as an exhibit to IEG Holdings’ registration statement of which this prospectus/offer to exchange forms a part.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Florida law, our amended and restated articles of incorporation, as amended, and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE TO OBTAIN MORE INFORMATION

IEG Holdings and Lending Club file annual, quarterly and current reports, proxy statements and other information with the SEC. Lending Club stockholders may read and copy any reports, statements or other information that IEG Holdings or Lending Club file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. IEG Holdings’ and Lending Club’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

IEG Holdings has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of IEG Holdings common stock to be issued in the offer. This document is a part of that registration statement. IEG Holdings has, and may in the future, file amendments to such registration statement. In addition, on January 5, 2018, IEG Holdings filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. IEG Holdings has, and may in the future, file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting Okapi Partners LLC, the information agent, toll free at (855) 208-8903, or from the SEC at the SEC’s website at www.sec.gov.

196

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Florida Business Corporation Act allows us to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our amended and restated articles of incorporation, as amended, provide that our directors and officers shall be indemnified and the Company shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.

Our amended and restated bylaws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 5, 2018.

IEG Holdings Corporation

By:
Paul Mathieson,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 5, 2018.

Name	Title

/s/ Paul Mathieson	President and Chief Executive Officer and Director
Paul Mathieson	(Principal Executive Officer and Principal Financial and
Accounting Officer)

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INDEX TO FINANCIAL STATEMENTS

IEG HOLDINGS CORPORATION

F-1

LENDINGCLUB CORPORATION

Page

Financial statements and notes thereto, as contained in Lending Club’s annual report on Form 10-K for the fiscal year ended December 31, 2016:

Consolidated Balance Sheets	F-34

Consolidated Statements of Operations	F-35

Consolidated Statements of Comprehensive Income (Loss)	F-36

Consolidated Statements of Changes in Stockholders’ Equity	F-37

Consolidated Statements of Cash Flows	F-38

Notes to Consolidated Financial Statements	F-40

Unaudited financial statements and notes thereto, as contained in Lending Club’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2017:

Condensed Consolidated Balance Sheets	F-84

Condensed Consolidated Statements of Operations	F-85

Condensed Consolidated Statements of Comprehensive Income (Loss)	F-86

Condensed Consolidated Statements of Cash Flows	F-88

Notes to Condensed Consolidated Financial Statements	F-90

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of IEG Holdings Corporation:

We have audited the accompanying consolidated balance sheets of IEG Holdings Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016. IEG Holdings Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IEG Holdings Corporation and Subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 6, 2017

15821 VENTURA BOULEVARD, SUITE 490, ENCINO, CALIFORNIA 91436 PHONE: (818) 461 - 0600 ● FAX: (818) 461 - 0610

F-3

IEG HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND DECEMBER 31, 2015

	December 31, 2016	December 31, 2015
ASSETS
ASSETS
Cash and cash equivalents	$322,441	$485,559
Loans receivable, net, note 2	6,374,908	7,124,702
Other receivables	84,851	76,262
Prepaid expenses	12,955	7,276
Property and equipment, net, note 3	19,322	28,511
Security deposits	7,470	35,839

TOTAL ASSETS	$6,821,947	$7,758,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$1,060	$96,441
Deferred rent	-	11,522

TOTAL LIABILITIES	1,060	107,963

COMMITMENTS AND CONTINGENCIES, note 9

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value; 50,000,000 shares authorized, 0 and 1,160,000 shares issued and outstanding at December 31, 2016 and December 31, 2015 respectively, note 6	-	1,160
Common stock, $0.001 par value; 300,000,000 shares authorized, 9,714,186 and 2,887,428 shares issued and outstanding at December 31, 2016 and December 31, 2015 respectively, note 6	2,233,182	2,165,405
Additional paid-in capital	29,698,025	26,025,071
Prepaid preferred share redemption	-	(160,000)
Accumulated deficit	(25,110,319)	(20,381,450)

TOTAL STOCKHOLDERS’ EQUITY	6,820,887	7,650,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,821,947	$7,758,149

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-4

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
REVENUES
Interest revenue	$2,086,976	$1,789,701
Other revenue	48,070	45,464

TOTAL REVENUES	2,135,046	1,835,165

OPERATING EXPENSES
Salaries and compensation	1,592,990	2,126,243
Other operating expenses	1,561,045	1,399,157
Consulting	1,154,465	1,013,690
Provision for credit losses	1,865,362	1,134,518
Advertising	373,350	950,905
Rent	178,678	244,621
Travel, meals and entertainment	141,686	129,351
Depreciation and amortization	8,618	14,124

TOTAL OPERATING EXPENSES	6,876,194	7,012,609

LOSS FROM OPERATIONS	(4,741,147)	(5,177,444)

OTHER INCOME (EXPENSE)
Interest expense	-	(527,921)
Miscellaneous income (expense)	12,278	7,167

TOTAL OTHER INCOME (EXPENSE)	12,278	(520,754)

NET LOSS	$(4,728,869)	$(5,698,198)

Dividends on preferred shares	(35,517)	(311,056)

Net loss attributable to common stockholders	(4,764,386)	(6,009,254)

Net loss attributable to common stock per share, basic and diluted	$(0.60)	$(2.52)

Weighted average number of common shares outstanding, basic and diluted	7,918,922	2,381,257

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-5

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

			Preferred Stock
	Common Stock *		Series A		Series F		Series G		Series H		Additional Paid-in	Prepaid Preferred Share	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Redemption	Receivable	Deficit	Total
Balance, January 1, 2015	2,158,110	$2,158,111	1,000,000	$1,000	1,400,000	$1,400	-	$-	-	$-	$14,914,705	$-	$-	$(14,683,252)	$2,391,964

Issuance of shares at $10.00	432,608	4,326									4,321,760				4,326,086

Issuance of Preferred Shares	-	-	-	-	600,000	600	5,669,500	5,670	160,000	160	6,423,071			-	6,429,500

Issuance of shares at $50.00	13,437	134									671,756				671,890

Conversion of Preferred Shares to Common Shares	283,273	2,833	-	-	(2,000,000)	(2,000)	(5,509,500)	(5,510)	(160,000)	(160)	4,836	-		-	-

Prepaid Preferred Share Redemption												(160,000)			(160,000)

Preferred Dividends	-	-	-	-	-	-	-	-	-	-	(311,056)	-		-	(311,056)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,698,198)	(5,698,198)

Balance, December 31, 2015	2,887,428	$2,165,405	1,000,000	$1,000	-	$-	160,000	$160	-	$-	$26,025,071	$(160,000)	$-	$(20,381,450)	$7,650,186

Prepaid Preferred Share Redemption							(160,000)	(160)			(159,840)	160,000			-

Issuance of shares at $50.00	370	4									18,496				18,500

Issuance of Preferred Shares	-	-	-	-					3,071,000	3,071	3,067,929		(2,825,000)	-	246,000

Conversion of Preferred Shares to Common Shares	6,400,000	64,000	(1,000,000)	(1,000)							(63,000)	-		-	-

Issuance of shares at $10.00	386,718	3,867									3,863,321				3,867,188

Buyback of shares	(14,750)	(148)									(208,952)				(209,099)

Issuance of shares for reverse split rounding	218	0									-				-

Issuance of shares for consulting fee offset	5,000	5									12,495				12,500

Conversion of Preferred Shares to Common Shares	49,200	49							(246,000)	(246)	197				-

Preferred Share Cancellation									(2,825,000)	(2,825)	(2,822,175)		2,825,000		-

Preferred Dividends	-	-	-	-	-	-	-	-	-	-	(35,517)	-		-	(35,517)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(4,728,869)	(4,728,869)

Balance, December 31, 2016	9,714,186	$2,233,182	-	$-	-	$-	-	$-	-	$-	29,698,025	$-	$-	$(25,110,319)	$6,820,887

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-6

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	December 31, 2016	December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,728,869)	$(5,698,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses	1,865,362	1,134,518
Depreciation and amortization	8,618	14,124
Amortization of loan costs	-	77,781
Loss on disposal of assets	571	12,582
Changes in assets - (increase) decrease:
Other receivables	(8,589)	(50,380)
Prepaid expenses	(5,679)	(7,276)
Deposits	28,369	3,490
Changes in liabilities - increase (decrease):
Accounts payable and accrued expenses	74,118	452,285
Deferred rent	(11,522)	(16,906)
Deferred salary	-	118,412

NET CASH USED IN OPERATING ACTIVITIES	(2,777,621)	(3,959,568)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans receivable originated	(3,120,000)	(5,381,851)
Loans receivable repaid	2,004,433	1,438,946
Advances to CEO	-	(95,003)
Purchase of property & equipment	-	(19,117)

NET CASH USED IN INVESTING ACTIVITIES	(1,115,567)	(4,057,025)

CASH FLOWS FROM FINANCING ACTIVITIES:
Preferred dividends paid	(35,517)	(220,974)
Proceeds from short-term loans	-	400,000
Payments on short-term loans	-	(400,000)
Repayment of senior debt	-	(2,230,000)
Prepaid preferred share redemption		(160,000)
Payments for buyback of common stock	(209,099)	-
Proceeds from issuance of preferred stock	246,000	6,100,000
Proceeds from issuance of common stock	3,728,686	4,579,414

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,730,070	8,068,440

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(163,118)	51,847

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	485,559	433,712

CASH AND CASH EQUIVALENTS, END OF YEAR	$322,441	$485,559

Supplemental disclosures:
Interest paid in cash	$-	$508,800
Income taxes paid in cash	$2,134	$-
Issuance of common stock in lieu of repayment of accrued compensation	$-	$261,608
Issuance of preferred stock in lieu of consulting fees	$-	$279,500
Advance officer offset against preferred dividends & accrued compensation	$-	$95,003
Issuance of common stock in lieu of consulting fees	$169,500	$156,954

See report of independent registered public accounting firm and notes to consolidated Financial Statements

F-7

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The principal business activity of the Company is providing unsecured $5,000 and $10,000 consumer loans over a five-year term through its subsidiaries Investment Evolution Corporation and IEC SPV, LLC. The loans are offered under the consumer brand “Mr. Amazing Loans”. The Company is headquartered in Las Vegas, Nevada and originates consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, and Virginia via its online platform and distribution network. The Company is a licensed direct lender with state licenses and/or certificates of authority to lend in these 19 states and offers all loans within the prevailing statutory rates.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation and IEC SPV, LLC (collectively, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

The Company’s accounting and reporting policies are in accordance with U.S. generally accepted accounting principles and conform to general practices within the consumer finance industry.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements do not include any adjustments to reflect any possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities.

Liquidity

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue resulting from an increased average loan balance in 2016 as compared to 2015, and management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations through March 2018, which has alleviated the substantial doubt. Management’s plans include a continued reduction of advertising costs to continue reducing loan originations and related loan processing costs. There is also a significant reduction in consulting and professional fees due to minimized efforts and strategy for raising capital over the next 12 months. In addition, significant core operating costs have been cut from the Company starting in 2016 including reducing the number of employees from 12 to 6 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 as old leases expired. In addition, the CEO’s annual base consulting fee has been reduced to $1 per annum from January 1, 2017. Should the Company need, management will continue to reduce loan originations and now plans to utilize the cash flow from loan repayments for working capital needs. This will provide sufficient cash flow through at least March 2018. However, the Company intends, over the next 12 months, to seek additional capital via unsecured notes and/or preference shares to expand operations and the Company. Subsequent to year-end, the Board of Directors approved a stock repurchase program. Management has no intention to repurchase shares unless additional capital has been secured.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include short-term, highly liquid investments with an original maturity of three months or less.

Loans Receivable and Interest Income

The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

F-8

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At December 31, 2016, 83 loans with a total balance of $367,098 were delinquent or in default. At December 31, 2015, 80 loans with a total balance of $389,431 were delinquent or in default.

Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several factors, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, and the outstanding balance of the loan.

Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectable due to consumer specific circumstances.

The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are being provided using the straight-line method over the estimated useful lives of the assets as follows:

Classification	Life
Computer equipment	5 years
Furniture and fixtures	5-8 years

The Company amortizes its leasehold improvements over the shorter of their economic lives, which are generally five years, or the lease term that considers renewal periods that are reasonably assured. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

F-9

Operating Lease

The Company’s office lease in Las Vegas expires (unless renewed) on September 30, 2017.

Income Taxes

We account for income taxes using the liability method in accordance with the Financial Accounting Standards Board (“FASB“) Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $373,350 and $950,905 at December 31, 2016 and 2015, respectively.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) attributed to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

Reclassifications

Certain numbers from the prior period have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

The Company has adopted guidance issued by the FASB that defines fair value, establishes a framework for measuring fair value in accordance with existing generally accepted accounting principles, and expands disclosures about fair value measurements. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following table summarizes fair value measurements by level at December 31, 2016 for assets and liabilities measured at fair value on a recurring basis:

	Level I		Level II	Level III	Total
Cash		$322,441		1	$322,441
Loans receivable, net	$		-	6,374,908	$6,374,901

F-10

The following table summarizes fair value measurements by level at December 31, 2015 for assets and liabilities measured at fair value on a recurring basis:

	Level I		Level II	Level III	Total
Cash		$485,559			$485,559
Loans receivable, net	$		-	7,124,702	7,124,702

Loans receivable are carried net of the allowance for credit losses, which is estimated by applying historical loss rates of our portfolio and of other companies’ portfolios in the same industry with recent default trends to the gross loans receivable balance. The unobservable inputs used to calculate the fair value of these loans include historical loss rates, recent default trends and estimated remaining loan terms. Therefore, the carrying value of the loans receivable approximates the fair value.

Carrying amounts reported in the consolidated balance sheets for other receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

Recent Accounting Pronouncements

Recently Issued or Newly Adopted Accounting Standards

In August 2014, the FASB issued FASB ASU2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. FASB ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. These changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. These changes became effective for the Company for the 2016 annual period. Our adoption of these changes have no material impact on the consolidated financial statements.

In November 2015, the FASB issued ASU No 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. Adoption of these changes have no material impact on the consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update intends to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The new standard affects all entities that hold financial assets or owe financial liabilities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management is evaluating the impact of the adoption of these changes will have on the consolidated financial statements.

F-11

2.	LOANS RECEIVABLE

Loans receivable consisted of the following at December 31:

	2016	2015
Loans receivable	$7,587,349	$8,110,077
Allowance for credit losses	(1,212,441)	(985,375)
Loans receivable, net	$6,374,908	$7,124,702

A reconciliation of the allowance for credit losses consist of the following at December 31:

	2016	2015
Beginning balance	$985,375	$596,963
Provision for credit losses	1,865,362	1,134,518
Loans charged off	(1,638,296)	(746,106)
Ending balance	$1,212,441	$985,375
Basis of Assessment:
Individually	$-	$-
Collectively	$1,212,441	$985,375

The following is an age analysis of past due receivables as of December 31, 2016 and 2015:

	30-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Not Accruing
2016	$257,299	$163,590	$367,098	$787,987	$6,799,362	$7,587,349	$367,098
2015	$157,316	$153,623	$389,431	$700,370	$7,409,707	$8,110,077	$389,431

The Company’s primary credit quality indicator is the customer’s Vantage credit score as determined by Experian on the date of loan origination. The Company does not update the customer’s credit profile during the contractual term of the loan.

The following is a summary of the loan receivable balance as of December 31, 2016 and 2015 by credit quality indicator:

Credit Score	2016	2015
550-575	$16,264	$-
576-600	183,701	149,056
601-650	3,332,371	3,397,512
651-700	2,946,944	3,230,308
701-750	874,408	1,097,225
751-800	166,811	185,840
801-850	46,368	50,136
851-900	20,482	-
	$7,587,349	$8,110,077

3.	PROPERTY AND EQUIPMENT

At December 31, 2016 and 2015, property and equipment consists of the following:

	2016	2015
Computer equipment	$99,556	$111,196
Furniture and fixtures	21,303	21,303
Leasehold improvements	7,112	35,897
	127,971	168,396

Less accumulated depreciation and amortization	108,649	139,885

Total	$19,322	$28,511

Depreciation of property and equipment amounted to $8,618 and $14,124 during the years ended December 31, 2016 and 2015, respectively. Depreciation costs are included in the accompanying statements of operations in operating expenses.

F-12

4.	SENIOR DEBT

On August 21, 2015, we, through certain of our wholly owned subsidiaries, paid an aggregate of $1,676,954, representing all principal and accrued interest under the Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly owned subsidiaries. As a result, there is currently no outstanding balance under the Loan Agreement. However, the Loan Agreement continues in effect and we are subject to a net profit interest under which we are required to pay BFG 20% of the “Net Profit” of its subsidiary, IEC SPV, LLC, until 10 years from the date the loan is repaid in full (August 2015). Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans and reduced by servicing fee. The Net Profit arrangement can be terminated by us upon a payment of $3,000,000 to BFG. Net profit interest for the year ended December 31, 2016 and 2015 were $57,094 and $107,340, respectively. All loans receivable of the Company were pledged as collateral at December 31, 2016 for the fulfillment of the Net Profit calculation. As of December 31, 2016, $57,094 has been paid.

5.	WORKING CAPITAL LOANS

On April 13, 2015, the Company secured a $200,000 working capital loan to expand from Dr. L. Prasad, an investor in the Company. On June 24, 2015, the Company repaid $230,000 which comprised $200,000 principal and a $30,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from Domenic Tacca, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from CT Super, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

The effective interest rate on these loans was 81.1% for the year ended December 31, 2015.

6.     STOCKHOLDERS’ EQUITY

On January 1, 2016, pursuant to the terms of the Company’s Series G preferred stock, the Company exercised its right to redeem all of the unconverted outstanding shares of Series G preferred stock. On December 24, 2015, the Company early paid the holders of the 160,000 unconverted shares of Series G preferred stock an aggregate of $160,000. Following the redemption of the unconverted shares of Series G preferred stock, no shares of Series G preferred stock were outstanding.

On January 22, 2016, the Company issued an aggregate of 370 shares of the Company’s common stock at a price of $50.00 per share to a total of two existing stockholders, each of whom resided in Australia, for receipt of an aggregate of $18,500. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. An offering circular was used in connection with this offering.

On March 22, 2016, the Company issued an aggregate of 3,071,000 shares of the Company’s Series H preferred stock to a total of 12 existing stockholders, nine of whom resided in Australia and three of whom resided in the United Kingdom, in exchange for the receipt of $1.00 per share, representing an aggregate purchase price of $3,071,000. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance. In connection with this, the Company had a subscription receivable for $2,825,000.

On March 31, 2016, Paul Mathieson, the Company’s Chief Executive Officer and the sole holder of the Company’s Series A preferred stock notified the Company of his intention to convert all of his Series A preferred stock into Company common stock pursuant to the terms of the Series A preferred stock. The Company issued an aggregate of 6,400,000 shares of Company common stock pursuant to the conversion notice. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuance involved offers and sales of securities outside the United

F-13

States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance. Following the conversion, no shares of Series A preferred stock were outstanding.

On April 1, 2016, the Company effected a 1-for-100 reverse stock split of its outstanding shares of the common stock. Stockholders whose shares were converted into less than one share in the reverse stock split received cash payments equal to the fair value of those fractional interests. As a result, the Company repurchased a total of 1,793 shares of common stock from those stockholders whose shares of stock were converted into less than one share, for an aggregate purchase price of $130,769. Immediately after the reverse stock split, on April 1, 2016, the Company effected a 100-for-1 forward stock split and reduced the number of authorized shares of common stock from 3,000,000,000 to 200,000,000. The Company effected the reverse stock split followed immediately by the forward stock split in order to eliminate the administrative burden and costs associated with small stockholder accounts, and to provide stockholders with fewer than 100 shares of common stock with a cost-effective way to cash out their investments.

On April 12, 2016, the Company issued an aggregate of 2,000 shares of the Company’s common stock to MZ Group for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

On May 2, 2016, Company issued an aggregate of 243,967 shares of the Company’s common stock at a price of $10.00 per share to a total of 98 existing stockholders, all of whom resided in Australia, for an aggregate of $2,439,673 of which $87,000 was paid for in consulting services provided to the company. The securities issuances were exempt from registration under the Securities Act, in reliance on an exemption provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. An offering circular was used in connection with this offering.

On May 16, 2016, the Company filed articles of amendment (the “May 2016 Amendment”) to its amended and restated articles of incorporation, as amended. The May 2016 Amendment has the effect of:

(i)	Eliminating the Company’s Series A preferred stock, Series F preferred stock and Series G preferred stock, and

(ii)	Revising the terms of the Series H preferred stock to:

(a)	reduce the dividend rate on the Company’s Series H preferred stock from 10% per annum to 8% per annum,

(b)	extend the date after which the Company may redeem the unconverted outstanding shares of Series H preferred stock from June 30, 2016 to December 31, 2016,

(c)	extend the date on which the holders of Series H preferred stock may convert their shares into shares of the Company’s common stock from June 30, 2016 to December 31, 2016, and

(d)	remove the requirement to adjust the Series H preferred stock conversion ratio when the Company conducts a rights offering to its existing stockholders.

As of September 30, 2016, the aggregate number of shares which the Company had the authority to issue is 250,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share, and 50,000,000 shares are preferred stock, par value $0.001 per shares. At September 30, 2016, the Company had 9,672,723 shares of common stock issued and outstanding. At September 30, 2016, the Company also had 3,071,000 shares of Series H preferred stock issued and outstanding. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof.

The Series H preferred stock accrues dividends at the rate of 8% per annum. Each series of preferred stock ranks pari passu with each other series of preferred stock, and senior to the common stock of the Company, as to dividends, and upon liquidation, dissolution or a winding up of the Company. In the event of a liquidation or winding up of the Company, holders of the preferred stock shall be entitled to receive the stated value of $1 per share.

On September 6, 2016, the Company issued an aggregate of 5,000 shares of the Company’s common stock to MZ Group for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

F-14

On September 6, 2016, Company issued an aggregate of 135,751 shares of the Company’s common stock at a price of $10.00 per share to a total of 84 existing stockholders, 48 of whom resided in Australia and 36 of whom resided in United States, for an aggregate of $1,357,515. The securities issuances were registered pursuant to a registration statement on Form S-1 that was declared effective by the Securities and Exchange Commission on August 8, 2016.

On August 26, 2016, the Company’s board of directors and a stockholder holding a majority of the voting power of the Company’s issued and outstanding shares of common stock approved the following corporate actions:

1. Effect a reverse stock split of the outstanding shares of the Company’s common stock, at the ratio of 1-for-1,000 (the “Reverse Split”).

2. Immediately following the completion of the Reverse Split, effect a forward stock split on a 100-for-1 share basis (the “Forward Split”) and reduce the number of authorized shares of common stock from 200,000,000 to 40,000,000 (the “Authorized Share Reduction”).

The Reverse Split and Forward Split were effective on October 27, 2016 when they were approved by FINRA, as required. As a result, the Company repurchased a total of 129,571 shares of common stock from those stockholders whose shares of stock were converted into less than one share, for an aggregate purchase price of $78,330. Any fractional shares held after the Forward Split were rounded up to the next whole share. As a result of the rounding up of fractional shares, the Company issued an additional 218 shares on October 27, 2016. The Company’s 2015 Financial Statements have been retroactively restated to reflect this net 1-for-10 reverse split. The Company effected the reverse stock split followed immediately by the forward stock split in order to eliminate the administrative burden and costs associated with small stockholder accounts, and to provide stockholders with fewer than 1,000 shares of common stock with a cost-effective way to cash out their investments.

On December 5, 2016, the Company increased its authorized shares of common stock from 40,000,000 to 300,000,000.

On December 31, 2016, the Company issued an aggregate of 5,000 shares of the Company’s common stock to Worldwide Holdings, LLC for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

On December 31, 2016, pursuant to the terms of the Company’s Series H preferred stock, holders of an aggregate of 246,000 Series H preferred shares exercised their rights to convert their Series H preferred shares into 49,200 shares of the Company’s common stock. Also on December 31, 2016, following such conversions, the Company exercised its right to redeem all of the unconverted outstanding shares of Series H preferred stock and cancelled the 2,825,000 shares of Series H preferred stock for an aggregate amount of $2,825,000 which were subscribed to during 2016, but remained unpaid for. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuance involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance. Following the conversion, no shares of Series H preferred stock were outstanding. Following the redemption of the unconverted shares of Series H preferred stock, no shares of Series H preferred stock were outstanding.

Series H Preferred Stock

During the year ended December 31, 2016 and year ended December 31, 2015, the Company issued 3,071,000 and 160,000 of Series H convertible preferred stock, respectively, with a par value of $0.001 per share. As at December 31, 2016 there is no outstanding Series H preferred stock on issue.

7.      INCOME TAXES

The difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to pre-tax income (loss) is mainly related to an increase in the valuation allowance. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. Deferred income tax assets are mainly related to net operating loss carryforwards.

Management has chosen to take a 100% valuation allowance against the deferred income tax asset until such time as management believes that its projections of future profits make the realization of the deferred income tax assets more likely than not. Significant judgment is required in the evaluation of deferred income tax benefits and differences in future results from management’s estimates could result in material differences.

F-15

As of December 31, 2016, the Company has a net loss carryforward of approximately $21 million that may potentially be used to offset future Federal taxable income. This net loss carryforward will expire through 2036. In the event of statutory ownership changes, the amount of net operating loss carryforward that may be utilized in future years is subject to significant limitations.

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended December 31, 2016 and 2015. The Company files income tax returns with the Internal Revenue Service (“IRS”) and the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, and Virginia. All of the Company’s tax filings are still subject to examination. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized and such tax years are closed.

We utilize FASB ASC 740-10, “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The components of the income tax provision for fiscal year 2016 and 2015 were as follows:

	2016	2015
Current
Federal	$0	$0
State	0	0
	0	0
Deferred
Federal	0	0
State	0	0
	0	0

Total	$0	$0

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for fiscal year 2016 and 2015:

	2016	2015
Income tax computed at federal statutory tax rate	-34.0%	-34.0%
Non-deductible expenses	5.7	2.2
Change in Valuation allowance	28.3	31.8
Total	0%	0%

Significant components of the Company’s deferred tax assets and liabilities for income taxes for the fiscal years ended December 31, 2016 and 2015 are as follows:

F-16

	2016	2015
Deferred tax assets
Provision for credit losses	$412,000	$335,000
Deferred rent		4,000
Intangible assets	391,000	425,000
Net Operating loss carryforwards	7,400,000	5,650,000
Total deferred tax assets	8,203,000	6,414,000
Less: Valuation allowance	(8,203,000)	(6,414,000)
Net deferred tax assets	$0	$0

8.	CONCENTRATION OF CREDIT RISK

The Company’s portfolio of finance receivables is with consumers living throughout Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, and Virginia and consequently such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas.

The Company maintains cash at financial institutions which may, at times, exceed federally insured limits.

At December 31, 2016 the company had cash and cash equivalents exceeding insured limits by $85,596.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company renewed its operating facility lease effective October 1, 2016 under a non-cancelable operating lease that expires on 30 September 2017. Monthly rental payments under this lease are $4,693 plus a proportionate share of operating expenses. The Company previously had leases for operating facilities in Florida, Illinois and Arizona all of which terminated during 2016. Total rent expense for the year ended December 31, 2016 and 2015 was $178,678 and $244,621, respectively. The Company is responsible for certain operating expenses in connection with these leases.

Legal Matters

From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company is not involved in any legal proceedings at the present time.

Professional Consulting Contract

The Company had a professional consulting contract with its Chief Executive Officer (“CEO”), according to which, the Company paid $1,000,000 and health insurance for the year ended December 31, 2016. The Company was obligated to pay its CEO $1,000,000 annually plus health insurance, with a discretionary bonus to be determined by the Company’s Board on December 31, 2016. There was no bonus approved or paid for the year ended December 31, 2016.

Regulatory Requirements

State statutes authorizing the Company’s products and services typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the law. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules. In addition, when the staff of state regulatory bodies change, it is possible that the interpretations of applicable laws and regulations may also change.

Net Profit Interest

The Company has a net profit interest agreement with its lender, under which the Company pays 20% of its subsidiary IEC SPV LLC’s net profit to the lender (see note 4).

F-17

10.	RELATED PARTY TRANSACTIONS

Chief Executive Officer

Compensation to our Chief Executive Officer under the 2015 Consulting Contract totaled $1,000,000 for the year ended December 31, 2016. Compensation to our Chief Executive Officer under the 2015 Consulting Contract totaled $1,300,000 for the year ended December 31, 2015, of which, $220,079 was offset against common stock subscription.

Chief Operating Officer

Compensation to our Chief Operating Officer totaled $243,000 for the year ended December 31, 2016. Compensation to our Chief Operating Officer totaled $250,000 for the year ended December 31, 2015, of which, $20,000 was offset against common stock subscription.

VP Corporate Finance

Compensation to our VP Corporate Finance totaled $121,721 for the year ended December 31, 2015, of which $14,029 was offset against common stock subscription.

Consulting Fees

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $0 and $27,500, respectively, to Gilmour & Company Pty Ltd., which is owned by Ian Gilmour, a former director of IEG Holdings Corporation.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $29,800 and $27,500, respectively, to Matthew Banks, who is a former director of IEG Holdings Corporation. $20,000 of the $27,500 consulting fees incurred in year ended December 31, 2015 was paid, with the remaining $7,500 offset as consideration for common stock subscriptions by Ian Banks (Matthew Banks’ father).

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $29,800 and $27,500, respectively to R & H Nominees Pty Ltd which is owned by Harold Hansen, who is a former director of IEG Holdings Corporation.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred director fees totaling $0 and $4,500 to Comms Watch Pty Ltd, which is owned by Damien Mathieson, a former director and the brother of our Chief Executive Officer.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $40,000 and $318,857, respectively, to Clem Tacca, who is a shareholder of IEG Holdings Corporation, and related entities.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $82,886 and $66,098, respectively, to Ascendant SC Pty Ltd, which is a shareholder of IEG Holdings Corporation. $35,000 of the consulting fees incurred in 2016 were offset as consideration for Common Stock on May 2, 2016. $25,000 of the consulting fees incurred were offset as consideration for Series G Preferred Stock on June 19, 2015 and $10,000 of the consulting fees incurred were offset as consideration for common stock subscriptions at December 31, 2015.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $120,404 and $419,204, respectively, to Frank Wilkie, who is a shareholder of IEG Holdings Corporation, and related entities. $70,250 of the $419,204 consulting fees incurred in the year ended December 31, 2015 was paid, with $224,500 offset as consideration for Series G Preferred Stock on June 19, 2015 and $124,454 offset as consideration for common stock subscriptions.

During the years ended December 31, 2016 and December 31, 2015, the Company incurred consulting fees totaling $50,700 and $75,000, respectively, to Judith Willoughby, who is a shareholder of IEG Holdings Corporation, and related entities. $55,000 of the $75,000 consulting fees incurred in the year ended December 31, 2015 was paid, with the remaining $20,000 offset as consideration for common stock subscriptions.

F-18

During the year ended December 31, 2016, the Company incurred consulting fees totaling $26,000 to Custom Print Consulting, who is a shareholder of IEG Holdings Corporation, and related entities. All of the $26,000 was offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $26,000 to BW Equities Pty Ltd, who is a shareholder of IEG Holdings Corporation, and related entities. All of the $26,000 was offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $162,500 to Worldwide Holdings LLC, who is a shareholder of IEG Holdings Corporation, and related entities. $150,000 of the $162,500 consulting fees incurred was paid, with the remaining $12,500 offset as consideration for common stock subscriptions.

During the year ended December 31, 2016, the Company incurred consulting fees totaling $166,524 to MZHCI LLC, who is a shareholder of IEG Holdings Corporation, and related entities. $96,524 of the $166,524 consulting fees incurred was paid, with the remaining $70,000 offset as consideration for common stock subscriptions.

11.	RIGHTS OFFERING AND CHANGE IN CONVERSION RATIO OF PREFERRED SHARES

Effective August 3, 2015 and December 1, 2015, the Company commenced rights offerings to certain of its existing stockholders. Pursuant to the terms of the Series A preferred stock, the Series F preferred stock, the Series G preferred stock and the Series H preferred stock, as a result of the Company’s commencement of the rights offerings, the Company adjusted the conversion ratio applicable to each series of preferred stock.

On September 10, 2015, the Company filed articles of amendment to its amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Corporation commenced August 3, 2015 and removing references to conversion on June 30, 2015 for Series F and Series G preferred stock:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.4 to 0.8 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 3,333/100,000 (0.03333) to 6,666/100,000 (0.06666) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 2,000/100,000 (0.02000) to 4,000/100,000 (0.04000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 1,333/100,000 (0.01333) to 2,666/100,000 (0.02666) shares of common stock for each Series H preferred stock.

On December 1, 2015, the Company filed articles of amendment to its amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Corporation commenced December 1, 2015:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.8 to 1.6 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 6,666/100,000 (0.06666) to 13,332/100,000 (0.13332) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 4,000/100,000 (0.04000) to 8,000/100,000 (0.08000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 2,666/100,000 (0.02666) to 5,332/100,000 (0.05332) shares of common stock for each Series H preferred stock.

12.	SUBSEQUENT EVENTS

On January 5, 2017, we commenced a tender offer to purchase up to all outstanding shares of common stock of OneMain Holdings Inc., a NYSE-listed company; provided, however, that we are willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock (the “OneMain Tender Offer”). The OneMain Tender Offer was scheduled to expire at 12:00 a.m., Eastern time, on February 6, 2017, unless extended. On February 7, 2017, we extended the OneMain Tender Offer such that it will expire at 5:00 p.m., Eastern time, on Monday, March 27, 2017, unless it is extended or earlier terminated. Complete terms and conditions of the OneMain Tender Offer are set forth in the Tender Offer Statement on Schedule TO and in the registration statement on Form S-4, each of which we originally filed with the SEC on January 5, 2017, and each of which as may be amended. This description and other information in this annual report on Form 10-K regarding the OneMain Tender Offer is included in this annual report on Form 10-K solely for informational purposes. Nothing in this annual report on Form 10-K should be construed as an offer to sell, nor the solicitation of an offer to buy, any shares in connection with the OneMain Tender Offer.

F-19

IEG HOLDINGS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)

ASSETS
Cash and cash equivalents	$1,850,317	$322,441
Loans receivable, net, note 2	4,975,770	6,374,908
Other receivables	70,657	84,851
Prepaid expenses	30,126	12,955
Property and equipment, net, note 3	14,827	19,322
Security deposits	13,264	7,470

TOTAL ASSETS	$6,954,961	$6,821,947

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit on preferred stock to be issued	$63,595	$-
Accounts payable and accrued expenses	158,166	1,060

TOTAL LIABILITIES	$221,761	$1,060

COMMITMENTS AND CONTINGENCIES, note 7

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 50,000,000 shares authorized, 0 and 0 shares issued and outstanding at September 30, 2017 and December 31, 2016 respectively, note 5	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized, 12,335,293 and 9,714,186 shares issued and outstanding at September 30, 2017 and December 31, 2016 respectively, note 5	2,235,803	2,233,182
Additional paid-in capital	32,860,217	29,698,025
Accumulated deficit	(28,362,820)	(25,110,319)

TOTAL STOCKHOLDERS’ EQUITY	6,733,200	6,820,887

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,954,961	$6,821,947

See notes to condensed consolidated unaudited Financial Statements

F-20

IEG HOLDINGS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
REVENUES
Interest revenue	$386,565	$547,551	$1,238,280	$1,586,723
Other revenue	20,805	10,000	50,414	41,156

TOTAL REVENUES	407,370	557,551	1,288,694	1,627,879

OPERATING EXPENSES
Salaries and compensation	419,144	397,795	658,347	1,207,124
Other operating expenses	104,985	165,264	299,551	553,401
Provision for credit losses	300,205	257,907	919,529	1,000,344
Advertising	180,808	92,593	184,268	313,902
Rent	23,826	47,373	52,715	154,838
Public company and corporate finance expenses	449,321	577,632	1,644,856	1,588,411
Depreciation and amortization	1,451	3,212	4,495	7,045

TOTAL OPERATING EXPENSES	1,479,740	1,541,776	3,763,761	4,825,065

LOSS FROM OPERATIONS	(1,072,370)	(984,225)	(2,475,067)	(3,197,186)

OTHER INCOME (EXPENSE)
Loss on sale of marketable securities	-	-	(153,514)	-
Legal settlements and related fees	(624,283)	-	(624,283)	-
Miscellaneous income (expense)	74	(324)	363	11,426

TOTAL OTHER INCOME (EXPENSE)	(624,209)	(324)	(777,434)	11,426

NET LOSS	$(1,696,579)	$(984,549)	$(3,252,501)	$(3,185,760)

Dividends on preferred shares	-	(1,875)	-	(33,235)

Net loss attributable to common stockholders	(1,696,579)	(986,424)	(3,252,501)	(3,218,995)

CONDENSED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
Unrealized loss on marketable securities	-	-	(153,514)	-
Less: Reclassified adjustment for losses included in net loss	-	-	153,514	-
Comprehensive loss attributable to common stockholders	(1,696,579)	(986,424)	(3,252,501)	(3,218,995)

Net loss attributable to common stock per share, basic and diluted	$(0.13)	$(0.10)	$(0.30)	$(0.44)

Weighted average number of common shares outstanding, basic and diluted	12,708,547	9,570,221	10,901,436	7,332,923

See notes to condensed consolidated unaudited Financial Statements

F-21

IEG HOLDINGS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2016 THROUGH SEPTEMBER 30, 2017

										Prepaid			Accumulated
			Preferred Stock		Preferred Stock		Preferred Stock		Additional	Preferred			Other
	Common Stock		Series A		Series G		Series H		Paid-in	Share	Subscription	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Redemption	Receivable	Deficit	Income	Total

Balance, January 1, 2016	2,887,428	$2,165,405	1,000,000	$1,000	160,000	$160	-	$-	$26,025,071	$(160,000)	$-	$(20,381,450)	$-	$7,650,186

Prepaid Preferred Share Redemption					(160,000)	(160)			(159,840)	160,000				-

Issuance of shares at $50.00	370	4							18,496					18,500

Issuance of Preferred Shares	-	-	-	-			3,071,000	3,071	3,067,929		(2,825,000)	-		246,000

Conversion of Preferred Shares to Common Shares	6,400,000	64,000	(1,000,000)	(1,000)					(63,000)	-		-		-

Issuance of shares at $10.00	386,718	3,867							3,863,321					3,867,188

Buyback of shares	(14,750)	(148)							(208,952)					(209,099)

Issuance of shares for reverse split rounding	218	0							-					-

Issuance of shares for consulting fee offset	5,000	5							12,495					12,500

Conversion of Preferred Shares to Common Shares	49,200	49					(246,000)	(246)	197					-

Preferred Share Cancellation							(2,825,000)	(2,825)	(2,822,175)		2,825,000			-

Preferred Dividends	-	-	-	-	-	-	-	-	(35,517)	-		-		(35,517)

Net loss	-	-	-	-	-	-	-	-	-	-	-	(4,728,869)	-	(4,728,869)

Balance, December 31, 2016	9,714,186	$2,233,182	-	$-	-	$-	-	$-	$29,698,025	$-	$-	$(25,110,319)	$-	$6,820,887

Issuance of shares for OneMain tender offer	3,039,880	3,040							3,550,580					3,553,620

Unrealized loss on marketable securities													(153,514)	(153,514)

Reclassified adjustment for loss on marketable securities to net loss													153,514	153,514

Buyback of shares	(418,773)	(419)							(276,461)					(276,880)

Common Stock Dividends									(111,927)					(111,927)

Net loss	-	-	-	-	-	-	-	-	-	-	-	(3,252,501)	-	(3,252,501)

Balance, September 30, 2017	12,335,293	$2,235,803	-	$-	-	$-	-	$-	$32,860,217	$-	$-	$(28,362,820)	$-	$6,733,200

See notes to condensed consolidated unaudited Financial Statements

F-22

IEG HOLDINGS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

	September 30, 2017	September 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,252,501)	$(3,185,760)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses	919,529	1,000,344
Depreciation and amortization	4,495	7,045
Loss on disposal of assets	-	571
Loss on marketable securities sold	153,514	-
Legal settlements and related fees	178,982	-
Changes in assets - (increase) decrease:
Other receivables	14,194	(65,063)
Prepaid expenses	(17,171)	3,613
Deposits	(5,794)	28,369
Changes in liabilities - increase (decrease):
Accounts payable and accrued expenses	157,107	126,678
Deferred rent	-	(11,522)

NET CASH USED IN OPERATING ACTIVITIES	(1,847,645)	(2,095,725)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of marketable securities	3,400,106	-
Loans receivable originated	(1,140,000)	(2,695,000)
Loans receivable repaid	1,440,627	1,568,668

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	3,700,733	(1,126,332)

CASH FLOWS FROM FINANCING ACTIVITIES:
Preferred dividends paid	-	(29,917)
Common stock dividends paid	(111,927)	-
Payments for buyback of common stock	(276,880)	(130,769)
Deposits on preferred shares to be issued	63,595	-
Proceeds from issuance of preferred stock	-	93,050
Proceeds from issuance of common stock	-	3,728,686

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(325,212)	3,661,050

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,527,876	438,993

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	322,441	485,559

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,850,317	$924,552

Supplemental disclosures:
Interest paid in cash	$-	$-
Income taxes paid in cash	$-	$-
Issuance of common stock for tender offer	$3,553,620	$-
Issuance of common stock in lieu of consulting fees	$-	$157,000

See notes to condensed consolidated unaudited Financial Statements

F-23

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The quarterly report on Form 10-Q for the quarter ended September 30, 2017 should be read in conjunction with the Company’s financial statements for the year ended December 31, 2016, contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2017. As contemplated by the SEC under Article 8 of Regulation S-X, the accompanying financial statements and footnotes have been condensed and therefore do not contain all disclosures required by generally accepted accounting principles (“GAAP”). The interim financial data are unaudited, however in the opinion of IEG Holdings Corporation (“we, “our”, “us”) the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results for the interim periods. Results of interim periods are not necessarily indicative of those to be expected for the full year.

Nature of Business

The principal business activity of the Company is providing unsecured online consumer loans under the brand name “Mr. Amazing Loans” via the Company’s website and online application portal at www.mramazingloans.com. The Company started its business and opened its first office in Las Vegas, Nevada in 2010. The Company currently offers $5,000 and $10,000 unsecured consumer loans that mature, unless prepaid, five years from the date they are issued. The Company is a direct lender with state licenses and/or certificates of authority in 20 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin. The Company originates direct consumer loans to residents of these states through its online application portal, with all loans originated, processed and serviced out of its centralized Las Vegas head office.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation (“IEC”) and IEC SPV, LLC (“IEC SPV” and collectively with IEG Holdings Corporation and IEC, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

The Company’s accounting and reporting policies are in accordance with U.S. GAAP and conform to general practices within the consumer finance industry.

The consolidated financial statements have been prepared in conformity with GAAP. The accompanying consolidated financial statements do not include any adjustments to reflect any possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities.

Liquidity

The principal conditions and events that raise substantial doubt about the Company’s ability to meet its obligations as they come due are:

(i)	the Company has reported recurring losses and
(ii)	the Company has not yet generated positive net cash flows from operations.

However, the Company has reduced its core operating expenses. In addition, cash in bank has significantly increased during the nine months ended September 30, 2017, resulting from substantial positive net cash flows from investing activities specifically from the sale of shares of OneMain’s common stock acquired in connection with the OneMain tender offer. Management has evaluated the result of their plans for the next 12 months and as a result of the plans, the Company can meet all its obligations at least through November 2018. However, the Company will require additional capital in order to expand its operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include short-term, highly liquid investments with an original maturity of three months or less.

F-24

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Loans Receivable and Interest Income

The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At September 30, 2017, 81 loans, with a total balance of $326,000 were delinquent or in default.

Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several relevant internal and external factors that affect loan receivable collectability, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, the outstanding balance of the loan, historical loan receivable charge-offs, our current collection patterns and economic trends.

Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectible due to consumer specific circumstances.

The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are being provided using the straight-line method over the estimated useful lives of the assets as follows:

Classification	Life
Computer equipment	5 years
Furniture and fixtures	5-8 years

The Company amortizes its leasehold improvements over the shorter of their economic lives, which are generally five years, or the lease term that considers renewal periods that are reasonably assured. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Operating Lease

The Company’s office lease for 3960 Howard Hughes Parkway, Suite 490, Las Vegas, NV 89169 expires (unless renewed) on September 30, 2020.

F-25

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Income Taxes

We account for income taxes using the liability method in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $184,268 and $313,902 for the nine months ended September 30, 2017 and 2016, respectively. Advertising costs amounted to $180,808 and $92,593 for the three months ended September 30, 2017 and 2016, respectively.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) attributed to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the net 1-for-10 reverse split that occurred on October 27, 2016.

Reclassifications

Certain numbers from the prior period have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

The Company has adopted guidance issued by the FASB that defines fair value, establishes a framework for measuring fair value in accordance with existing GAAP, and expands disclosures about fair value measurements. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

●	Level I – Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

●	Level II – Inputs, other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

●	Level III – Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following table summarizes fair value measurements by level at September 30, 2017 for assets and liabilities measured at fair value on a recurring basis:

	Level I		Level II	Level III	Total
Cash		$1,850,317			$1,850,317
Loans receivable, net	$			4,975,770	$4,975,770

The following table summarizes fair value measurements by level at December 31, 2016 for assets and liabilities measured at fair value on a recurring basis:

	Level I		Level II	Level III	Total
Cash		$322,441			$322,441
Loans receivable, net	$			6,374,908	$6,374,908

F-26

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Loans receivable are carried net of the allowance for credit losses, which is estimated by applying historical loss rates of our portfolio and of other companies’ portfolios in the same industry with recent default trends to the gross loans receivable balance. The unobservable inputs used to calculate the fair value of these loans include historical loss rates, recent default trends and estimated remaining loan terms. Therefore, the carrying value of the loans receivable approximates the fair value.

Carrying amounts reported in the consolidated balance sheets for other receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

Marketable Securities

On June 16, 2017, we closed our tender offer to purchase shares of the common stock of OneMain Holdings, Inc. (“OneMain”), pursuant to which we acquired 151,994 shares of the common stock of OneMain (the cost of which was valued at an aggregate of $3.55 million based on the closing price of the shares of OneMain’s common stock of $23.38 on June 15, 2017) in exchange for 3,039,880 shares of the Company’s common stock. The security was classified as available-for-sale and had an unrealized loss of $153,514 prior to the sale. On June 22, 2017, we sold 100% of the 151,994 shares of OneMain’s common stock in exchange for $3.4 million in cash. At September 30, 2017 the marketable securities balance was $0.

Loss on Sale of Marketable Securities

The Company sold securities classified as available for sale for net proceeds of $3,400,106 resulting in a loss on sale totaling $153,514 during the nine months ended September 30, 2017.

Legal Settlement and Related Fees

From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company incurred one-off legal settlements and related fees of $624,283 during the nine months ended September 30, 2017. Of this amount, $178,982 was in the form of reductions to outstanding loan principal. These settlements related to an action by the State of Virginia under the Virginia consumer lending program and a separate action by an individual customer. In addition, as part of the settlements, the annual interest rate on all loans originated in Virginia have been reduced to 12% APR. As of September 30, 2017, there are $230,227 in outstanding loans that originated in Virginia, which mature between May 2019 and April 2022. The Company is not involved in any material legal proceedings at the present time.

Other Comprehensive Income

The Company’s other comprehensive income consists of unrealized gains (losses) on securities classified as available for sale that are recorded as an element of shareholder’s equity but are excluded from net income.

Recent Accounting Pronouncements

Recently Issued or Newly Adopted Accounting Standards

In May 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The standard will eliminate the transaction and industry specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is not permitted. The revenue recognition standard is required to be applied retrospectively, including any combination of practical expedients as allowed in the standard. We are evaluating the impact, if any, of the adoption of ASU 2014-09 to our financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. These changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. These changes became effective for the Company for the 2016 annual period. Our adoption of these changes have no material impact on the consolidated financial statements.

F-27

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740). The amendments in ASU 2015-17 change the requirements for the classification of deferred taxes on the balance sheet. Currently, GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The pronouncement became effective for the 2017 fiscal year. Adoption of these changes have no material impact on the consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The update intends to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The new standard affects all entities that hold financial assets or owe financial liabilities. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management is evaluating the impact of the adoption of these changes will have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in “Leases (Topic 840)” and generally requires all leases to be recognized in the consolidated balance sheet. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In April 2016, the FASB issued AS 2016-10, Revenue from Contracts with Customers (Topic 606), which amends certain aspects of the Board’s new revenue standard, ASU 2014-09, Revenue from Contracts with Customers. The standard should be adopted concurrently with adoption of ASU 2014-09 which is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

2. LOANS RECEIVABLE

Loans receivable consisted of the following at September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Loans receivable	$5,923,536	$7,587,349
Allowance for credit losses	$(947,766)	$(1,212,441)
Loans receivable, net	$4,975,770	$6,374,908

A reconciliation of the allowance for credit losses consist of the following at September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Beginning balance, January 1	$1,212,441	$985,375
Provision for credit losses	$919,529	$1,865,362
Loans charged off	$(1,184,204)	$(1,638,296)
Ending balance	$947,766	$1,212,441
Basis of assessment:
Individually	$-	$-
Collectively	$947,766	$1,212,441

The following is an age analysis of past due receivables as of September 30, 2017 and December 31, 2016:

F-28

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and not Accruing
September 30, 2017	$192,718	$109,195	$326,000	$627,913	$5,295,623	$5,923,536	$326,000
December 31, 2016	$257,299	$163,590	$367,098	$787,987	$6,799,362	$7,587,349	$367,098

The Company’s primary credit quality indicator is the customer’s Vantage credit score as determined by Experian on the date of loan origination. The Company does not update the customer’s credit profile during the contractual term of the loan.

The following is a summary of the loan receivable balance as of September 30, 2017 and December 31, 2016 by credit quality indicator:

Credit Score	September 30, 2017	December 31, 2016
550-575	$13,528	$16,264
576-600	$97,926	$183,701
601-650	$2,665,973	$3,332,371
651-700	$2,286,572	$2,946,944
701-750	$651,491	$874,408
751-800	$157,504	$166,811
801-850	$36,797	$46,368
851-900	$13,744	$20,482
	$5,923,536	$7,587,349

3. PROPERTY AND EQUIPMENT

At September 30, 2017 and December 31, 2016, property and equipment consists of the following:

	September 30, 2017	December 31, 2016
Computer equipment	$99,556	$99,556
Furniture and fixtures	21,303	21,303
Leasehold improvements	7,112	7,112
	$127,971	$127,971
Less accumulated depreciation and amortization	113,144	108,649
Total	$14,827	$19,322

Depreciation of property and equipment amounted to $4,495 and $7,045 during the nine months ended September 30, 2017 and 2016, respectively. Depreciation of property and equipment amounted to $1,451 and $3,212 during the three months ended September 30, 2017 and 2016, respectively. Depreciation costs are included in the accompanying statements of operations in operating expenses.

4. SENIOR DEBT

We previously had a credit facility in the form of a line of credit with BFG Investment Holdings, LLC (“BFG”) in the amount of $10,000,000 pursuant to a Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly-owned subsidiaries. In connection with the Loan Agreement, IEC SPV and certain of our other wholly-owned subsidiaries entered into a profit sharing agreement with BFG pursuant to which IEC SPV is required to pay BFG 20% of its net profit (“Net Profit”) for a period beginning on June 11, 2012 and ending 10 years from the date the Loan Agreement is repaid in full. Net Profit is defined in the profit sharing agreement as gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on account of the loan (including loan servicing fees of 0.5% on eligible consumer loans receivable), and (iv) charge-offs to bad debt resulting from consumer loans. All of IEC SPV’s loans receivable as of September 30, 2017 were pledged as collateral for fulfillment of the Net Profit interest due.

Effective as of July 15, 2015, BFG converted the credit facility from a revolving facility to a term loan and on August 21, 2015, we, through certain of our wholly-owned subsidiaries, repaid the entire balance of principal and accrued interest under the Loan Agreement. There is currently no outstanding balance under the Loan Agreement, but IEC SPV will be required to pay 20% of its Net Profit to BFG until August 21, 2025 (10 years from August 21, 2015) or until we pay BFG $3,000,000 to terminate the profit sharing agreement. Net Profit for the nine months ended September 30, 2017 and 2016 was calculated at $0 and $96,083, respectively.

5. STOCKHOLDERS’ EQUITY

On June 16, 2017, we closed our tender offer to purchase shares of the common stock of OneMain, pursuant to which we acquired 151,994 shares of the common stock of OneMain (valued at an aggregate of $3.55 million based on the closing price of the shares of OneMain’s common stock of $23.38 on June 15, 2017) in exchange for 3,039,880 shares of the Company’s common stock.

F-29

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

As of September 30, 2017, the aggregate number of shares which the Company had the authority to issue is 350,000,000 shares, of which 300,000,000 shares are common stock, par value $0.001 per share, and 50,000,000 shares are preferred stock, par value $0.001 per shares. At September 30, 2017, the Company had 12,335,293 shares of common stock issued and outstanding. The Company’s Board of Directors is authorized at any time, and from time to time, to provide for the issuance of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof.

In January 2017, the Company’s Board of Directors approved a stock repurchase program pursuant to which the Company may purchase on the open market and at prevailing prices outstanding shares of the Company’s common stock with an aggregate value of up to $2,000,000. During the nine months ended September 30, 2017, the Company purchased an aggregate of 418,773 shares under the stock repurchase program for an aggregate purchase price of $276,880 and cancelled the 418,773 shares. On October 30, 2017, our Board of Directors authorized the extension of the stock repurchase program from December 31, 2017 to December 31, 2018 under the same terms.

Common Stock Dividends

Historically, we have not paid any cash dividends on our common stock. In May 2017, we announced the declaration of a cash dividend of $0.005 per common share for the first quarter of 2017. The dividend was paid on August 21, 2017 to stockholders of record at the close of business on June 5, 2017. In August 2017, we announced the declaration of a cash dividend of $0.005 per common share for the second quarter of 2017. The dividend was paid on August 21, 2017 to stockholders of record at the close of business on August 11, 2017. We expect to pay ongoing dividends. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We may determine to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Series H Preferred Stock

During the nine months ended September 30, 2017 and year ended December 31, 2016, the Company issued 0 and 3,071,000 of Series H convertible preferred stock, respectively, with a par value of $0.001 per share. At September 30, 2017, no shares of Series H convertible preferred stock were outstanding. At September 30, 2017, we held deposits on 63,595 Series H preferred shares to be issued of $63,595. These shares we subsequently issued on October 30, 2017.

Description of Series H Preferred Stock

Our amended and restated articles of incorporation, as amended, authorize 10,000,000 shares of Series H preferred stock, par value $0.001 per share, of which no shares are outstanding as of September 30, 2017. There are no sinking fund provisions applicable to our Series H preferred stock.

Ranking. The Series H preferred stock ranks pari passu with any other series of preferred stock subsequently designated by IEG Holdings and not designated as senior securities or subordinate to the Series H preferred stock.

Liquidation Preference. In the event of a liquidation or winding up of IEG Holdings, a holder of Series H preferred stock will be entitled to receive $1.00 per share of Series H preferred stock.

Dividends. The Series H Preferred Stock is not entitled to receive dividends.

Conversion. Holders of Series H preferred shares have the following rights with respect to the conversion of Series H preferred shares into shares of our common stock:

●	At 5:00 pm Eastern time on December 31, 2017, each and every share of Series H Preferred Stock issued and outstanding at such time shall automatically and without further action of any holder thereof, convert into shares of the Corporation’s Common Stock on the bases of four (4) shares of Common Stock for each share of Series H Preferred Stock.

●	Promptly after December 31, 2017, the Corporation shall deliver to each prior holder of Series H Preferred Stock whose shares have been converted into shares of Common Stock as set forth in Section 6(A), a certificate representing the number of the Corporation’s shares of Common Stock into which such Series H Preferred Stock has been converted.

●	In the event that, prior to 5:00 p.m. on December 31, 2017, IEG Holdings completes any consolidation, merger, combination, statutory share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series H Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series H Preferred Stock. For the avoidance of doubt, in the event that any such consolidation, merger, combination, statutory share exchange or other transaction is completed after 5:00 p.m. on December 31, 2017, the shares of Series H Preferred Stock shall have been converted into shares of Common Stock and as such shall be exchanged for or changed into other stock or securities, money and/or any other property, as any other shares of Common Stock.

F-30

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Voting. Except as provided in the immediately following sentence, Series H Preferred Stock shall have no right to vote on any matter to come before the shareholders of IEG Holdings. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding Series H Preferred Stock, shall be required for any change to IEG Holdings’ Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series H Preferred Stock.

Redemption and Call Rights. The Series H Preferred Stock have no redemption or call rights.

6. CONCENTRATION OF CREDIT RISK

The Company’s portfolio of finance receivables is with consumers living throughout Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin and consequently, such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas.

The Company maintains cash at financial institutions which may, at times, exceed federally insured limits.

At September 30, 2017, the Company had cash and cash equivalents exceeding insured limits by $1,129,171.

7. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company entered into a new non-cancelable operating lease on August 1, 2017, with a term commencing on September 19, 2017 and expiring on September 30, 2020, for an office property located at 3960 Howard Hughes Parkway, Las Vegas. The Company relocated its principal offices from the property located at 6160 West Tropicana Avenue, Las Vegas office in September 2017. Monthly rental payments under the new operating lease are $5,794, and the Company is responsible for its pro rata shares of operating expenses and property taxes. In addition to the 6160 West Tropicana Avenue, Las Vegas office lease that expired on September 30, 2017, the Company previously had leases for operating facilities in Florida, Illinois and Arizona all of which terminated during 2016. Total rent expense for the nine months ended September 30, 2017 and 2016 was $52,715 and $154,838 respectively. Total rent expense for the three months ended September 30, 2017 and 2016 was $23,826 and $47,373 respectively. The Company is responsible for certain operating expenses in connection with these leases.

Legal Matters

From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company incurred one-off legal settlements and related fees of $624,283 during the nine months ended September 30, 2017. Of this amount, $178,982 was in the form of reductions to outstanding loan principal. These settlements related to an action by the State of Virginia under the Virginia consumer lending program and a separate action by an individual customer. In addition, as part of the settlements, the annual interest rate on all loans originated in Virginia have been reduced to 12% APR. As of September 30, 2017, there are $230,227 in outstanding loans that originated in Virginia, which mature between May 2019 and April 2022. The Company is not involved in any material legal proceedings at the present time.

Professional Consulting Contract

The Company has a professional consulting contract with Mr. Mathieson, the Company’s Chief Executive Officer (our “Chief Executive Officer”) and the sole member of the Board of Directors, according to which the Company paid the Chief Executive Officer $300,000 in cash and $0 in health insurance premiums and costs for the nine months ended September 30, 2017. On July 1, 2017, we and our Chief Executive Officer agreed to terminate, effective July 1, 2017, the consulting contract dated January 1, 2017 between our Chief Executive Officer and the Company pursuant to which the Company was required to pay Mr. Mathieson $1,000,000 annually in exchange for certain consulting services. Concurrently with the termination of that consulting contract, IEC and our Chief Executive Officer entered into a new professional consulting contract, effective as of July 1, 2017 (the “Professional Consulting Contract”). Pursuant to the terms of the Professional Consulting Contract, our Chief Executive Officer agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The Professional Consulting Contract has a term of 1.5 years and renews automatically for successive one-year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for the services provided to the Company and/or IEC by our Chief Executive Officer, IEC agreed to pay him $1,200,000 annually in quarterly payments of $300,000 due in advance each quarter and to provide health insurance benefits as well as a discretionary bonus to be determined by the Company’s Board of Directors, which consists solely of Mr. Mathieson. There was no bonus approved or paid for the year ended December 31, 2016 or for the nine months ended September 30, 2017.

F-31

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Regulatory Requirements

State statutes authorizing the Company’s products and services typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the law. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules. In addition, when the staff of state regulatory bodies change, it is possible that the interpretations of applicable laws and regulations may also change.

Net Profit Interest

The Company has a net profit interest agreement with a third party lender, under which the Company pays 20% of its subsidiary IEC SPV LLC’s net profit to the lender (see note 4).

8. RELATED PARTY TRANSACTIONS

Chief Executive Officer

During the nine months ended September 30, 2017 and nine months ended September 30, 2016 the Company incurred compensation expense to our Chief Executive Officer under the Professional Consulting Contract and previously-terminated consulting contracts between the Company and the Chief Executive Officer of $300,000 and $750,000 respectively. During the nine months ended September 30, 2017 the company paid in cash common share dividends in the amount of $69,000 to our Chief Executive Officer and preferred share dividends in the amount of $29,917 were paid in cash to our Chief Executive Officer during the nine months ended September 30, 2016. During the three months ended September 30, 2017 and three months ended September 30, 2016 the Company incurred compensation expense to our Chief Executive Officer under the Professional Consulting Contract and previously-terminated consulting contracts between the Company and the Chief Executive Officer of $300,000 and $250,000 respectively.

Chief Operating Officer

During the nine months ended September 30, 2017 and nine months ended September 30, 2016 the Company incurred compensation expense to our Chief Operating Officer of $172,500. During the nine months ended September 30, 2017 the company paid in cash common share dividends in the amount of $20 to our Chief Operating Officer. During the three months ended September 30, 2017 and three months ended September 30, 2016 the Company incurred compensation expense to our Chief Operating Officer of $57,500.

Consulting Fees

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred director fees totaling $0 and $26,500, respectively, to Matthew Banks, a former director of the Company. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred director fees totaling $0 and $9,000, respectively, to Matthew Banks, a former director of the Company.

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred director fees totaling $0 and $26,500, respectively to R & H Nominees Pty Ltd, which is owned by Harold Hansen, a former director of the Company. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred director fees totaling $0 and $9,000, respectively to R & H Nominees Pty Ltd, which is owned by Harold Hansen, a former director of the Company.

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $120,404, respectively, to Frank Wilkie and related parties. Frank Wilkie is a shareholder of IEG Holdings Corporation. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $33,200, respectively, to Frank Wilkie and related parties. Frank Wilkie is a shareholder of IEG Holdings Corporation. As of September 30, 2017, the Company had a deposit on series H preferred stock in the amount of $63,595 from Frank Wilkie, which shares of preferred stock were issued on October 30, 2017.

F-32

IEG HOLDINGS CORPORATION

NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred consulting fees totaling $50,000 and $40,000, respectively, to Clem Tacca and related parties. Clem Tacca is a shareholder of IEG Holdings Corporation. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred consulting fees totaling $30,000 and $40,000, respectively, to Clem Tacca and related parties. Clem Tacca is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred consulting fees totaling $30,000 and $50,700, respectively, to Judith Willoughby and related parties. Judith Willoughby is a shareholder of IEG Holdings Corporation. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $37,500, respectively, to Judith Willoughby and related parties. Judith Willoughby is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $82,886, respectively, to Ascendant SC Pty Ltd. Ascendant SC Pty Ltd is a shareholder of IEG Holdings Corporation. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $14,000, respectively, to Ascendant SC Pty Ltd. $35,000 of the consulting fee incurred in 2016 were offset as consideration for Common Stock on May 2, 2016. Ascendant SC Pty Ltd is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred consulting fees totaling $50,000 and $50,000, respectively, to Worldwide Holdings LLC. Worldwide Holdings LLC is a shareholder of IEG Holdings Corporation. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $50,000, respectively, to Worldwide Holdings LLC. Worldwide Holdings LLC is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2017 and nine months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $193,024, respectively, to three related parties. During the three months ended September 30, 2017 and three months ended September 30, 2016, the Company incurred consulting fees totaling $0 and $86,585, respectively, to three related parties. $122,000 of the consulting fees incurred during the nine months ended September 30, 2016 were offset as consideration for common stock subscriptions. The related parties are shareholders of IEG Holdings Corporation.

9. SUBSEQUENT EVENTS

Issuance of Series H Shares

On October 30, 2017, the Company issued 934,589 shares of Series H convertible preferred stock to a total of four investors, each of whom is a related party and resides in Australia, in consideration for receipt of $1.00 per share, representing an aggregate purchase price of $934,589. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance.

Declaration of Dividend

On October 30, 2017, our Board of Directors declared a cash dividend of $0.005 per common share for the third quarter of 2017. The dividend is payable on November 20, 2017 to stockholders of record at the close of business on November 11, 2017.

F-33

LENDINGCLUB CORPORATION

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

December 31,	2016	2015
Assets
Cash and cash equivalents	$515,602	$623,531
Restricted cash	177,810	80,733
Securities available for sale	287,137	297,211
Loans at fair value (includes $2,600,422 and $3,022,001 from consolidated trust, respectively)	4,311,984	4,556,081
Loans held for sale	9,048	—
Accrued interest receivable (includes $24,037 and $24,477 from consolidated trust, respectively)	40,299	38,081
Property, equipment and software, net	89,263	55,930
Intangible assets, net	26,211	30,971
Goodwill	35,633	72,683
Other assets	69,644	38,413
Total assets	$5,562,631	$5,793,634
Liabilities and Stockholders’ Equity
Accounts payable	$10,889	$5,542
Accrued interest payable (includes $26,839 and $26,719 from consolidated trust, respectively)	43,574	40,244
Accrued expenses and other liabilities	85,619	61,243
Payable to investors	125,884	73,162
Notes and certificates at fair value (includes $2,616,023 and $3,034,586 from consolidated trust, respectively)	4,320,895	4,571,583
Total liabilities	4,586,861	4,751,774
Stockholders’ Equity
Common stock, $0.01 par value; 900,000,000 shares authorized; 400,262,472 and 379,716,630 shares issued, respectively; 397,979,772 and 379,716,630 shares outstanding, respectively	4,003	3,797
Additional paid-in capital	1,226,206	1,127,952
Accumulated deficit	(234,187)	(88,218)
Treasury stock, at cost; 2,282,700 and 0 shares, respectively	(19,485)	—
Accumulated other comprehensive loss	(767)	(1,671)
Total stockholders’ equity	975,770	1,041,860
Total liabilities and stockholders’ equity	$5,562,631	$5,793,634

See Notes to Consolidated Financial Statements.

F-34

LENDINGCLUB CORPORATION

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

Year Ended December 31,	2016	2015	2014
Net operating revenue:
Transaction fees	$423,494	$373,508	$197,124
Servicing fees	68,009	32,811	11,534
Management fees	11,638	10,976	5,957
Other revenue (expense)	(7,674)	9,402	(1,203)
Total net operating revenue	495,467	426,697	213,412
Net interest income (expense):
Total interest income	696,662	552,972	354,453
Total interest expense	(688,368)	(549,740)	(356,615)
Net interest income (expense)	8,294	3,232	(2,162)
Fair value adjustments - loans, loans held for sale, notes and certificates	(2,949)	14	(122)
Net interest income (expense) and fair value adjustments	5,345	3,246	(2,284)
Total net revenue	500,812	429,943	211,128
Operating expenses:
Sales and marketing	216,670	171,526	85,652
Origination and servicing	74,760	61,335	37,326
Engineering and product development	115,357	77,062	38,518
Other general and administrative	207,172	122,182	81,136
Goodwill impairment	37,050	—	—
Total operating expenses	651,009	432,105	242,632
Loss before income tax expense	(150,197)	(2,162)	(31,504)
Income tax (benefit) expense	(4,228)	2,833	1,390
Net loss	$(145,969)	$(4,995)	$(32,894)
Net loss per share:
Basic	$(0.38)	$(0.01)	$(0.44)
Diluted	$(0.38)	$(0.01)	$(0.44)
Weighted-average common shares - Basic	387,762,072	374,872,118	75,573,742
Weighted-average common shares - Diluted	387,762,072	374,872,118	75,573,742

See Notes to Consolidated Financial Statements.

F-35

LENDINGCLUB CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(In Thousands)

Year Ended December 31,	2016	2015	2014
Net loss	$(145,969)	$(4,995)	$(32,894)
Other comprehensive income (loss), before tax:
Change in net unrealized loss on securities available for sale	1,515	(1,671)	—
Other comprehensive income (loss), before tax	1,515	(1,671)	—
Income tax effect	611	—	—
Other comprehensive income (loss), net of tax	904	(1,671)	—
Comprehensive loss	$(145,065)	$(6,666)	$(32,894)

See Notes to Consolidated Financial Statements.

F-36

LENDINGCLUB CORPORATION

Consolidated Statements of Changes in Stockholders’ Equity

(In Thousands, Except Share Data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Treasury Stock		Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income	Deficit	Equity
Balance at December 31, 2013	240,194,788	$103,244	54,986,640	$138	$15,041	—	$—	$—	$(50,329)	$68,094
Exercise of warrants to purchase Series A convertible preferred stock	572,161	66	—	—	—	—	—	—	—	66
Exercise of warrants to purchase common stock	—	—	1,818,174	18	494	—	—	—	—	512
Stock-based compensation and warrant expense	—	9,176	—	—	29,848	—	—	—	—	39,024
Issuance of Series F convertible preferred stock for cash, net of issuance costs	6,390,556	64,803	—	—	—	—	—	—	—	64,803
Issuance of Series F convertible preferred stock for the acquisition of Springstone	2,443,930	2,762	—	—	—	—	—	—	—	2,762
Issuance of common stock upon exercise of options	—	—	6,037,667	60	3,504	—	—	—	—	3,564
Issuance of common stock upon initial public offering, net of offering costs	—	—	59,000,000	590	827,090	—	—	—	—	827,680
Conversion of preferred stock to common stock upon initial public offering	(249,601,435)	(180,051)	249,601,435	2,496	177,555	—	—	—	—	—
Early exercise liability related to unvested stock options	—	—	—	—	(392)	—	—	—	—	(392)
Par value adjustment for stock splits	—	—	—	412	(412)	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(32,894)	(32,894)
Balance at December 31, 2014	—	$—	371,443,916	$3,714	$1,052,728	—	$—	$—	$(83,223)	$973,219
Stock-based compensation and related tax effects	—	—	—	—	56,005	—	—	—	—	56,005
Stock option exercises and other	—	—	7,862,705	79	13,394	—	—	—	—	13,473
ESPP purchase shares	—	—	410,009	4	5,087	—	—	—	—	5,091
Net unrealized loss on available for sale securities, net of tax	—	—	—	—	—	—	—	(1,671)	—	(1,671)
Excess tax benefit from share-based award activity	—	—	—	—	738	—	—	—	—	738
Net loss	—	—	—	—	—	—	—	—	(4,995)	(4,995)
Balance at December 31, 2015	—	$—	379,716,630	$3,797	$1,127,952	—	$—	$(1,671)	$(88,218)	$1,041,860
Stock-based compensation and related tax effects	—	—	—	—	79,803	—	—	—	—	79,803
Stock option exercises and other	—	—	19,037,329	191	13,398	—	—	—	—	13,589
Treasury stock	—	—	(2,282,700)	—	—	2,282,700	(19,485)	—	—	(19,485)
ESPP purchase shares	—	—	1,508,513	15	5,229	—	—	—	—	5,244
Net unrealized gain on available for sale securities, net of tax	—	—	—	—	—	—	—	904	—	904
Excess tax benefit from share-based award activity	—	—	—	—	(176)	—	—	—	—	(176)
Net loss	—	—	—	—	—	—	—	—	(145,969)	(145,969)
Balance at December 31, 2016	—	$—	397,979,772	$4,003	$1,226,206	2,282,700	$(19,485)	$(767)	$(234,187)	$975,770

See Notes to Consolidated Financial Statements.

F-37

LENDINGCLUB CORPORATION

Consolidated Statements of Cash Flows

(in Thousands)

Year Ended December 31,	2016	2015	2014
Cash Flows from Operating Activities:
Net loss	$(145,969)	$(4,995)	$(32,894)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net fair value adjustments of loans, loans held for sale, notes and certificates	2,949	(14)	122
Change in fair value of loan servicing liabilities	(4,498)	(5,194)	3,037
Change in fair value of loan servicing assets	5,403	3,803	(1,647)
Stock-based compensation, net	69,244	51,222	37,150
Excess tax benefit from share-based awards	176	(738)	—
Goodwill impairment charge	37,050	—	—
Depreciation and amortization	29,882	21,578	10,258
(Gain) Loss on sales of loans	(13,175)	(4,885)	3,569
Other, net	537	(129)	198
Loss on disposal of property, equipment and software	1,254	790	553
Purchase of loans held for sale	(4,742,538)	(3,358,611)	(1,733,614)
Principal payments received on loans held for sale	4,380	—	—
Proceeds from sales of whole loans	4,731,831	3,358,611	1,730,045
Net change in operating assets and liabilities:
Accrued interest receivable	(2,218)	(13,819)	(8,287)
Other assets	(10,140)	(15,857)	13,270
Due from related parties	179	(188)	(112)
Accounts payable	5,582	(598)	2,357
Accrued interest payable	3,330	13,280	9,223
Accrued expenses and other liabilities	27,286	30,485	16,692
Net cash provided by operating activities	545	74,741	49,920
Cash Flows from Investing Activities:
Purchase of loans	(2,732,669)	(3,865,565)	(2,156,382)
Principal payments received on loans	2,393,354	1,804,719	1,054,357
Proceeds from recoveries and sales of charged-off loans	37,277	26,256	7,960
Proceeds from sales of whole loans	26,825	—	—
Purchases of securities available for sale	(75,983)	(419,173)	—
Proceeds from sales, maturities, redemptions and paydowns of securities available for sale	87,158	120,420	—
Payments for business acquisition, net of cash acquired	—	—	(109,464)
Investment in Cirrix Capital	(10,000)	—	—
Net change in restricted cash	(97,077)	(33,970)	(32,974)
Purchases of property, equipment and software, net	(51,842)	(39,387)	(20,572)
Net cash used for investing activities	(422,957)	(2,406,700)	(1,257,075)
Cash Flows from Financing Activities:
Change in payable to investors	52,722	34,421	34,308
Proceeds from issuance of notes and certificates	2,681,109	3,861,995	2,156,019
Proceeds from secured borrowings	22,274	—	—
Repayments of secured borrowings	(22,274)	—	—
Principal payments on and retirements of notes and certificates	(2,381,372)	(1,800,859)	(1,049,982)

F-38

LENDINGCLUB CORPORATION

Consolidated Statements of Cash Flows

(in Thousands)

Year Ended December 31,	2016	2015	2014
Payments on notes and certificates from recoveries/sales of related charged-off loans	(36,785)	(26,143)	(7,929)
Proceeds from term loan, net of debt discount	—	—	49,813
Payment for debt issuance costs	—	(1,296)	(1,218)
Principal payment on term loan	—	—	(50,000)
Repurchases of common stock	(19,485)	—	—
Proceeds from initial public offering, net of offering costs	—	—	827,680
Proceeds from issuance of Series F convertible preferred stock, net of issuance costs	—	—	64,803
Proceeds from exercise of warrants to acquire Series A and Series B convertible preferred stock	—	—	66
Proceeds from exercise of warrants to acquire common stock	17	3	512
Proceeds from stock option exercises and other	13,209	11,670	3,564
Excess tax benefit from share-based awards	(176)	738	—
Proceeds from issuance of common stock for ESPP	5,244	5,091	—
Other financing activities	—	90	—
Net cash provided by financing activities	314,483	2,085,710	2,027,636
Net (Decrease) Increase in Cash and Cash Equivalents	(107,929)	(246,249)	820,481
Cash and Cash Equivalents, Beginning of Period	623,531	869,780	49,299
Cash and Cash Equivalents, End of Period	$515,602	$623,531	$869,780
Supplemental Cash Flow Information:
Cash paid for interest	$684,775	$536,448	$345,919
Non-cash investing activity:
Accruals for property, equipment and software	$1,089	$2,975	$832
Non-cash investing and financing activity:
Transfer of whole loans to redeem certificates	$3,862	$—	$—
Issuance of Series F convertible preferred stock	$—	$—	$2,762
Non-cash financing activity:
Conversion of preferred stock to common stock	$—	$—	$180,051
Accrual of prepaid offering costs	$—	$—	$2,688

See Notes to Consolidated Financial Statements.

F-39

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

1. Basis of Presentation

LendingClub Corporation (Lending Club) is an online marketplace connecting borrowers and investors. LC Advisors, LLC (LCA), is a registered investment advisor with the Securities and Exchange Commission (SEC) and wholly-owned subsidiary of Lending Club that acts as the general partner for certain private funds and advisor to separately managed accounts (SMAs) and a fund of which its wholly-owned subsidiary RV MP Fund GP, LLC, is the general partner. Springstone Financial, LLC (Springstone), is a wholly-owned subsidiary of Lending Club that facilitates education and patient finance loans. LC Trust I (the Trust) is an independent Delaware business trust that acquires loans from Lending Club and holds them for the sole benefit of certain investors that have purchased a trust certificate (Certificate) issued by the Trust and that are related to specific underlying loans for the benefit of the investor.

The accompanying consolidated financial statements include Lending Club, its subsidiaries (collectively referred to as the Company, we, or us) and the Trust. All intercompany balances and transactions have been eliminated. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for financial information necessary for the fair statement of the results and financial position for the periods presented. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results may differ from those estimates.

Although the Company’s overall business model remains premised on the Company not using its balance sheet and not assuming credit risk for loans facilitated through our marketplace, the Company may use its capital to support contractual obligations, such as purchasing loans that Springstone facilitates and that are originated by an issuing bank partner but do not meet the credit criteria for purchase by the issuing bank partner (Pool B loans) and repurchase obligations, regulatory commitments (direct mail), short-term marketplace equilibrium, customer accommodations, or other needs. The Company’s use of its capital on the platform from time to time has been, and will be, on terms that are substantially similar to other investors. Additionally, the Company may use its capital to invest in loans associated with the testing or initial launch of new or alternative loan terms, programs or channels to establish a track record of performance prior to facilitating third-party investments in these loans.

With the announcement of the initial results of the internal board review on May 9, 2016 and additional findings disclosed on June 28, 2016, many investors paused or reduced their investment activity. The Company has been focused on working with these investors to resume their investment activity and on bringing new investors to the platform. During the second and third quarters of 2016, the Company offered incentives to investors in exchange for investment activity. The Company has not offered incentives to investors for investments in loans since September 2016. The Company may enter into strategic arrangements, for example, agreements that involve larger or more long-term forms of committed capital.

The Company believes, based on its projections and ability to reduce loan volume if needed, that its cash on hand, funds available from its line of credit, and its cash flow from operations are sufficient to meet its liquidity needs for the next twelve months.

On April 17, 2014, Lending Club acquired all the outstanding limited liability company interests of Springstone. The Company’s consolidated financial statements include Springstone’s results of operations, statement of financial position, and statement of cash flows from this date (see “Note 20. Springstone Acquisition”).

On December 11, 2014, the Company completed its initial public offering (IPO) and registered 66,700,000 shares of common stock at $15.00 per share for an aggregate offering price of approximately $1.0 billion.

F-40

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

2. Summary of Significant Accounting Policies

Revenue Recognition

Transaction Fees: Transaction fees are paid by issuing banks or patient service providers to Lending Club for the work Lending Club performs through its platform and Springstone’s platform in facilitating loans for its issuing bank partners. These fees are recognized as a component of net operating revenue at the time of loan issuance. Factors affecting the amount of fees paid to the issuing bank by the borrower and from the bank to the Company include initial loan amount, term, credit quality, and other factors. The Company records transaction fee revenue net of program fees paid to WebBank. See “Loan Trailing Fee Liability” below for further discussion.

Commencing with the origination fee increase announced in March 2016, in the event a borrower prepays a loan in full before maturity, the Company assumes the issuing bank partner’s obligation under Utah law to refund the pro-rated amount of the fee received by the bank in excess of 5%. Additionally, the Company may provide refunds to patient finance borrowers when the borrower cancels the loan under certain conditions. Since Lending Club can estimate refunds based on loan cancellation or prepayment experience, the Company also records transaction fee revenue net of estimated refunds at the time of loan issuance.

Servicing Fees: Note investors, certain certificate holders and whole loan purchasers typically pay Lending Club a servicing fee on each payment received from a borrower or on the investors’ month-end principal balance of loans serviced. The servicing fee compensates the Company for managing payments from borrowers and payments to investors and maintaining investors’ account portfolios. The Company records servicing fees as a component of net operating revenue when received. Servicing fees can be, and have been, modified or waived at management’s discretion. Servicing fees also include the change in fair value of loan servicing assets and liabilities.

Management Fees: Qualified investors can invest in investment funds managed by LCA. LCA charges limited partners in the investment funds a management fee payable monthly in arrears, based on a limited partner’s capital account balance at month end. LCA also earns management fees on SMAs, payable monthly in arrears, based on the month-end balances in the SMA accounts. Management fees are a component of net operating revenue in the consolidated statements of operations and are recorded as earned. Management fees can be, and have been, modified or waived at the discretion of LCA.

Other Revenue (Expense): Other revenue (expense) consists primarily of gains and losses on sales of whole loans, incentives that were offered to purchasers of whole loans in the second and third quarters of 2016, and referral revenue earned from partner companies when customers referred by Lending Club complete specified actions with them.

Whole Loan Sales

Under loan sale agreements, the Company sells all of its right, title and interest in certain loans. At the time of such sales, the Company simultaneously enters into loan servicing agreements under which it acquires the right to service the loans. The Company calculates a gain or loss on the whole loan sale, including the acquisition of loan servicing rights, based on the net proceeds from the whole loan sale, minus the net investment in the loans being sold.

Additionally, as needed, the Company will record a liability for significant estimated post-sale obligations or contingent obligations to the purchasers of the whole loans in “Accrued expenses and other liabilities” in the consolidated balance sheets.

The Company elected the fair value option for whole loans acquired that are designated to be sold. All transaction fees and all direct costs incurred in the origination process are recognized in earnings as earned or incurred and are not deferred. Transaction fees for whole loans sold are included in “Transaction fees” and direct loan origination costs are included in “Origination and servicing” operating expense in the consolidated statements of operations. Gains and losses from whole loan sales are recorded in “Other revenue (expense)” in the consolidated statements of operations.

F-41

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Net Income (Loss) Per Share

Earnings (loss) per share (EPS) is the amount of net income (loss) available to each share of common stock outstanding during the reporting period. Diluted EPS is the amount of net income (loss) available to each share of common stock outstanding during the reporting period, adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares are excluded from the computation of diluted EPS in periods in which the effect would be antidilutive. Potentially dilutive common shares include incremental shares issued for stock options and warrants to purchase common stock. The Company calculates diluted EPS using the treasury stock method. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Cash and Cash Equivalents

Cash and cash equivalents include the Company’s unrestricted deposits with financial institutions in checking, money market and short-term certificate of deposit accounts. The Company considers all highly liquid investments with stated maturity dates of three months or less from the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash consists primarily of checking, money market and certificate of deposit accounts that are: (i) pledged to or held in escrow by the Company’s correspondent banks as security for transactions processed on or related to Lending Club’s platform or activities by certain investors; (ii) pledged through a credit support agreement with a certificate holder; (iii) held in a Rabbi Trust through a grantor trust agreement to satisfy obligations to participants under the Company’s 2016 Cash Retention Bonus Plan (Cash Retention Plan). See “Note 15. Employee Incentive and Retirement Plans” for additional information; or (iv) received from investors but not yet applied to their accounts on the platform and transferred to segregated bank accounts that hold investors’ funds.

Investor cash balances (excluding transactions-in-process) are held in segregated bank or custodial accounts and are not commingled with the Company’s monies or held on the Company’s consolidated balance sheet.

Securities Available for Sale

Securities available for sale are recorded at fair value and unrealized gains and losses are reported, net of taxes, in accumulated other comprehensive income (loss) included in stockholders’ equity unless management determines that a security is other-than-temporarily impaired (OTTI). Realized gains and losses from sales of securities available for sale are determined on a specific identification basis and are included in other revenue (expense). Purchases and sales of securities available for sale are recorded on the trade date.

Management evaluates whether securities available for sale are OTTI on a quarterly basis. Debt securities with unrealized losses are considered OTTI if the Company intends to sell the security or if it is more likely than not that it will be required to sell such security before any anticipated recovery. If management determines that a security is OTTI under these circumstances, the impairment recognized in earnings is measured as the entire difference between the amortized cost and then-current fair value.

F-42

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

A security is also OTTI if management does not expect to recover all of the amortized cost of the security. In this circumstance, the impairment recognized in earnings represents estimated credit loss, and is measured by the difference between the present value of expected cash flows and the amortized cost of the security. Management utilizes cash flow models to estimate the expected future cash flow from the securities to estimate the credit loss when necessary. Expected cash flows are discounted using the security’s effective interest rate.

The evaluation of whether the Company expects to recover the amortized cost of a security is inherently judgmental. The evaluation includes the assessment of several security performance indicators, including the magnitude and duration of the unrealized loss and whether the Company has received all scheduled principal and interest payments. There were no impairment charges recognized during 2016 or 2015.

Loans, Notes and Certificates at Fair Value

The Company has elected fair value accounting for loans and related notes and the Certificates. The fair value election for these loans, notes and certificates results in symmetrical accounting in that changes in the fair value of loans are generally offset by equal changes in the fair values of notes and certificates, given the payment dependent structure of the notes and certificates. Changes in the fair value of loans, notes and certificates are recorded in fair value adjustments in the statement of operations in the period of the fair value changes. The Company places loans on non-accrual status at 120 days past due. The Company charges off loans no later than 150 days past due, or earlier in the event of notification of borrower bankruptcy.

Loans Held for Sale at Fair Value

Loans held by the Company with the intent to sell are recognized on the balance sheet as loans held for sale. Loans held for sale are measured at fair value. The fair value methodology for the measurement of loans held for sale is consistent with that of loans not classified as held for sale. The fair value adjustments related to loans held for sale are recorded in the period of the fair value changes.

Servicing Assets and Liabilities at Fair Value

The Company records servicing assets and liabilities at their estimated fair values when it sells whole loans to unrelated third-party whole loan buyers or when the servicing contract commences. The gain or loss on a loan sale is recorded in other revenue (expense) in the consolidated statements of operations while the component of the gain or loss that is based on the degree to which the loan servicing fee is above or below an estimated market rate loan servicing fee is recorded as an offset in servicing assets or liabilities. Servicing assets and liabilities are recorded in “Other assets” and “Accrued expenses and other liabilities,” respectively, on the consolidated balance sheets. The Company uses the fair value measurement method to account for changes in servicing assets and liabilities. As such, changes in the fair value of servicing assets and liabilities are reported in “Servicing fees” in the consolidated statements of operations in the period in which the changes occur.

Loan Trailing Fee Liability

In February 2016, the Company revised the agreement with its primary issuing bank partner to include an additional program fee (Loan Trailing Fee). The Loan Trailing Fee is dependent on the amount and timing of principal and interest payments made by borrowers of the underlying loans, and gives the issuing bank an ongoing financial interest in the performance of the loans it originates. This fee is paid by the Company to the issuing bank partner over the term of the respective loans and is a function of the principal and interest payments. In the event that principal and interest payments are not made, the Company is not required to make this Loan Trailing Fee payment. The Loan Trailing Fee is recorded initially at fair value with subsequent changes to this liability netted against transaction fees on the Company’s consolidated statement of operations. The fair value of the Loan Trailing Fee represents the present value of the expected monthly Loan Trailing Fee, which considers assumptions of expected prepayment rates and future credit losses.

F-43

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Fair Value of Assets and Liabilities

The Company uses fair value measurement to record loans, notes, certificates and servicing assets and liabilities at fair value on a recurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy includes the following three-level classification, which is based on the market observability of the inputs used for estimating the fair value of the assets or liabilities being measured:

Level 1	—	Quoted market prices in active markets for identical assets or liabilities.

Level 2	—	Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).

Level 3	—	Inputs that are unobservable in the market but reflective of the types of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar techniques. The Company utilizes discounted cash flow valuation techniques based on its estimate of future cash flows that are expected to occur over the life of a financial instrument.

Unobservable inputs are considered significant if, by their exclusion, the estimated fair value of a Level 3 asset or liability would be impacted by a significant percentage change, or based on qualitative factors such as the nature of the instrument and significance of the unobservable inputs relative to other inputs used within the valuation.

Loans and related notes and certificates, and loans held for sale are measured at estimated fair value using a discounted cash flow valuation methodology. The fair valuation methodology considers projected prepayments and uses the historical actual defaults, losses and recoveries on our loans to project future losses and net cash flows on loans.

Loan servicing assets and liabilities are measured at estimated fair value using a discounted cash flow valuation methodology. The cash flows in the valuation model represent the difference between the contractual servicing fees charged to whole loan buyers and an estimated market servicing fee. Since contractual servicing fees are generally based on the monthly unpaid principal balance of the underlying loans, the expected cash flows in the model incorporate estimates of net losses and prepayments.

Securities Available for Sale

The Company uses quoted prices in active markets to measure the fair value of securities available for sale, when available. When utilizing market data and bid-ask spreads, the Company uses the price within the bid-ask spread that best represents fair value. When quoted prices do not exist, the Company uses prices obtained from independent third-party pricing services to measure the fair value of securities available for sale. The Company’s primary independent pricing service provides prices based on observable trades and discounted cash flows that incorporate observable information, such as yields for similar types of securities (a benchmark interest rate plus observable spreads) and weighted-average maturity for the same or similar securities. The Company compares the prices obtained from its primary independent pricing service to the prices obtained from the additional independent pricing services to determine if the price obtained from the primary independent pricing service is reasonable. The Company does not adjust the prices received from independent third-party pricing services unless such prices are inconsistent with the definition of fair value and result in a material difference in the recorded amounts.

F-44

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Financial Instruments Not Recorded at Fair Value

Financial instruments not recorded at fair value on a recurring basis include cash and cash equivalents, restricted cash, accrued interest receivable, deposits, accrued interest payable, accounts payable and payables to investors. These assets and liabilities are recorded at historical cost. Given the short-term nature of these instruments, the Company considers the amortized cost to approximate their fair values.

Accrued Interest

Accrued interest income on loans is calculated based on the contractual interest rate of the loan and recorded as interest income as earned. Loans are placed on non-accrual status upon reaching 120 days past due. When a loan is placed on non-accrual status, the Company stops accruing interest and reverses all accrued but unpaid interest as of such date. Accrued interest payable on notes and certificates is also reduced when the corresponding loan is placed on non-accrual status, due to the payment dependent structure of the notes and certificates.

Property, Equipment and Software, net

Property, equipment and software consists of internally developed and purchased software, computer equipment, leasehold improvements, furniture and fixtures and construction in process, which are recorded at cost, less accumulated depreciation and amortization.

Computer equipment, purchased software and furniture and fixtures are depreciated or amortized on a straight line basis over three to five years. Leasehold improvements are amortized over the shorter of the lease term excluding renewal periods or the estimated useful life. Internally developed software is amortized on a straight line basis over the project’s estimated useful life, generally three years.

Internally developed software is capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended. Capitalized costs consist of salaries and payroll related costs for employees and fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities including training and maintenance are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized.

The Company evaluates potential impairments of its property, equipment and software whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in impairment include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the Company’s overall business and significant negative industry or economic trends. The determination of recoverability of these assets is based on whether an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition exceed the net book value of the asset. If the asset is not recoverable, measurement of an impairment loss is based on the fair value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value.

Consolidation of Variable Interest Entities

A variable interest entity (VIE) is a legal entity that does not have sufficient equity at risk to finance its own operations, whose equity holders do not have the power to direct the activities most significantly affecting the economic outcome of those activities, or whose equity holders do not share proportionately in the losses or receive the residual returns of the entity. The determination of whether an entity is a VIE requires a significant amount of judgment. When the Company has a controlling financial interest in a VIE, it must consolidate the results of the VIE’s operations into its consolidated financial statements. A controlling financial interest exists if the Company has both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance (power) and the obligation to absorb losses or receive benefits that could be potentially significant to the VIE (economics).

F-45

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

LC Trust I

The Company has determined that the Trust is a VIE and that the Company has a controlling financial interest in the Trust and therefore must consolidate the Trust in its consolidated financial statements. The Company established the Trust in February 2011 and funded it with a nominal residual investment. The Company is the only residual investor in the Trust. The purpose of the Trust is to acquire and hold loans for the benefit of investors who have invested in certificates issued by the Trust. The Trust conducts no other business other than purchasing and retaining loans or portions thereof for the benefit of the investment funds and their underlying limited partners. The Trust holds loans, none of which are financed by the Company. The cash flows from the loans held by the Trust are used to repay obligations under the certificates. The Trust’s assets and liabilities were reflected in the Company’s consolidated financial statements at December 31, 2016 and 2015.

In connection with the formation of the investment funds, it was determined that in order to achieve success in raising investment capital, the assets to be invested in by the investment funds must be held by an entity that was separate and distinct from the Company (i.e. bankruptcy remote) in order to reduce this risk and uncertainty. In the event of the Company’s insolvency, it is anticipated that the assets of the Trust would not become part of the bankruptcy estate, but that outcome is uncertain.

The Company’s capital contributions, which are the only equity investments in the Trust, are insufficient to allow the Trust to finance the purchase of a significant amount of loans without the issuance of certificates to investors. Therefore, the Trust’s capitalization level qualifies the Trust as a VIE. The Company has a financial interest in the Trust because of its right to returns related to servicing fee revenue from the Trust, its right to reimbursement for expenses, and its obligation to repurchase loans from the Trust in certain instances. Additionally, the Company performs or directs activities that significantly affect the Trust’s economic performance through or by (i) operation of the platform that enables borrowers to apply for loans purchased by the Trust; (ii) credit underwriting and servicing of loans purchased by the Trust; (iii) LCA’s selection of the loans that are purchased by the Trust on behalf of advised Certificate holders; and (iv) LCA’s role to source investors that ultimately purchase limited partnership interests in a fund or Certificates, both of which supply the funds for the Trust to purchase loans. Collectively, the activities described above allow the Company to fund more loans than would be the case without the existence of the Trust, to collect the related loan transaction fees and for LCA to collect the management fees on the investors’ capital used to purchase certificates. Accordingly, the Company is deemed to have power to direct activities most significant to the Trust and economic interest in the activities because of loan funding and transaction and management fees. Therefore, the Company concluded that it is the primary beneficiary of the Trust and consolidated the Trust’s operations in its consolidated financial statements.

Investment In Cirrix Capital

On April 1, 2016, the Company closed its $10.0 million investment, for an approximate ownership interest of 15% in Cirrix Capital (Investment Fund), a holding company to a family of funds that purchases loans and interests in loans from the Company. Per the partnership agreement, the family of funds can invest up to 20% of their assets outside of whole loans and interests in whole loans facilitated by the Company. At December 31, 2016, 100% of the family of funds’ assets were comprised of whole loans and interests in loans facilitated by Lending Club’s platform. At the time the Company made its investment, the Company’s then Chief Executive Officer (former CEO) and a board member (together, the Related Party Investors) also had limited partnership interests in the Investment Fund. As of June 30, 2016, the end of the period in which the Company’s former CEO resigned, the Related Party Investors and the Company had an aggregate ownership of approximately 29% in the Investment Fund. As of December 31, 2016, the Company and a board member had an aggregate ownership interest of approximately 27% in the Investment Fund. As of December 31, 2016, the Company and a board member had an aggregate ownership interest of approximately 27% in the Investment Fund.

F-46

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The Company’s investment is deemed to be a variable interest in the Investment Fund because of the limited partnership interest shares in the expected returns and losses of the Investment Fund. The expected returns and losses of the Investment Fund result from the net returns of the family of funds owned by the Investment Fund, which are derived from interest income earned from loans and interests in whole loans that are purchased by the family of funds, which are owned by the Investment Fund. Such loans and interests in loans were facilitated by the Company. Additionally, the Investment Fund is considered a VIE.

The Investment Fund passes the credit risk to the limited partners. The Company did not design the Investment Fund’s investment strategy and cannot require the Investment Fund to purchase loans. Additionally, the Company reviewed whether it collectively, with the board member’s investment, had power to control the Investment Fund and concluded that it did not based on the unilateral ability of the general partner to exercise power over the limited partnership and the inability of the limited partners to remove the general partner. The Company is not the primary beneficiary of the Investment Fund because the Company does not have the power to direct the activities that most significantly affect the Investment Fund’s economic performance. As a result, the Company does not consolidate the operations of the Investment Fund in the financial statements of the Company. The Company accounts for this investment under the equity method of accounting, which approximates its maximum exposure to loss as a result of its involvement in the Investment Fund. At December 31, 2016, the Company’s investment was $10.1 million, which is recognized in other assets on the consolidated balance sheet. See “Note 19. Related Party Transactions” for additional information.

Separately, the Company is subject to a credit support agreement that requires it to pledge and restrict cash in support of its contingent obligation to reimburse the Investment Fund for net credit losses on loans underlying the interests in whole loans that are in excess of a specified, aggregate net loss threshold. As of December 31, 2016, $3.4 million was pledged and restricted to support this contingent obligation. This credit support agreement is deemed to be a variable interest in the Investment Fund because it exposes the Company to potential credit losses on the underlying interests in loans purchased by the Investment Fund. The board member and the Company are excluded from receiving any benefits, if provided, from this credit support agreement. As of December 31, 2016, the Company has not been required to nor does it anticipate recording losses under this agreement. The Company’s maximum exposure to loss under this credit support agreement was limited to $6.0 million and $34.4 million at December 31, 2016 and 2015, respectively.

LCA Managed or Advised Private Funds

In conjunction with the adoption of a new accounting standard that amends accounting for consolidations effective January 1, 2016, the Company reviewed its relationship with the private funds managed or advised by LCA and concluded that it does not have a variable interest in the private funds. As of December 31, 2016, the Company does not hold any investments in the private funds. Certain of the Company’s related parties have investments in the private funds, as discussed in “Note 19. Related Party Transactions.” The Company charges the limited partners in the private funds a management fee based on their account balance at month end for services performed as the general manager, including fund administration, and audit, accounting and tax preparation services. Accordingly, the Company’s fee arrangements contain only terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length. These fees are solely compensation for services provided and are commensurate with the level of effort required to provide those services. The Company does not have other interests in the private funds and therefore does not have a variable interest in the private funds.

Management regularly reviews and reconsiders its previous conclusions regarding whether it holds a variable interest in potential VIEs, the status of an entity as a VIE, and whether the Company is required to consolidate such VIEs in the consolidated financial statements.

F-47

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Loan Servicing Rights

As a result of the nature of servicing rights on the sale of loans, the Company is a variable interest holder in certain entities that purchase these loans. For all of these entities, the Company either does not have the power to direct the activities that most significantly affect the VIE’s economic performance or does not have a potentially significant economic interest in the VIE. In no case is the Company the primary beneficiary, and as a result, these entities are not consolidated in the Company’s consolidated financial statements.

Goodwill and Intangible Assets

Goodwill represents the fair value of acquired businesses in excess of the aggregate fair value of the identified net assets acquired. Goodwill is not amortized but is tested for impairment annually or whenever indications of impairment exist. Our annual impairment testing date is April 1. Impairment exists whenever the carrying value of goodwill exceeds its implied fair value. Adverse changes in impairment indicators such as loss of key personnel, increase regulatory oversight, or unplanned changes in our operations could result in impairment.

The Company recorded a goodwill impairment charge of $37.1 million for the year ended December 31, 2016 related to the education and patient finance reporting unit. See “Note 9. Intangible Assets and Goodwill” for a further description of this impairment. If the performance of the education and patient finance reporting unit fails to meet current expectations, it is possible that the carrying value of this reporting unit, even after the current impairment charge, will exceed its fair value, which could result in further recognition of a noncash impairment of goodwill that could be material. There were no goodwill impairment charges for the years ended December 31, 2015 or 2014.

The Company can elect to qualitatively assess goodwill for impairment if it is more likely than not that the fair value of a reporting unit (generally defined as a component of a business for which financial information is available and reviewed regularly by management) exceeds its carrying value. A qualitative assessment may consider macroeconomic and other industry-specific factors, such as trends in short-term and long-term interest rates and the ability to access capital or company-specific factors, such as market capitalization in excess of net assets, trends in revenue generating activities and merger or acquisition activity.

If the Company does not qualitatively assess goodwill it compares a reporting unit’s estimated fair value to its carrying value. Estimated fair value of a reporting unit is generally established using an income approach based on a discounted cash flow model or a market approach, which compares each reporting unit to comparable companies in their respective industries.

Intangible assets are amortized over their useful lives in a manner that best reflects their economic benefit, which may include straight-line or accelerated methods of amortization. Intangible assets are reviewed for impairment quarterly and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company does not have indefinite-lived intangible assets.

Debt

The Company has elected to record certain costs directly related to its secured revolving credit facility as an asset included in other assets on the Company’s consolidated balance sheets. These costs are amortized as interest expense over the contractual term of the secured revolving credit facility. Additionally, in instances where the Company transfers loans to investors that do not meet sale criteria for accounting purposes, such loan sales are accounted for as secured borrowings.

F-48

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Such estimates are based on management’s judgment. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made. Legal fees associated with such contingencies are recognized as incurred.

Stock-based Compensation

Stock-based compensation includes expense associated with restricted stock units (RSUs), stock options, and our employee stock purchase plan (ESPP), as well as expense associated with stock issued related to our acquisition of Springstone. Stock-based compensation expense is based on the grant date fair value of the award, net of expected forfeitures, which are based on our historical experience. If actual forfeitures differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.

The fair value of restricted stock units is based on the closing price of our common stock on the date of grant. To determine the fair value of stock options and ESPP purchase rights, we use the Black-Scholes option-pricing model, with inputs for the fair value of our common stock, expected common stock price volatility over the expected life of the stock options or ESPP purchase rights, expected term of the stock option or ESPP purchase right, risk-free interest rates and expected dividends. Prior to the Company’s IPO, the fair value of its shares of common stock was established by the Board. The Company’s Board relied upon valuations provided by third-party valuation firms and other factors, including, but not limited to, the current status of the technical and commercial success of the Company’s operations, the Company’s financial condition, the stage of the Company’s product design and development, and competition to establish the fair value of the Company’s common stock at the time of grant of the option.

As we do not have a significant trading history for our common stock, the expected stock price volatility for our common stock is estimated by reference to the average historical stock price volatility for our industry peers. The industry peer group used to estimate our volatility includes small, mid and large capitalization companies in the consumer finance, investment management and technology industries taking into account the similarity in size, stage of life cycle and financial leverage. The expected term represents the period of time that stock options are estimated to be outstanding, giving consideration to the contractual terms of the options, vesting schedules, and expectations of future exercise patterns and post-vesting employee termination behavior. Given our limited operating history, the simplified method is applied to calculate the expected term. We use a risk-free interest rate based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant. We have never declared or paid any cash or other dividends and do not anticipate paying cash or other dividends in the foreseeable future. Consequently, we use an expected dividend yield of 0.0% in our option-pricing model.

Stock-based compensation expense related to stock options and RSUs that are expected to vest is recognized over the vesting period of the award, which is generally four years, on a straight-line basis. The compensation expense related to ESPP purchase rights is recognized on a straight-line basis over the requisite service period, which is generally six months.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

F-49

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making such a determination, the Company considers the available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it is able to realize its deferred tax assets in the future in excess of the net recorded amount, the Company adjusts the deferred tax asset valuation allowance, which reduces the provision for income taxes.

The Company accounts for the realization of excess tax benefits for stock-based compensation based on the “with-and-without” approach, excluding the measurement of any indirect effects. Equity will be increased if and when such deferred tax assets are ultimately realized.

The Company accounts for uncertain tax positions using a two-step process whereby (i) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position (“more-likely-than-not recognition threshold”) and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of provision for income tax in the consolidated statements of operations.

Use of Estimates

The preparation of the Company’s consolidated financial statements and related disclosures requires management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. These judgments, assumptions and estimates include but are not limited to the following: (i) fair value determinations for servicing assets and liabilities; (ii) fair value determinations for loans, loans held for sale, notes and certificates; (iii) fair value determinations for securities available for sale; (iv) stock-based compensation expense; (v) provision for income taxes, net of valuation allowance for deferred tax assets; (vi) recoverability of property, equipment and software; (vii) carrying values of goodwill and intangible assets; (viii) consolidation of variable interest entities; and (ix) reserves for contingencies. These judgments, estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

Adoption of New Accounting Standards

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, that amended the presentation of deferred income taxes in the statement of financial position. This ASU was effective January 1, 2017. ASU 2015-17 simplifies the presentation to require that deferred income taxes be presented as noncurrent in a classified statement of financial position. The Company does not present a classified statement of financial position and accordingly ASU 2015-17 does not have an impact on its presentation of deferred tax assets and liabilities.

In August 2014, the FASB issued ASU 2014-15 Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to assess a company’s ability to continue as a going concern for each annual and interim reporting period, and disclose in its financial statements whether there is substantial doubt about the company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The standard is effective for annual reporting periods, and interim periods therein, ending after December 15, 2016. The Company has adopted ASU 2014-15 and evaluated the Company’s ability to continue as a going concern as well as the need for related disclosure and has concluded no disclosure is necessary regarding the Company’s ability to continue as a going concern.

F-50

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

New Accounting Standards Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment. ASU 2017-04 will simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Current guidance requires that companies compute the implied fair value of goodwill under Step 2 by performing procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. ASU 2017-04 will require companies to perform annual or interim goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount, and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for annual periods beginning after December 15, 2019, including interim periods within that reporting period, and will be applied prospectively. Early adoption of this standard is permitted. The Company currently is evaluating the impact this guidance may have on its financial position, results of operations, and cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments and in November 2016 issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The new standard will be effective January 1, 2018, and amends the existing accounting standards for the statement of cash flows. The amendments provide guidance on the following nine cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; separately identifiable cash flows and application of the predominance principle; and restricted cash. Early adoption is permitted, including adoption in an interim period. The Company is evaluating the impact that these standards will have on the consolidated statement of cash flows. However, the impact will depend on the facts and circumstances at the time of adoption of the new standards.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The Company accounts for its loans at fair value through net income, which is outside the scope of Topic 326 and does not expect this guidance to have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2016, the FASB issued ASU 2016-09 Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. This new standard is effective for annual periods beginning after December 15, 2016, and interim periods within that reporting period. The Company will adopt this standard in the first quarter of 2017, under the modified retrospective method, with the cumulative effect of adoption recorded as an adjustment to 2017 beginning retained earnings. The new standard will result in excess tax benefits and deficiencies on share-based transactions being recorded as income tax expense or benefit rather than in additional-paid-in-capital. The Company also will classify excess tax benefits on share-based payments in the operating section of the consolidated statement of cash flows. The Company has not concluded whether to account for share-based award forfeitures as they occur, rather than, making estimates of future forfeitures. The Company’s previously unrecognized excess tax benefits were recorded as a deferred tax asset, which was fully reduced by a valuation allowance. Therefore, the requirement to recognize these excess tax benefits in the income tax provision is not expected to have a material adoption impact.

F-51

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) that amended the accounting guidance related to lease accounting. The new standard is effective January 1, 2019, with modified retrospective transition upon adoption. The guidance requires lessees, at lease inception, to record on their balance sheets a lease liability for the obligation to make lease payments and a right-of-use (ROU) asset for the right to use the underlying asset for the lease term. Lessees may elect to not recognize lease liabilities and ROU assets for leases with terms of 12 months or less. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset will be based on the liability, adjusted for lease prepayments, lease incentives, and the lessee’s initial direct costs. For operating leases, lease expense will generally be recognized on a straight-line basis over the lease term. The amended lessor accounting model is similar to the current model, updated to align with certain changes to the lessee model and the new revenue standard. The Company is evaluating the impact that ASU 2016-02 will have on its financial position, results of operations or cash flows.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments - Overall (Subtopic: 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which will be effective January 1, 2018. The amendment changes the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. Affected entities should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company is evaluating the impact that ASU 2016-01 will have on its financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers (Topic 606), which will be effective January 1, 2018. The guidance clarifies that revenue from contracts with customers should be recognized in a manner that depicts both the likelihood of payment and the timing of the related transfer of goods or performance of services. In March 2016, the FASB issued an amendment (ASU 2016-08) to the new revenue recognition guidance clarifying how to determine if an entity is a principal or agent in a transaction. In April (ASU 2016-10) and May (ASU 2016-12) of 2016, the FASB further amended the guidance to include performance obligation identification, licensing implementation, collectability assessment and other presentation and transition clarifications. The effective date and transition requirements for the amendments is the same as for ASU 2014-09.

The Company is in its preliminary scoping phase to determine the revenue streams that are in the scope of these updates. Preliminary results indicate that transactions fees and management fees contain revenue streams that are in scope of these updates, while servicing fees and gain or loss on sale of loans remain within the scope of ASC Topic 860, Transfers and Servicing. The Company plans to adopt the standards beginning January 1, 2018 and currently anticipates using the modified retrospective method of adoption. However, the adoption method to be used is subject to completion of the Company’s impact assessment.

F-52

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

3. Net Loss Per Share

The following table details the computation of the Company’s basic and diluted net loss per share:

Year Ended December 31,	2016	2015	2014
Net loss	$(145,969)	$(4,995)	$(32,894)
Weighted average common shares – Basic	387,762,072	374,872,118	75,573,742
Weighted average common shares – Diluted	387,762,072	374,872,118	75,573,742
Net loss per share:
Basic	$(0.38)	$(0.01)	$(0.44)
Diluted	$(0.38)	$(0.01)	$(0.44)

4. Securities Available for Sale

The Company began purchasing securities available for sale during the second quarter of 2015. The amortized cost, gross unrealized gains and losses, and fair value of securities available for sale as of December 31, 2016 and 2015, were as follows:

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities	$181,359	$63	$(199)	$181,223
Certificates of deposit	27,501	—	—	27,501
Asset-backed securities	25,369	4	(9)	25,364
Commercial paper	20,164	—	—	20,164
U.S. agency securities	19,602	21	—	19,623
U.S. Treasury securities	2,493	3	—	2,496
Other securities	10,805	—	(39)	10,766
Total securities available for sale	$287,293	$91	$(247)	$287,137

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities	$217,243	$2	$(1,494)	$215,751
Asset-backed securities	54,543	—	(134)	54,409
U.S. agency securities	16,602	1	(25)	16,578
U.S. Treasury securities	3,489	—	(4)	3,485
Other securities	7,005	—	(17)	6,988
Total securities available for sale	$298,882	$3	$(1,674)	$297,211

F-53

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

A summary of securities available for sale with unrealized losses as of December 31, 2016 and 2015, aggregated by period of continuous unrealized loss, is as follows:

	Less than 12 months		12 months or longer		Total
December 31, 2016	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	$107,862	$(185)	$11,682	$(14)	$119,544	$(199)
Asset-backed securities	6,628	(8)	1,870	(1)	8,498	(9)
Other securities	6,800	(3)	3,966	(36)	10,766	(39)
Total securities with unrealized losses(1)	$121,290	$(196)	$17,518	$(51)	$138,808	$(247)

	Less than 12 months		12 months or longer		Total
December 31, 2015	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	$212,018	$(1,494)	$—	$—	$212,018	$(1,494)
Asset-backed securities	54,409	(134)	—	—	54,409	(134)
U.S. agency securities	14,578	(25)	—	—	14,578	(25)
U.S. Treasury securities	3,485	(4)	—	—	3,485	(4)
Other securities	6,988	(17)	—	—	6,988	(17)
Total securities with unrealized losses(1)	$291,478	$(1,674)	$—	$—	$291,478	$(1,674)

(1)	The number of investment positions with unrealized losses at December 31, 2016 and 2015 totaled 72 and 141, respectively.

There were no impairment charges recognized during 2016 or 2015.

The contractual maturities of securities available for sale at December 31, 2016, were as follows:

	Within 1 year	After 1 year through 5 years	After 5 years through 10 years	After 10 years	Total
Corporate debt securities	$90,096	$91,127	$—	$—	$181,223
Certificates of deposit	27,501	—	—	—	27,501
Asset-backed securities	8,370	16,994	—	—	25,364
Commercial paper	20,164	—	—	—	20,164
U.S. agency securities	19,623	—	—	—	19,623
U.S. Treasury securities	—	2,496	—	—	2,496
Other securities	6,800	3,966	—	—	10,766
Total fair value	$172,554	$114,583	$—	$—	$287,137
Total amortized cost	$172,602	$114,691	$—	$—	$287,293

F-54

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Proceeds and gross realized gains and losses from sales of securities available for sale were as follows:

Year Ended December 31,	2016	2015
Proceeds	$2,494	$120,420
Gross realized gains	$2	$133
Gross realized losses	$—	$4

5. Loans, Loans Held For Sale, Notes and Certificates and Loan Servicing Rights

Loans, Loans Held For Sale, Notes and Certificates

The Company sells loans and issues notes and the Trust issues certificates as a means to allow investors to invest in the associated loans. At December 31, 2016 and 2015, loans, loans held for sale, notes and certificates measured at fair value on a recurring basis were as follows:

	Loans		Loans Held For Sale		Notes and Certificates
December 31,	2016	2015	2016	2015	2016	2015
Aggregate principal balance outstanding	$4,565,653	$4,681,671	$9,345	$—	$4,572,912	$4,697,169
Net fair value adjustments	(253,669)	(125,590)	(297)	—	(252,017)	(125,586)
Fair value	$4,311,984	$4,556,081	$9,048	$—	$4,320,895	$4,571,583

Loans invested in by the Company for which there was no associated note or certificate, had an aggregate principal balance outstanding of $27.9 million and a fair value of $25.9 million at December 31, 2016. Loans invested in by the Company for which there was no associated note or certificate were immaterial at December 31, 2015.

The Company places all loans for all loan products that are contractually past due by 120 days or more on non-accrual status. At December 31, 2016 and 2015, loans that were 90 days or more past due (including non-accrual loans) were as follows:

	December 31, 2016		December 31, 2015
	>90 days past due	Non-accrual loans	>90 days past due	Non-accrual loans
Outstanding principal balance	$45,718	$5,055	$30,094	$4,513
Net fair value adjustments	(40,183)	(4,392)	(25,312)	(3,722)
Fair value	$5,535	$663	$4,782	$791
# of loans (not in thousands)	4,041	483	2,606	382

Loan Servicing Rights

At December 31, 2016, loans underlying loan servicing rights had a total outstanding principal balance of $6.54 billion. At December 31, 2015, loans underlying loan servicing rights had a total outstanding principal balance of $4.29 billion.

F-55

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

6. Fair Value of Assets and Liabilities

For a description of the fair value hierarchy and the Company’s fair value methodologies, see “Note 2. Summary of Significant Accounting Policies.” The Company records certain assets and liabilities at fair value as listed in the following tables.

Financial Instruments Recorded at Fair Value

The following tables present the fair value hierarchy for assets and liabilities measured at fair value:

December 31, 2016	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans	$—	$—	$4,311,984	$4,311,984
Loans held for sale	—	—	9,048	9,048
Securities available for sale:
Corporate debt securities	—	181,223	—	181,223
Certificates of deposit	—	27,501	—	27,501
Asset-backed securities	—	25,364	—	25,364
Commercial paper	—	20,164	—	20,164
U.S. agency securities	—	19,623	—	19,623
U.S. Treasury securities	—	2,496	—	2,496
Other securities	—	10,766	—	10,766
Total securities available for sale	—	287,137	—	287,137
Servicing assets	—	—	21,398	21,398
Total assets	$—	$287,137	$4,342,430	$4,629,567

Liabilities:
Notes and certificates	$—	$—	$4,320,895	$4,320,895
Loan Trailing Fee liability	—	—	4,913	4,913
Servicing liabilities	—	—	2,846	2,846
Total liabilities	$—	$—	$4,328,654	$4,328,654

F-56

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

December 31, 2015	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans	$—	$—	$4,556,081	$4,556,081
Securities available for sale:
Corporate debt securities	—	215,751	—	215,751
Asset-backed securities	—	54,409	—	54,409
U.S. agency securities	—	16,578	—	16,578
U.S. Treasury securities	—	3,485	—	3,485
Other securities	—	6,988	—	6,988
Total securities available for sale	—	297,211	—	297,211
Servicing assets	—	—	10,250	10,250
Total assets	$—	$297,211	$4,566,331	$4,863,542

Liabilities:
Notes and certificates	$—	$—	$4,571,583	$4,571,583
Servicing liabilities	—	—	3,973	3,973
Total liabilities	$—	$—	$4,575,556	$4,575,556

As the Company’s loans and related notes and certificates, loans held for sale, loan servicing rights, and Loan Trailing Fee liability do not trade in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of these assets and liabilities. Financial instruments are categorized in the valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. These fair value estimates may also include observable, actively quoted components derived from external sources. As a result, changes in fair value for assets and liabilities within the Level 2 or Level 3 categories may include changes in fair value that were attributable to both observable and unobservable inputs. The Company did not transfer any assets or liabilities in or out of Level 3 during the years ended December 31, 2016 or 2015.

F-57

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Significant Unobservable Inputs

The following tables present quantitative information about the significant unobservable inputs used for the Company’s Level 3 fair value measurements at December 31, 2016 and 2015:

	December 31, 2016
	Loans, Notes and Certificates			Servicing Asset/Liability			Loan Trailing Fee Liability
	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average	Minimum	Maximum	WeightedAverage
Discount rates	1.2%	16.6%	7.2%	3.4%	15.1%	7.8%	3.4%	15.0%	7.7%
Net cumulative expected loss rates (1)	0.3%	33.9%	14.6%	0.3%	33.9%	12.8%	0.3%	33.9%	13.5%
Cumulative expected prepayment rates (1)	8.0%	42.7%	30.7%	8.0%	42.7%	29.3%	8.0%	42.7%	28.3%
Total market servicing rates (% per annum on outstanding principal balance) (2)	N/A	N/A	N/A	0.63%	0.90%	0.63%	N/A	N/A	N/A

	December 31, 2015
	Loans, Notes and Certificates			Servicing Asset/Liability			Loan Trailing Fee Liability
	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average
Discount rates	2.9%	17.5%	9.0%	3.5%	16.3%	9.4%	N/A	N/A	N/A
Net cumulative expected loss rates (1)	0.3%	22.0%	9.9%	0.3%	22.0%	8.8%	N/A	N/A	N/A
Cumulative expected prepayment rates (1)	23.4%	36.4%	30.8%	8.0%	36.4%	30.5%	N/A	N/A	N/A
Total market servicing rates (% per annum on outstanding principal balance) (2)	N/A	N/A	N/A	0.57%	0.75%	0.57%	N/A	N/A	N/A

N/A Not applicable

(1)	Expressed as a percentage of the original principal balance of the loan, note or certificate.

(2)	Includes collection fees estimated to be paid to a hypothetical third-party servicer.

At December 31, 2016 and 2015, the discounted cash flow methodology used to estimate the note and certificates’ fair values used the same projected net cash flows as their related loans. As demonstrated by the following tables below, the fair value adjustments for loans were largely offset by the fair value adjustments of the notes and certificates due to the payment dependent design of the notes and certificates and because the principal balances of the loans were very close to the combined principal balances of the notes and certificates.

F-58

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The following table presents additional information about Level 3 loans, loans held for sale, notes and certificates measured at fair value on a recurring basis for the years ended December 31, 2016 and 2015:

	Loans			Loans Held For Sale			Notes and Certificates
	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value
Balance at December 31, 2014	$2,836,729	$(38,224)	$2,798,505	$—	$—	$—	$2,851,837	$(38,219)	$2,813,618
Purchases of loans	3,865,565	—	3,865,565	3,358,611	—	3,358,611	—	—	—
Issuances of notes and certificates	—	—	—	—	—	—	3,861,995	—	3,861,995
Whole loan sales		—	—	(3,358,611)	—	(3,358,611)	—	—	—
Principal payments	(1,804,719)	—	(1,804,719)	—	—	—	(1,800,859)	—	(1,800,859)
Charge-offs	(215,904)	215,904	—	—	—	—	(215,804)	215,804	—
Recoveries	—	(26,256)	(26,256)	—	—	—	—	(26,143)	(26,143)
Change in fair value recorded in earnings	—	(277,014)	(277,014)	—	—	—	—	(277,028)	(277,028)
Balance at December 31, 2015	$4,681,671	$(125,590)	$4,556,081	$—	$—	$—	$4,697,169	$(125,586)	$4,571,583
Purchases of loans	2,733,325	(656)	2,732,669	4,742,538	—	4,742,538	—	—	—
Transfers from loans to loans held for sale	(35,411)	—	(35,411)	35,411	—	35,411
Issuances of notes and certificates	—	—	—	—	—	—	2,681,109	—	2,681,109
Whole loan sales	—	—	—	(4,762,518)	—	(4,762,518)	—	—	—
Principal payments	(2,391,807)	—	(2,391,807)	(5,927)	—	(5,927)	(2,385,234)	—	(2,385,234)
Charge-offs	(422,125)	422,125	—	(159)	159	—	(420,132)	420,132	—
Recoveries	—	(37,277)	(37,277)	—	—	—	—	(36,785)	(36,785)
Change in fair value recorded in earnings	—	(512,271)	(512,271)	—	(456)	(456)	—	(509,778)	(509,778)
Balance at December 31, 2016	$4,565,653	$(253,669)	$4,311,984	$9,345	$(297)	$9,048	$4,572,912	$(252,017)	$4,320,895

F-59

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The following table presents additional information about Level 3 servicing assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2016 and 2015:

	Servicing Assets	Servicing Liabilities
Fair value at December 31, 2014	$2,181	$3,973
Issuances (1)	10,079	5,194
Changes in fair value, included in servicing fees	(3,803)	(5,194)
Additions, included in deferred revenue	1,793	—
Fair value at December 31, 2015	$10,250	$3,973
Issuances (1)	16,546	3,371
Changes in fair value, included in servicing fees	(5,403)	(4,498)
Additions, included in deferred revenue	5	—
Fair value at December 31, 2016	$21,398	$2,846

(1)	Represents the offsets to the gains or losses on sales of the related loans, recorded in other revenue.

The following table presents additional information about the Level 3 Loan Trailing Fee liability measured at fair value on a recurring basis for the year ended December 31, 2016:

Year Ended December 31,	2016
Fair value at beginning of period	$—
Issuances	5,843
Cash payment of Loan Trailing Fee	(1,174)
Change in fair value, included in origination and servicing	244
Fair value at end of period	$4,913

There was no Loan Trailing Fee liability at December 31, 2015.

Significant Recurring Level 3 Fair Value Asset and Liability Input Sensitivity

Certain fair valuation adjustments recorded through earnings related to Level 3 instruments for the years ended December 31, 2016, 2015 and 2014. Generally, changes in the net cumulative expected loss rates, cumulative prepayment rates, and discount rates will have an immaterial net impact on the fair value of loans, notes and certificates, servicing assets and liabilities, and Loan Trailing Fees.

Certain of these unobservable inputs may (in isolation) have either a directionally consistent or opposite impact on the fair value of the financial instrument for a given change in that input. When multiple inputs are used within the valuation techniques for loans, notes and certificates, servicing assets and liabilities, and Loan Trailing Fees, a change in one input in a certain direction may be offset by an opposite change from another input.

A specific loan that is projected to have larger future default losses than previously estimated has lower expected future cash flows over its remaining life, which reduces its estimated fair value. Conversely, a specific loan that is projected to have smaller future default losses than previously estimated has increased expected future cash flows over its remaining life, which increases its estimated fair value.

F-60

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The Company’s selection of the most representative base market servicing rates for servicing assets and servicing liabilities is inherently judgmental. The Company reviewed estimated third-party servicing rates for its loans and loans in similar credit sectors, as well as market servicing benchmarking analyses provided by third-party valuation firms. The table below shows the impact on the estimated fair value of servicing assets and liabilities, calculated using different market servicing rate assumptions as of December 31, 2016 and 2015:

	December 31, 2016		December 31, 2015
	Servicing Assets	Servicing Liabilities	Servicing Assets	Servicing Liabilities
Weighted-average market servicing rate assumptions(1)	0.63%	0.63%	0.57%	0.57%
Change in fair value from:
Servicing rate increase by 0.10%	$(5,673)	$964	$(3,504)	$1,589
Servicing rate decrease by 0.10%	$5,812	$(825)	$3,610	$(1,483)

(1)	Represents total market servicing rates, which include collection fees.

Financial Instruments, Assets, and Liabilities Not Recorded at Fair Value

The following tables present the fair value hierarchy for financial instruments, assets, and liabilities not recorded at fair value:

December 31, 2016	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Cash and cash equivalents	$515,602	$—	$515,602	$—	$515,602
Restricted cash	177,810	—	177,810	—	177,810
Servicer reserve receivable	4,938	—	4,938	—	4,938
Deposits	855	—	855	—	855
Goodwill	35,633	—	—	35,633	35,633
Total assets	$734,838	$—	$699,205	$35,633	$734,838
Liabilities:
Accrued expenses and other liabilities	$10,981	$—	$—	$10,981	$10,981
Accounts payable	10,889	—	10,889	—	10,889
Payables to investors	125,884	—	125,884	—	125,884
Total liabilities	$147,754	$—	$136,773	$10,981	$147,754

December 31, 2015	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Cash and cash equivalents	$623,531	$—	$623,531	$—	$623,531
Restricted cash	80,733	—	80,733	—	80,733
Deposits	871	—	871	—	871
Total assets	$705,135	$—	$705,135	$—	$705,135
Liabilities:
Accounts payable	$5,542	$—	$5,542	$—	$5,542
Payables to investors	73,162	—	73,162	—	73,162
Total liabilities	$78,704	$—	$78,704	$—	$78,704

F-61

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

7. Property, Equipment and Software, Net

Property, equipment and software, net, consist of the following:

December 31,	2016	2015
Internally developed software (1)	$75,202	$40,709
Leasehold improvements	22,637	11,559
Computer equipment	18,080	14,076
Purchased software	7,598	5,336
Furniture and fixtures	6,827	5,086
Construction in progress	707	2,870
Total property, equipment and software	131,051	79,636
Accumulated depreciation and amortization	(41,788)	(23,706)
Total property, equipment and software, net	$89,263	$55,930

(1)	Includes $7.4 million and $459 thousand in construction in progress as of December 31, 2016 and 2015, respectively.

Depreciation and amortization expense on property, equipment and software was $25.1 million, $16.2 million and $6.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company recorded impairment expense of $1.1 million, $0.6 million and $0.5 million, included in other general and administrative expense in the consolidated statements of operations, for the years ended December 31, 2016, 2015 and 2014, respectively.

8. Other Assets

Other assets consist of the following:

December 31,	2016	2015
Loan servicing assets, at fair value	$21,398	$10,250
Prepaid expenses	16,960	16,283
Other investments	10,372	250
Accounts receivable	7,572	4,976
Servicer reserve receivable	4,938	—
Tenant improvement receivable	3,290	778
Receivable from investors	1,566	1,117
Deferred financing costs	1,032	1,296
Deposits	855	871
Due from related parties (1)	476	655
Deferred acquisition compensation	349	1,521
Other	836	416
Total other assets	$69,644	$38,413

(1)	Represents management fees due to LCA from certain private funds for which LCA acts as the general partner.

F-62

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

9. Intangible Assets and Goodwill

Intangible Assets

Intangible assets consist of the following:

December 31, 2016	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$39,500	$(13,329)	$26,171
Technology	400	(360)	40
Brand name	300	(300)	—
Total intangible assets	$40,200	$(13,989)	$26,211

December 31, 2015	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$39,500	$(8,702)	$30,798
Technology	400	(227)	173
Brand name	300	(300)	—
Total intangible assets	$40,200	$(9,229)	$30,971

The customer relationship intangible assets are amortized on an accelerated basis over a 14 year period. The technology and brand name intangible assets are amortized on a straight line basis over three years and one year, respectively. The weighted-average amortization period for total intangibles is 13.8 years. Amortization expense associated with intangible assets for the years ended December 31, 2016, 2015 and 2014 was $4.8 million, $5.3 million and $3.9 million, respectively.

The expected future amortization expense for intangible assets as of December 31, 2016, is as follows:

2017	$4,287
2018	3,872
2019	3,498
2020	3,122
2021	2,746
Thereafter	8,686
Total	$26,211

Goodwill

Goodwill consists of the following:

Balance at December 31, 2014	$72,592
Other changes in goodwill	91
Balance at December 31, 2015	72,683
Goodwill impairment	(37,050)
Balance at December 31, 2016	$35,633

F-63

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The Company’s annual goodwill impairment testing date is April 1. In testing for potential impairment of goodwill, management performed an assessment of each of the Company’s reporting units (generally defined as the Company’s businesses for which financial information is available and reviewed regularly by management). Only the education and patient finance reporting unit contains goodwill. The Company’s annual goodwill impairment analysis resulted in an impairment charge of $37.1 million for the year ended December 31, 2016.

The first step of the analysis is to compare the reporting unit’s estimated fair value to its carrying value. Estimating the fair value of the education and patient finance reporting unit was a subjective process involving the use of estimates and judgments, particularly related to future cash flows, discount rates (including market risk premiums) and market valuation multiples. The fair value of the reporting unit was determined using the income approach and the market approach, each a commonly used valuation technique. The Company gave consideration to each valuation technique, as either technique can be an indicator of fair value. For the income approach, the Company estimated future cash flows and used such cash flows in a discounted cash flow model (DCF model). A DCF model was selected to be comparable to what would be used by market participants to estimate fair value. The DCF model incorporated expected future growth rates, terminal value amounts, and the applicable weighted-average cost of capital to discount estimated cash flows. The projections used in the estimate of fair value are consistent with the Company’s current forecast and long-range plans for this reporting unit. For the market approach, the valuation of the reporting unit was based on an analysis of enterprise value to revenue and enterprise value to EBITDA valuation multiples. The peer group valuation multiples used in the analysis were selected based on management’s judgment.

The second step of the analysis includes allocating the estimated fair value (determined in the first step) of the reporting unit to its assets and liabilities to determine an implied fair value of goodwill. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in an acquisition. That is, the estimated fair value of the reporting unit was allocated to all of the assets and liabilities of the unit (including unrecognized intangibles such as provider relationships) as if the reporting unit had been acquired and the estimated fair value was the purchase price paid.

The Company did not record any goodwill impairment expense for the years ended December 31, 2015 or 2014.

F-64

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

10. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

December 31,	2016	2015
Accrued compensation (1)	$27,009	$28,780
Accrued expenses	19,734	14,054
Deferred rent	11,638	4,615
Transaction fee refund reserve	9,098	578
Loan Trailing Fee liability, at fair value	4,913	—
Loan servicing liabilities, at fair value	2,846	3,973
Deferred revenue	2,556	2,551
Credit loss coverage reserve	2,529	—
Reimbursement payable to limited partners of LCA private funds	2,313	—
Payable to issuing bank	1,658	955
Deferred tax liability	—	3,446
Contingent liabilities	—	700
Other	1,325	1,591
Total accrued expenses and other liabilities	$85,619	$61,243

(1)	Includes accrued cash retention awards of $3.0 million as of December 31, 2016. See “Note 15. Employee Incentive and Retirement Plans” for additional information on the Company’s Cash Retention Plan.

11. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss represents other cumulative gains and losses that are not reflected in earnings. The components of other comprehensive income (loss) were as follows:

Year Ended December 31,	2016
	Before Tax	Tax Effect	Net of Tax
Change in net unrealized losses on securities available for sale	$1,515	$611	$904
Other comprehensive income	$1,515	$611	$904

Year Ended December 31,	2015
	Before Tax	Tax Effect	Net of Tax
Change in net unrealized losses on securities available for sale	$(1,671)	$—	$(1,671)
Other comprehensive loss	$(1,671)	$—	$(1,671)

F-65

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Accumulated other comprehensive loss balances were as follows:

Total Accumulated Other Comprehensive Loss
Balance at December 31, 2014	$—
Change in net unrealized losses on securities available for sale	(1,671)
Balance at December 31, 2015	$(1,671)
Change in net unrealized losses on securities available for sale	904
Balance at December 31, 2016	$(767)

The Company did not have any items of other comprehensive income (loss) during the year ended December 31, 2014.

12. Debt

Revolving Credit Facility

On December 17, 2015, the Company entered into a credit and guaranty agreement with several lenders for an aggregate $120.0 million unsecured revolving credit facility (Credit Facility). In connection with the credit agreement, the Company entered into a pledge and security agreement with Morgan Stanley Senior Funding, Inc., as collateral agent.

Proceeds of loans made under the Credit Facility may be borrowed, repaid and reborrowed until December 17, 2020. Repayment of any outstanding proceeds are payable on December 17, 2020, but may be prepaid without penalty.

Borrowings under the Credit Facility bear interest, at the Company’s option, at an annual rate based on LIBOR rate plus a spread of 1.75% to 2.00%, which is fixed for a Company-selected interest period of one, two, three, six or 12 months, or at an alternative base rate (which is tied to either the prime rate, federal funds effective rate, or the adjusted eurocurrency rate, as defined in the credit agreement). Base rate borrowings may be prepaid at any time without penalty, however pre-payment of LIBOR-based borrowings before the end of the selected interest period may result in the Company incurring expense to compensate the lenders for their funding costs through the end of the interest period. Interest is payable quarterly. Additionally, the Company is required to pay a quarterly commitment fee to the lenders of between 0.25% and 0.375% per annum, depending on the Company’s total net leverage ratio, on the average undrawn portion available under the revolving loan facility.

The Credit Facility and pledge and security agreement contain certain covenants applicable to the Company, including restrictions on the Company’s ability to pay dividends, incur indebtedness, pledge our assets, merge or consolidate, make investments, and enter into certain affiliate transactions. The Credit Facility also requires the Company to maintain a maximum total net leverage ratio (defined as the ratio of net debt to Adjusted EBITDA, on a consolidated basis for the four most recent Fiscal Quarter periods) of 4.00:1.00 initially, and which decreases over the term of the Credit Facility to 3.00:1.00 on and after June 30, 2018 (on a consolidated basis). As of December 31, 2016 and 2015, the total net leverage ratio, calculated as defined in the Credit Facility, was 0%.

The Company did not have any loans outstanding under the Credit Facility during the years ended December 31, 2016 and 2015. The Company incurred $1.3 million of capitalized debt issuance costs, which will be recognized as interest expense through December 17, 2020.

F-66

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Term Loan

On April 16, 2014, the Company entered into a credit and guaranty agreement with several lenders for an aggregate $50.0 million Term Loan. In connection with the credit agreement, the Company entered into a pledge and security agreement with Morgan Stanley Senior Funding, Inc., as collateral agent. The Term Loan was outstanding for 245 days in 2014 and was fully repaid and extinguished on December 17, 2014. For the year ended December 31, 2014, the Company incurred interest expense on the Term Loan of $2.3 million, which included expense related to writing off capitalized debt issuance costs. The weighted-average interest rate on the Term Loan was 2.59% for the period the loan was outstanding in 2014.

13. Secured Borrowings

During the second quarter of 2016, the Company repurchased $22.3 million of near-prime loans from a single institutional investor that did not meet a non-credit, non-pricing requirement of the investor, of which $15.1 million were originally sold to the investor prior to March 31, 2016. As a result, these loans were accounted for as secured borrowings at March 31, 2016. During the second quarter of 2016, the Company resold the loans to a different investor at par. This subsequent transfer qualified for sale accounting treatment, and the loans were removed from the Company’s consolidated balance sheet and the secured borrowings liability was reduced to zero in the second quarter of 2016. There were no secured borrowing liabilities as of December 31, 2016.

14. Stockholders’ Equity

Initial Public Offering

In December 2014, the Company closed its IPO of 66,700,000 shares of its common stock, which included shares registered to cover an option to purchase additional shares that it granted to the underwriters of the IPO and selling stockholders. The public offering price of the shares sold in the offering was $15.00 per share. The Company did not receive any proceeds from the sales of shares by the selling stockholders. The total gross proceeds from the offering were $1.0 billion. After deducting underwriting discounts and commissions, offering expenses and proceeds to the selling stockholders, the aggregate net proceeds received by the Company totaled approximately $827.7 million.

Convertible Preferred Stock

As of January 1, 2014, the Company had the following shares of preferred stock authorized and outstanding:

	Designated Shares	Issued and Outstanding Shares	Aggregate Liquidation Preference	Amount
Series A	68,025,100	66,100,340	$17,599	$17,402
Series B	65,642,104	65,577,300	12,268	12,164
Series C	62,486,436	62,486,436	24,490	24,388
Series D	36,030,712	36,030,712	32,044	31,943
Series E	14,285,712	10,000,000	17,500	17,347
Total convertible preferred stock	246,470,064	240,194,788	$103,901	$103,244

In connection with the Springstone acquisition in April, 2014, the Company sold an aggregate of 6,390,556 shares of its Series F convertible preferred stock, par value $0.01 per share (Financing Shares) for aggregate gross proceeds of approximately $65.0 million, pursuant to a Series F Preferred Stock Purchase Agreement. The Company sold the Financing Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended; all investors in the financing were accredited investors and the Company made no general solicitation for the sale of the Financing Shares. The Financing Shares were convertible into shares of common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the Company’s Restated Certificate of Incorporation.

F-67

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

In connection with the sale of Series F convertible preferred stock in April 2014, the Company filed a Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares that it was authorized to issue from 606,470,064 shares to 622,614,174. Of the 622,614,174 shares authorized, 372,000,000 shares were designated as common stock and 250,614,174 shares were designated as preferred stock. Immediately prior to the completion of the Company’s IPO, all shares of its outstanding convertible preferred stock automatically converted, on a one-for-one basis, into 249,601,435 shares of the Company’s common stock. All shares of authorized convertible preferred stock also automatically converted, on a one-for-one basis, into 250,614,174 authorized shares of the Company’s common stock.

On December 16, 2014, the Company filed a Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares that it was authorized to issue from 622,614,174 shares to 910,000,000. Of the 910,000,000 shares authorized, 900,000,000 shares were designated as common stock and 10,000,000 shares were designated as preferred stock.

Share Repurchases

On February 9, 2016, the board of directors approved a share repurchase program under which Lending Club may repurchase up to $150.0 million of the Company’s common shares in open market or privately negotiated transactions in compliance with Securities and Exchange Act Rule 10b-18. This repurchase plan was valid for one year and did not obligate the Company to acquire any particular amount of common stock. In the first quarter of 2016, the Company repurchased 2,282,700 shares of its common stock at a weighted average purchase price of $8.52 per share for an aggregate purchase price of $19.5 million. There were no shares repurchased during the second, third or fourth quarters of 2016.

Common Stock Reserved for Future Issuance

As of December 31, 2016 and 2015, the Company had shares of common stock reserved for future issuance as follows:

December 31,	2016	2015
Options and unvested RSUs outstanding	62,082,821	52,652,310
Available for future stock option and RSU grants	28,449,336	33,560,939
Available for ESPP	5,408,441	2,589,991
Total reserved for future issuance	95,940,598	88,803,240

15. Employee Incentive and Retirement Plans

The Company’s equity incentive plans provide for granting stock options and RSUs to employees, consultants, officers and directors. In addition, the Company offers a retirement plan and an ESPP to eligible employees.

F-68

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Stock-based compensation expense was as follows for the periods presented:

Year Ended December 31,	2016	2015	2014
Stock options	$23,203	$30,717	$27,100
RSUs	41,737	9,185	—
ESPP	1,686	1,904	104
Stock issued related to acquisition	2,575	9,416	9,946
Total stock-based compensation expense	$69,201	$51,222	$37,150

The following table presents the Company’s stock-based compensation expense recorded in the consolidated statements of operations:

Year Ended December 31,	2016	2015	2014
Sales and marketing	$7,546	$7,250	$5,476
Origination and servicing	4,159	2,735	1,653
Engineering and product development	19,858	11,335	6,445
Other general and administrative	37,638	29,902	23,576
Total stock-based compensation expense	$69,201	$51,222	$37,150

The Company capitalized $9.8 million, $4.4 million and $1.9 million of stock-based compensation expense associated with developing software for internal use during the years ended December 31, 2016, 2015, and 2014, respectively.

In addition, the Company recognized $0.2 million in tax deficits and $0.7 million in tax benefits from exercised stock options and RSUs in 2016 and 2015, respectively. There was no net income tax benefit recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options and RSUs due to the full valuation allowance during 2014.

Stock-based compensation expense included $0.1 million, $0.3 million and $3.0 million for the accelerated vesting of stock options that were accounted for as stock option modifications for the years ended December 31, 2016, 2015, and 2014, respectively.

In the second quarter of 2016, the board of directors or the compensation committee of the board of directors, as appropriate, approved incentive retention awards to certain members of the executive management team and other key personnel. These incentive awards consisted of an aggregate of $16.3 million of RSUs and $18.6 million of cash. These incentive retention awards will be recognized as compensation expense ratably through May 2017.

The cash retention awards were granted under the Cash Retention Plan. Under the terms of the Cash Retention Plan, employees who received an award will be eligible to earn a cash retention bonus on the terms and in the amounts specified in their respective cash retention bonus award agreement, subject to continued services and other vesting requirements set forth in such agreement. Funds associated with the remaining retention liability as of December 31, 2016, are held in a Rabbi Trust established under the Cash Retention Plan and recorded as restricted cash on the Company’s consolidated balance sheets.

Equity Incentive Plans

The Company has two equity incentive plans: the 2007 Stock Incentive Plan (2007 Plan) and the 2014 Equity Incentive Plan (2014 Plan). Upon the Company’s IPO in 2014, the 2007 Plan was terminated and all shares that remained available for future issuance under the 2007 Plan at that time were transferred to the 2014 Plan. As of December 31, 2016, 24,672,201 options to purchase common stock granted under the 2007 Plan remain outstanding. As of December 31, 2016, the total number of shares reserved for future grants under the 2014 Plan was 28,449,336 shares, including shares transferred from the 2007 Plan.

F-69

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Stock Options

The following table summarizes the activities for the Company’s stock options during 2016:

	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2015	48,208,911	$3.60
Granted	7,482,011	$7.22
Exercised	(15,102,640)	$0.90
Forfeited/Expired	(9,919,105)	$6.78
Outstanding at December 31, 2016	30,669,177	$4.79	6.6	$56,379
Vested and expected to vest at December 31, 2016	30,580,231	$4.78	6.6	$56,385
Exercisable at December 31, 2016	20,105,340	$3.59	5.8	$52,886

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the Company’s closing stock price of $5.25 as reported on the New York Stock Exchange on December 31, 2016.

For the year ended December 31, 2016, the Company granted service-based stock options to purchase 7,482,011 shares of common stock with a weighted average exercise price of $7.22 per share, a weighted average grant date fair value of $3.61 per option share and an aggregate estimated fair value of $27.0 million. Stock options granted during the year ended December 31, 2016 included 265,987 shares of fully vested stock options granted in lieu of cash bonuses to be paid to certain employees for the 2015 performance period. In the third quarter of 2016, a portion of these options were modified and the cash bonuses were paid.

For the year ended December 31, 2015, the Company granted service-based stock options to purchase 1,164,929 shares of common stock with a weighted average exercise price of $20.00 per option share, a weighted average grant date fair value of $9.80 per option share and an aggregate estimated fair value of $11.4 million.

For the year ended December 31, 2014, the Company granted service-based stock options to purchase 22,081,243 shares of common stock with a weighted average exercise price of $6.74 per option share, a weighted average grant date fair value of $4.62 per option share and an aggregate estimated fair value of $102.1 million.

The aggregate intrinsic value of options exercised was $74.4 million, $103.5 million and $48.6 million for the years ended December 31, 2016, 2015, and 2014, respectively. The total fair value of stock options vested for the years ended December 31, 2016, 2015, and 2014 was $32.9 million, $36.8 million and $19.6 million, respectively.

As of December 31, 2016, the total unrecognized compensation cost, net of forfeitures, related to outstanding stock options was $40.0 million, which is expected to be recognized over the next 2.4 years.

F-70

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted with the following assumptions:

Year Ended December 31,	2016	2015	2014
Expected dividend yield	—	—	—
Weighted-average assumed stock price volatility	51.6%	49.4%	53.5%
Weighted-average risk-free interest rate	1.34%	1.61%	1.88%
Weighted-average expected life (in years)	6.15	6.25	6.35

Restricted Stock Units

The following table summarizes the activities for the Company’s RSUs during the year ending December 31, 2016:

	Number of Units	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2015	4,443,399	$15.23
Granted	36,539,761	$6.12
Vested	(3,891,315)	$9.57
Forfeited/expired	(5,678,201)	$8.16
Unvested at December 31, 2016	31,413,644	$6.61
Expected to vest after December 31, 2016	30,796,185	$6.62

As of December 31, 2016, the Company granted 36,539,761 RSUs with an aggregate fair value of $223.5 million.

As of December 31, 2016, there was $187.2 million of unrecognized compensation cost, net of forfeitures, related to unvested RSUs, which is expected to be recognized over the next 3.1 years.

Employee Stock Purchase Plan

The Company’s ESPP became effective on December 11, 2014. The Company’s ESPP allows eligible employees to purchase shares of the Company’s common stock at a discount through payroll deductions, subject to plan limitations. Payroll deductions are accumulated during six-month offering periods. The purchase price for each share of common stock is 85% of the lower of the fair market value of the common stock on the first business day of the offering period or on the last business day of the offering period.

The Company’s employees purchased 1,508,513 and 410,009 shares of common stock under the ESPP during the years ended December 31, 2016 and 2015, respectively. The Company did not purchase any shares under the ESPP during the year ended December 31, 2014. As of December 31, 2016, 2015, and 2014, a total of 5,408,441, 2,589,991 and 3,000,000 shares remain reserved for future issuance, respectively.

F-71

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The fair value of stock purchase rights granted to employees under the ESPP is measured on the grant date using the Black-Scholes option pricing model. The compensation expense related to ESPP purchase rights is recognized on a straight-line basis, net of estimated forfeitures, over the 6-month requisite service period. We used the following assumptions in estimating the fair value of the grants under the ESPP which are derived using the same methodology applied to stock option assumptions:

Year Ended December 31,	2016	2015	2014
Expected dividend yield	—	—	—
Weighted-average assumed stock price volatility	50.1%	43.7%	48.2%
Weighted-average risk-free interest rate	0.51%	0.23%	0.09%
Weighted-average expected life (in years)	0.50	0.46	0.50

For the years ended December 31, 2016, 2015, and 2014, the dates of the assumptions were May 11, 2016 and November 11, 2016, June 11, 2015 and November 11, 2015, and December 11, 2014 (initial offering period), respectively.

Stock Issued Related to Acquisition

As part of the Springstone acquisition, the sellers received shares of the Company’s Series F convertible preferred stock having an aggregate value of $25.0 million (Share Consideration). $22.1 million of the Share Consideration is subject to certain vesting and forfeiture conditions over a three-year period for key continuing employees. This is accounted for as a compensation agreement and expensed over the three-year vesting period. In conjunction with the conversion of preferred stock upon the IPO, these preferred shares were converted into common shares.

Retirement Plan

Upon completing 90 days of service, employees may participate in the Company’s qualified retirement plan that is governed by section 401(k) of the IRS Code. Participants may elect to contribute a portion of their annual compensation up to the maximum limit allowed by federal tax law. In the first quarter of 2016, the Company approved an employer match of up to 4% of an employee’s eligible compensation with a maximum annual match of $5,000 per employee. Prior to 2016, the Company approved an employer match of up to 3% of an employee’s eligible compensation with a maximum annual match of $5,000 per employee. The total expense for the employer match for the years ended December 31, 2016, 2015, and 2014 was $3.9 million, $2.1 million and $0.9 million, respectively.

F-72

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

One-Time Severance Costs

On June 22, 2016, the Board of the Company approved a plan to reduce the number of employees, which includes payment of severance benefits to certain employees whose positions were affected. The plan authorized the reduction of up to 179 positions, or approximately 12% of the Company’s workforce. The purpose of the action was to reduce costs, streamline operations and more closely align staffing with anticipated loan volumes. As a result, the Company recorded and paid $2.7 million in severance costs during 2016 related to this reduction in employees, which were predominately comprised of cash severance. No such reduction plans were implemented during the years ended December 31, 2015 or 2014. The following table presents this severance expense recorded in the consolidated statements of operations for the year ended December 31, 2016:

Year Ended December 31, 2016
Sales and marketing	$772
Origination and servicing	1,174
Engineering and product development	134
Other general and administrative	650
Total severance expense	$2,730

16. Income Taxes

Loss before income tax expense was $(150.2) million, $(2.2) million and $(31.5) million for the years ended December 31, 2016, 2015 and 2014, respectively. Income tax (benefit) expense consisted of the following for the periods shown below:

Year Ended December 31,	2016	2015	2014
Current:
Federal	$(515)	$—	$—
State	(267)	720	56
Total current tax (benefit) expense	$(782)	$720	$56

Deferred:
Federal	$(2,589)	$1,405	$1,185
State	(857)	708	149
Total deferred tax (benefit) expense	$(3,446)	$2,113	$1,334
Income tax (benefit) expense	$(4,228)	$2,833	$1,390

Income tax benefit for the year ended December 31, 2016 was primarily attributable to the tax effects of the impairment of tax-deductible goodwill from the acquisition of Springstone, which previously gave rise to an indefinite-lived deferred tax liability, and the tax effects of unrealized gains credited to other comprehensive income associated with the Company’s available for sale portfolio. Income tax expense for the year ended December 31, 2015, was primarily attributable to the amortization of tax deductible goodwill from the acquisition of Springstone, which gave rise to an indefinite-lived deferred tax liability, and the realization of excess tax benefits related to stock-based compensation. For the year ended December 31, 2014, income tax expense was primarily related to the amortization of tax deductible goodwill from the acquisition of Springstone.

F-73

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

A reconciliation of the income taxes expected at the statutory federal income tax rate and the income tax (benefit) expense for the years ended December 31, 2016, 2015 and 2014, is as follows:

Year Ended December 31,	2016	2015	2014
Tax at federal statutory rate	$(51,072)	$(738)	$(10,711)
State tax, net of federal tax benefit	(1,028)	1,277	98
Stock-based compensation expense	3,509	549	5,040
Research and development tax credits	(688)	(1,068)	—
Change in valuation allowance	42,714	2,686	6,858
Change in unrecognized tax benefit	2,817	(62)	—
Other	(480)	189	105
Income tax (benefit) expense	$(4,228)	$2,833	$1,390

The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2016 and 2015 were:

December 31,	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$47,451	$5,621
Stock-based compensation	26,838	19,696
Reserves and accruals	18,409	11,506
Goodwill	9,855	—
Intangible assets	3,978	2,693
Tax credit carryforwards	2,483	1,810
Other	82	697
Total deferred tax assets	109,096	42,023
Valuation allowance	(75,308)	(25,348)
Deferred tax assets – net of valuation allowance	$33,788	$16,675

Deferred tax liabilities:
Internally developed software	$(21,436)	$(11,353)
Servicing fees	(6,445)	(1,516)
Depreciation and amortization	(5,907)	(4,089)
Goodwill	—	(3,163)
Total deferred tax liabilities	$(33,788)	$(20,121)
Deferred tax (liability) asset – net	$—	$(3,446)

The table of deferred tax assets and liabilities does not include certain deferred tax assets as of December 31, 2016 and 2015, related to tax deductions for equity-based compensation greater than the compensation recognized for financial reporting excess tax benefits. Stockholders’ equity is estimated to increase by approximately $58.5 million, if and when such deferred tax assets are ultimately realized. The “with-and-without” approach, excluding the measurement of any indirect effects, is used when determining when excess tax benefits have been realized.

The Company continues to recognize a full valuation allowance against net deferred tax assets, excluding the deferred tax liability for indefinite-lived intangibles. This determination was based on the assessment of the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. As of December 31, 2016 and 2015, the valuation allowance was $75.3 million and $25.3 million, respectively.

F-74

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

As of December 31, 2016, the Company had federal and state net operating loss (NOL) carryforwards of approximately $260.3 million and $178.0 million, respectively, to offset future taxable income. The federal and state NOL carryforwards will expire beginning in 2025 and 2028, respectively. Additionally, as of December 31, 2016, the Company had federal and state tax credit carryforwards of $1.1 million and $3.0 million, respectively. The federal tax credit carryforwards will expire beginning in 2025 and the state tax credits will expire beginning in 2020.

In general, a corporation’s ability to utilize its NOL and research and development carryforwards may be substantially limited due to the ownership change limitations as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (Code), as well as similar state provisions. The federal and state Section 382 and 383 limitations may limit the use of a portion of the Company’s domestic NOL and tax credit carryforwards. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

A reconciliation of the beginning and ending balance of total unrecognized tax benefits for the years ended December 31, 2016, 2015 and 2014, is as follows:

Year Ended December 31,	2016	2015	2014
Beginning balance	$429	$491	$1,080
Gross increase (decrease) for tax positions related to prior years	677	(310)	(589)
Gross increase for tax positions related to the current year	2,140	248	—
Ending balance	$3,246	$429	$491

If the unrecognized tax benefit as of December 31, 2016 is recognized, there will be no effect on the Company’s effective tax rate as the tax benefit would increase a deferred tax asset, which is currently offset with a full valuation allowance. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. As of December 31, 2016, the Company had no accrued interest and penalties related to unrecognized tax benefits. The Company does not expect any significant increases or decreases to its unrecognized benefits within the next twelve months.

The Company files income tax returns in the United States and various state jurisdictions. As of December 31, 2016, the Company’s federal tax returns for 2012 and earlier, and the state tax returns for 2011 and earlier were no longer subject to examination by the taxing authorities. However, tax periods closed in a prior period may be subject to audit and re-examination by tax authorities for which tax carryforwards are utilized in subsequent years.

17. Commitments and Contingencies

Operating Lease Commitments

The Company’s corporate headquarters are located in San Francisco, California, and consist of approximately 169,000 square feet of space under lease agreements, the longest of which is expected to expire in June 2022. Under these lease agreements, the Company has an option to extend nearly all of the space for five years.

In April 2015, the Company entered into a lease agreement for approximately 112,000 square feet of additional office space in San Francisco, California. The lease agreement commenced in the second quarter of 2015 with delivery of portions of the leased space to occur in stages through March 2017. The lease agreement expires in March 2026, with the right to renew the lease term for two consecutive renewal terms of five years each.

F-75

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The Company has additional leased office space of approximately 26,000 square feet in Westborough, Massachusetts, under a lease agreement that expires in July 2021.

Total facilities rental expense for the years ended December 31, 2016, 2015 and 2014 was $14.2 million, $7.4 million and $3.7 million, respectively. The Company had no sublease rental income for the years ended December 31, 2016, 2015, or 2014. Minimum lease payments for the years ended December 31, 2016, 2015 and 2014 were $11.9 million, $6.0 million and $3.3 million, respectively.

As of December 31, 2016, the Company pledged $0.8 million of cash and $4.7 million in letters of credit as security deposits in connection with its lease agreements.

The Company’s future minimum payments under non-cancelable operating leases in excess of one year as of December 31, 2016 were as follows:

Years Ended December 31,
2017	$15,092
2018	16,053
2019	15,621
2020	16,523
2021	16,778
Thereafter	40,423
Total	$120,490

Loan Purchase Obligation

Under the Company’s loan account program with WebBank, a Utah-chartered industrial bank that serves as the Company’s primary issuing bank, WebBank retains ownership of the loans facilitated through Lending Club’s marketplace for two business days after origination. As part of this arrangement, the Company has committed to purchase the loans at par plus accrued interest, at the conclusion of the two business days. As of December 31, 2016 and 2015, the Company was committed to purchase loans with an outstanding principal balance of $32.2 million and $77.6 million, respectively, at par plus accrued interest.

Loan Repurchase Obligations

The Company has historically limited its loan or note repurchase obligations to events of verified identity theft or in connection with certain customer accommodations. As institutional investors seek to securitize loans purchased through the marketplace, the Company has increased the circumstances and the required burden of proof of economic harm under which the Company is obligated to repurchase loans from these investors. The Company believes these repurchase obligations are customary and consistent with institutional loan and securitization market standards.

In addition to and distinct from the repurchase obligations described in the preceding paragraph, the Company performs certain administrative functions for a variety of retail and institutional investors, including executing, without discretion, loan investments as directed by the investor. To the extent loans do not meet the investor’s investment criteria at the time of issuance, or are transferred to the investor as a result of a system error by the Company, the Company is obligated to repurchase such loans at par. As a result of these obligations, the Company repurchased $46.7 million and $37.0 million in loans during 2016 and 2015, respectively.

F-76

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Loan Funding and Purchase Commitments

During 2016, the Company purchased a total of $138.2 million in loans to fulfill regulatory requirements and to support short-term marketplace equilibrium as discussed below.

As required by applicable regulations, the Company is required to purchase loans resulting from direct marketing efforts if such loans are not otherwise invested in by investors on the platform. During 2016, the Company purchased $35.5 million of such loans. Additionally, loans in the process of being facilitated and originated by the Company’s issuing bank partner at December 31, 2016, were funded in January 2017. No loans remained without investor commitments and the Company was not required to purchase any of these loans.

Following the events of May 9, 2016, the Company opted to use its own capital to support short-term marketplace equilibrium and purchased $102.7 million in loans during 2016.

As of December 31, 2016, the Company held $27.9 million of loans on its balance sheet, of which $9.0 million were classified as loans held for sale.

In addition, if neither Springstone nor the Company can arrange for other investors to invest in or purchase loans that Springstone facilitates and that are originated by an issuing bank partner but do not meet the credit criteria for purchase by the issuing bank partner (Pool B loans), Springstone and the Company are contractually committed to purchase these loans. The Company has deposited $9.0 million into an account at the bank to secure potential, future purchases of these loans, if any, which is recorded as restricted cash on the Company’s consolidated balance sheets.

To mitigate this commitment, the Company and the issuing bank have entered into purchase agreements with three investors to purchase Pool B loans or participation interests in Pool B loans. The Company was required to purchase approximately $1.0 million of Pool B loans under these agreements. These loans are held on the Company’s balance sheet and have a remaining principal balance of $0.9 million as of December 31, 2016.

Credit Support Agreements

In connection with a significant platform purchase agreement, the Company is subject to a credit support agreement with a third-party whole loan investor that requires the Company to reimburse the investor for credit losses in excess of a specified percentage of the original principal balance of whole loans acquired by the investor during a 12-month period. As of December 31, 2016, the Company has accrued approximately $2.5 million for reimbursement to the investor.

The Company is also subject to a credit support agreement with Cirrix Capital (Investment Fund). The credit support agreement requires the Company to pledge and restrict cash in support of its contingent obligation to reimburse the Investment Fund for net credit losses on loans underlying the Investment Fund’s certificates that are in excess of a specified, aggregate net loss threshold. As of December 31, 2016, $3.4 million was pledged and restricted to support this contingent obligation. The Company’s maximum exposure to loss under this credit support agreement was limited to $6.0 million and $34.4 million at December 31, 2016 and 2015, respectively.

As of December 31, 2016 and 2015, the net credit losses pertaining to the Investment Fund’s certificates have not exceeded the specified threshold, nor are future net credit losses expected to exceed the specified threshold, and thus no liability has been recorded. The Company currently does not anticipate recording losses under this credit support agreement. If losses related to the credit support agreement are later determined to be likely to occur and are estimable, results of operations could be affected in the period in which such losses are recorded.

F-77

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

Legal

Securities Class Actions. During the year ended December 31, 2016, five putative class action lawsuits alleging violations of federal securities laws were filed in California Superior Court, naming as defendants the Company, current and former directors, certain officers, and the underwriters in the December 2014 initial public offering (the IPO). All of these actions were consolidated into a single action (Consolidated State Court Action), entitled In re LendingClub Corporation Shareholder Litigation, No. CIV537300. In August 2016, plaintiffs filed an amended complaint alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (Securities Act) based on allegedly false and misleading statements in the IPO registration statement and prospectus. The Company filed a demurrer requesting the Court dismiss certain of the claims alleged in the amended complaint, which was granted in part in the fourth quarter of 2016. The plaintiffs thereafter filed a Second Amended Consolidated Complaint which the Company thereafter filed a new demurrer seeking to dismiss certain claims. The hearing on this demurrer will be in the first quarter of 2017. In the interim the parties have begun discovery. The Company believes that the plaintiffs’ allegations are without merit, and intends to vigorously defend against the claims.

In May 2016, two related putative securities class actions (entitled Evellard v. LendingClub Corporation, et al., No. 16-CV-2627-WHA, and Wertz v. LendingClub Corporation, et al., No. 16-CV-2670-WHA) were filed in the United States District Court for the Northern District of California, naming as defendants the Company and certain of its officers and directors. In mid-August 2016, the two actions were consolidated into a single action. The Company moved to dismiss the amended complaint filed in the fourth quarter of 2016. The Court is expected to hear this motion in the first quarter of 2017. The Company believes that the plaintiffs’ allegations are without merit, and intends to vigorously defend against the claims.

Derivative Lawsuits. In May 2016 and August 2016, respectively, two putative shareholder derivative actions were filed (Avila v. Laplanche, et al., No. CIV538758 and Dua v. Laplanche, et al., CGC-16-553731) against certain of the Company’s current and former officers and directors and naming the Company as a nominal defendant. Both actions were voluntarily dismissed without prejudice. On December 14, 2016, a new putative shareholder derivative action was filed in the Delaware Court of Chancery (Steinberg, et al. v. Morris, et al., C.A. No. 12984-CB), against certain of the Company’s current and former officers and directors and naming the Company as a nominal defendant. The action is based on allegations similar to those in the securities class action litigation described above.

Federal Consumer Class Action. In April 2016, a putative class action lawsuit was filed in federal court in New York, alleging that persons received loans, through the Company’s platform, that exceeded states’ usury limits in violation of state usury and consumer protection laws, and the federal RICO statute. The Company has filed a motion to compel arbitration on an individual basis, which was granted in February 2017. The Company believes that the plaintiff’s allegations are without merit, and intends to defend this matter vigorously.

On February 23, 2016, Phoenix Licensing, L.L.C. and LPL Licensing, L.L.C. filed a complaint for patent infringement against the Company in the U.S. District Court for the Eastern District of Texas. The complaint alleges infringement of U.S. Patent Nos. 8,234,184, 6,999,938, 5,987,434, 8,352,317, and 7,860,744 by generating customized marketing materials, replies, and offers to client responses. Although the Company is confident in its position, and is prepared to continue to defend this matter vigorously, the parties have reached a tentative settlement through mediation in the first quarter of 2017.

On May 9, 2016, following the announcement of the board review described elsewhere in this filing, the Company received a grand jury subpoena from the U.S. Department of Justice (DOJ). The Company was also contacted by the SEC and Federal Trade Commission (FTC). The Company continues cooperating with the DOJ, SEC, FTC and any other governmental or regulatory authorities or agencies. No assurance can be given as to the timing or outcome of these matters.

F-78

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

In addition to the foregoing, the Company is subject to, and may continue to be subject to legal proceedings and regulatory actions in the ordinary course of business, including inquiries by state regulatory bodies related to the Company’s marketplace lending model. These include inquiries from the California Department of Business Oversight, Massachusetts Securities Division, New York Department of Financial Services, and West Virginia Attorney General’s office. No assurance can be given as to the timing or outcome of these matters.

18. Segment Reporting

The Company defines operating segments to be components of the Company for which discrete financial information is evaluated regularly by the Company’s chief operating decision maker (CODM). For purposes of allocating resources and evaluating financial performance, the Company’s CODM reviews financial information by the product types of personal loans, education and patient finance loans. These product types are aggregated and viewed as one operating segment, and therefore, one reportable segment due to their similar economic characteristics, product economics, production process, and regulatory environment.

Substantially all of the Company’s revenue is generated in the United States. No individual borrower or investor accounted for 10% or more of consolidated net revenue for any of the periods presented.

19. Related Party Transactions

Related party transactions must be reviewed and approved by the Audit Committee of the Company’s Board when not conducted in the ordinary course of business subject to the standard terms of the Company’s online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of the Company’s latest fiscal year, or any currently proposed transaction. This review also includes any material amendment or modification to an existing related party transaction. The Company has defined related persons as members of the Board, executive officers, principal owners of the Company’s outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over the Company’s management or operations.

Several of the Company’s executive officers and directors (including immediate family members) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates or have investments in private funds managed by LCA. The Company believes all such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

At December 31, 2015, Mr. Laplanche, the Company’s former CEO and Chairman, and a board member owned approximately 2.0% and 10%, respectively, of limited partnership interests in the Investment Fund, a holding company that participates in a family of funds with other unrelated third parties and purchases whole loans and interests in loans from the Company.

During 2016, this family of funds purchased $256.7 million of whole loans and interests in whole loans. During 2016, the Company earned $1.7 million in servicing fees and $81 thousand in management fees from this family of funds, and paid interest received from the borrowers of the underlying loans of $8.6 million to the family of funds. The Company believes that the sales of whole loans and interests in whole loans, and the servicing and management fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors.

On April 1, 2016, the Company closed its $10.0 million investment, for an approximate ownership interest of 15% in the Investment Fund. At the time the Company made its investment, the Company’s Related Party Investors also had limited partnership interests in the Investment Fund. As of June 30, 2016, the end of the period in which the Company’s former CEO resigned, the Related Party Investors and the Company had an aggregate ownership of approximately 29% in the Investment Fund. As of December 31, 2016, the Company and a board member had an aggregate ownership interest of approximately 27% in the Investment Fund.

F-79

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

20. Springstone Acquisition

On April 17, 2014, Lending Club acquired all of the outstanding limited liability company interests of Springstone (Acquisition) for $111.8 million, which was comprised of $109.0 million in cash and shares of Series F convertible preferred stock with an aggregate value of $2.8 million. Upon closing of the Acquisition, Springstone became Lending Club’s wholly owned subsidiary. The Company has included the financial results of Springstone in the consolidated financial statements from the date of acquisition.

The purchase agreement included a total of $25.6 million comprised of $22.1 million of shares of Series F convertible preferred stock (Escrow Shares) and $3.5 million of cash that were placed in a third-party escrow, and are subject to certain vesting and forfeiture conditions applicable to these employees continuing employment over a three-year period from the closing. These amounts are accounted for as a compensation arrangement and expensed over the three-year vesting period and are included under “Other general and administrative” operating expenses in the Consolidated Statements of Operations. Additionally, $19.0 million of the cash consideration and certain Escrow Shares were placed in a third-party escrow for 15 months from the closing date to secure, in part, the indemnification obligations of the sellers under the purchase agreement. In connection with the Acquisition, the Company also paid $2.4 million for transactions costs incurred by Springstone.

The cash portion of the consideration was funded by a combination of cash from us, Series F convertible preferred stock financing, and proceeds from the Term Loan.

The allocation of purchase price as of the acquisition date is as follows:

Fair Value
Assets:
Cash	$2,256
Restricted cash	1,581
Property, equipment and software	366
Other assets	599
Identified intangible assets	40,200
Goodwill	72,592
Liabilities:
Accounts payable	239
Accrued expenses and other liabilities	5,536
Total purchase consideration	$111,819

The amounts of net revenue of Springstone included in the Company’s consolidated statements of operations from the acquisition date of April 17, 2014 to December 31, 2014 was $15.3 million. The Company recognized acquisition-related expenses of $2.3 million for the year ended December 31, 2014, which is included in other general and administrative expense.

F-80

LENDINGCLUB CORPORATION

Notes to Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

The following pro forma financial information summarizes the combined results of operations for Lending Club and Springstone, as though the companies were combined as of January 1, 2013. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have resulted had the acquisition occurred as of January 1, 2013, nor is it indicative of future operating results. The pro forma results presented below include interest expense on the debt financing, amortization of acquired intangible assets, compensation expense related to the post-acquisition compensation arrangements entered into with the continuing employees and tax expense:

Years Ended December 31,	2014	2013
Total net revenue	$219,174	$113,040
Net loss (1)	$(33,796)	$(17,592)
Basic net loss per share attributable to common stockholders	$(0.45)	$(0.34)
Diluted net loss per share attributable to common stockholders	$(0.45)	$(0.34)

(1)	Net loss for the year ended December 31, 2013 includes $8.6 million of one-time acquisition-related costs and compensation expenses.

21. Subsequent Events

The Company has evaluated the impact of events that have occurred subsequent to December 31, 2016, through the date the consolidated financial statements were filed with the SEC. Based on this evaluation, other than as recorded or disclosed within these consolidated financial statements, related notes or below, the Company has determined none of these events were required to be recognized or disclosed.

F-81

LENDINGCLUB CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Tabular Amounts in Thousands, Except Share and Per Share Data and Ratios, or as Noted)

22. Quarterly Results of Operations (Unaudited)

The following table sets forth our unaudited consolidated statement of operations data for each of the eight quarters ended December 31, 2016. The unaudited quarterly statement of operations data set forth below have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited quarterly statement of operations data. Our historical results are not necessarily indicative of our future operating results. The following quarterly consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this Report.

Quarters Ended	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net operating revenue:
Transaction fees	$101,568	$100,813	$96,605	$124,508
Servicing fees	22,951	16,513	11,603	16,942
Management fees	3,076	1,964	3,053	3,545
Other revenue (expense)	1,607	(6,681)	(8,870)	6,270
Total net operating revenue	$129,202	$112,609	$102,391	$151,265
Net interest income and other adjustments	1,320	1,947	1,049	1,029
Total net revenue	$130,522	$114,556	$103,440	$152,294
Operating expenses:
Sales and marketing	55,457	44,901	49,737	66,575
Origination and servicing	18,296	16,332	20,934	19,198
Engineering and product development	32,522	29,428	29,209	24,198
Other general and administrative	56,740	58,940	53,457	38,035
Goodwill impairment	—	1,650	35,400	—
Total operating expenses	$163,015	$151,251	$188,737	$148,006
Income (loss) before income tax expense	(32,493)	(36,695)	(85,297)	4,288
Income tax (benefit) expense	(224)	(209)	(3,946)	151
Net income (loss)	$(32,269)	$(36,486)	$(81,351)	$4,137
Other data(1):
Loan originations(2)	$1,987,278	$1,972,034	$1,955,401	$2,750,033
Weighted-average common shares - Basic	395,877,053	391,453,316	382,893,402	380,266,636
Weighted-average common shares - Diluted	395,877,053	391,453,316	382,893,402	392,397,825
Net income (loss) per share:
Basic	$(0.08)	$(0.09)	$(0.21)	$0.01
Diluted	$(0.08)	$(0.09)	$(0.21)	$0.01

(1)	For more information about loan originations, see “Item 7 – Management’s Discussion and Analysis – Key Operating and Financial Metrics.”

(2)	Loan originations include loans facilitated through the platform plus outstanding purchase commitments at period end.

F-82

LENDINGCLUB CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Tabular Amounts in Thousands, Except Share and Per Share Data and Ratios, or as Noted)

Quarters Ended	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net operating revenue:
Transaction fees	$114,955	$100,420	$85,651	$72,482
Servicing fees	11,941	8,999	6,479	5,392
Management fees	3,313	2,900	2,548	2,215
Other revenue (expense)	4,262	2,743	1,441	956
Total net operating revenue	$134,471	$115,062	$96,119	$81,045
Net interest income and other adjustments	1,047	1,214	798	187
Total net revenue	$135,518	$116,276	$96,917	$81,232
Operating expenses:
Sales and marketing	$53,537	$44,018	$39,501	$34,470
Origination and servicing	17,696	16,732	14,706	12,201
Engineering and product development	23,887	21,063	18,214	13,898
Other general and administrative	35,245	32,280	28,247	26,410
Total operating expenses	$130,365	$114,093	$100,668	$86,979
Income (loss) before income tax expense	5,153	2,183	(3,751)	(5,747)
Income tax expense	584	1,233	389	627
Net income (loss)	$4,569	$950	$(4,140)	$(6,374)
Other data(1):
Loan originations(2)	$2,579,201	$2,235,647	$1,911,759	$1,635,090
Weighted-average common shares - Basic	378,631,340	375,982,120	372,841,945	371,959,312
Weighted-average common shares - Diluted	402,634,010	401,934,880	372,841,945	371,959,312
Net income (loss) per share:
Basic	$0.01	$0.00	$(0.01)	$(0.02)
Diluted	$0.01	$0.00	$(0.01)	$(0.02)

(1)	For more information about loan originations, see “Item 7 – Management’s Discussion and Analysis – Key Operating and Financial Metrics.”

(2)	Loan originations include loans facilitated through the platform plus outstanding purchase commitments at period end.

F-83

LENDINGCLUB CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$384,381	$515,602
Restricted cash	182,844	177,810
Securities available for sale at fair value (includes $14,757 and $0 in consolidated VIEs, respectively)	219,285	287,137
Loans at fair value (includes $1,815,859 and $2,600,422 in consolidated VIEs, respectively)	3,413,893	4,311,984
Loans held for sale at fair value (includes $91,533 and $0 in consolidated VIEs, respectively)	265,925	9,048
Accrued interest receivable (includes $19,158 and $24,037 in consolidated VIEs, respectively)	36,125	40,299
Property, equipment and software, net	100,682	89,263
Intangible assets, net	22,957	26,211
Goodwill	35,633	35,633
Other assets	91,379	69,644
Total assets	$4,753,104	$5,562,631
Liabilities and Equity
Accounts payable	$7,503	$10,889
Accrued interest payable (includes $21,268 and $26,839 in consolidated VIEs, respectively)	37,978	43,574
Accrued expenses and other liabilities	98,301	85,619
Payable to investors	93,893	125,884
Notes and certificates at fair value (includes $1,919,694 and $2,616,023 in consolidated VIEs, respectively)	3,515,578	4,320,895
Total liabilities	3,753,253	4,586,861
Equity
Common stock, $0.01 par value; 900,000,000 shares authorized; 417,039,946 and 400,262,472 shares issued, respectively; 414,757,246 and 397,979,772 shares outstanding, respectively	4,170	4,003
Additional paid-in capital	1,306,604	1,226,206
Accumulated deficit	(297,412)	(234,187)
Treasury stock, at cost; 2,282,700 shares	(19,485)	(19,485)
Accumulated other comprehensive loss	(589)	(767)
Total LendingClub stockholders’ equity	993,288	975,770
Noncontrolling interests	6,563	—
Total equity	999,851	975,770
Total liabilities and equity	$4,753,104	$5,562,631

See Notes to Condensed Consolidated Financial Statements.

F-84

LENDINGCLUB CORPORATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenue:
Transaction fees	$121,905	$100,813	$327,911	$321,926
Investor fees (1)	20,499	18,477	62,795	53,620
Other revenue (expense) (1)	(225)	(7,158)	6,219	(10,965)
Interest income	151,532	171,868	469,788	529,432
Interest expense	(139,681)	(169,444)	(448,628)	(523,723)
Net interest income	11,851	2,424	21,160	5,709
Total net revenue	154,030	114,556	418,085	370,290
Operating expenses:
Sales and marketing	59,570	44,901	169,735	161,213
Origination and servicing	21,321	16,332	63,044	56,464
Engineering and product development	32,860	29,428	104,338	82,835
Other general and administrative	46,925	58,940	142,994	150,432
Goodwill impairment	—	1,650	—	37,050
Total operating expenses	160,676	151,251	480,111	487,994
Loss before income tax expense	(6,646)	(36,695)	(62,026)	(117,704)
Income tax expense (benefit)	13	(209)	(79)	(4,004)
Consolidated net loss	(6,659)	(36,486)	(61,947)	(113,700)
Less: Loss attributable to noncontrolling interests	(129)	—	(119)	—
LendingClub net loss	$(6,530)	(36,486)	(61,828)	(113,700)
Net loss per share attributable to LendingClub:
Basic	$(0.02)	$(0.09)	$(0.15)	$(0.30)
Diluted	$(0.02)	$(0.09)	$(0.15)	$(0.30)
Weighted-average common shares - Basic	412,778,995	391,453,316	406,633,850	385,037,334
Weighted-average common shares - Diluted	412,778,995	391,453,316	406,633,850	385,037,334

(1)	Prior period amounts have been reclassified to conform to the current period presentation. See “Notes to Condensed Consolidated Financial Statements – Note 1. Basis of Presentation” for additional information.

See Notes to Condensed Consolidated Financial Statements.

F-85

LENDINGCLUB CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
LendingClub net income (loss)	$(6,530)	$(36,486)	$(61,828)	$(113,700)
Other comprehensive income (loss), before tax:
Net unrealized gain on securities available for sale	4	111	289	1,710
Other comprehensive income (loss), before tax	4	111	289	1,710
Income tax effect	—	46	114	696
Other comprehensive income (loss), net of tax	4	65	175	1,014
Less: Other comprehensive income (loss) attributable to noncontrolling interests	(3)	—	(3)	—
LendingClub other comprehensive income (loss), net of tax	7	65	178	1,014
LendingClub comprehensive income (loss)	(6,523)	(36,421)	(61,650)	(112,686)
Comprehensive income (loss) attributable to noncontrolling interests	(3)	—	(3)	—
Total comprehensive income (loss)	$(6,526)	$(36,421)	$(61,653)	$(112,686)

See Notes to Condensed Consolidated Financial Statements.

F-86

LENDINGCLUB CORPORATION

Condensed Consolidated Statements of Changes in Equity

(In Thousands, Except Share Data)

(Unaudited)

	LendingClub Corporation Stockholders
	Common Stock			Treasury Stock
	Shares	Amount	Additional Paid-in Capital	Shares	Amount	Accumulated Other Comprehensive Income	Accumulated Deficit	Total LendingClub Stockholders’ Equity	Non-controlling interest	Total Equity
Balance at December 31, 2016	397,979,772	$4,003	$1,226,206	2,282,700	$(19,485)	$(767)	$(234,187)	$975,770	$—	$975,770
Stock-based compensation and related tax effects	—	—	63,475	—	—	—	(1,397)	62,078	—	62,078
Stock option exercises and other	16,211,773	162	14,072	—	—	—	—	14,234	—	14,234
ESPP purchase shares	565,701	5	2,851	—	—	—	—	2,856	—	2,856
Net unrealized gain on available for sale securities, net of tax	—	—	—	—	—	178	—	178	(3)	175
Contribution of interests in consolidated VIE	—	—	—	—	—	—	—	—	7,722	7,722
Dividends paid and return of capital to noncontrolling interests	—	—	—	—	—	—	—	—	(1,037)	(1,037)
Net loss	—	—	—	—	—	—	(61,828)	(61,828)	(119)	(61,947)
Balance at September 30, 2017	414,757,246	$4,170	$1,306,604	2,282,700	$(19,485)	$(589)	$(297,412)	$993,288	$6,563	$999,851

	LendingClub Corporation Stockholders
	Common Stock			Treasury Stock
	Shares	Amount	Additional Paid-in Capital	Shares	Amount	Accumulated Other Comprehensive Income	Accumulated Deficit	Total LendingClub Stockholders’ Equity	Non-controlling interest	Total Equity
Balance at December 31, 2015	379,716,630	$3,797	$1,127,951	—	$—	$(1,671)	$(88,217)	$1,041,860	$—	$1,041,860
Stock-based compensation and related tax effects	—	—	53,430	—	—	—	—	53,430	—	53,430
Stock option exercises and other	16,002,465	160	10,809	—	—	—	—	10,969	—	10,969
Treasury stock	(2,282,700)	—	—	2,282,700	(19,485)	—	—	(19,485)	—	(19,485)
ESPP purchase shares	721,918	7	2,509	—	—	—	—	2,516	—	2,516
Net unrealized gain on available for sale securities, net of tax	—	—	—	—	—	1,014	—	1,014	—	1,014
Excess tax benefit from share-based award activity	—	—	(62)	—	—	—	—	(62)	—	(62)
Net loss	—	—	—	—	—	—	(113,700)	(113,700)	—	(113,700)
Balance at September 30, 2016	394,158,313	$3,964	$1,194,637	2,282,700	$(19,485)	$(657)	$(201,917)	$976,542	$—	$976,542

See Notes to Condensed Consolidated Financial Statements.

F-87

LENDINGCLUB CORPORATION

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Consolidated net loss	$(61,947)	$(113,700)
Adjustments to reconcile consolidated net loss to net cash used for operating activities:
Net fair value adjustments of loans, loans held for sale, notes and certificates	11,363	1,684
Change in fair value of loan servicing liabilities	(1,947)	(3,028)
Change in fair value of loan servicing assets	16,083	7,092
Stock-based compensation, net	54,692	46,434
Excess tax benefit from share-based awards	—	62
Goodwill impairment charge	—	37,050
Depreciation and amortization	32,405	21,374
Gain on sales of loans	(25,306)	(10,531)
Other, net	2,093	758
Purchase of loans held for sale	(4,240,099)	(3,653,191)
Principal payments received on loans held for sale	24,860	2,860
Proceeds from sales of whole loans	3,955,878	3,635,330
Purchase of loans held for sale by consolidated VIE	(491,414)	—
Proceeds from sale of securities by consolidated VIE, net of underwriting fees and costs	569,443	—
Net change in operating assets and liabilities:
Accrued interest receivable	4,174	(2,720)
Other assets	(13,860)	(1,570)
Due from related parties	197	120
Accounts payable	(3,810)	1,888
Accrued interest payable	(5,596)	3,835
Accrued expenses and other liabilities	11,963	18,507
Net cash used for operating activities	(160,828)	(7,746)
Cash Flows from Investing Activities:
Purchases of loans	(1,407,664)	(2,086,228)
Principal payments received on loans	1,863,338	1,783,763
Proceeds from recoveries and sales of charged-off loans	34,808	27,451
Proceeds from sales of whole loans	2,118	22,274
Purchases of securities available for sale	(90,174)	(40,123)
Proceeds from maturities of securities available for sale	191,504	59,735
Proceeds from paydowns of asset-backed securities related to Company- sponsored securitization transactions	2,268	—
Investment in Cirrix Capital	—	(10,000)
Net change in restricted cash	(5,034)	(58,722)

F-88

LENDINGCLUB CORPORATION

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Purchases of property, equipment and software, net	(31,751)	(39,044)
Net cash provided by (used for) investing activities	559,413	(340,894)
Cash Flows from Financing Activities:
Change in payable to investors	(31,991)	8,214
Proceeds from issuances of notes and certificates	1,389,999	2,041,746
Proceeds from secured borrowings	—	22,274
Repayments of secured borrowings	—	(22,274)
Principal payments and retirements of notes and certificates	(1,863,041)	(1,770,779)
Payments on notes and certificates from recoveries/sales of related charged-off loans	(34,550)	(26,871)
Repurchase of common stock	—	(19,485)
Proceeds from stock option exercises and other	14,265	10,580
Proceeds from issuance of common stock for ESPP	2,856	2,516
Excess tax benefit from share-based awards	—	(62)
Purchase of noncontrolling interests in consolidated VIE	(6,307)	—
Return of capital to noncontrolling interests in consolidated VIE	(999)	—
Dividends paid to noncontrolling interests in consolidated VIE	(38)	—
Other financing activities	—	17
Net cash (used for) provided by financing activities	(529,806)	245,876
Net Decrease in Cash and Cash Equivalents	(131,221)	(102,764)
Cash and Cash Equivalents, Beginning of Period	515,602	623,531
Cash and Cash Equivalents, End of Period	$384,381	$520,767
Supplemental Cash Flow Information:
Cash paid for interest	$454,026	$519,690
Non-cash investing activity:
Accruals for property, equipment and software	$1,360	$2,610
Beneficial interests retained by consolidated VIE	$36,065	$—
Non-cash financing activity:
Noncontrolling interests’ contribution of beneficial interests in consolidated VIE	$7,722	$—

See Notes to Condensed Consolidated Financial Statements.

F-89

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

1. Basis of Presentation

LendingClub Corporation (LendingClub) operates an online marketplace lending platform that connects borrowers and investors. LendingClub Asset Management, LLC (LCAM), is a registered investment advisor with the Securities and Exchange Commission (SEC) and wholly-owned subsidiary of LendingClub that acts as the general partner for certain private funds. Additionally, LCAM is an advisor to separately managed accounts (SMAs) and funds of which LCAM’s wholly-owned subsidiaries are the general partners. Springstone Financial, LLC (Springstone), is a wholly-owned subsidiary of LendingClub that facilitates the origination of education and patient finance loans by third-party issuing banks. LC Trust I (the Trust) is an independent Delaware business trust that acquires loans from LendingClub and holds them for the sole benefit of certain investors that have purchased trust certificates (Certificates) issued by the Trust that are related to specific underlying loans for the benefit of the investor. LendingClub Warehouse I LLC (Warehouse) is a wholly-owned subsidiary of LendingClub established to enter into a warehouse credit agreement with certain lenders for a secured revolving credit facility.

In connection with its role as the sponsor of an asset-backed securities securitization transaction, LendingClub owns a 56% interest in a majority-owned affiliate (MOA), LendingClub Operated Aggregator Note (LOAN) NP I, LLC. LendingClub holds a controlling financial interest and is the primary beneficiary of the MOA and consolidates the MOA in its financial statements. Additionally, in the third quarter of 2017, LendingClub established Consumer Loan Underlying Bond Depositor LLC (Depositor), a wholly-owned limited liability company, to facilitate LendingClub-sponsored asset-backed securities securitization transactions. For additional information about the Company’s securitization activities, see “Note 6. Securitizations of Personal Whole Loans.”

The accompanying unaudited condensed consolidated financial statements include LendingClub, its subsidiaries (collectively referred to as the Company, we, or us) and consolidated variable interest entities (VIEs). Noncontrolling interests are reported as a separate component of consolidated equity from the equity attributable to LendingClub’s stockholders for all periods presented. All intercompany balances and transactions have been eliminated. These condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and contain all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the results and financial position for the periods presented. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results may differ from those estimates, and results reported in the interim periods are not necessarily indicative of the results for the full year or any other interim period.

In the first quarter of 2017, the Company simplified the presentation of “Total net revenue” in the unaudited Condensed Consolidated Statements of Operations to present revenues from transactions with investors as a single line item reported as “Investor fees “ by aggregating the revenues previously separately reported as “Servicing fees” and “Management fees.” Additionally, the Company aggregated “Fair value adjustments – loans, loans held for sale, notes and certificates” into “Other revenue (expense).” These changes had no impact on “Total net revenue.” Prior period amounts have been reclassified to conform to the current period presentation.

The accompanying interim condensed consolidated financial statements and these related notes should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (Annual Report) filed on February 28, 2017.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are discussed in “Part II – Item 8 – Financial Statements and Supplementary Data – Note 2. Summary of Significant Accounting Policies” in the Annual Report. There have been no significant changes to these significant accounting policies for the nine month period ended September 30, 2017, except as noted below.

F-90

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

Transfers of Financial Assets

The Company accounts for transfers of financial assets as sales when it has surrendered control over the related assets. Whether control has been relinquished requires, among other things, an evaluation of relevant legal considerations and an assessment of the nature and extent of the Company’s continuing involvement with the assets transferred. Gains and losses resulting from transfers are included in “Other revenue” in the accompanying consolidated statements of operations. Assets obtained and liabilities incurred in connection with transfers reported as sales are initially recognized in the balance sheet at fair value.

Transfers of financial assets that do not qualify for sale accounting are reported as secured borrowings. Accordingly, the related assets remain on the Company’s balance sheet and continue to be reported and accounted for as if the transfer had not occurred. Cash proceeds from these transfers are reported as liabilities, with related interest expense recognized over the life of the related transactions.

Goodwill and Intangible Assets

Goodwill represents the fair value of an acquired business in excess of the aggregate fair value of the identified net assets acquired. Goodwill is not amortized but is tested for impairment annually or whenever events or circumstances indicate that it is more likely than not that the estimated fair value of a reporting unit is below its carrying value. The Company’s annual impairment testing date is April 1. Impairment exists whenever the carrying value of goodwill exceeds its estimated fair value. Adverse changes in impairment indicators such as loss of key personnel, lower than forecast financial performance, increased competition, increased regulatory oversight, or unplanned changes in operations could result in impairment.

The Company can elect to qualitatively assess goodwill for impairment if it is more likely than not that the estimated fair value of a reporting unit (generally defined as a component of a business for which financial information is available and reviewed regularly by management) exceeds its carrying value. A qualitative assessment may consider macroeconomic and other industry-specific factors, such as trends in short-term and long-term interest rates and the ability to access capital or company-specific factors, such as market capitalization in excess of net assets, trends in revenue-generating activities and merger or acquisition activity.

If the Company does not qualitatively assess goodwill it compares a reporting unit’s estimated fair value to its carrying value. The Company estimates the fair value of a reporting unit using both an income approach and a market approach. The Company relies on the income approach (discounted cash flow method) as the primary method for determining estimated fair value. Market-based methods are used as benchmarks to corroborate the estimated fair value determined by the discounted cash flow method. Both the income approach and the market approach rely on long-term growth rates, and revenue and earnings projections.

When applying the income approach, the Company uses a discounted cash flow model, which requires the estimation of cash flows and an appropriate discount rate. The Company projects cash flows expected to be generated by a reporting unit inclusive of an estimated terminal value. The discount rate assumption contemplates a weighted-average cost of capital based on both market observable and company-specific factors. The discount rate is risk-adjusted to include any premiums related to equity price volatility, size, and projected capital structure of publicly traded companies in similar lines of business.

F-91

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The Company relies on several assumptions when estimating the fair value of a reporting unit using the discounted cash flow method. These assumptions include the current discount rate discussed above, as well as transaction fee revenue based on projected loan origination growth, ongoing network provider participation, projected operating expenses and contribution margin, capital expenditures and income taxes. The Company believes these assumptions to be representative of assumptions that a market participant would use in valuing a reporting unit, but these assumptions are inherently uncertain. If the assumptions regarding business operating plans, projected loan origination growth and transaction fee rates, operating expenses, or competition in the industry are not achieved, the Company may be required to record goodwill impairment charges in future periods. There can be no assurances that future estimates and assumptions made for purposes of goodwill impairment testing will prove accurate predictions of the future.

The market approach estimates the fair value of a reporting unit based on certain market value multiples of publicly traded companies in similar lines of business, such as total enterprise value to revenue, or to EBITDA. Under the market approach, the Company also considers fair value implied from any relevant and comparable market transactions.

Intangible assets are amortized over their useful lives in a manner that best reflects their economic benefit, which may include straight-line or accelerated methods of amortization. Intangible assets are reviewed for impairment quarterly and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company does not have any indefinite-lived intangible assets.

Noncontrolling Interests

Noncontrolling interests represent the noncontrolling holders’ share of income or losses, and share of total equity, from a consolidated subsidiary or consolidated VIE in which the Company holds less than 100% ownership.

Legal Expenses

Legal fees are expensed as incurred and are included in other general and administrative expenses in the consolidated statements of operations. Insurance recoveries associated with the reimbursement of legal expenses incurred, if any, are included in other general and administrative expenses as a contra-expense in the consolidated statements of operations.

Adoption of New Accounting Standards

The Company adopted the following accounting standards during the nine month period ended September 30, 2017:

ASU 2016-09 Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), simplifies the accounting for employee share-based payment transactions, including the associated accounting for income taxes, forfeitures, and classification in the statement of cash flows. The Company adopted ASU 2016-09 effective January 1, 2017, under the modified retrospective method with the cumulative effect of adoption recorded as a reclassification to 2017 beginning accumulated deficit. The Company also elected to present the change in presentation in the Statement of Cash Flows related to excess tax benefits prospectively and, therefore, prior period amounts have not been adjusted.

Under ASU 2016-09, the Company now recognizes the excess income tax benefits or deficiencies from stock-based compensation in the income tax provision in the Consolidated Statements of Operations, and as an operating activity in the Consolidated Statements of Cash Flows. Additionally, excess tax benefits and tax deficiencies are now excluded from the calculation of assumed proceeds under the treasury stock method when computing fully diluted earnings per share. Upon the adoption of this standard, the Company recognized a $57.0 million deferred tax asset with a full valuation allowance (net zero impact upon adoption) in the consolidated balance sheets for the excess income tax benefits from stock-based compensation as of January 1, 2017.

F-92

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The Company also elected to recognize forfeitures as they occur for equity awards with only a service condition, rather than estimate expected forfeitures, as permitted by ASU 2016-09. The Company recorded a $1.4 million reclassification to 2017 beginning accumulated deficit to remove the estimate of forfeitures as of January 1, 2017.

ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment, simplifies the accounting for goodwill impairments by eliminating Step 2 of the goodwill impairment test. Under ASU 2017-04, a goodwill impairment loss is now measured as the amount by which the carrying amount of a reporting unit exceeds its fair value. The Company elected to early adopt ASU 2017-04 effective January 1, 2017. The adoption did not have an effect on the Company’s condensed consolidated financial statements for the nine month period ended September 30, 2017.

New Accounting Standards Not Yet Adopted

Updates to the new accounting standards not yet adopted as disclosed in the Company’s Annual Report for the year ended December 31, 2016 are as follows:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which will be effective January 1, 2018. The guidance clarifies that revenue from contracts with customers should be recognized in a manner that depicts both the likelihood of payment and the timing of the related transfer of goods or performance of services. In March 2016, the FASB issued an amendment (ASU 2016-08) to the new revenue recognition guidance clarifying how to determine if an entity is a principal or agent in a transaction. In April (ASU 2016-10) and May (ASU 2016-12) of 2016, the FASB further amended the guidance to include performance obligation identification, licensing implementation, collectability assessment and other presentation and transition clarifications. The effective date and transition requirements for the amendments are the same as for ASU 2014-09. The Company plans to adopt the revenue recognition guidance beginning January 1, 2018 and currently anticipates using the modified retrospective method of adoption. However, the adoption method to be used is subject to completion of the Company’s impact assessment.

Upon adoption of Topic 606, as amended, the Company believes there will be no change to (1) the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606 which includes transaction fees and LCAM investment management fees, (2) the presentation of revenue as gross versus net, or (3) the amount of capitalized contract costs. Because there will be no change to the timing and pattern of revenue recognition, we believe there will be no material changes to the Company’s processes and internal controls. The Company has dedicated internal resources, engaged a service provider, and continues to execute the final phase of its implementation project plan to conclude on the method of adoption and quantify the adoption effects, if any, and prepare the expanded disclosures required by Topic 606. The Company also will continue to evaluate new revenue streams and analyze other aspects of Topic 606 that may become relevant.

ASU 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting, (ASU 2017-09), clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under ASU 2017-09, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for all companies for annual periods beginning on or after December 15, 2017. Early adoption is permitted. The Company is still evaluating the impact of this ASU to its consolidated financial statements.

F-93

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

3. Net Loss Per Share

The following table details the computation of the Company’s basic and diluted net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
LendingClub net loss	$(6,530)	$(36,486)	$(61,828)	$(113,700)
Weighted average common shares - Basic	412,778,995	391,453,316	406,633,850	385,037,334
Weighted average common shares - Diluted	412,778,995	391,453,316	406,633,850	385,037,334
Net loss per share attributable to LendingClub:
Basic	$(0.02)	$(0.09)	$(0.15)	$(0.30)
Diluted	$(0.02)	$(0.09)	$(0.15)	$(0.30)

F-94

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

4. Securities Available for Sale

The amortized cost, gross unrealized gains and losses, and fair value of securities available for sale as of September 30, 2017 and December 31, 2016, were as follows:

September 30, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities	$123,007	$176	$(30)	$123,153
Asset-backed securities related to Company- sponsored securitization transactions (1)	33,293	24	(32)	33,285
Certificates of deposit	25,920	—	—	25,920
Asset-backed securities	15,454	—	(3)	15,451
Commercial paper	9,981	—	—	9,981
U.S. agency securities	5,000	1	—	5,001
U.S. Treasury securities	2,496	—	(4)	2,492
Other securities	4,001	1	—	4,002
Total securities available for sale	$219,152	$202	$(69)	$219,285

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities	$181,359	$63	$(199)	$181,223
Certificates of deposit	27,501	—	—	27,501
Asset-backed securities	25,369	4	(9)	25,364
Commercial paper	20,164	—	—	20,164
U.S. agency securities	19,602	21	—	19,623
U.S. Treasury securities	2,493	3	—	2,496
Other securities	10,805	—	(39)	10,766
Total securities available for sale	$287,293	$91	$(247)	$287,137

(1)	Approximately $32.5 million of the “Asset-backed securities related to Company-sponsored securitization transactions” are subject to restrictions on transfer pursuant to the Company’s obligations as a “sponsor” under the U.S. Risk Retention Rules (as more fully described in “Part II. Other Information – Item 1A. Risk Factors – Risk retention rules and recent developments in our business may increase our compliance costs, impair our liquidity and otherwise adversely affect our operating results.” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017).

The senior securities and the subordinated residual certificates related to the securitization transactions (See “Note 6. Securitizations of Personal Whole Loans”) are accounted for as securities available for sale. The senior securities and subordinated residual certificates are included in “Asset-backed securities related to Company-sponsored securitization transactions” in the table above. The senior securities are valued using prices obtained from third-party pricing services (Level 2 of the fair value hierarchy) as described in the Company’s Annual Report (“Note 2. Summary of Significant Accounting Policies”). The subordinated residual certificates are valued using discounted cash flow models that incorporate contractual payment terms and estimated discount rates, credit losses, and prepayment rates (Level 3 of the fair value hierarchy). The fair value of the subordinated residual certificates was $5.4 million at September 30, 2017.

F-95

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

A summary of securities available for sale with unrealized losses as of September 30, 2017 and December 31, 2016, aggregated by period of continuous unrealized loss, is as follows:

	Less than 12 months		12 months or longer		Total
September 30, 2017	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	$37,291	$(20)	$8,347	$(10)	$45,638	$(30)
Asset-backed securities related to Company-sponsored securitization transactions	19,187	(32)	—	—	19,187	(32)
Asset-backed securities	4,233	(3)	—	—	4,233	(3)
U.S. Treasury securities	2,492	(4)	—	—	2,492	(4)
Total securities with unrealized losses(1)	$63,203	$(59)	$8,347	$(10)	$71,550	$(69)

	Less than 12 months		12 months or longer		Total
December 31, 2016	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	$107,862	$(185)	$11,682	$(14)	$119,544	$(199)
Asset-backed securities	6,628	(8)	1,870	(1)	8,498	(9)
Other securities	6,800	(3)	3,966	(36)	10,766	(39)
Total securities with unrealized losses(1)	$121,290	$(196)	$17,518	$(51)	$138,808	$(247)

(1)	The number of investment positions with unrealized losses at September 30, 2017 and December 31, 2016 totaled 41 and 72, respectively.

During the third quarter and first nine months of 2017, the Company recognized $505 thousand in other-than-temporary impairment charges on its subordinated residual certificates held as a result of its Company-sponsored securitization transactions. During the third quarter and first nine months of 2016, the Company recognized no other-than-temporary impairment charges.

F-96

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The contractual maturities of securities available for sale at September 30, 2017, were as follows:

	Within 1 year	After 1 year through 5 years	After 5 years through 10 years	After 10 years	Total
Corporate debt securities	$90,952	$32,201	$—	$—	$123,153
Asset-backed securities related to Company-sponsored securitization transactions	—	—	33,285	—	33,285
Certificates of deposit	25,920	—	—	—	25,920
Asset-backed securities	8,228	7,223	—	—	15,451
Commercial paper	9,981	—	—	—	9,981
U.S. agency securities	5,001	—	—	—	5,001
U.S. Treasury securities	—	2,492	—	—	2,492
Other securities	—	4,002	—	—	4,002
Total fair value	$140,082	$45,918	$33,285	$—	$219,285
Total amortized cost	$140,055	$45,804	$33,293	$—	$219,152

During the third quarter and first nine months of 2017, the Company’s Depositor and MOA sold $313.2 million and $578.6 million, respectively, in asset-backed securities related to the Company-sponsored securitization transactions. There were no realized gains or losses related to such sales. For further information, see “Note 6. Securitizations of Personal Whole Loans.” There were no other sales of securities available for sale during the first nine months of 2017 or 2016.

5. Loans, Loans Held For Sale, Notes and Certificates and Loan Servicing Rights

Loans, Loans Held For Sale, Notes and Certificates

The Company sells loans and issues notes and the Trust issues certificates as a means to allow investors to invest in the corresponding loans. At September 30, 2017 and December 31, 2016, loans, loans held for sale, notes and certificates measured at fair value on a recurring basis were as follows:

	Loans(1)		Loans Held For Sale(1)(2)		Notes and Certificates
	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Aggregate principal balance outstanding	$3,620,061	$4,565,653	$277,191	$9,345	$3,725,615	$4,572,912
Net fair value adjustments	(206,168)	(253,669)	(11,266)	(297)	(210,037)	(252,017)
Fair value	$3,413,893	$4,311,984	$265,925	$9,048	$3,515,578	$4,320,895

(1)	Loans and loans held for sale include loans invested in by the Company for which there were no associated notes or certificates, as summarized in the table below.
(2)	Loans held for sale at September 30, 2017, include $91.5 million in loans at fair value related to the LCAM legacy fund wind-down, as described in “Note 18. Subsequent Events.”

F-97

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

At September 30, 2017 and December 31, 2016, loans invested in by the Company for which there were no associated notes or certificates were as follows:

	Loans Invested in by the Company
	Loans		Loans Held For Sale		Total
	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Aggregate principal balance outstanding	$13,891	18,515	$180,299	$9,345	$194,190	$27,860
Net fair value adjustments	(1,488)	(1,652)	(5,908)	(297)	(7,396)	(1,949)
Fair value	$12,403	16,863	$174,391	$9,048	$186,794	$25,911

The net change in fair value recorded in earnings on loans invested in by the Company was $(7.8) million and $(11.4) million in the third quarter and first nine months of 2017, respectively. This change was offset by $10.1 million and $16.3 million in interest income earned on the loans held by the Company during the third quarter and first nine months of 2017, respectively.

F-98

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The following tables present loans invested in by the Company for the third quarters and first nine months of 2017 and 2016:

	Loans invested in by the Company
	Outstanding Principal Balance	Valuation Adjustment	Fair Value		Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at June 30, 2017	$57,221	$(2,371)	$54,850	Beginning balance at June 30, 2016	$35,672	$(1,126)	$34,546
Purchases	586,708	(473)	586,235	Purchases	3,579	—	3,579
Sales	(429,481)	1,741	(427,740)	Sales	(6)	—	(6)
Principal payments	(18,720)	—	(18,720)	Principal payments	(4,352)	—	(4,352)
Charge-offs	(1,538)	1,538	—	Charge-offs	(701)	701	—
Recoveries	—	(56)	(56)	Recoveries	—	(562)	(562)
Change in fair value recorded in earnings	—	(7,775)	(7,775)	Change in fair value recorded in earnings	—	(476)	(476)
Ending balance at September 30, 2017	$194,190	$(7,396)	$186,794	Ending balance at September 30, 2016	$34,192	$(1,463)	$32,729

	Loans invested in by the Company
	Outstanding Principal Balance	Valuation Adjustment	Fair Value		Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at December 31, 2016	$27,860	$(1,949)	$25,911	Beginning balance at December 31, 2015	$3,462	$(4)	$3,458
Purchases	777,117	(481)	776,636	Purchases	175,600	—	175,600
Sales	(576,065)	2,634	(573,431)	Sales	(135,531)	—	(135,531)
Principal payments	(30,703)	—	(30,703)	Principal payments	(8,534)	—	(8,534)
Charge-offs	(4,019)	4,019	—	Charge-offs	(805)	805	—
Recoveries	—	(256)	(256)	Recoveries	—	(580)	(580)
Change in fair value recorded in earnings	—	(11,363)	(11,363)	Change in fair value recorded in earnings	—	(1,684)	(1,684)
Ending balance at September 30, 2017	$194,190	$(7,396)	$186,794	Ending balance at September 30, 2016	$34,192	$(1,463)	$32,729

The Company used its own capital to purchase $586.7 million in loans during the third quarter of 2017 and sold $429.5 million in loans during the third quarter of 2017, of which $98.1 million was securitized and sold and $331.4 million was sold to whole loan investors. The aggregate principal balance outstanding of loans invested in by the Company was $194.2 million at September 30, 2017, of which $180.3 million was held for sale primarily to support upcoming securitization initiatives and sales to whole loan investors. The Company purchased $777.1 million in loans during the first nine months of 2017. and sold $576.1 million in loans during the first nine months of 2017.

The Company continues to evaluate the impact of natural disasters on loans held by LendingClub and investors. Temporary relief measures on payment obligations have been provided to borrowers who reside in the affected areas. At September 30, 2017, $25.0 million of loans invested in by the Company were to borrowers who reside in the affected areas. While it is still early, the Company has reviewed its portfolio for potential losses from these recent natural disasters and reflected additional expected credit losses for these loans in the valuation of loans invested in by the Company. The Company continues to monitor performance of these loans.

F-99

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The Company places all loans that are contractually past due by 120 days or more on non-accrual status. At September 30, 2017 and December 31, 2016, loans that were 90 days or more past due (including non-accrual loans) were as follows:

	September 30, 2017		December 31, 2016
	> 90 days past due	Non-accrual loans	> 90 days past due	Non-accrual loans
Loans and loans held for sale (1):
Outstanding principal balance	$42,258	$4,945	$45,718	$5,055
Net fair value adjustments	(35,499)	(4,123)	(40,183)	(4,392)
Fair value	$6,759	$822	$5,535	$663
Number of loans (not in thousands)	4,023	507	4,041	483

Loans invested in by the Company:
Outstanding principal balance	$1,087	$189	$511	$90
Net fair value adjustments	(932)	(165)	(449)	(80)
Fair value	$155	$24	$62	$10
Number of loans (not in thousands)	265	38	154	18

(1)	Loans and loans held for sale include loans invested in by the Company for which there were no associated notes or certificates.

Loan Servicing Rights

Loans underlying loan servicing rights had a total outstanding principal balance of $7.63 billion and $6.54 billion as of September 30, 2017 and December 31, 2016, respectively.

6. Securitizations of Personal Whole Loans

CLUB 2017-P1 Securitization

On September 28, 2017, the Company sponsored a securitization of prime unsecured personal whole loans with an aggregate unpaid principal balance of $350.8 million through an asset-backed securitization transaction. The loans were facilitated through the Company’s marketplace with the Company contributing loans with an aggregate unpaid principal balance of $98.1 million and a third-party whole loan investor contributing loans with an aggregate unpaid principal balance of $252.7 million. In connection with this securitization, the Company established a wholly-owned subsidiary (Depositor) to purchase the loans from the Company and the third-party whole loan investor and simultaneously transfer the loans to a securitization trust with the transfer accounted for as a sale of financial assets.

The securitization trust issued senior securities and subordinated residual certificates to the Depositor with a fair value of $353.7 million as consideration for the transferred loans. The Depositor sold 95% of the senior securities to third-party investors for $302.3 million in net cash proceeds and then distributed the cash and the subordinated residual certificates to the Company and third-party whole loan investor. Additionally, the Company sold 72.6% of its allocated subordinated residual certificates to the third-party whole loan investor for $6.3 million in cash.

To comply with regulations with respect to credit risk retention, the Company retained 5% of each of the senior securities and the subordinated residual certificates, plus an additional 2.7% interest in the subordinated residual certificates. As of September 30, 2017, the fair value of the senior securities and subordinated residual certificates held by the Company was $16.2 million and $2.4 million, respectively. See “Note 4. Securities Available for Sale” for further information.

F-100

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The Depositor is a VIE in which the Company holds a controlling financial interest and is the primary beneficiary and, accordingly, the Company consolidates the Depositor in its financial statements. However, the Depositor holds no assets or liabilities as of September 30, 2017 following the completion of the series of transactions because it is the conduit to complete the securitization transaction. The securitization trust used to effect the transaction is a VIE that the Company does not consolidate because it is not the primary beneficiary.

The net pre-tax gain on sale from this securitization transaction was $2.6 million, which is included in “Other revenue” in the consolidated statements of operations. Additionally, the Company retained the loan servicing responsibilities for which it will receive servicing fees over the life of the underlying loans. The fair value of the servicing asset related to the loans originally sold to third-party whole loan investors was reduced by $1.3 million, which is included in “Investor fees” in the consolidated statement of operations.

CLUB 2017-NP1 Securitization

On June 22, 2017, the Company sponsored a securitization of near-prime unsecured personal whole loans with an unpaid principal balance of $336.6 million through an asset-backed securitization transaction. The loans were facilitated through the Company’s marketplace and originally sold to third-party whole loan investors. In connection with this securitization, the Company established a majority-owned affiliate (MOA) to hold the risk retention interest required to be held by the sponsor of a securitization transaction. The MOA purchased the loans from the whole loan investors and simultaneously transferred them to a securitization trust with the transfer accounted for as a sale of financial assets.

The securitization trust issued senior securities and subordinated residual certificates to the MOA with an aggregate value of $350.7 million as consideration for the transferred loans. The MOA sold 95% of senior securities to third-party investors for $260.8 million in net cash proceeds and then distributed the cash and 95% of the subordinated residual certificates to the original whole loan investors. To comply with regulatory credit risk retention rules, the MOA retained 5% of each of the senior securities and the subordinated residual certificate. As of September 30, 2017, the fair value of the senior securities and subordinated residual certificates held by the MOA was $11.7 million and $3.0 million, respectively. See “Note 4. Securities Available for Sale” for additional information.

As of September 30, 2017, the Company owned 56% of the MOA, with the remaining 44% owned by unaffiliated investors that is reflected as noncontrolling interests in the Company’s consolidated financial statements. The MOA is a VIE in which the Company holds a controlling financial interest and is the primary beneficiary. Accordingly, the Company consolidates the MOA in its financial statements. The securitization trust used to effect the transaction is a VIE that the Company does not consolidate because it is not the primary beneficiary.

The net pre-tax gain on sale from this securitization transaction was $1.7 million, which is included in “Other revenue” in the consolidated statements of operations. Additionally, the Company retained the loan servicing responsibilities for which it will receive servicing fees over the life of the underlying loans. The fair value of the servicing asset related to the loans originally sold to third-party whole loan investors was reduced by $1.1 million, which is included in “Investor fees” in the consolidated statement of operations. The Company also deposited a $6.7 million servicing reserve with the securitization trust, which is included in “Other assets” in the Company’s consolidated balance sheet.

F-101

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

Securitizations

The Company and other investors in the subordinated residual certificates have rights to cash flows after the investors holding the senior securities issued by the securitization trusts have first received their contractual cash flows. The investors and the securitization trusts have no recourse to the Company’s assets, and holders of the securities issued by the securitization trusts can look only to the assets of the securitization trusts that issued their securities for payment. The beneficial interests held by the Company and MOA are subject principally to the credit and prepayment risk stemming from the underlying personal whole loans.

The senior securities and subordinated residual certificates are accounted for as securities available for sale. See “Note 4. Securities Available for Sale” and “Note 7. Fair Value of Assets and Liabilities” for additional information. Also refer to “Part II – Item 8 – Financial Statements and Supplementary Data – Note 2. Summary of Significant Accounting Policies” in the Company’s Annual Report for further information regarding the Company’s accounting for securities available for sale and servicing assets.

The fair value sensitivity of the senior securities and subordinated residual certificates to adverse changes in key assumptions are as follows:

	September 30, 2017
	Asset-backed securities related to Company-sponsored securitization transactions
	Senior securities	Subordinated residual certificates
Fair value of interests held	$27,883	$5,402
Expected weighted-average life (in years)	1.1	1.5
Discount rates
100 basis point increase	$(279)	$72
200 basis point increase	$(551)	$(143)
Expected credit loss rates on underlying loans
10% adverse change	$—	$(637)
20% adverse change	$—	$(1,262)
Expected prepayment rates
10% adverse change	$—	$(114)
20% adverse change	$(1)	$(250)

As of September 30, 2017, the aggregate unpaid principal balance of the off-balance sheet loans that have been securitized pursuant to Company-sponsored securitization transactions was $642.1 million, of which approximately $15.2 million was 31 days or more past due.

7. Fair Value of Assets and Liabilities

For a description of the fair value hierarchy and the Company’s fair value methodologies, see “Part II – Item 8 –Financial Statements and Supplementary Data – Note 2. Summary of Significant Accounting Policies” in the Annual Report. The Company records certain assets and liabilities at fair value as listed in the following tables.

F-102

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

Financial Instruments Recorded at Fair Value

The following tables present the fair value hierarchy for assets and liabilities measured at fair value:

September 30, 2017	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans	$—	$—	$3,413,893	$3,413,893
Loans held for sale	—	—	265,925	265,925
Securities available for sale:
Corporate debt securities	—	123,153	—	123,153
Certificates of deposit	—	25,920	—	25,920
Asset-backed securities	—	15,451	—	15,451
Commercial paper	—	9,981	—	9,981
U.S. agency securities	—	5,001	—	5,001
U.S. Treasury securities	—	2,492	—	2,492
Asset-backed securities related to Company-sponsored securitization transactions	—	27,883	5,402	33,285
Other securities	—	4,002	—	4,002
Total securities available for sale	—	213,883	5,402	219,285
Servicing assets	—	—	29,621	29,621
Total assets	$—	$213,883	$3,714,841	$3,928,724

Liabilities:
Notes and certificates	$—	$—	$3,515,578	$3,515,578
Servicing liabilities	—	—	1,231	1,231
Loan trailing fee liability	—	—	7,774	7,774
Total liabilities	$—	$—	$3,524,583	$3,524,583

F-103

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

December 31, 2016	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Loans	$—	$—	$4,311,984	$4,311,984
Loans held for sale	—	—	9,048	9,048
Securities available for sale:
Corporate debt securities	—	181,223	—	181,223
Certificates of deposit	—	27,501	—	27,501
Asset-backed securities	—	25,364	—	25,364
Commercial paper	—	20,164	—	20,164
U.S. agency securities	—	19,623	—	19,623
U.S. Treasury securities	—	2,496	—	2,496
Other securities	—	10,766	—	10,766
Total securities available for sale	—	287,137	—	287,137
Servicing assets	—	—	21,398	21,398
Total assets	$—	$287,137	$4,342,430	$4,629,567

Liabilities:
Notes and certificates	$—	$—	$4,320,895	$4,320,895
Loan trailing fee liability	—	—	4,913	4,913
Servicing liabilities	—	—	2,846	2,846
Total liabilities	$—	$—	$4,328,654	$4,328,654

Financial instruments are categorized in the valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. Since the Company’s loans and related notes and certificates, loans held for sale, loan servicing rights, asset-backed securities related to consolidated VIEs, and loan trailing fee liability do not trade in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of these assets and liabilities. These fair value estimates may also include observable, actively quoted components derived from external sources. As a result, changes in fair value for assets and liabilities within the Level 2 or Level 3 categories may include changes in fair value that were attributable to both observable and unobservable inputs. The Company did not transfer any assets or liabilities in or out of Level 3 during the first nine months of 2017 or the year ended December 31, 2016.

F-104

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

Significant Unobservable Inputs

The following tables present quantitative information about the significant unobservable inputs used for the Company’s Level 3 fair value measurements at September 30, 2017 and December 31, 2016:

	September 30, 2017
	Loans, Loans Held for Sale, Notes and Certificates			Asset-Backed Securities Related to Consolidated VIE
	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average
Discount rates	1.8%	17.2%	8.3%	15.0%	15.0%	15.0%
Net cumulative expected loss rates (1)(3)	0.8%	41.4%	13.5%	12.8%	20.3%	17.1%
Cumulative expected prepayment rates (1)(3)	11.3%	43.6%	30.9%	29.6%	29.6%	29.6%

	September 30, 2017
	Servicing Assets/Liabilities			Loan Trailing Fee Liability
	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average
Discount rates	1.9%	16.5%	8.7%	1.9%	16.5%	8.8%
Net cumulative expected loss rates (1)	0.8%	41.4%	12.0%	0.8%	41.4%	12.7%
Cumulative expected prepayment rates (1)	11.3%	43.6%	31.8%	11.3%	43.6%	31.4%
Total market servicing rates (% per annum on outstanding principal balance) (2)	0.65%	0.90%	0.65%	N/A	N/A	N/A

	December 31, 2016
	Loans, Loans Held for Sale, Notes and Certificates			Servicing Assets/Liabilities			Loan Trailing Fee Liability
	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average
Discount rates	1.2%	16.6%	7.2%	3.4%	15.1%	7.8%	3.4%	15.0%	7.7%
Net cumulative expected loss rates (1)	0.3%	33.9%	14.6%	0.3%	33.9%	12.8%	0.3%	33.9%	13.5%
Cumulative expected prepayment rates (1)	8.0%	42.7%	30.7%	8.0%	42.7%	29.3%	8.0%	42.7%	28.3%
Total market servicing rates (% per annum on outstanding principal balance) (2)	N/A	N/A	N/A	0.63%	0.90%	0.63%	N/A	N/A	N/A

N/A Not applicable

(1)	Expressed as a percentage of the original principal balance of the loan, note or certificate, except for asset-backed securities.

(2)	Includes collection fees estimated to be paid to a hypothetical third-party servicer.

(3)	For asset-backed securities, expressed as a percentage of the outstanding collateral balance.

At September 30, 2017 and December 31, 2016, the discounted cash flow methodology used to estimate the note and certificates’ fair values used the same projected net cash flows as their related loans. As demonstrated by the following tables, the fair value adjustments for loans were largely offset by the fair value adjustments of the notes and certificates due to the payment dependent design of the notes and certificates and because the principal balances of the loans were close to the combined principal balances of the notes and certificates.

F-105

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The following tables present additional information about Level 3 loans, loans held for sale, notes and certificates measured at fair value on a recurring basis for the third quarters and first nine months of 2017 and 2016:

	Loans(1)			Loans Held For Sale(1)			Notes and Certificates
	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at June 30, 2017	$4,041,550	$(244,551)	$3,796,999	$37,287	$(956)	$36,331	$4,048,717	$(243,135)	$3,805,582
Purchases	405,472	(469)	405,003	1,931,088	(2,136)	1,928,952	—	—	—
Transfers from loans to loans held for sale	(113,587)	—	(113,587)	113,587	—	113,587	—	—	—
Issuances	—	—	—	—	—	—	394,013	—	394,013
Sales	—	—	—	(1,787,527)	3,874	(1,783,653)	—	—	—
Principal payments and retirements	(597,304)	—	(597,304)	(16,710)	—	(16,710)	(602,051)	2	(602,049)
Charge-offs	(116,070)	116,070	—	(534)	534	—	(115,064)	115,064	—
Recoveries	—	(12,114)	(12,114)	—	—	—	—	(12,057)	(12,057)
Change in fair value recorded in earnings	—	(65,104)	(65,104)	—	(12,582)	(12,582)	—	(69,911)	(69,911)
Ending balance at September 30, 2017	$3,620,061	$(206,168)	$3,413,893	$277,191	$(11,266)	$265,925	$3,725,615	$(210,037)	$3,515,578

	Loans(1)			Loans Held For Sale(1)			Notes and Certificates
	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at June 30, 2016	$4,748,631	$(340,870)	$4,407,761	$16,627	$(217)	$16,410	$4,755,846	$(339,961)	$4,415,885
Purchases	646,662	—	646,662	1,093,868	—	1,093,868	—	—	—
Transfers from loans to loans held for sale	(2,269)	—	(2,269)	2,269	—	2,269	—	—	—
Issuances	—	—	—	—	—	—	644,168	—	644,168
Sales	—	—	—	(1,095,716)	—	(1,095,716)	—	—	—
Principal payments and retirements	(603,452)	—	(603,452)	(2,143)	—	(2,143)	(604,160)	—	(604,160)
Charge-offs	(112,517)	112,517	—	—	—	—	(111,816)	111,816	—
Recoveries	—	(10,517)	(10,517)	—	—	—	—	(9,955)	(9,955)
Change in fair value recorded in earnings	—	(26,559)	(26,559)	—	56	56	—	(26,027)	(26,027)
Ending balance at September 30, 2016	$4,677,055	$(265,429)	$4,411,626	$14,905	$(161)	$14,744	$4,684,038	$(264,127)	$4,419,911

(1)	Loans and loans held for sale include loans invested in by the Company for which there were no associated notes or certificates, as summarized in the tables below.

F-106

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

	Loans(1)			Loans Held For Sale(1)			Notes and Certificates
	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at December 31, 2016	$4,565,653	$(253,669)	$4,311,984	$9,345	$(297)	$9,048	$4,572,912	$(252,017)	$4,320,895
Purchases	1,408,138	(474)	1,407,664	4,829,498	4,287	4,833,785	—	—	—
Transfers from loans to loans held for sale	(113,587)	—	(113,587)	113,587	—	113,587	—	—	—
Issuances	—	—	—	—	—	—	1,389,999	—	1,389,999
Sales	—	—	—	(4,648,913)	(1,656)	(4,650,569)	—	—	—
Principal payments and retirements	(1,862,767)	—	(1,862,767)	(25,431)	—	(25,431)	(1,863,045)	4	(1,863,041)
Charge-offs	(377,376)	377,376	—	(895)	895	—	(374,251)	374,251	—
Recoveries	—	(34,808)	(34,808)	—	—	—	—	(34,550)	(34,550)
Change in fair value recorded in earnings	—	(294,593)	(294,593)	—	(14,495)	(14,495)	—	(297,725)	(297,725)
Ending balance at September 30, 2017	$3,620,061	$(206,168)	$3,413,893	$277,191	$(11,266)	$265,925	$3,725,615	$(210,037)	$3,515,578

	Loans(1)			Loans Held For Sale(1)			Notes and Certificates
	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value	Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at December 31, 2015	$4,681,671	$(125,590)	$4,556,081	$—	$—	$—	$4,697,169	$(125,586)	$4,571,583
Purchases	2,093,692	—	2,093,692	3,623,453	—	3,623,453	—	—	—
Transfers from loans to loans held for sale	(30,802)	—	(30,802)	30,802	—	30,802	—	—	—
Issuances	—	—	—	—	—	—	2,047,714	—	2,047,714
Sales	—	—	—	(3,635,330)	—	(3,635,330)	—	—	—
Principal payments and retirements	(1,782,603)	—	(1,782,603)	(4,020)	—	(4,020)	(1,776,747)	—	(1,776,747)
Charge-offs	(284,903)	284,903	—	—	—	—	(284,098)	284,098	—
Recoveries	—	(27,451)	(27,451)	—	—	—	—	(26,871)	(26,871)
Change in fair value recorded in earnings	—	(397,291)	(397,291)	—	(161)	(161)	—	(395,768)	(395,768)
Ending balance at September 30, 2016	$4,677,055	$(265,429)	$4,411,626	$14,905	$(161)	$14,744	$4,684,038	$(264,127)	$4,419,911

(1)	Loans and loans held for sale include loans invested in by the Company for which there were no associated notes or certificates, as summarized in the tables below.

F-107

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The following tables present additional information about Level 3 loans invested in by the Company measured at fair value on a recurring basis for the third quarters and first nine months of 2017 and 2016:

	Loans invested in by the Company
	Outstanding Principal Balance	Valuation Adjustment	Fair Value		Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at June 30, 2017	$57,221	$(2,371)	$54,850	Beginning balance at June 30, 2016	$35,672	$(1,126)	$34,546
Purchases	586,708	(473)	586,235	Purchases	3,579	—	3,579
Sales	(429,481)	1,741	(427,740)	Sales	(6)	—	(6)
Principal payments	(18,720)	—	(18,720)	Principal payments	(4,352)	—	(4,352)
Charge-offs	(1,538)	1,538	—	Charge-offs	(701)	701	—
Recoveries	—	(56)	(56)	Recoveries	—	(562)	(562)
Change in fair value recorded in earnings	—	(7,775)	(7,775)	Change in fair value recorded in earnings	—	(476)	(476)
Ending balance at September 30, 2017	$194,190	$(7,396)	$186,794	Ending balance at September 30, 2016	$34,192	$(1,463)	$32,729

	Loans invested in by the Company
	Outstanding Principal Balance	Valuation Adjustment	Fair Value		Outstanding Principal Balance	Valuation Adjustment	Fair Value
Beginning balance at December 31, 2016	$27,860	$(1,949)	$25,911	Beginning balance at December 31, 2015	$3,462	$(4)	$3,458
Purchases	777,117	(481)	776,636	Purchases	175,600	—	175,600
Sales	(576,065)	2,634	(573,431)	Sales	(135,531)	—	(135,531)
Principal payments	(30,703)	—	(30,703)	Principal payments	(8,534)	—	(8,534)
Charge-offs	(4,019)	4,019	—	Charge-offs	(805)	805	—
Recoveries	—	(256)	(256)	Recoveries	—	(580)	(580)
Change in fair value recorded in earnings	—	(11,363)	(11,363)	Change in fair value recorded in earnings	—	(1,684)	(1,684)
Ending balance at September 30, 2017	$194,190	$(7,396)	$186,794	Ending balance at September 30, 2016	$34,192	$(1,463)	$32,729

F-108

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The following tables present additional information about Level 3 servicing assets and liabilities measured at fair value on a recurring basis for the third quarters and first nine months of 2017 and 2016:

	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016
	Servicing Assets	Servicing Liabilities	Servicing Assets	Servicing Liabilities
Fair value at beginning of period	$25,901	$1,711	$16,126	$3,412
Issuances (1)	10,563	19	3,009	712
Change in fair value, included in investor fees	(6,961)	(499)	(2,429)	(727)
Other net changes included in deferred revenue	118	—	(451)	—
Fair value at end of period	$29,621	$1,231	$16,255	$3,397

	Nine Months Ended September 30, 2017		Nine Months Ended September 30, 2016
	Servicing Assets	Servicing Liabilities	Servicing Assets	Servicing Liabilities
Fair value at beginning of period	$21,398	$2,846	$10,250	$3,973
Issuances (1)	24,460	332	12,984	2,452
Change in fair value, included in investor fees	(16,083)	(1,947)	(7,092)	(3,028)
Other net changes included in deferred revenue	(154)	—	113	—
Fair value at end of period	$29,621	$1,231	$16,255	$3,397

(1)	Represents the gains or losses on sales of the related loans, recorded in other revenue.

The following table presents additional information about Level 3 loan trailing fee liability measured at fair value on a recurring basis for the third quarters and first nine months of 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Fair value at beginning of period	$6,788	$2,324	$4,913	$—
Issuances	2,047	1,682	5,521	4,180
Cash payment of loan trailing fee	(1,184)	(395)	(3,008)	(585)
Change in fair value, included in origination and servicing	123	113	348	129
Fair value at end of period	$7,774	$3,724	$7,774	$3,724

Significant Recurring Level 3 Fair Value Asset and Liability Input Sensitivity

Fair valuation adjustments are recorded through earnings related to Level 3 instruments for the third quarters and first nine months of 2017 and 2016. Certain unobservable inputs may (in isolation) have either a directionally consistent or opposite impact on the fair value of the financial instrument for a given change in that input. When multiple inputs are used within the valuation techniques for loans, notes and certificates, servicing assets and liabilities, and loan trailing fee liability, a change in one input in a certain direction may be offset by an opposite change from another input.

F-109

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

A specific loan that is projected to have larger future default losses than previously estimated has lower expected future cash flows over its remaining life, which reduces its estimated fair value. Conversely, a specific loan that is projected to have smaller future default losses than previously estimated has increased expected future cash flows over its remaining life, which increases its estimated fair value.

The fair value sensitivity of loans invested in by the Company to adverse changes in key assumptions as of September 30, 2017, are as follows:

September 30, 2017
Fair value of loans invested in by the Company	$186,794
Expected weighted-average life (in years)	1.6
Discount rates
100 basis point increase	$(2,301)
200 basis point increase	$(4,544)
Expected credit loss rates on underlying loans
10% adverse change	$(3,282)
20% adverse change	$(6,448)
Expected prepayment rates
10% adverse change	$(974)
20% adverse change	$(1,886)

The fair value sensitivity of loans invested in by the Company to adverse changes in key assumptions as of December 31, 2016, was not material.

The Company’s selection of the most representative market servicing rates for servicing assets and servicing liabilities is inherently judgmental. The Company reviews third-party servicing rates for its loans, loans in similar credit sectors, and market servicing benchmarking analyses provided by third-party valuation firms, when available. The table below shows the impact on the estimated fair value of servicing assets and liabilities, calculated using different market servicing rate assumptions as of September 30, 2017 and December 31, 2016:

	September 30, 2017		December 31, 2016
	Servicing Assets	Servicing Liabilities	Servicing Assets	Servicing Liabilities
Weighted-average market servicing rate assumptions	0.65%	0.65%	0.63%	0.63%
Change in fair value from:
Servicing rate increase by 0.10%	$(7,203)	$389	$(5,673)	$964
Servicing rate decrease by 0.10%	$7,265	$(327)	$5,812	$(825)

F-110

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

Financial Instruments, Assets, and Liabilities Not Recorded at Fair Value

The following tables present the fair value hierarchy for financial instruments, assets, and liabilities not recorded at fair value:

September 30, 2017	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Cash and cash equivalents (1)	$384,381	$—	$384,381	$—	$384,381
Restricted cash	182,844	—	182,844	—	182,844
Servicer reserve receivable	9,043	—	9,043	—	9,043
Deposits	855	—	855	—	855
Total assets	$577,123	$—	$577,123	$—	$577,123
Liabilities:
Accrued expenses and other liabilities	$13,079	$—	$—	$13,079	$13,079
Accounts payable	7,503	—	7,503	—	7,503
Payables to investors	93,893	—	93,893	—	93,893
Total liabilities	$114,475	$—	$101,396	$13,079	$114,475

(1)	Carrying amount approximates fair value due to the short maturity of these financial instruments.

December 31, 2016	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at Fair Value
Assets:
Cash and cash equivalents (1)	$515,602	$—	$515,602	$—	$515,602
Restricted cash	177,810	—	177,810	—	177,810
Servicer reserve receivable	4,938	—	4,938	—	4,938
Deposits	855	—	855	—	855
Total assets	$699,205	$—	$699,205	$—	$699,205
Liabilities:
Accrued expenses and other liabilities	$10,981	$—	$—	$10,981	$10,981
Accounts payable	10,889	—	10,889	—	10,889
Payables to investors	125,884	—	125,884	—	125,884
Total liabilities	$147,754	$—	$136,773	$10,981	$147,754

(1)	Carrying amount approximates fair value due to the short maturity of these financial instruments.

F-111

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

8. Property, Equipment and Software, Net

Property, equipment and software, net, consist of the following:

	September 30, 2017	December 31, 2016
Internally developed software (1)	$108,635	$75,202
Leasehold improvements	24,653	22,637
Computer equipment	18,854	18,080
Purchased software	7,750	7,598
Furniture and fixtures	7,229	6,827
Construction in progress	1,897	707
Total property, equipment and software	169,018	131,051
Accumulated depreciation and amortization	(68,336)	(41,788)
Total property, equipment and software, net	$100,682	$89,263

(1)	Includes $12.3 million and $7.4 million in development in progress as of September 30, 2017 and December 31, 2016, respectively.

Depreciation and amortization expense on property, equipment and software was $10.3 million and $29.2 million for the third quarter and first nine months of 2017, respectively. Depreciation and amortization expense on property, equipment and software was $6.5 million and $17.8 million for the third quarter and first nine months of 2016, respectively.

9. Other Assets

Other assets consist of the following:

	September 30, 2017	December 31, 2016
Loan servicing assets, at fair value	$29,621	$21,398
Prepaid expenses	21,084	16,960
Other investments	10,411	10,372
Servicer reserve receivable	9,043	4,938
Accounts receivable	8,889	7,572
Insurance reimbursement receivable	7,119	—
Receivable from investors	1,394	1,566
Due from related parties (1)	279	476
Tenant improvement receivable	—	3,290
Other	3,539	3,072
Total other assets	$91,379	$69,644

(1)	Represents management fees from certain private funds for which LCAM or its subsidiaries act as the general partner.

F-112

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

10. Intangible Assets and Goodwill

Intangible Assets

The Company’s intangible asset balance was $23.0 million and $26.2 million at September 30, 2017 and December 31, 2016, respectively. Amortization expense associated with intangible assets for the third quarter and first nine months of 2017 was $1.0 million and $3.3 million, respectively. Amortization expense associated with intangible assets for the third quarter and first nine months of 2016 was $1.2 million and $3.6 million, respectively.

Goodwill

The Company’s goodwill balance was $35.6 million at September 30, 2017 and December 31, 2016, respectively. The Company has one reporting unit for goodwill impairment testing purposes, the patient and education finance (PEF) reporting unit. The Company performed a quantitative annual test for impairment as of April 1, 2017, according to which the estimated fair value of the PEF reporting unit substantially exceeded its carrying value. Upon completion of the annual impairment test in the second quarter of 2017, the Company did not record any goodwill impairment.

The Company did not record any goodwill impairment for the third quarter and first nine months of 2017. The Company recorded a goodwill impairment of $1.7 million and $37.1 million for the third quarter and first nine months of 2016, respectively.

11. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	September 30, 2017	December 31, 2016
Accrued compensation (1)	$26,824	$27,009
Accrued expenses	25,252	19,734
Deferred rent	14,533	11,638
Transaction fee refund reserve	13,728	9,098
Loan trailing fee liability, at fair value	7,774	4,913
Deferred revenue	2,531	2,556
Reimbursement payable to limited partners of LCAM private funds	2,240	2,313
Contingent liabilities	1,813	—
Loan servicing liabilities, at fair value	1,231	2,846
Payable to issuing banks	863	1,658
Credit loss coverage reserve	—	2,529
Other	1,512	1,325
Total accrued expenses and other liabilities	$98,301	$85,619

(1)	Includes accrued cash retention awards of $0.6 million and $3.0 million as of September 30, 2017 and December 31, 2016, respectively.

F-113

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

12. Secured Borrowings

During the second quarter of 2016, the Company repurchased $22.3 million of near-prime loans from a single institutional investor that did not meet a non-credit, non-pricing requirement of the investor, of which $15.1 million were originally sold to the investor prior to March 31, 2016. As a result, these loans were accounted for as secured borrowings at March 31, 2016. During the second quarter of 2016, the Company resold the loans to a different investor at par. This subsequent transfer qualified for sale accounting treatment, and the loans were removed from the Company’s Condensed Consolidated Balance Sheets and the secured borrowings liability was reduced to zero in the second quarter of 2016. There were no secured borrowing liabilities as of September 30, 2017 or December 31, 2016.

13. Employee Incentive Plans

The Company’s equity incentive plans provide for granting stock options and restricted stock units (RSUs) to employees, consultants, officers and directors.

Stock-based compensation expense was as follows for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Stock options	$3,435	$6,208	$11,927	$17,632
RSUs	12,295	11,143	41,451	25,044
ESPP	376	438	1,155	1,273
Stock issued related to acquisition	—	133	159	2,441
Total stock-based compensation expense	$16,106	$17,922	$54,692	$46,390

The following table presents the Company’s stock-based compensation expense recorded in the Condensed Consolidated Statements of Operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales and marketing	$1,591	$1,699	$5,857	$5,016
Origination and servicing	1,049	1,013	3,819	2,722
Engineering and product development	4,640	4,931	17,001	13,134
Other general and administrative	8,826	10,279	28,015	25,518
Total stock-based compensation expense	$16,106	$17,922	$54,692	$46,390

The Company capitalized $2.2 million of stock-based compensation expense associated with developing software for internal use during both the third quarters of 2017 and 2016. The Company capitalized $7.4 million and $6.2 million of stock-based compensation expense associated with developing software for internal use during the first nine months of 2017 and 2016, respectively.

The Company adopted ASU 2016-09 on January 1, 2017. See “Note 2. Summary of Significant Accounting Policies,” for information on the adoption of ASU 2016-09.

F-114

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

Performance-based Restricted Stock Units

During the first quarter of 2017, the Company’s chief executive officer received performance-based restricted stock units (PBRSUs). PBRSUs are equity awards that may be earned based on achieving pre-established performance metrics over a specific performance period. Depending on the probability of achieving the pre-established performance targets, the PBRSUs issued could range from 0% to 200% of the target amount. PBRSUs granted under the Company’s equity incentive plans generally have a one-year performance period with one-half of the grant vesting in one-year following the completion of the performance period and the remaining one-half vesting in two-years following the completion of the performance period. Over the performance period, the number of PBRSUs that may be earned and the related stock-based compensation expense that is recognized is adjusted upward or downward based upon the probability of achieving the pre-established performance targets against the performance metrics.

14. Income Taxes

The Company continues to recognize a full valuation allowance against net deferred tax assets. This determination was based on the assessment of the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets.

15. Commitments and Contingencies

Operating Lease Commitments

Total facilities rental expense for the third quarter and first nine months of 2017 was $4.0 million and $11.7 million, respectively. Total facilities rental expense for the third quarter and first nine months of 2016 was $3.7 million and $10.5 million, respectively. Minimum lease payments for the third quarter and first nine months of 2017 were $4.0 million and $11.0 million, respectively. Minimum lease payments for the third quarter and first nine months of 2016 were $3.4 million and $8.3 million, respectively. As of September 30, 2017, the Company pledged $0.8 million of cash and $5.5 million in letters of credit as security deposits in connection with its lease agreements.

The Company’s future minimum payments under non-cancelable operating leases in excess of one year and anticipated sublease income as of September 30, 2017, were as follows:

	Operating Leases	Subleases	Net
2017	$4,081	$75	$4,006
2018	16,389	310	16,079
2019	16,626	39	16,587
2020	17,557	—	17,557
2021	17,844	—	17,844
Thereafter	46,163	—	46,163
Total	$118,660	$424	$118,236

Loan Purchase Obligation

Under the Company’s loan account program with WebBank, which serves as the Company’s primary issuing bank, WebBank retains ownership of the loans it originates that are facilitated through LendingClub’s marketplace for two business days after origination. As part of this arrangement, the Company is committed to purchase the loans at par plus accrued interest, at the conclusion of the two business days. As of September 30, 2017 and December 31, 2016, the Company was committed to purchase loans with an outstanding principal balance of $122.3 million and $32.2 million at par, respectively.

F-115

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

Loan Repurchase Obligations

The Company is generally required to repurchase loans, notes or certificates in events of verified identity theft. The Company may also repurchase certain loans, notes or certificates in connection with certain customer accommodations. In connection with facilitating the ability of the Company and other investors to access securitization markets, the Company has agreed to repurchase loans if representations and warranties made with respect to such loans are breached. The Company believes such provisions are customary and consistent with institutional loan and securitization market standards.

In addition to and distinct from the repurchase obligations described in the preceding paragraph, the Company performs certain administrative functions for a variety of retail and institutional investors, including executing, without discretion, loan investments as directed by the investor. To the extent loans do not meet the investor’s investment criteria at the time of issuance, or are transferred to the investor as a result of a system error by the Company, the Company repurchases such loans, notes or certificates at par. As a result of the loan repurchase obligations described above, the Company repurchased $1.7 million in loans, notes and certificates during the first nine months of 2017.

Purchase Commitments

As required by applicable regulations, the Company is obligated to purchase loans resulting from direct mail marketing efforts if such loans are not otherwise invested in by investors on the platform. The Company was not required to purchase any such loans during the first nine months of 2017. Additionally, loans in the process of being facilitated through the Company’s platform and originated by the Company’s issuing bank partner at September 30, 2017, were substantially funded in October 2017. As of the date of this report, no loans remained without investor commitments and the Company was not required to purchase any of these loans.

In addition, if neither Springstone nor the Company can arrange for other investors to invest in or purchase loans that Springstone facilitates and that are originated by an issuing bank partner but do not meet the credit criteria for purchase by the issuing bank partner (Pool B loans), Springstone and the Company are contractually committed to purchase these loans. As of September 30, 2017, the Company had a $9.0 million deposit in a bank account to secure potential future purchases of these loans, if necessary. The funds are recorded as restricted cash on the Company’s consolidated balance sheets. During the first nine months of 2017, the Company was required to purchase $22.2 million of Pool B loans. Pool B loans are held on the Company’s balance sheet and have an outstanding principal balance and fair value of $18.8 million and $17.7 million as of September 30, 2017, respectively. The Company believes it will be required to purchase additional Pool B loans in the remainder of 2017 as it seeks to arrange for other investors to invest in or purchase these loans.

Credit Support Agreements

In connection with a significant platform purchase agreement, the Company entered into a credit support agreement with a third-party whole loan investor that required the Company to reimburse the investor for credit losses in excess of a specified percentage of the original principal balance of whole loans acquired by the investor during a 12-month period. During the first nine months of 2017, the Company paid the investor $13.0 million under this agreement, which terminated in October 2017. As of September 30, 2017, the Company had no accrued liabilities for future expected payments to the investor.

F-116

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The Company is also subject to a credit support agreement with Cirrix Capital (Investment Fund). The credit support agreement requires the Company to pledge and restrict cash in support of its contingent obligation to reimburse the Investment Fund for net credit losses on loans underlying the Investment Fund’s certificates that are in excess of a specified, aggregate net loss threshold. On April 14, 2017, the credit support agreement was terminated effective December 31, 2016. However, the Company remains subject to the credit support agreement for credit losses on loans underlying the Investment Fund’s certificates that were issued on or prior to December 31, 2016. The Company pledged and restricted cash in the amount of $2.2 million and $3.4 million as of September 30, 2017 and December 31, 2016, respectively, to support this contingent obligation. The Company’s maximum exposure to loss under this credit support agreement was limited to $6.0 million as of September 30, 2017.

Legal

The Company is subject to various claims arising in the ordinary course of business, and is party to a large number of legal proceedings that constitute ordinary, routine litigation matters incidental to its business. The majority of these claims and proceedings relate to alleged commercial disputes, alleged consumer complaints, and alleged state or federal law and regulatory violations. The Company accrues for costs related to contingencies when a loss from such claims is probable and the amount of loss can be reasonably estimated. In determining whether a loss from a claim is probable and if it is possible to estimate the loss, the Company reviews and evaluates its litigation and regulatory matters on a quarterly basis in light of potentially relevant factual and legal developments. If the Company determines an unfavorable outcome is not probable or the amount of loss cannot be reasonably estimated, the Company does not accrue for a potential litigation loss. In those situations, the Company discloses an estimate of the probable losses or a range of possible losses, if such estimates can be made. Except as otherwise specifically noted below, at this time, the Company does not believe that it is possible to estimate the reasonably possible losses or a range of reasonably possible losses related to the matters described below.

Securities Class Actions. During the year ended December 31, 2016, several putative class action lawsuits alleging violations of federal securities laws were filed in California Superior Court, naming as defendants the Company, current and former directors, certain officers, and the underwriters in the December 2014 initial public offering (the IPO). All of these actions were consolidated into a single action (Consolidated State Court Action), entitled In re LendingClub Corporation Shareholder Litigation, No. CIV537300. In August 2016, plaintiffs filed an amended complaint alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (Securities Act) based on allegedly false and misleading statements in the IPO registration statement and prospectus. The Company filed a demurrer requesting the Court dismiss certain of the claims alleged in the amended complaint, which was granted in part in the fourth quarter of 2016. The plaintiffs then filed a Second Amended Consolidated Complaint which the Company responded to with a new demurrer seeking to dismiss certain claims. The Court granted in part and denied in part this new demurrer. The Plaintiffs then amended their complaint again to comply with this Order. In April 2017 the plaintiffs filed their motion for class certification, which the Company opposed. The motion was granted in part in a June 2017 Order. The Court has now set the trial date for October 2018. Discovery is continuing. The Company intends to vigorously defend against the claims.

In May 2016, two related putative securities class actions (entitled Evellard v. LendingClub Corporation, et al., No. 16-CV-2627-WHA, and Wertz v. LendingClub Corporation, et al., No. 16-CV-2670-WHA) were filed in the United States District Court for the Northern District of California, naming as defendants the Company and certain of its officers and directors. In August 2016, the two actions were consolidated into a single action. The Company moved to dismiss the amended complaint filed in the fourth quarter of 2016. The Court held a hearing on this motion in the first quarter of 2017 and ultimately granted in part and denied in part the motion. The plaintiffs thereafter amended their complaint consistent with the May 2017 Order and the parties have now begun discovery. In September 2017 the plaintiffs filed their motion for class certification, which the Company opposed. The motion was granted in an October 2017 Order. In that Order, the Court also granted a motion by the plaintiffs in the Consolidated State Court Action to intervene in the federal action. All parties (including the intervening state court plaintiffs) have been ordered to participate in a mediation on November 28, 2017. The Company will participate in the mediation in good faith. The Company is prepared to vigorously defend against the claims; however, the parties in the mediation may determine that it is appropriate to settle these matters at the time of mediation or shortly thereafter. The Company cannot make any reasonable estimate as to whether the matters may settle in connection with the mediation or, if the matters do settle, the possible range of any settlement. Any settlement may be covered in whole or in part by insurance. However, any settlement may have a significant and negative impact on the Company’s results of operations for the period in which the matter settles. In the event the matters do not settle, the federal matter is set for trial in September 2018. In the event the matter proceeds to trial, the Company will continue to vigorously defend against the claims.

F-117

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

The Company is self-insured for the deductible amount under its director and officers’ liability insurance policy for these matters. The Company exceeded the deductible in 2016 and is currently being reimbursed by insurance carriers for costs related to the litigations and investigations.

Given these considerations it is possible that an adverse outcome in these cases could have a material effect on the Company’s financial position and results of operations. However, based on information currently known by the Company’s management and the existence of the insurance, reasonably possible or probable losses or range of losses cannot be estimated.

Derivative Lawsuits. In May 2016 and August 2016, respectively, two putative shareholder derivative actions were filed (Avila v. Laplanche, et al., No. CIV538758 and Dua v. Laplanche, et al., CGC-16-553731) against certain of the Company’s current and former officers and directors and naming the Company as a nominal defendant. Both actions were voluntarily dismissed without prejudice. On December 14, 2016, a new putative shareholder derivative action was filed in the Delaware Court of Chancery (Steinberg, et al. v. Morris, et al., C.A. No. 12984-CB), against certain of the Company’s current and former officers and directors and naming the Company as a nominal defendant. In addition, on August 18, 2017, another putative shareholder derivative action was filed in the Delaware Court of Chancery (Fink et. al. v. Laplanche, et. al., Case No. 2017-0600). Both of these actions are based on allegations similar to those in the securities class action litigation as described above. In September 2017, the Steinberg plaintiffs and Fink plaintiffs each filed motions to consolidate the two derivative suits and for the designation of lead plaintiff(s) and lead counsel. In October 2017, the Steinberg and Fink plaintiffs reached an agreement regarding consolidation and submitted a proposed consolidation order to the court. The court entered that order consolidating the cases, selecting the Steinberg plaintiffs as lead plaintiffs, and designating the Steinberg complaint as the operative complaint. The defendants intend to move to stay these matters in light of the other pending proceedings.

Federal Consumer Class Action. In April 2016, a putative class action lawsuit was filed in federal court in New York (Bethune v. LendingClub Corporation et al. (16 Civ. 2778)(NRB)), alleging that persons received loans, through the Company’s platform, that exceeded states’ usury limits in violation of state usury and consumer protection laws, and the federal RICO statute. The Company filed a motion to compel arbitration on an individual basis, which was granted in February 2017. The plaintiff filed an arbitration demand seeking relief on an individual basis. The parties have tentatively reached a settlement of this matter which is not material to the Company’s financial position or results of operations.

Regulatory Investigations. On May 9, 2016, following the announcement of the internal board review described more fully in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Board Review” contained in Part II, Item 7 of the Company’s Annual Report (referenced to herein as the “internal board review”), the Company received a grand jury subpoena from the U.S. Department of Justice (DOJ). The Company also received formal requests for information from the SEC and Federal Trade Commission (FTC). The Company continues cooperating with the DOJ, SEC, FTC and any other governmental or regulatory authorities or agencies. No assurance can be given as to the timing or outcome of these matters.

F-118

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

In addition to the foregoing, the Company is subject to, and may continue to be subject to legal proceedings and regulatory actions in the ordinary course of business, including inquiries by state regulatory bodies related to the Company’s marketplace lending model. These include inquiries from the California Department of Business Oversight and the New York Department of Financial Services. The Company is also in discussions with the Colorado Department of Law and the West Virginia Attorney General’s office to potentially resolve their concerns. Probable losses accrued are not material. No assurance can be given as to the timing or outcome of any of these matters.

16. Segment Reporting

The Company defines operating segments to be components of the Company for which discrete financial information is evaluated regularly by the Company’s executive management committee as chief operating decision maker (CODM). For purposes of allocating resources and evaluating financial performance, the Company’s CODM reviews financial information by the product types of personal loans, and education and patient finance loans. These product types are aggregated and viewed as one operating segment, and therefore, one reportable segment because the small business, auto, and education and patient finance operating segments are immaterial both individually and in the aggregate.

Substantially all of the Company’s revenue is generated in the United States. No individual borrower or investor accounted for 10% or more of consolidated net revenue for any of the periods presented.

17. Related Party Transactions

Related party transactions must be reviewed and approved by the Audit Committee of the Company’s board of directors when not conducted in the ordinary course of business subject to the standard terms of the Company’s online marketplace or certificate investment program. Any material amendment or modification to an existing related party transaction is also subject to the review and approval of the Audit Committee. Related party transactions may include any transaction between entities under common control or with a related person that has occurred since the beginning of the Company’s latest fiscal year or is currently proposed. The Company has defined related persons as members of the board of directors, executive officers, principal owners of the Company’s outstanding stock and any immediate family members of each such related person, as well as any other person or entity with significant influence over the Company’s management or operations.

Several of the Company’s executive officers and directors (including immediate family members) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates or have investments in private funds managed by LCAM. The Company believes all such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

On April 1, 2016, the Company closed its $10.0 million investment, for an approximate ownership interest of 15% in the Investment Fund, a holding company that participates in a family of funds with other unrelated third parties and purchases whole loans and interests in loans from the Company. As of September 30, 2017, the Company and Mr. John Mack, one of the Company’s board members, had an ownership interest of approximately 23% and 4%, respectively, in the Investment Fund.

During the first nine months of 2017, this family of funds purchased $53.3 million of whole loans and interests in whole loans. During the first nine months of 2017, the Company earned $625 thousand in investor fees from this family of funds, and paid interest of $6.0 million on interests in whole loans to the family of funds. The Company believes that the sales of whole loans and interests in whole loans, and the investor fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors.

F-119

LENDINGCLUB CORPORATION

Notes to Condensed Consolidated Financial Statements

(Tabular Amounts in Thousands, Except Share and Per Share Amounts, Ratios, or as Noted)

(Unaudited)

18. Subsequent Events

The Company has evaluated the impact of events that have occurred subsequent to September 30, 2017, through the date the condensed consolidated financial statements were filed with the SEC. Based on this evaluation, other than as recorded or disclosed within these condensed consolidated financial statements and related notes, including as disclosed below, the Company has determined none of these events were required to be recognized or disclosed.

Entry into Warehouse Credit Facility

On October 10, 2017, LendingClub Warehouse I LLC (Warehouse), a wholly-owned subsidiary of the Company, entered into a warehouse credit agreement (Warehouse Credit Agreement) with certain lenders for an aggregate $250 million secured revolving credit facility (Warehouse Credit Facility). In connection with the Warehouse Credit Agreement, the Warehouse entered into a security agreement with a large commercial bank as administrative agent and a national banking association as collateral trustee and paying agent. Proceeds under the Warehouse Credit Facility may only be used to purchase certain unsecured consumer loans and related rights and documents from the Company and to pay fees and expenses related to the Warehouse Credit Facility. In October 2017, the Company drew $138.0 million in funding under the Warehouse Credit Facility to support upcoming securitization initiatives.

Wind-down of Certain Funds

During the month of October 2017, LCAM facilitated the sale of investments, in Certificate form, held by 6 legacy funds and initiated the full wind-down of these legacy funds. The Company sold the loans underlying the redeemed Certificates as loan participations in October 2017, which had an outstanding principal balance of $424.6 million at September 30, 2017.

F-120

EXHIBIT INDEX

2.1	Stock Exchange Agreement among Investment Evolution Global Corporation, IEG Holdings Limited and Ideal Accents, Inc. dated as of January 28, 2013 (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.1	Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated February 22, 2013 (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated March 20, 2014 (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated October 27, 2014 (incorporated by reference to Exhibit 3.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.4	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated April 30, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on May 8, 2015).

3.5	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated June 17, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on June 18, 2015).

3.6	Articles of Amendment effective September 10, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on September 15, 2015).

3.7	Articles of Amendment effective December 1, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on December 4, 2015).

3.8	Articles of Amendment effective January 8, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on January 14, 2016).

3.9	Articles of Amendment effective March 22, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on March 28, 2016).

3.10	Articles of Amendment effective April 1, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on February 23, 2016).

3.11	Articles of Amendment effective April 1, 2016 (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed with the Commission on February 23, 2016).

3.12	Articles of Amendment effective May 16, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on May 20, 2016).

3.13	Articles of Amendment effective October 27, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 27, 2016).

3.14	Articles of Amendment effective October 27, 2016 (incorporated by reference to Exhibit 3.2 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 27, 2016).

3.15	Articles of Amendment effective December 5, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on December 5, 2016).

3.16	Articles of Amendment effective June 20, 2017 (incorporated by reference to Exhibit 3.1 to the registrant's current report on Form 8-K filed with the Commission on June 21, 2017).

3.17

Articles of Amendment effective July 26, 2017 Articles of Amendment effective July 26, 2017 (incorporated by reference to Exhibit 3.1 to the registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2017).

3.18	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

5.1*	Opinion of the Law Office of Legal & Compliance, LLC.

8.1*	Opinion of the Law Office of Legal & Compliance, LLC.

10.1	Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.2	Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.3	Amended and Restated Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated as of November 12, 2013 (incorporated by reference to Exhibit 10.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.4	First Amendment to Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated November 12, 2013 (incorporated by reference to Exhibit 10.4 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.5	Second Amendment to Loan and Security Agreement by and between BFG Investment Holdings, LLC, IEC SPV, LLC, Investment Evolution Global Corporation, Investment Evolution Corporation and Paul J. Mathieson dated as of June 30, 2014 (incorporated by reference to Exhibit 10.5 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.6	Services Agreement between CyberRidge, LLC and Investment Evolution Corporation dated as of March 28, 2012 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

10.7+	Professional Consulting Contract, dated September 30, 2015 but effective as of January 1, 2015, by and between IEG Holdings Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.8 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 30, 2015).

10.8+	Professional Consulting Contract effective January 1, 2017 between Investment Evolution Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on November 3, 2016).

10.9+	Professional Consulting Contract dated July 1, 2017 by and between Investment Evolution Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on July 3, 2017).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to the registrant’s registration statement on Form S-1/A (File No. 333- 209116) filed with the Commission on February 22, 2016).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of the Law Office of Legal & Compliance, LLC (included in Exhibit 5.1).

99.1*	Letter of Transmittal.

99.2*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Letter to Clients.

101.INS*	XBRL Instance

101.SCH*	XBRL Taxonomy Extension Schema

101.CAL*	XBRL Taxonomy Extension Calculation

101.DEF*	XBRL Taxonomy Extension Definition

101.LAB*	XBRL Taxonomy Extension Labels

101.PRE*	XBRL Taxonomy Extension Presentation

+ Management contract or compensatory plan or arrangement.

* Filed herewith.